Filed Pursuant to Rule 424(b)(3)
Registration No. 333-259398

Rockley Photonics Holdings Limited

Up to 15,000,000 Ordinary Shares

This prospectus relates to the offer and sale from time to time by the selling securityholders named in this prospectus or their donees, pledgees, transferees, or other successors in interest, including those who receive any of the shares as a gift, pledge, distribution, redemption, repurchase, cancellation, or other non-sale related transfer (the “selling securityholders”) of up to 15,000,000 of our ordinary shares (“Ordinary Shares”), including 5,000,000 Ordinary Shares purchased by entities affiliated with SC Health Holdings Limited (the “Sponsor”), issued by Rockley Photonics Holdings Limited, a Cayman Islands exempted company (“HoldCo,” the “Company,” “Rockley,” “we,” or “us”) in a private placement (the “PIPE financing”) in connection with the closing of the business combination (the “Business Combination”) by and among HoldCo, SC Health Corporation, a Cayman Islands exempted company (“SC Health”), and Rockley Photonics Limited, a company organized under the laws of England and Wales (“Rockley UK”). We are registering the offer and sale of Ordinary Shares covered by this prospectus to satisfy certain registration rights we have granted pursuant to subscription agreements by and among HoldCo, SC Health, and the investors in the PIPE financing. Our registration of the securities covered by this prospectus does not mean that the selling securityholders will offer or sell any of the Ordinary Shares. The selling securityholders may sell the Ordinary Shares covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the selling securityholders may sell the Ordinary Shares in the section entitled “Plan of Distribution.” We will not receive any proceeds from the sale of Ordinary Shares by the selling securityholders pursuant to this prospectus. We will pay certain expenses associated with the registration of the securities covered by this prospectus, as described in the section entitled “Plan of Distribution.” In connection with any sales of securities offered hereunder, the selling securityholders, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). We are an “emerging growth company” and a “smaller reporting company” as those terms are defined under the federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements.

Our Ordinary Shares and warrants to purchase Ordinary Shares (the “Public Warrants”) are listed on the New York Stock Exchange under the symbols “RKLY” and “RKLY.WS,” respectively. On September 21, 2021, the closing price of our Ordinary Shares was $11.13 and the closing price for our Public Warrants was $3.69. We are an “emerging growth company” and a “smaller reporting company” as those terms are defined under the federal securities laws and, as such, have elected to comply with certain reduced public company disclosure and reporting requirements.

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 5 of this prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 22, 2021.

You should rely only on the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. Neither we nor the selling securityholders have authorized anyone to provide you with different information. Neither we nor the selling securityholders are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date of the applicable document. Since the date of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed.

Except as otherwise set forth in this prospectus, neither we nor the selling securityholders have taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the selling securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such selling securityholders of the securities offered by them described in this prospectus.

Neither we nor the selling securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the selling securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the selling securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information.”

On August 11, 2021, Rockley Photonics Holdings Limited, an exempted company incorporated in the Cayman Islands with limited liability, Rockley Photonics Limited, a company organized under the laws of England and Wales (“Rockley UK”), and SC Health Corporation, an exempted company incorporated in the Cayman Islands with limited liability (“SC Health”), consummated the previously announced business combination (the “Business Combination”) contemplated by the Business Combination Agreement and Plan of Merger, dated March 19, 2021 (the “Business Combination Agreement”), by and among HoldCo, Rockley UK, SC Health, and Rockley Mergersub Limited, an exempted company incorporated in the Cayman Islands with limited liability and a direct wholly owned subsidiary of HoldCo (“Merger Sub”). In connection with the closing of the Business Combination (the “Closing”), Rockley UK became a direct wholly owned subsidiary of HoldCo and Merger Sub was merged with and into SC Health, with SC Health surviving the merger and becoming a direct wholly owned subsidiary of HoldCo.

Unless the context indicates otherwise, references in this prospectus to “HoldCo,” the “Company,” “Rockley,” “we,” “us,” “our” and similar terms refer to Rockley Photonics Holdings Limited, and, as the context requires, its consolidated subsidiaries (including Rockley UK and SC Health).

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENT

All statements in this prospectus that are not historical in nature constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding the financial position, business strategy, and the plans and objectives of management, and Rockley’s product development plans and timeline and anticipated customer and strategic relationships, and are not guarantees of performance. When used in this prospectus, The words “anticipate,” “believe,” “can,” “continue,” “could,” “developing,” “enable,” “estimate,” “eventual,” “expand, “expect,” “focus,” “future,” “goal,” “intend,” “may,” “might,” “opportunity,” “outlook,” “plan,” “possible,” “position,” “potential,” “predict,” “project,” “revolutionize,” “seem,” “should,” “trend,” “will,” “would” or other terms that predict or indicate future events, trends, or expectations, and similar expressions or the negative of such expressions may identify forward-looking statements, but the absence of these words or terms does not

i

mean that a statement is not forward-looking. Forward-looking statements in this prospectus include, but are not limited to, statements regarding the following:

•

Rockley’s ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of the combined business to grow and manage growth profitably;

•	Rockley’s financial and business performance following the Business Combination, including anticipated financial outlook or information and business metrics;

•	Rockley’s strategy, future operations, financial position, estimated revenue and losses, projected costs, prospects and plans;

•	the implementation, market acceptance, and success of Rockley’s business model;

•	developments and expectations relating to Rockley’s competitors, target markets, and industry;

•	Rockley’s future capital requirements and sources and uses of cash;

•	Rockley’s ability to obtain funding for its product development plans, execution of its business strategy, and its operations;

•	Rockley’s business, product development plans, and opportunities;

•	the outcome of any known and unknown litigation and regulatory proceedings;

•	Rockley’s anticipated financial outlook or information, anticipated growth rate, and market opportunities;

•	Rockley’s plans to commercialize its products and services, and anticipated timing thereof;

•	Rockley’s expectations as to when it may generate sufficient revenue from the sale of its products and services to cover expansion plans, operating expenses, working capital, and capital expenditures;

•	the development status and anticipated timeline for commercial production of Rockley’s products;

•	Rockley’s plans for products under development and future products and anticipated features and benefits thereof;

•	the status and expectations regarding Rockley’s customer and strategic partner, and potential customer and strategic partner relationships;

•	the total addressable markets for Rockley’s products and technology;

•	the ability of Rockley to increase market share in its existing markets or any new markets it may enter;

•	Rockley’s ability to obtain any required regulatory approvals, including any required FDA approvals, in connection with its anticipated products and technology;

•	Rockley’s ability to maintain an effective system of internal control over financial reporting;

•	Rockley’s ability to maintain and protect its intellectual property;

•	Rockley’s success in retaining or recruiting, or changes required in, officers, key employees, or directors; the ability of Rockley to manage its growth effectively;

•	the ability of Rockley to achieve and maintain profitability in the future;

•	the impact of the regulatory environment and complexities with compliance related to such environment; and

•	the impact of the COVID-19 pandemic.

The forward-looking statements contained in this prospectus are based on various assumptions, whether or not identified in this prospectus, and on Rockley’s current expectations, beliefs, and assumptions and are not predictions of actual performance. These forward-looking statements involve a number of risks, uncertainties (many of which are beyond Rockley’s control), or other assumptions that may cause actual results or performance to differ materially from those expressed or implied by these forward-looking statements. If any of these risks or uncertainties materialize, or should any of these assumptions prove incorrect, actual results may differ materially from those discussed in or implied by these forward-looking statements. There can be no assurance that future developments affecting Rockley will be those that have been anticipated.

These risks and uncertainties include, but are not limited to, the following:

•	Rockley’s ability to achieve commercial production of its products and technology, including in a timely and cost-effective manner;

•

Rockley’s ability to achieve customer design wins, convert memoranda of understanding and development contracts into production contracts, and achieve customer acceptance of its products and technology;

•

risks related to purchase orders, including the lack of long-term purchase commitments, the cancellation, reduction, delay, or other changes in customer purchase orders, and if and to the extent customers seek to enter into licensing arrangements in lieu of purchases;

•

Rockley’s history of losses and need for additional capital and its ability to access additional financing to support its operations and execute on its business plan, as well as the risks associated with any future financings;

•	legal and regulatory risks, including those related to its products and technology and any threatened or actual litigation;

•	risks associated with its fabless manufacturing model and dependency on third-party suppliers;

•	Rockley’s reliance on a few significant customers for a majority of its revenue and its ability to expand and diversify its customer base;

•	Rockley’s financial performance;

•	the impacts of COVID-19 on Rockley, its customers and suppliers, its target markets, and the economy;

•	Rockley’s ability to successfully manage growth and its operations as a public company;

•	fluctuations in Rockley’s stock price and Rockley’s ability to maintain the listing of its Ordinary Shares and Public Warrants on the NYSE;

•	Rockley’s ability to anticipate and respond to industry trends and customer requirements;

•	changes in Rockley’s current and future target markets;

•	intellectual property risks;

•	Rockley’s ability to compete successfully;

•	market opportunity and market demand for, and acceptance of, Rockley’s products and technology, as well as the customer products into which Rockley’s products and technology are incorporated;

•	risks related to international operations;

•	risks related to cybersecurity, privacy, and infrastructure;

•	risks related to financial and accounting matters;

•	general economic, financial, legal, political, and business conditions and changes in domestic and foreign markets;

•	Rockley’s ability to realize the anticipated benefits of the Business Combination and costs associated with the Business Combination;

•	changes adversely affecting the businesses or markets in which Rockley is engaged, and

•

other factors described under the heading “Risk Factors” beginning on page 5 of this prospectus, as well as those factors described under the heading “Item 1.A. Risk Factors” in Rockley’s quarterly report on Form 10-Q for the quarter ended June 30, 2021, and in other documents Rockley files with the SEC.

Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. Additional cautionary statements or discussions of risks and uncertainties that could affect our results or the achievement of the expectations described in forward-looking statements may also be contained in any accompanying prospectus supplement.

These forward-looking statements made by us in this prospectus and any accompanying prospectus supplement speak only as of the date of this prospectus and any accompanying prospectus supplement. Except as required under the federal securities laws and rules and regulations of the SEC, we expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. You should, however, review additional disclosures we make in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the SEC.

You should read this prospectus and any accompanying prospectus supplement completely and with the understanding that our actual future results, levels of activity and performance as well as other events and circumstances may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

RISK FACTOR SUMMARY

Rockley’s business and its ability to execute its strategy or realize the anticipated benefits of the Business Combination, and any investment in its securities are subject to risks and uncertainties, many of which are beyond Rockley’s control. You should carefully consider and evaluate all of the risks and uncertainties with respect to any investment in the securities of Rockley, including, but not limited to, the following and those discussed under “Risk Factors.” References below to Rockley shall be deemed to also refer to Rockley and its subsidiaries, as the context requires or as appropriate.

Risks Related to Rockley’s Business and Industry; Customer-Related Risks

•

If Rockley does not fully develop or commercialize its products and services, or if such products and services experience significant delays, Rockley’s business, financial condition, and results of operation will be materially and adversely affected.

•

Rockley has a history of recurring losses and a significant accumulated deficit, which raises substantial doubt about its ability to continue as a “going concern.” Rockley expects to incur significant research and development expenses and devote substantial resources to commercializing new products, which could increase its losses and negatively impact its ability to achieve or maintain profitability.

•

If the end products into which Rockley’s products are incorporated are not fully developed and commercialized or do not achieve widespread market acceptance, or if such products experience delays, cancellations, or reductions, or if Rockley’s products are not selected for inclusion in its customers’ end products, are not adopted in other industry verticals or use cases, or are not adopted by leading consumer and medical device companies, Rockley’s business will be materially and adversely affected.

•

The forecasts and anticipated financial outlook or related information contained in this prospectus are based upon assumptions, analyses, and internal estimates developed by Rockley’s management. If these assumptions, analyses, or estimates prove to be incorrect or inaccurate, Rockley’s actual operating results may differ materially from those forecasted or anticipated.

•	Rockley expects its results of operations to fluctuate on a quarterly and annual basis, which could cause Rockley’s stock price to fluctuate or decline.

•	If Rockley is unable to manage its growth or scale its operations, its business and operating results could be materially and adversely affected.

•	Market opportunity estimates and growth forecasts are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate.

•	Rockley’s international operations expose it to operational, financial, and regulatory risks, which could harm Rockley’s business.

•

Rockley is susceptible to supply shortages, long lead times for components, and supply changes, any of which could disrupt its supply chain and could delay deliveries of its products to customers, which in turn could adversely affect Rockley’s business, results of operations, and financial condition.

•

If Rockley is unable to sell its products to its target customers, including large corporations with substantial negotiating power, or is unable to enter into agreements with customers and suppliers on satisfactory terms, its prospects and results of operations will be adversely affected.

•

Rockley currently depends on a few large customers for a substantial portion of its revenue. The loss of, or a significant reduction in, orders from Rockley’s customers, or Rockley’s failure to diversify its customer base, could significantly reduce its revenue and adversely impact Rockley’s operating results.

•

Because Rockley does not anticipate long-term purchase commitments with its customers, orders may be cancelled, reduced, or rescheduled with little or no notice, which in turn exposes Rockley to inventory risk, and may cause its business and results of operations to suffer.

v

•	Rockley’s business depends substantially on the efforts of its executive officers, including its Chief Executive Officer and founder, Dr. Andrew Rickman.

Regulatory, Intellectual Property, Infrastructure, Cybersecurity and Privacy Risks

•

Rockley’s failure to comply with applicable governmental export and import control laws and regulations, including those related to the use, distribution, and sale of its products, U.S. Food and Drug Administration clearance or approval requirements, or privacy, data protection, and information security requirements in the jurisdictions in which Rockley operates could materially harm its business and operating results.

•

Rockley may not be able to adequately protect or enforce its intellectual property rights or prevent unauthorized parties from copying or reverse engineering its products or technology. Further, Rockley’s intellectual property applications, including patent applications, may not be approved or granted.

•	A network or data security incident or disruption or performance issues with Rockley’s network infrastructure could harm its brand, reputation, and business, as well as its operating results.

Risks Related to Financial and Accounting Matters

•	Rockley’s failure to raise additional capital or generate the significant capital necessary to expand its operations could reduce its ability to compete and could harm its business.

•

In preparing Rockley’s consolidated financial statements, Rockley makes good faith estimates and judgments that may change or turn out to be erroneous, which could adversely affect Rockley’s operating results.

•

Any anticipated financial outlook or related information contained in this prospectus have not been prepared with a view toward compliance with published guidelines of the American Institute of Certified Public Accountants, and have not been compiled or examined by any registered public accountants nor any other independent expert or outside party.

Risks Related to Rockley’s Ordinary Shares

•	Rockley’s Ordinary Shares may not remain eligible, for listing on the NYSE.

•	If the Business Combination’s benefits do not meet the expectations of investors or securities analysts, the market price of Rockley’s securities, may decline.

•

Rockley may be required to take write downs or write offs, or may be subject to restructuring, impairment or other charges that could have a significant negative effect on Rockley’s financial condition, results of operations and the market price of Rockley’s Ordinary Shares.

•	The unaudited pro forma financial information included herein may not be indicative of what the post-Business Combination company’s actual financial position or results of operations would have been.

•

If analysts do not publish or cease publishing research or reports about Rockley or if they change their recommendations regarding Rockley’s securities, the price and trading volume of Rockley’s securities could decline.

•	The requirements of being a public company may strain Rockley’s resources, divert management’s attention, and affect its ability to attract and retain qualified board members.

•	The global COVID-19 pandemic could harm Rockley’s business, financial condition, results of, operations and prospects.

IMPORTANT INFORMATION ABOUT GAAP AND NON-GAP FINANCIAL MEASURES

Our financial statements are prepared in accordance with United States generally accepted accounting principles (“GAAP”). We refer in various places within this prospectus to EBITDA, which is a non-GAAP measure that is more fully explained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The presentation of this non-GAAP information is not meant to be considered in isolation or as a substitute for our consolidated financial results prepared in accordance with GAAP.

INDUSTRY AND MARKET DATA

In this prospectus, we rely on and refer to industry data, information, and statistics regarding the markets in which we compete from research as well as from publicly available information, industry and general publications and research and studies conducted by third parties. We have supplemented this information where necessary with our own internal estimates, considering publicly available information about other industry participants and our management’s best view as to information that is not publicly available. This information appears in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and other sections of this prospectus. We have taken such care as we consider reasonable in the extraction and reproduction of information from such data from third party sources.

Industry publications, research, studies, and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this prospectus. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the forecasts or estimates from independent third parties and us.

SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus. Because it is a summary, it may not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus carefully, including the information set forth under the heading “Risk Factors” and our financial statements.

The Company

Rockley specializes in the research and development of integrated silicon photonics chipsets and have developed a versatile, application specific, third-generation silicon photonics platform specifically designed for the optical integration challenges facing numerous mega-trend markets. Rockley has partnered with multiple tier-1 customers across the markets to deliver complex optical systems required for transformational sensor, communications, and medical product realization.

On August 11, 2021, Rockley, Rockley UK, and SC Health consummated the Business Combination pursuant to the Business Combination Agreement dated as of March 19, 2021 among Holders SC Health, Rockley UK and Merger Sub. Rockley was deemed to be the accounting acquirer in the Merger based on an analysis of the criteria outlined in Accounting Standards Codification 805. Accordingly, the historical financial statements of Rockley UK became the historical financial statements of the combined company, upon the consummation of the Merger.

Pursuant to the Business Combination Agreement, each of the following transactions occurred in the following order: (i) pursuant to a scheme of arrangement approved by the UK courts (the “Scheme”), all of Rockley UK’s Ordinary Shares, including shares issued immediately prior to the Scheme becoming effective as a result of the conversion of then-outstanding convertible loan notes and the exercise of warrants, were transferred by Rockley UK shareholders in exchange for an equivalent number of shares in HoldCo; (ii) the holders of options to purchase shares in Rockley UK rolled over their options into new options to purchase shares in HoldCo; (iii) warrants to purchase shares in Rockley UK (other than one warrant instrument that by its terms was replicated at HoldCo) not exercised for shares in Rockley UK prior to the effectiveness of the Scheme described above were cancelled, such that immediately following the Scheme, Rockley UK became a direct wholly-owned subsidiary of HoldCo; (iv) HoldCo completed a stock split to prepare its share capital for Merger Sub’s merger into SC Health; (v) certain investors (including entities affiliated with the Sponsor) purchased an aggregate of $150,000,000 of Ordinary Shares in HoldCo pursuant to the PIPE financing described below under “Background”; (vi) on August 11, 2021, Merger Sub was merged with and into SC Health, with SC Health surviving the merger and becoming a direct wholly-owned subsidiary of HoldCo; and (vii) the Ordinary Shares and warrants in SC Health were exchanged for Ordinary Shares and warrants in HoldCo.

Our Ordinary Shares and Public Warrants are currently listed on the New York Stock Exchange (the “NYSE”) under the symbols “RKLY” and “RKLY.WS,” respectively.

The rights of holders of our Ordinary Shares are governed by our Second Amended and Restated Memorandum and Articles of Association (the “Articles of Association”), laws of the Cayman Islands, and, in the case of the Ordinary Shares issued in the PIPE financing, the subscription agreements entered into by and among HoldCo, SC Health, and the PIPE investors. See the sections entitled “Description of Our Securities” and “Selling Securityholders—Certain Relationships with Selling Securityholders.”

Corporate Information

HoldCo was incorporated in March 2021 to facilitate the Business Combination. Rockley Photonics Limited was founded in 2013 in the United Kingdom. SC Health was incorporated in the Cayman Islands in

December 2018 as a special purpose acquisition company, formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses. SC Health completed its initial public offering in July 2019. In August 2021, Rockley Mergersub Limited, a wholly-owned subsidiary of Rockley UK, merged with and into SC Health (which was subsequently renamed Rockley Photonics Cayman Limited) and securityholders of Rockley UK exchanged their securities in Rockley UK for Ordinary Shares of HoldCo, with each of Rockley UK and SC Health surviving the merger as a wholly owned subsidiary of Rockley. Our principal executive offices are located at 3rd Floor, 1 Ashley Road, Altrincham, Cheshire, United Kingdom. Our telephone number is +44 (0) 1865 292017. Our website address is www.rockleyphotonics.com. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As an emerging growth company, we intend to take advantage of certain exemptions from specified disclosure and other requirements that are otherwise generally applicable to public companies. These exemptions include:

•	not being required to comply with the auditor attestation requirements for the assessment of our internal control over financial reporting provided by Section 404 of the Sarbanes-Oxley Act of 2002;

•	reduced disclosure obligations regarding executive compensation; and

•	not being required to hold a nonbinding advisory vote on executive compensation or seek shareholder approval of any golden parachute payments not previously approved.

We intend to take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company upon the earliest to occur of (1) the last day of the fiscal year (a) following the fifth anniversary of the date of the first sale of common equity securities pursuant to an effective registration statement, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Ordinary Shares that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

We are also deemed to be a “smaller reporting company” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are thus allowed to provide simplified executive compensation disclosures in our SEC filings, will be exempt from the provisions of Section 404(b) of Sarbanes-Oxley requiring that an independent registered public accounting firm provide an attestation report on the effectiveness of internal control over financial reporting and will have certain other reduced disclosure obligations with respect to our SEC filings. We may choose to take advantage of some or all of these accommodations. We have taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different from the information you receive from U.S. public companies that do not qualify as an emerging growth company or a smaller reporting company.

For additional details see “Risk Factors — We qualify as an “emerging growth company” within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, it could make our securities less attractive to investors and may make it more difficult to compare our performance to the performance of other public companies.”

Risk Factors

Investing in our securities entails a high degree of risk as more fully described in the “Risk Factors” section of this prospectus beginning on page 5. You should carefully consider such risks before deciding to invest in our securities.

BACKGROUND

This prospectus relates to the resale from time to time of up to 15,000,000 Ordinary Shares, nominal value $0.000004026575398 per share, including 5,000,000 Ordinary Shares held by entities affiliated with the Sponsor, issued by HoldCo in the PIPE financing in connection with the Closing of the Business Combination. In connection with the Business Combination, on March 19, 2021, HoldCo and SC Health entered into subscription agreements with the investors in the PIPE financing (including entities affiliated with the Sponsor) pursuant to which the investors agreed to purchase Ordinary Shares (the “PIPE Shares”) for a purchase price of $10.00 per share in the PIPE financing for an aggregate purchase price of $150 million. Entities affiliated with the Sponsor purchased an aggregate of 5,000,000 shares for $50 million. At the Closing, the PIPE shares were issued pursuant to an exemption under Section 4(a)(2) of the Securities Act.

Pursuant to the subscription agreements, HoldCo agreed that, within 30 calendar days after the Closing, HoldCo would file with the SEC a registration statement registering the resale of the PIPE shares received by the investors in connection with the Business Combination (the “Resale Registration Statement”), and that HoldCo would use its commercially reasonable efforts to have the Resale Registration Statement declared effective no later than 90 days after the Closing (or 120 days if the Resale Registration Statement is reviewed) or 10 days after the SEC notifies HoldCo that it will not review the Resale Registration Statement, subject to certain conditions, including the provision of certain information by the investors regarding the investor and the intended method of disposition of the shares as HoldCo may reasonably request.

HoldCo is also required to use its commercially reasonable efforts to cause the Resale Registration Statement to become effective and to maintain the effectiveness of the Resale Registration Statement until the earliest of (a) the date on which all of the PIPE Shares may be sold without restriction as to the manner and amount of sales under Rule 144, (b) the date on which the investors cease to hold any PIPE shares acquired pursuant to the Business Combination, and (c) the second anniversary of the Closing. HoldCo is entitled to delay, postpone or suspend the effectiveness of the Resale Registration Statement under certain circumstances.

The summary of the subscription agreements does not purport to be complete and is qualified in its entirety by reference to the text of the forms of subscription agreements filed as Exhibits 10.1 and 10.2 to the registration statement of which this prospectus forms a part, which is incorporated herein by reference.

THE OFFERING

Issuer	Rockley Photonics Holdings Limited

Ordinary Shares Offered by the Selling Securityholders	Up to 15,000,000 Ordinary Shares, including up to 5,000,000 Ordinary Shares held by entities affiliated with the Sponsor.

Ordinary Shares Outstanding	126,256,257 shares (as of August 11, 2021).

Use of Proceeds	We will not receive any proceeds from the sale of Ordinary Shares by the selling securityholders.

Dividend Policy	We have not paid any cash dividends on our Ordinary Shares to date and have no current plans to pay cash dividends on our Ordinary Shares. See “Market Information for Ordinary Shares and Dividend Policy — Dividend Policy.”

Market for Ordinary Shares and Warrants	Our Ordinary Shares and Public Warrants are currently traded on the NYSE under the symbols “RKLY” and “RKLY.WS,” respectively.

Registration Rights	We are registering the offer and sale of the Ordinary Shares covered by this prospectus to satisfy certain registration rights we have granted. See “Certain Relationships and Related Party Transactions — Registration Rights Agreements.”

Risk Factors	See “Risk Factors” beginning on page 5 and other information included in this prospectus for a discussion of factors you should consider before investing in our securities.

RISK FACTORS

Investing in our securities involves risks. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed above under “Forward-Looking Statements,” you should carefully consider the specific risks set forth herein. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity, results of operations, and prospects. As a result, the market price of our securities could decline, and you could lose all or part of your investment. Additionally, the risks and uncertainties described in this prospectus or any prospectus supplement are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business. If any of the following risks or other not specified below materialize, our business financial condition and results of operations could be materially and adversely affected. In that case, the trading price of our Ordinary Shares could decline.

Risks Related to Rockley’s Business and Industry

Rockley has incurred net losses since inception and expects to continue to incur losses for the foreseeable future. If Rockley does not fully develop or commercialize its products and services, including its silicon photonics chipsets, or if such products and services experience significant delays, Rockley’s business, financial condition, and results of operation will be materially and adversely affected and Rockley may never achieve or sustain profitability.

Rockley has to date generated revenue primarily from non-recurring engineering (“NRE”) and development services for customer-specific designs of silicon photonics chipsets for incorporation into its customers’ end products. Rockley incurred a net loss of $30.6 million and $95.3 million for the three and six months ended June 30, 2021, respectively. As of June 30, 2021, Rockley had an accumulated deficit of $328.2 million. Rockley believes that it will continue to incur operating and net losses for the foreseeable future, including for a period of time after commercialization of its silicon photonics chipsets, which is not currently expected to begin until 2022; provided that any such commercialization may occur later than 2022 or not at all. Even if Rockley is able to successfully develop and sell its products, there can be no guarantee that it will do so within its anticipated timeframe or that its products will be commercially successful. Rockley’s potential future profitability is dependent upon the successful development, commercial introduction, and acceptance of its products and services, including its silicon photonics chipsets for the consumer wearables market and its module applications with biomarker detection capabilities for advanced health metrics. Because Rockley will incur costs to develop and commercialize its products and services, including its chipsets and module applications, before it receives any significant revenue from any sales of such products or services, Rockley’s losses in future periods may continue. Rockley may never achieve or sustain profitability.

Rockley expects to continue to incur operating losses for the foreseeable future as it:

•	continues to invest in its technology and its silicon photonics chipsets and modules, as well as its cloud-based analytics subscription service;

•	continues to develop innovative solutions and applications for its technology;

•	commercializes its silicon photonics solutions;

•	continues to invest in its sales and marketing activities and distribution channels;

•	invests and improves its operational, financial, and management information systems;

•	increases its headcount;

•	expands its intellectual property portfolio; and

•	enhances internal functions, systems, and infrastructure to support its anticipated transition to a public company.

Rockley has a history of recurring losses and negative cash flows from operations, and a significant accumulated deficit, which raises substantial doubt about its ability to continue as a “going concern.”

Since inception, Rockley has financed its operations primarily through the issuance and sale of convertible loan notes, Ordinary Shares and revenue received from agreed-upon projects. As of June 30, 2021, Rockley’s cash and cash equivalents balance was $35.4 million and it had an accumulated deficit of $328.2 million. Due to Rockley’s history of recurring losses from operations, negative cash flows from operations, and a significant accumulated deficit, its management concluded that there is substantial doubt about Rockley’s ability to continue as a going concern. There have been no adjustments to the accompanying financial statements of Rockley to reflect this uncertainty. Rockley’s ability to continue as a going concern is dependent upon it becoming profitable in the future or obtaining the necessary capital to meet its obligations. Rockley’s determination of substantial doubt about its ability to continue as a going concern could materially limit its ability to raise additional funds through the issuance of equity securities, debt financing or otherwise. There can be no assurance that any such issuance of equity securities, debt financing or other means of financing will be available in the future, or the terms of any such financing will be acceptable to Rockley. Further, there can be no assurance that Rockley will ever become profitable or continue as a going concern.

If the end products into which Rockley’s products are incorporated are not fully developed and commercialized or do not achieve widespread market acceptance, or if such products experience delays, cancellations, or reductions, Rockley’s business, financial condition, and results of operations will be materially and adversely affected.

Rockley’s success in developing and commercializing its products depends in large part on its customers’ success in developing, commercializing, and achieving widespread market acceptance of their end products that incorporate Rockley’s products. Rockley’s customers may be unable to fully develop and commercialize, or achieve widespread market acceptance of, their end products that incorporate Rockley’s products. Further, these customers may not continue to incorporate Rockley’s products into their end products either in the short or long term. If such customers’ end products are not fully developed and commercialized, fail to achieve or maintain widespread market acceptance, experience delays, or if Rockley’s customers otherwise choose not incorporate Rockley’s products into their end products, Rockley’s business, financial condition, and results of operations will be materially and adversely affected.

If Rockley’s products are not selected for inclusion in its customers’ end products, including products for the consumer health and wellness market, or adopted in other industry verticals or use cases or are not adopted by leading consumer and medical device companies, life sciences companies, or their respective suppliers, Rockley’s business will be materially and adversely affected.

Rockley is currently developing products for use in its customers’ end products, which are in varying stages of development. Many of these products, including products for consumer device, medical device, and life sciences companies, require extensive testing or qualification processes, which involve testing of Rockley’s products in the customers’ end products and systems, as well as testing for reliability. These qualification processes may continue for several months or longer. However, qualification of any of Rockley’s products by a customer does not assure any sales of such product by Rockley to that customer. Even after successful qualification and sales by Rockley of a product to a customer, a subsequent revision in Rockley’s third-party contractors’ manufacturing process or Rockley’s selection of a new supplier may require a new qualification process with Rockley’s customers, which may result in delays in the sale of such product and could also result in Rockley holding excess or obsolete inventory. After Rockley’s products are qualified, it can take several months before the customer commences production of end products that incorporate Rockley’s products. Rockley spends significant time and resources to have its products selected for incorporation into these end products, which is known as a “design win.” If Rockley fails to win a significant number of design wins in its target markets, its business, results of operations, and financial condition will be materially and adversely affected.

Rockley is targeting the deployment of its products in the consumer health and wellness and medical device sectors and forecasts of Rockley’s future results contained in this prospectus assume that Rockley will successfully commercialize its products and achieve significant market penetration in these sectors. As a result, if Rockley’s products are not selected for inclusion by consumer device and medical device companies or life sciences companies, or their suppliers, Rockley’s actual results may differ materially from its forecasts and Rockley’s business would be materially and adversely affected.

Rockley’s limited operating history makes it difficult to evaluate its future prospects and the risks and challenges which may impact its business.

Rockley was founded in 2013, completed development of its advanced sensing platform in 2019, launched its healthcare module offering in 2020, and has not yet fully developed and commercialized any of its products. This relatively limited operating history makes it difficult to evaluate Rockley’s future prospects and the risks and challenges it may encounter. The risks and challenges which may impact Rockley’s future prospects and business include, but are not limited to, its ability to:

•	successfully commercialize its products and services, including its silicon photonics chipsets, module applications, and analytics subscription service;

•	develop innovative applications for its silicon photonics and sensing technology;

•	expand its sales and marketing activities and distribution channels;

•	improve its operational, financial, and management information systems;

•	attract, hire, integrate, and retain qualified talent to support the growth of its business. This includes increasing headcount to appropriately staff to projected growth;

•	protect its intellectual property portfolio;

•	enhance internal systems, functions, and infrastructure to support its anticipated transition to a public company;

•	comply with existing and new or modified laws and regulations applicable to its business;

•	manage capital expenditures for its current and future products, as well as its supply chain and supplier relationships;

•	anticipate and respond to macroeconomic changes and changes in the markets in which it operates;

•	effectively manage its growth and business operations, including the impacts of the COVID-19 pandemic on its business; and

•	hire, integrate, and retain qualified talent to support the growth of its business.

If Rockley fails to successfully manage the risks and difficulties that it faces, including those associated with the challenges listed above and those described elsewhere in this “Risk Factors Related to Rockley’s Business and Industry” section, its business, financial condition, and results of operations could be materially and adversely affected. Further, because Rockley has a limited operating history and has not yet commercialized its products, it is difficult to accurately assess its future prospects or financial performance. Rockley has encountered in the past, and will encounter in the future, risks and uncertainties frequently experienced by growing companies with limited operating histories in rapidly changing industries. If Rockley’s assumptions regarding these risks and uncertainties, which it uses to plan and operate its business, are incorrect or change, or if it does not address these risks successfully, its results of operations could differ materially from its expectations and its business, financial condition, and results of operations could be materially and adversely affected.

Rockley’s forecasts and projections are based upon assumptions, analyses, and internal estimates developed by Rockley’s management. If these assumptions, analyses, or estimates prove to be incorrect or inaccurate, Rockley’s actual operating results may differ materially from those forecasted or projected.

Rockley’s forecasts and projections are subject to uncertainty and are based on assumptions, analyses, and internal estimates developed by Rockley’s management, all or some of which may not prove to be correct or accurate. If these assumptions, analyses, or estimates, including, but not limited to, those related to estimated revenue, production costs, operating expenses, and cash utilization, prove to be incorrect or inaccurate, Rockley’s actual operating results may differ materially from those forecasted or projected. We have in the past experienced actual results which varied from our estimates. These assumptions, analyses, or estimates are subject to risks and uncertainties, some of which are outside of Rockley’s control. These risks and uncertainties include, but are not limited to, risks discussed elsewhere in this “Risk Factors Related to Rockley’s Business and Industry” section, as well as those discussed below:

•	Revenue-related assumptions:

•

Customer contracts and design wins: Rockley’s existing memoranda of understanding (“MOUs”) and development contracts may not ultimately convert into production contracts. In addition, Rockley may be unable to secure design wins from additional customers in a timely manner;

•

Form of customer arrangement: It is possible that instead of entering into agreements with customers for the purchase of a significant amount of Rockley’s products, Rockley may be required to enter into license arrangements with certain customers, any of which would have a significant impact on the revenue Rockley has currently forecasted to achieve;

•

Timing of launch and delivery: Rockley or Rockley’s customers may encounter delays in the launch or delivery of Rockley’s product or the customer’s end product incorporating Rockley’s product, including due to a customer’s decision to delay the launch of a product, Rockley’s ability to deliver its product in a timely manner to a customer, which in turn may result in the customer canceling a contract, technical challenges, or customer-related delays in its development program;

•

Pricing and volume fluctuation: Rockley may experience pricing and volume fluctuations due to price negotiations, lower than anticipated unit volumes, delays in volume ramp, decreases in average selling prices due to competition or market dynamics, or other factors; and

•

Timing and execution of customer agreements: Rockley may face difficulties in meeting customer milestones in a timely manner or achieving required technical specifications. In addition, Rockley may experience execution delays under its NRE programs, including with its largest customer, due to resource constraints or customer delay. Further, to the extent Rockley were to enter into licensing arrangements in lieu of a product sale with a customer, including its largest customer, it could have a significant negative impact on Rockley’s anticipated revenue.

•	Production cost-related assumptions:

•

Production volume and ramp: Rockley has in the past, and may in the future experience delays in contract execution, lower than expected manufacturing yields, manufacturing delays, and technical challenges, including if and when Rockley commences commercial production of its products, any of which could negatively impact forecasted production volume and ramp;

•

Production cost: Rockley may be unable to secure the volume pricing or yield cost levels underlying its assumptions and indirect materials and production overhead costs may exceed forecasted amounts; and

•

Inventory and obsolescence: Rockley’s quality, warranty, return merchandise authorization, and inventory obsolescence may exceed forecasted amounts. Rockley may also experience product recalls which are not included in Rockley’s assumptions. Further, Rockley may incur greater than expected costs in connection with its NRE programs.

•

Operating expenses and cash utilization-related assumptions: Rockley’s cash utilization may exceed currently anticipated rates due to a variety of factors, including lower than expected revenue, revenue delays, higher than anticipated production and manufacturing costs, operating expenses, and capital expenditures, lower than anticipated average selling prices, greater than anticipated cash needs for internal resources and organic growth, and potential strategic investments and acquisitions not currently anticipated.

Rockley’s forecasts and projections also include forecasts and estimates relating to the expected size and growth of the markets in which Rockley operates or intends to enter, including the consumer wearables, mobile device, and medical device markets. Such markets may not develop or grow, or may develop and grow at a lower rate than expected, and even if these markets experience the forecasted growth described in this prospectus, Rockley may not grow its business at similar rates, or at all. Accordingly, the forecasts and estimates of market size and growth described in this prospectus should not be taken as a guarantee or other indication of Rockley’s future growth or results of operations. In addition, these forecasts may be materially and adversely affected by a number of factors outside of Rockley’s control, including, but limited to, factors associated with the ongoing COVID-19 pandemic.

The strategic initiatives Rockley has undertaken or may undertake in the future may be more costly than currently anticipated and Rockley may not generate sufficient revenue to offset the costs of these initiatives, which in turn would negatively impact Rockley’s ability to achieve and maintain profitability.

Rockley continues to invest in initiatives designed to grow its business, including:

•	partnering with customers and potential customers to develop and commercialize Rockley’s products;

•	investing in research and development;

•	investing in its workforce, including its engineering talent;

•	expanding its sales, marketing, and distribution efforts;

•	investing in new applications and markets for its products;

•	partnering with third parties to develop manufacturing processes; and

•	investing in legal, accounting, and other administrative and internal functions necessary to support its operations as a public company.

These initiatives may be more costly than anticipated and Rockley may not generate sufficient revenue to offset the costs of these initiatives. Certain of Rockley’s market opportunities, such as healthcare monitoring devices incorporating sensing capabilities for disease detection and management, are at an early stage of development, and it may be years before these end markets generate demand for Rockley’s products at scale, if at all. Rockley’s revenue may be adversely affected for a number of reasons, including the rate and degree of development or market acceptance of new technology that competes with its products, failure of Rockley’s customers to develop and commercialize their end products that incorporate Rockley’s products, Rockley’s inability to effectively manage production of its products to scale, Rockley’s inability to enter new markets or help its customers adopt Rockley’s products for new applications, and Rockley’s failure to attract new customers or expand orders from existing customers. Further, it is difficult to predict the size and growth rate of Rockley’s target markets, customer demand for its products, commercialization timelines, developments in silicon photonics technology, the entry of competitive products, or the success of existing competitive products and services. As a result, Rockley does not expect to achieve profitability until 2023 at the earliest. If Rockley’s revenue does not grow over the short or long term, its ability to achieve and maintain profitability will be adversely affected, and the value of its business may significantly decrease.

Rockley expects its results of operations to fluctuate on a quarterly and annual basis, which could cause the Company’s share price to fluctuate or decline.

Rockley’s revenue and operating results have fluctuated in the past and may vary significantly in the future. Historical comparisons of its operating results may not be relevant, or indicative of future results. In particular, because Rockley’s revenue to date has been generated from NRE and development services for customer-specific designs of silicon photonics chipsets for testing in the customers’ end products, revenue in any given quarter or period can fluctuate based on the timing and success of its customers’ development projects. Accordingly, the results of any one quarter should not be relied upon as an indication of future performance. Rockley’s quarterly financial results may fluctuate as a result of a variety of factors, many of which are outside of its control and may not fully reflect the underlying performance of Rockley’s business. These fluctuations could adversely affect

Rockley’s ability to meet its expectations or those of securities analysts, ratings agencies, or investors. If Rockley does not meet these expectations for any reporting period, the value of its business and its securities, could decline significantly. Factors that may cause these quarterly fluctuations include, but are not limited to, those listed below:

•	the timing and magnitude of NRE services revenue in any quarter;

•	the timing and magnitude of operating expenses incurred, including research and development expenses;

•	Rockley’s ability to meet product development roadmaps and timelines, which in turn may be impacted by resource constraints and must meet certain technical standards;

•	the timing and degree of success of commercialization of Rockley’s products;

•

Rockley’s ability to attract and retain customers and successfully transition customers with which it is engaged in discussions to contracted customers with whom it has MOUs or development and supply agreements and to attract new customers;

•	changes in terms of customer agreements;

•	the ability of Rockley’s customers to commercialize and achieve widespread market adoption of products incorporating Rockley’s products;

•	the timing and magnitude of orders and shipments of Rockley’s products in any quarter;

•	the mix of product sales and licensing arrangements in lieu of product sales;

•	the actual timing and magnitude of sales returns and warranty claims of Rockley’s products in any quarter may differ from estimate;

•	Rockley’s ability to develop, introduce, commercialize, manufacture, and ship in a timely manner products that meet customer requirements;

•	disruptions in Rockley’s sales channels or termination of its relationships with key channel partners;

•	customer demand and product life cycles;

•	the receipt, reduction, or cancellation of, or changes in the forecasts or timing of, orders by customers;

•	fluctuations in the levels of inventories held by distributors or end customers;

•	the gain or loss of significant customers, including Rockley’s largest customer;

•	fluctuations in sales by customers who incorporate Rockley’s products into their products;

•	cyclicality, seasonality, and the competitive landscape in Rockley’s target markets;

•	fluctuations in manufacturing yields;

•	changes in pricing, product cost, product volume, and product mix;

•

sales of subscriptions to Rockley’s cloud-based analytics subscription service, if and when commercially launched, and in the future, the rate of renewal of subscriptions by existing customers, the extent the use of subscription offerings and related services is expanded under such subscriptions, and timing and magnitude of any such subscriptions which are not renewed;

•	the mix of customers licensing the service on a subscription basis as compared to a perpetual license;

•	the size, timing, and terms of its subscription agreements with new customers;

•	supply chain disruptions, delays, shortages, and capacity limitations as a result of the COVID-19 pandemic or other reasons;

•	the impact and duration of the global COVID-19 pandemic;

•	the timing and rate of broader market adoption of consumer and medical devices utilizing Rockley’s products or technology across the consumer wearables, mobile device, and medical device sectors;

•	changes in the competitive landscape in Rockley’s target markets, including industry consolidation, regulatory developments, and new market entrants;

•	Rockley’s ability to effectively manage its third-party suppliers and manufacturing partners;

•	changes in the source, cost, and availability of materials and components incorporated in Rockley’s products;

•	adverse litigation, judgments, settlements or other litigation-related costs, or claims that may give rise to such costs;

•	general economic, industry, and market conditions, including trade disputes; and

•	Rockley’s forecasts of market growth in this prospectus may not be accurate.

Rockley expects to incur significant research and development expenses and devote substantial resources to commercializing new products, which could increase its losses and negatively impact its ability to achieve or maintain profitability.

Rockley’s future growth depends on developing and commercializing its products, achieving widespread market adoption of its products, adapting existing products to new applications and customer requirements, and introducing new products to address changing customer and market demands. Rockley plans to incur substantial research and development expenses as part of its efforts to design, develop, manufacture, and commercialize new products and enhance existing products. Rockley’s research and development expenditures could increase its losses and adversely affect its results of operations in the future.

Further, Rockley’s research and development efforts may not be successful or result in additional revenue. This in turn would negatively impact Rockley’s ability to achieve or maintain profitability.

If Rockley is unable to manage its growth or expansion of operations, including in a cost-efficient manner, its business, operations, and financial condition, as well as its ability to scale its operations, could be materially and adversely affected.

Rockley’s ability to effectively manage its anticipated growth and expansion of operations and manage its transition to operating as a public company will also require it to enhance its operational, financial, and management controls and infrastructure, human resources policies, and reporting systems. These enhancements and improvements will require significant capital expenditures, investments in additional headcount and other operating expenditures, and allocation of valuable management and employee resources. Rockley’s future financial performance and ability to execute on its business plan will depend, in part, on its ability to effectively manage any future growth and expansion. Rockley may be unable to effectively manage any future growth or expansion in an efficient or timely manner. Further, Rockley may not be able to implement improvements in an efficient or timely manner and may discover deficiencies in existing controls, programs, systems, and procedures, which could have an adverse effect on its business, reputation, and financial results.

Market opportunity estimates and growth forecasts included in this prospectus are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate.

The forecasts and estimates in this prospectus relating to the expected size and growth of the markets for consumer wearables, mobile devices, and medical devices may prove to be inaccurate. Even if these markets experience the forecasted growth described in this prospectus, Rockley may not grow its business at similar rates, or at all. Rockley’s future growth is subject to many factors, including market adoption of its products, which is subject to many risks and uncertainties. Accordingly, the forecasts and estimates of market size and growth described in this prospectus, including Rockley’s estimates that the consumer wearables, mobile device, and medical devices markets will represent, in the aggregate, an approximately over $48 billion of total addressable market for healthcare monitoring devices incorporating additional sensing capabilities by 2025, should not be taken as indicative of Rockley’s future growth. In addition, these forecasts may be materially and adversely affected as a result of the COVID-19 pandemic.

If Rockley is unable to accurately forecast long-term end-customer adoption rates and demand for Rockley’s products, it could materially and adversely affect its current and future financial results of operations.

Rockley is pursuing opportunities in markets that are undergoing rapid changes, including technological and regulatory changes, and it is difficult to predict the timing and size of the opportunities. For example, consumer health and wellness applications and healthcare monitoring devices require complex technology. Because these products may incorporate technology from other companies, commercialization of these products could be delayed or impaired on account of certain technological components of Rockley or others not being ready to be deployed. Although Rockley currently has MOUs or development and supply agreements with various consumer and medical device companies, these companies may not be able to commercialize products incorporating Rockley’s products immediately, or at all. Regulatory developments, many of which are outside of Rockley’s control, could also cause delays or otherwise impair commercial adoption of these products. Rockley’s future financial performance will depend on its ability to make timely investments in the correct market opportunities. Given the evolving nature of the markets in which Rockley operates in, it is difficult to predict customer demand or adoption rates for its products or the future growth of the markets in which it operates. As a result, the Company’s anticipated financial results may not necessarily reflect various estimates and assumptions that may not prove accurate and these anticipated results could differ materially from actual results due to the risks included in this “Risk Factors Related to Rockley’s Business and Industry” section, among others. If demand does not develop or if Rockley cannot accurately forecast customer demand, the size of its markets, inventory requirements, or its future financial results, its business, results of operations, and financial condition will be adversely affected.

Rockley’s target customer and product markets may not grow or develop as Rockley currently expects, and if Rockley fails to penetrate new markets and scale successfully within those markets, Rockley’s revenue and financial condition would be harmed.

Rockley’s target markets include the consumer wearables, mobile device, and medical device markets. Any deterioration in Rockley’s target customer or product markets or reduction in capital spending to support these markets could lead to a reduction in demand for Rockley’s products, which would adversely affect its revenue and results of operations. Further, if Rockley’s target customer markets do not grow or develop in ways that Rockley currently forecasts, demand for Rockley’s products may not materialize as expected, which would also negatively impact its business, financial condition, and results of operations. Rockley may be unable to predict the timing or development of trends in its target markets with any accuracy. If Rockley fails to accurately predict market requirements or market demand for these solutions, Rockley’s business may suffer.

Rockley’s future revenue growth, if any, will depend in part on Rockley’s ability to penetrate Rockley’s current target markets, and to enter emerging markets, such as the market for consumer healthcare monitoring devices and predictive analytics. Meeting the technical requirements and securing design wins in any of these new markets will require a substantial investment of Rockley’s time and resources. Rockley may not secure design wins from these or other new markets, or achieve meaningful revenue from sales in these markets. If any of these markets do not develop as Rockley currently anticipates or if Rockley is unable to penetrate and scale them successfully, it may adversely affect Rockley’s ability to grow its business.

Rockley’s target markets are characterized by rapid technological change, which requires Rockley to continue to develop new products and technology innovations and could adversely affect market adoption of its products.

Rapid technological changes in the markets for sensing technology, including the consumer wearables, mobile device, and medical device markets, could adversely affect adoption of Rockley’s products, either generally or for particular applications. Rockley’s future success will depend upon its ability to develop and introduce a variety of new capabilities and innovations to its products, as well as introduce new products, to address the changing needs of its target markets. Delays in delivering new products that meet customers’ requirements could damage Rockley’s relationships with its customers and lead them to seek alternative sources of supply. Further, the introduction of new products by Rockley’s competitors, the delay or cancellation of any of Rockley’s customers’ end products into which Rockley’s products are designed, the market acceptance of products based on new or alternative technologies, or the emergence of new industry standards could render Rockley’s existing or future products uncompetitive, obsolete, and/or otherwise unmarketable.

In addition, Rockley’s success to date has been based on the delivery of prototypes and services to research and development programs in which customers are investing substantial capital to develop new products. Delays in introducing products and innovations, the failure to choose correctly among technical alternatives, or the failure to offer innovative products at competitive prices may cause existing and potential customers to purchase Rockley’s competitors’ products or turn to alternative sensing technology. If Rockley is unable to successfully develop products that meet changing customer or market requirements on a timely basis or that remain competitive with technological alternatives, its products may fail to achieve commercial adoption, its revenue will decline, it may experience operating losses, and its business and prospects will be adversely affected.

Rockley may be unable to make the substantial investments that are required to remain competitive.

The silicon photonics industry requires substantial and continuous investment in research and development in order to bring to market new and enhanced solutions. Rockley expects its research and development expenditures to increase in the future as part of its strategy to increase demand for Rockley’s solutions in Rockley’s current target markets and to expand into additional markets. Rockley may not have sufficient resources to maintain the level of investment in research and development required to remain competitive. In addition, Rockley cannot assure you that the technologies, that are the focus of its research and development expenditures will become commercially successful or generate any revenue.

If Rockley fails to compete effectively, it may lose or fail to gain market share, which could negatively impact Rockley’s operating results and Rockley’s business.

The global optical components market in general, and the consumer sensor, healthcare, and data communications markets in particular, are highly competitive. Rockley expects competition to increase and intensify as additional companies enter Rockley’s target markets. Increased competition could result in price pressure, reduced gross margins, and difficulty achieving market penetration, any of which could harm Rockley’s business, financial condition, and results of operations. Rockley’s competitors range from large, international companies offering a wide range of services and optical components, such as LEDs, lasers, detectors, or photonic integrated circuit (“PICs”), to smaller companies specializing in narrow market verticals. Some of Rockley’s key competitors across various verticals include: ams AG (“AMS”), Analog Devices, Inc. (“ADI”), Broadcom Inc. (“Broadcom”), Brolis Semiconductors (“Brolis”), Cisco Systems, Inc. (“Cisco”), GlobalFoundries Inc. (“GlobalFoundries”), Intel Corporation (“Intel”), Lumentum Holdings Inc. (“Lumentum”), Maxim Integrated Products Inc. (“Maxim”), Osram Licht AG (“OSRAM”), Taiwan Semiconductor Manufacturing Company, Limited (“TSMC”), and Tower Semiconductor Ltd. (“Tower Jazz”). Rockley expects competition in its target markets to increase in the future as existing competitors improve or expand their product offerings and as new competitors enter these markets.

Rockley’s ability to compete successfully depends, in part, on factors that are outside of its control, including industry and general economic trends. Rockley’s ability to compete successfully will depend on a number of factors, including its ability to:

•	define, design, and regularly introduce new products that anticipate the functionality and integration needs of Rockley’s customers’ next- generation products and applications;

•	build strong and long-lasting relationships with Rockley’s customers and other industry participants;

•	cost-effectively develop and commercialize products which compete favorably with competitors’ products;

•	achieve design wins;

•	accurately estimate the effectiveness and success of Rockley’s customers’ end products incorporating Rockley’s products in their competitive end markets;

•	expand its research and development capabilities to provide innovative solutions and maintain Rockley’s product roadmap;

•	strengthen its sales and marketing efforts, brand awareness and reputation;

•	deliver products in volume on a timely basis at competitive prices;

•	withstand or respond to significant price competition;

•	build and expand international operations in a cost-effective manner;

•	obtain, maintain, protect, and enforce Rockley’s intellectual property rights;

•	defend potential patent infringement claims arising from third parties;

•	promote and support Rockley’s customers’ incorporation of Rockley’s products into their products; and

•	retain high-level talent, including Rockley’s management team and engineers.

Rockley’s competitors may also establish cooperative relationships among themselves or with third parties or may acquire companies that provide similar products to Rockley’s. As a result, new competitors or alliances may emerge that could capture significant market share. Any of these factors, alone or in combination with others, could harm Rockley’s business, financial condition, and results of operations and result in a loss of market share and an increase in pricing pressure.

Rockley may pursue strategic investments or acquisitions in the future. If Rockley fails to successfully select, execute, or integrate its acquisitions, then its business, results of operations, and financial condition could be materially and adversely affected, and the Company’ s share price could decline.

From time to time, Rockley may pursue investments or acquisitions to add new products and technologies, acquire talent, gain new sales channels, or enter into new markets or sales territories. In addition to possible shareholder approval, Rockley may need approvals and licenses from relevant government authorities for the acquisitions and to comply with any applicable laws and regulations, which could result in increased delay and costs. Furthermore, acquisitions and the subsequent integration of new assets, businesses, key talent, customers, vendors, and suppliers require significant attention from Rockley’s management and could result in a diversion of resources from Rockley’s existing business, which in turn could have an adverse effect on Rockley’s operations. Acquired assets or businesses may not generate the financial results Rockley expects. Acquisitions could result in the use of substantial amounts of cash, potentially dilutive issuances of equity securities, the occurrence of significant goodwill impairment charges, amortization expenses for other intangible assets, and exposure to potential unknown liabilities of the acquired business. Moreover, the costs of identifying and consummating acquisitions may be significant.

Failure to successfully identify, complete, manage, and integrate acquisitions could materially and adversely affect its business, financial condition, and results of operations and could cause the Company’s share price to decline.

Rockley’s international operations expose it to operational, financial, and regulatory risks, including possible unfavorable regulatory, political, tax, and labor conditions, which could harm Rockley’s business.

Rockley is committed to growing its international sales, and while it has committed resources to expanding its international operations and sales channels, these efforts may not be successful. International operations are subject to a number of other risks, including:

•	foreign currency fluctuations, which could result in increased operating expenses and reduced revenue;

•	political and economic instability, international terrorism, and anti-American or British sentiment, particularly in emerging markets;

•

disadvantages of competing against companies from countries that are not subject to U.S. and U.K. laws and regulations, including the Foreign Corrupt Practices Act, Office of Foreign Assets Control regulations, and U.S. anti-money laundering regulations, as well as exposure of Rockley’s foreign operations to liability under these regulatory regimes;

•	preference for locally branded products, and laws and business practices favoring local competition;

•	potential consequences of, and uncertainty related to, the “Brexit” process in the United Kingdom, which could lead to additional expense and complexity in doing business there;

•	less effective protection of intellectual property;

•

stringent regulation of the end products incorporating Rockley’s products and stringent consumer protection and product compliance regulations, including but not limited to General Data Protection Regulation in the European Union, European competition law, the Restriction of Hazardous Substances Directive, the Waste Electrical and Electronic Equipment Directive, and the European Ecodesign Directive that are costly to comply with and may vary from country to country;

•	difficulties and costs of staffing and managing foreign operations;

•	foreign taxes, including withholding of payroll taxes; and

•	the U.S. government’s and U.K. government’s restrictions on certain technology transfer to certain countries of concern.

For example, Rockley has significant international operations that are denominated in foreign currencies, primarily the British Pound and Euro, subjecting it to foreign currency exchange risk that may adversely impact its financial results. The occurrence of any of these risks could negatively affect Rockley’s international business and consequently its business, operating results, and financial condition.

The average selling prices of Rockley’s products could decrease rapidly over the life of the product, which may negatively affect Rockley’s revenue and margins. In addition, the selling prices Rockley is able to ultimately charge in the future for the products it is currently developing or commercializing may be less than what Rockley currently anticipates, which may cause Rockley’s actual operating results to differ materially from its expectations.

The prices that Rockley is able to ultimately charge in the future for the products it is currently developing or commercializing may experience declines for a variety of reasons, many of which are outside of Rockley’s control. In order to sell products that have a falling average unit selling price and maintain margins at the same time, Rockley will need to continually reduce product and manufacturing costs. To manage manufacturing costs, Rockley must engineer the most cost-effective design for its products and collaborate with its manufacturing counterparties to reduce manufacturing costs. Rockley also needs to continually introduce new products with higher sales prices and gross margin in order to maintain its overall gross margin. If Rockley is unable to manage the cost of older products or successfully introduce new products with higher gross margin, its revenue and overall gross margin would likely decline. In addition, the selling prices Rockley is able to ultimately charge in the future for the products it is currently developing or commercializing may be less than what Rockley currently projects, which may cause Rockley’s actual operating results to differ materially from its expectations.

Rockley’s gross margins may fluctuate due to a variety of factors, which could negatively impact Rockley’s results of operations and Rockley’s financial condition.

Rockley’s gross margins may fluctuate due to a number of factors, including customer and product mix, market acceptance of Rockley’s new products, yield, wafer pricing, packaging and testing costs, competitive pricing dynamics, the impact of the COVID-19 pandemic, and geographic and market pricing strategies. To the extent Rockley may offer certain customers favorable prices, it would decrease Rockley’s average selling prices and likely impact gross margins. Further, Rockley may in the future offer pricing incentives to Rockley’s customers on earlier generations of products that inherently have a higher cost structure, which would negatively affect Rockley’s gross margins. In addition, in the event Rockley’s customers, including Rockley’s larger customers, exert more pressure with respect to pricing and other terms, it could put downward pressure on Rockley’s margins.

Because Rockley does not operate its own manufacturing, assembly, or testing facilities, it may not be able to reduce its costs as rapidly as companies that operate their own facilities, and Rockley’s costs may even increase, which could further reduce Rockley’s gross margins. Rockley relies primarily on obtaining yield improvements and volume-based cost reductions to drive cost reductions. To the extent that such cost reductions do not occur at a sufficient level and in a timely manner, Rockley’s business, financial condition, and results of operations could be adversely affected and may vary from Rockley’s estimates.

In addition, Rockley may in the future maintain an inventory of Rockley’s products at various stages of production and in finished goods inventory. Rockley will hold these inventories in anticipation of customer orders. If those customer orders do not materialize in a timely manner, Rockley may have excess or obsolete inventory which Rockley would have to reserve or write-down, and Rockley’s gross margins would be adversely affected.

Because some of the raw materials and key components in its products come from limited or single source suppliers, Rockley is susceptible to supply shortages, long lead times for components, and supply changes, including as a result of industry consolidation, any of which could disrupt its supply chain and could delay deliveries of its products to customers, which could adversely affect Rockley’s business, results of operations, and financial condition.

Some of the components used in the manufacturing of Rockley’s products are sourced from third-party suppliers. To date, Rockley has produced its products in relatively limited quantities for use in products. Rockley does not have extensive experience in managing its supply chain to manufacture and deliver its products at scale. Some of the key components used to manufacture Rockley’s products come from limited or single source suppliers. Rockley is therefore subject to the risk of shortages and long lead times in the supply of these components and the risk that its suppliers discontinue or modify components used in its products. Rockley has a global supply chain and the COVID-19 pandemic and other health epidemics and outbreaks may adversely affect its ability to source components in a timely or cost effective manner from its third-party suppliers due to, among other things, work stoppages or interruptions. For example, Rockley relies on third-party foundries to manufacture its silicon photonic integrated circuits and for wafer scale integration. Any disruptions to those foundries could materially and adversely affect Rockley’s ability to manufacture its products. In addition, the lead times associated with certain components are lengthy and preclude rapid changes in quantities and delivery schedules. Rockley has in the past experienced and may in the future experience component shortages and price fluctuations of certain key components and materials, and the predictability of the availability and pricing of these components may be limited. In the event of a component shortage, supply interruption or material pricing change from suppliers of these components, Rockley may not be able to develop alternate sources in a timely manner or at all in the case of sole or limited sources. These risks may be exacerbated if any of Rockley’s suppliers were to cease operations or be acquired by a third party. If this were to occur, Rockley may need to re-qualify the supplier and/or otherwise confirm that such an event would not cause concerns with Rockley’s end customers or otherwise negatively impact Rockley’s relationships with its end customers. Developing alternate sources of supply for these components may be time-consuming, difficult, and costly and Rockley may not be able to source these components on terms that are acceptable to it, or at all, which may undermine Rockley’s ability to meet its requirements or to fill customer orders in a timely manner. Any interruption or delay in the supply of any of these parts or components, or the inability to obtain these parts or components from alternate sources at acceptable prices and within a reasonable amount of time, would adversely affect Rockley’s ability to meet its scheduled product deliveries to its customers. This could adversely affect Rockley’s relationships with its customers and channel partners and could cause delays in shipment of its products and adversely affect its operating results. In addition, increased component costs could result in lower gross margins. Even where Rockley is able to pass increased component costs along to its customers, there may be a lapse of time before it is able to do so such that Rockley must absorb the increased cost. If Rockley is unable to buy these components in quantities sufficient to meet its requirements on a timely basis, it will not be able to deliver products to its customers. This in turn could materially and adversely affect Rockley’s business, financial condition, and results of operations.

If the foundries with which Rockley contracts do not achieve satisfactory yields or quality, Rockley’s reputation and customer relationships could be harmed.

Rockley depends on satisfactory wafer foundry manufacturing capacity, wafer prices, and production yields, as well as timely wafer delivery, to meet customer demand and enable it to maintain gross margins. The fabrication of Rockley’s products is a complex and technically demanding process. Minor deviations in the manufacturing process can cause substantial decreases in yields and, in some cases, cause production to be suspended. Rockley’s foundry vendors may experience manufacturing defects and reduced manufacturing yields from time to time. Further, any new foundry vendors Rockley employs, whether due to industry consolidation, customer requirements, or otherwise, may present additional and unexpected manufacturing challenges that could require significant management time and focus. Changes in manufacturing processes or the inadvertent use of defective or contaminated materials by the foundries that Rockley employs could result in lower than anticipated production yields or unacceptable performance of Rockley’s products. Many of these problems are difficult to detect at an early stage of the manufacturing process and may be time-consuming and expensive to correct. Poor production yields from the foundries that Rockley employs, or defects, integration issues, or other performance problems in Rockley’s products could significantly harm Rockley’s customer relationships and financial results, and give rise to financial or other damages to Rockley’s customers. Any product liability claim brought against Rockley, even if unsuccessful, would likely be time-consuming and costly to defend.

Manufacturing yields for new products initially tend to be lower as Rockley completes product development and commence volume manufacturing, and typically increase as Rockley brings the product to full production. While Rockley’s business model includes this assumption of improving manufacturing yields its assumptions may be incorrect and, as a result, material variances between projected and actual manufacturing yields will have a direct effect on Rockley’s gross margin and profitability. The difficulty of accurately forecasting manufacturing yields and maintaining cost competitiveness through improving manufacturing yields will continue to be magnified by the increasing process complexity of manufacturing silicon photonics products.

Raw material price fluctuations can increase the cost of Rockley’s products, impact Rockley’s ability to meet customer commitments, and may adversely affect its results of operations.

The cost of raw materials is a key element in the cost of Rockley’s products. Rockley’s inability to offset material price inflation through increased prices to customers, suppliers, productivity actions, or through commodity hedges could adversely affect Rockley’s results of operations. Many major components, product equipment items, and raw materials are procured or subcontracted on a single or sole-source basis. Although Rockley maintains a qualification and performance surveillance process and Rockley believes that sources of supply for raw materials and components are generally adequate, it is difficult to predict what effects shortages or price increases may have in the future. Rockley’s inability to fill its supply needs would jeopardize its ability to fulfill its contractual obligations, which could, in turn, result in reduced revenue, contract penalties or terminations, and damage to Rockley’s customer relationships.

Furthermore, increases in the price of wafers, testing costs, and commodities, which may result in increased production costs, mainly assembly and packaging costs, may result in a decrease in Rockley’s gross margins. Moreover, Rockley’s suppliers may pass the increase in raw materials and commodity costs onto it which would further reduce the gross margin of Rockley’s products. In addition, as Rockley is a fabless company, global market trends such as a shortage of capacity to fulfill Rockley’s fabrication needs also may increase Rockley’s raw material costs and thus decrease its gross margin.

Rockley is subject to the cyclical nature of the semiconductor industry.

The semiconductor industry is highly cyclical and is characterized by constant and rapid technological change, rapid product obsolescence, price erosion, evolving standards, short product life cycles, industry consolidation, and wide fluctuations in product supply and demand. The industry experienced significant downturns during past global recessions. These downturns have been characterized by diminished product demand, production overcapacity, high inventory levels, and accelerated erosion of average selling prices. While these downturns have not directly impacted Rockley’s business to date, any prolonged or significant downturn in the semiconductor industry could adversely affect Rockley’s business and reduce demand for Rockley’s products. Any future downturns in the semiconductor industry could also harm Rockley’s business, financial condition, and results of operations. Furthermore, any significant upturn in the semiconductor industry could result in increased competition for access to third-party foundry and assembly capacity. Rockley is dependent on the availability of this capacity to manufacture and assemble Rockley’s products and Rockley can provide no assurance that adequate capacity will be available to it in the future.

If Rockley or its suppliers do not maintain sufficient inventory or if they do not adequately manage their respective inventory, Rockley could lose sales or incur higher inventory-related expenses, which could negatively affect Rockley’s operating results.

To ensure adequate inventory supply, Rockley and its suppliers must forecast inventory needs and expenses, place orders sufficiently in advance with their respective suppliers and manufacturing counterparties, and manufacture products based on its estimates of future demand for particular products. Changes in customer purchasing patterns may affect Rockley’s ability to forecast its future operating results, including revenue, gross margins, cash flows, and profitability. Rockley’s ability to accurately forecast demand for its products could be affected by many factors, including the growth rate, if any, in Rockley’s target markets or the market adoption of the end products into which Rockley’s products are incorporated, the emergence of new markets, an increase or decrease in customer demand for Rockley’s products or for products and services of its competitors, product introductions by competitors, the COVID-19 pandemic, other health epidemics and outbreaks, and any associated work stoppages or interruptions, unanticipated changes in general market conditions, and the weakening of economic conditions or consumer confidence in future economic conditions. If Rockley’s products are commercialized in markets that are quickly growing, including the consumer wearables, mobile device, and medical device markets, Rockley may face challenges acquiring adequate supplies to manufacture its products and/or Rockley and its manufacturing counterparties may not be able to manufacture its products at a rate necessary to satisfy the levels of demand, which would negatively affect Rockley’s revenue. This risk may be exacerbated by the fact that Rockley may not carry or be able to obtain for its manufacturers a significant amount of inventory to satisfy short-term demand increases. If it fails to accurately forecast customer demand, Rockley may experience excess inventory levels or a shortage of products available for sale.

Inventory levels in excess of customer demand may result in inventory write-downs or write-offs and the sale of excess inventory at discounted prices, which would adversely affect Rockley’s financial results, including its gross margin, and have a negative effect on its brand. Conversely, if Rockley underestimates customer demand for its products, Rockley, or its manufacturing counterparties, may not be able to deliver products to meet its requirements, and this could result in damage to Rockley’s brand and customer relationships and adversely affect its revenue and operating results.

If Rockley’s products do not conform to, or are not compatible with, existing or emerging industry standards, demand for Rockley’s products may decrease, which in turn would harm Rockley’s business and operating results.

Rockley’s ability to compete in the future will depend on its ability to identify and ensure compliance with evolving industry standards in its target markets, as well as in the silicon photonics and sensing technology industry generally. The emergence of new industry standards could render Rockley’s products incompatible with products developed by third-party suppliers or make it difficult for Rockley’s products to meet the requirements of certain device manufacturers and their suppliers. If Rockley’s customers or Rockley’s third-party suppliers adopt new or competing industry standards with which Rockley’s solutions are not compatible, or if industry groups fail to adopt standards with which Rockley’s products are compatible, Rockley’s products would become less desirable to its current or prospective customers. As a result, Rockley’s sales would suffer and it could be required to make significant expenditures to develop new products. Although Rockley designs its products to be compliant with applicable industry standards, proprietary enhancements may not in the future result in conformance with existing industry standards under all circumstances. If Rockley’s products do not conform to, or are not compatible with, existing or emerging standards, it would harm its business, financial condition, and results of operations.

Rockley may be subject to warranty or product liability claims, which could result in unexpected expenses and loss of market share.

Rockley may be subject to warranty or product liability claims. These claims may require Rockley to make significant expenditures to defend those claims, replace Rockley’s solutions, refund payments, or pay damage awards. Rockley has not yet commercialized its products. Accordingly, the operation of Rockley’s products and technology has not been validated over longer periods. If a customer’s end product fails in use, the customer may incur significant monetary damages, including a product recall or associated replacement expenses as well as lost revenue. The customer may claim that a defect in Rockley’s product caused the product failure and assert a claim against Rockley to recover monetary damages. The cost of defending these claims and satisfying any arbitration award or judgment with respect to these claims would result in unexpected expenses, which could be substantial, and could harm Rockley’s business, financial condition, and results of operations. Although Rockley carries product liability insurance, this insurance is subject to significant deductibles and may not adequately cover Rockley’s costs arising from defects in its products or otherwise.

The complexity of Rockley’s products and its anticipated future product and service offerings could result in unforeseen delays or expenses from undetected defects, errors, or reliability issues in hardware or software that could reduce the market adoption of its new products, damage its reputation with current or prospective customers, and adversely affect its operating costs.

Rockley’s current and future products and service offerings are or are expected to be highly technical and very complex and require high standards to manufacture or distribute and have in the past and will likely in the future experience defects, errors, or reliability issues at various stages of development. Rockley may be unable to timely release new products, product updates, manufacture existing products, correct problems that have arisen, or correct such problems to its customers’ satisfaction. Additionally, undetected errors, defects, or security vulnerabilities, especially as new products or updates are introduced or as new versions are released, could result in inaccurate data to the end users of products incorporating Rockley’s products. Any of the foregoing could negatively impact Rockley’s ability to commercialize a product or service offering, result in litigation against Rockley, and damage Rockley’s credibility. These risks may be heightened in the medical device industry, one of Rockley’s target markets, where the end user may act in reliance upon inaccurate data as a result of errors or defects, or where there may be a privacy or data breach of an end user’s personal health information. Some errors or defects in Rockley’s products and service offerings may only be discovered after they have been tested, commercialized, and deployed by customers. In these cases, Rockley may incur significant additional development costs and product recall, repair, or replacement costs. These problems may also result in claims, including class actions, against Rockley by its customers or others. Rockley’s reputation or brand may be damaged as a result of these problems and customers may be reluctant to buy its products, which could adversely affect its ability to retain existing customers and attract new customers and could adversely affect its financial results.

In addition to product liability claims, Rockley could face material legal claims for breach of contract, fraud, tort, or breach of warranty as a result of these problems. Defending a lawsuit, regardless of its merit, could be costly and may divert management’s attention and adversely affect the market’s perception of Rockley and its products. In addition, Rockley’s business liability insurance coverage could prove inadequate with respect to a claim and future coverage may be unavailable on acceptable terms or at all. These product-related issues could result in claims against Rockley and its business could be adversely affected.

Rockley currently expects to recognize subscription revenue from its future cloud-based analytics subscription offering ratably over the term of these subscriptions and, to a lesser extent, perpetual licenses ratably over an expected period of benefit and, as a result, downturns in sales may not be immediately reflected in its operating results.

If Rockley is able to commercially launch its cloud-based analytics subscription service, which is currently expected to occur as early as 2023, it expects to recognize revenue ratably over the terms of its subscriptions with customers. As a result, a substantial portion of the revenue that it will report in each period will be derived from the recognition of deferred revenue relating to agreements entered into during previous periods. Consequently, a decline in new sales or renewals in any one period may not be immediately reflected in its revenue results for that period. This decline, however, will negatively affect its revenue in future periods. Accordingly, the effect of significant downturns in sales and market acceptance of its subscription service and potential changes in the rate of renewals may not be fully reflected in its results of operations until future periods. This will also make it difficult for Rockley to rapidly increase revenue growth through additional sales in any period, as revenue from new customers generally will be recognized over the term of the applicable agreement. Rockley may be unable to commercially launch its subscription service offering in a timely manner or at all and such subscription offering may not achieve widespread customer adoption.

Any decline in customer renewals, terminations, or failure to convince customers to use Rockley’s cloud-based analytics subscription service would harm its business, results of operations, and financial condition.

The rate at which Rockley’s customers purchase subscriptions to its cloud-based analytics service will depend on a number of factors, including the perceived value of the service. Rockley anticipates that its subscription offerings for enterprise customers will range from one to two years subject to renewal terms. Rockley’s ability to grow revenue from its cloud-based analytics subscription offering, if and when commercially launched, will depend on a significant percentage of customer renewals when the then-existing subscription terms expire, as well as renewals on the same or more favorable terms. Customers will have no obligation to renew their subscriptions, and Rockley may not be able to accurately predict customer renewal rates. The growth of Rockley’s business will depend in part on its customers adopting and expanding their use of Rockley’s cloud-based analytics subscription offering and related services. If Rockley’s customers do not maintain or renew their subscriptions or renew on less favorable terms, Rockley’s future business prospects and growth opportunities may suffer.

If Rockley’s future platform offerings do not interoperate with its customers’ network and security infrastructure or with third-party products, websites, or services, it would negatively impact its business and results of operations.

Rockley’s cloud-based analytics subscription offering, which is under development and is currently expected to be commercially launched as early as 2023, is expected to allow for the deployment of Rockley’s technology through a cloud-based software-as-a-service model. As a result, it must interoperate with Rockley’s customers’ existing network and security infrastructure. The components of Rockley’s customers’ infrastructure have different specifications, rapidly evolve, utilize multiple protocol standards, include multiple versions and generations of products, and may be highly customized. Rockley must be able to interoperate and provide its software service to customers with highly complex and customized networks, which requires careful planning and execution between its customers, its customer support teams, and its channel partners. Further, whenever there are new or updated elements of the customers’ infrastructure or new industry standards or protocols, Rockley may have to update or enhance its cloud platform to continue to provide service to customers. Rockley’s competitors or other vendors may refuse to work with Rockley to allow their products to interoperate with Rockley’s, which could make it difficult for Rockley’s cloud-based analytics subscription service to function properly in customer networks that include these third-party products.

Rockley may not deliver or maintain interoperability quickly or cost-effectively, or at all. If Rockley fails to maintain compatibility of its cloud- based analytics subscription service with its customers’ network and security infrastructures, its customers may not be able to fully utilize the service, and Rockley may, among other consequences, fail to achieve widespread customer adoption of this subscription service and experience reduced demand for its products and services, which would materially harm its business, operating results, and financial condition.

Rockley licenses technology from third parties, and its inability to maintain those licenses could harm its business.

Rockley incorporates technology that it licenses from third parties, including software, into its software subscriptions. Rockley cannot be certain that its licensors are not infringing the intellectual property rights of third parties or that its licensors have sufficient rights to the licensed intellectual property in all jurisdictions in which Rockley may sell its software subscriptions. In addition, some licenses may be non-exclusive, and therefore its competitors may have access to the same technology licensed to Rockley. Some of Rockley’s license agreements may be terminated for convenience by the licensors. Rockley may also be subject to additional fees or be required to obtain new licenses if any of its licensors allege that Rockley has not properly paid for such licenses or that it has improperly used the technologies under such licenses, and such licenses may not be available on terms acceptable to Rockley or at all. If Rockley is unable to continue to license any of this technology because of intellectual property infringement claims brought by third parties against its licensors or against it, or claims against Rockley by its licensors, or if Rockley is unable to continue its license agreements or enter into new licenses on commercially reasonable terms, its ability to develop and sell software subscriptions containing such technology would be severely limited, and its business could be harmed. Additionally, if Rockley is unable to license necessary technology from third parties, it may be forced to acquire or develop alternative technology, which it may be unable to do in a commercially feasible manner or at all, and Rockley may be required to use alternative technology of lower quality or performance standards. This would limit and delay its ability to offer new or competitive software subscriptions and increase its costs of production. As a result, Rockley’s margins, market share, and operating results could be significantly harmed.

Portions of Rockley’s cloud-based analytics subscription offering utilize open-source software, and any failure to comply with the terms of one or more of these open source licenses could negatively affect its business.

Rockley’s cloud-based analytics subscription offering contains software made available by third parties under so-called “open source” licenses. From time to time, there have been claims against companies that distribute or use open-source software in their products and services, asserting that such open source software infringes the claimants’ intellectual property rights. Rockley could be subject to suits by parties claiming that what Rockley believes to be licensed open-source software infringes their intellectual property rights. Use and distribution of open-source software may entail greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties or other contractual protections regarding infringement claims or the quality of the code. In addition, certain open-source licenses require that source code for software programs that are subject to the license be made available to the public and that any modifications or derivative works to such open source software continue to be licensed under the same terms. Further, certain open-source licenses also include a provision that if Rockley enforces any patents against the software programs that are subject to the license, it will lose the license to such software. If Rockley were to fail to comply with the terms of such open-source software licenses, such failures could result in costly litigation, lead to negative public relations, or require that it quickly find replacement software which may be difficult to accomplish in a timely manner.

Although Rockley monitors its use of open source software in an effort both to comply with the terms of the applicable open source licenses and to avoid subjecting its software to conditions it does not intend, the terms of many open source licenses have not been interpreted by U.S. or international courts, and there is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on its ability to commercialize its product or operate its business. By the terms of certain open-source licenses, Rockley could be required to release the source code of its software and to make its proprietary software available under open source licenses, if Rockley combines or distributes its software with open source software in a certain manner. In the event that portions of its software are determined to be subject to an open-source license, Rockley could be required to publicly release the affected portions of its source code, re-engineer all, or a portion of, that software or otherwise be limited in the licensing of its software, each of which could reduce or eliminate the value of its product. Many of the risks associated with usage of open-source software cannot be eliminated, and could negatively affect its business, results of operations, and financial condition.

Customer-Related Risks

Rockley currently has, and intends to target, customers and suppliers that are large corporations with substantial negotiating power, exacting product, quality, and warranty standards, and potentially competitive internal solutions. If Rockley is unable to sell its products to these customers or is unable to enter into agreements with customers and suppliers on satisfactory terms, its prospects and results of operations will be adversely affected.

Many of Rockley’s customers and suppliers, and potential customers, are large corporations with substantial negotiating power relative to it and, in some instances, may have internal solutions that are competitive to

Rockley’s products. Many of these large corporations that are customers or potential customers also have significant development resources, which may allow them to acquire or develop independently, or in partnership with others, competitive technologies. Meeting the technical requirements and securing design wins with any of these companies will require a substantial investment of Rockley’s time and resources. Rockley cannot assure you that its products or technology will secure design wins from these or other companies or that it will generate meaningful revenue from the sales of its products to these key customers and potential customers. If Rockley’s products are not selected by these large corporations or if these corporations develop or acquire competitive technology, it will have an adverse effect on Rockley’s business.

Rockley currently depends on a few large customers for a substantial portion of its revenue. The loss of, or a significant reduction in, orders from Rockley’s customers, including its largest customer, could significantly reduce its revenue and adversely impact Rockley’s operating results.

Rockley believes that its operating results for the foreseeable future will continue to depend to a significant extent on revenue attributable to a few large customers, including Apple Inc., Rockley’s largest customer, and Hengtong Rockley Technology Co., Ltd. (“HRT”), its second largest customer. Rockley’s two largest customers collectively accounted for 100% and 99.6% of Rockley’s revenue in 2020 and 2019, respectively. Revenue attributable to Rockley’s largest customer accounted for the majority of its revenue in 2020 and 2019, respectively. Rockley anticipates revenue attributable to this customer will fluctuate from period to period, although it expects to remain dependent on this customer for a significant portion of its revenue for the foreseeable future. Rockley has a master supply and development agreement with this customer, which provides a general framework for Rockley’s transactions with it. This agreement continues until either party terminates for material breach. Under this agreement, Rockley has agreed to develop and deliver new products to this customer at its request, provided it also meets Rockley’s business purposes, and has agreed to indemnify it for intellectual property infringement or any injury or damages caused by Rockley’s products. This customer does not have any minimum or binding purchase obligations to Rockley under this agreement and could elect to discontinue or reduce making purchases from Rockley with little or no notice.

HRT is a joint venture formed by Rockley with Hengtong Optic-Electric Co., Ltd. (“Hengtong”), a subsidiary of Hengtong Group, Co., Ltd., in 2017. Under the Sino-Foreign Equity Joint Venture Contract (the “JV Agreement”) and the related technology development agreement and license agreement, HRT must procure chipsets from Rockley for use in finished products and HRT owns the copyright in the final designs. HRT has a license to the underlying intellectual property in the reference designs and Rockley has certain non-compete obligations under the JV Agreement. During the years ended December 31, 2020 and 2019, Rockley made sales to HRT of $5.3 million and $6.7 million, respectively. See notes 3 and 11 to the notes to Rockley’s consolidated financial statements included elsewhere in this prospectus.

In addition, customers may seek to enter into licensing arrangements in lieu of product purchases, which could negatively impact Rockley’s revenue, and, to a lesser extent, Rockley’s gross margins. If Rockley’s customers were to choose to work with other manufacturers or its relationships with its customers is disrupted for any reason, it could have a significant negative impact on Rockley’s business. Any reduction in sales attributable to Rockley’s larger customers would have a significant and disproportionate impact on Rockley’s business, financial condition, and results of operations.

Rockley’s customers, or the distributors through which it sells to these customers, may choose to use products in addition to Rockley’s, use a different product altogether, or develop an in-house solution. Any of these events could significantly harm its business, financial condition, and results of operations. In addition, if Rockley’s distributors’ relationships with Rockley’s end customers, including its larger end customers, are disrupted for inability to deliver sufficient products or for any other reason, it could have a significant negative impact on Rockley’s business, financial condition, and results of operations.

Rockley is dependent in part upon its relationships and alliances with industry participants to generate revenue, which involves risks and uncertainties.

Rockley has, and in the future may, acquire interests in joint ventures, which may subject Rockley to risk because, among other things, Rockley cannot exercise sole decision-making power and its partners may have different economic interests than Rockley has. For example, Rockley currently holds a 24.9% share in a strategic joint venture with another industry participant and is currently in discussions regarding potential licensing of technology to the joint venture in return for future payments. Rockley is therefore dependent on the successful execution of a licensing agreement with this joint venture partner to generate additional revenue. Rockley may also acquire interests in other joint ventures with third parties. There are additional risks involved in joint venture transactions. For example, as a co-investor in a joint venture, Rockley may not be in a position to exercise sole decision-making authority relating to the joint venture or other entity. As a result, the operations of any joint venture are subject to the risk that third parties may make business, financial, or management decisions with which Rockley does not agree, or the management of the joint venture may take risks or otherwise act in a manner that does not serve Rockley’s interests. Further, there may be a potential risk of impasse in some business decisions because Rockley may not be in a position to exercise sole decision-making authority. In such situations, it is possible that Rockley may not be able to exit the relationship because it may not have the funds necessary to complete a buy-out of the other partner or it may be difficult to locate a third-party purchaser for its interest. Because Rockley may not have the ability to exercise control over such operations, it may not be able to realize some or all of the benefits that it believes will be created from its involvement. In addition, there is the potential that a joint venture partner may become bankrupt or have divergent, conflicting, or inconsistent economic or business interests from Rockley. This could result in, among other things, exposing Rockley to liabilities of the joint venture in excess of its proportionate share of these liabilities. If any of the foregoing were to occur, Rockley’s business, financial condition, and results of operations could suffer.

If Rockley is unable to expand or further diversify its customer base, its business, financial condition, and results of operations could suffer.

Rockley currently expects the composition of its largest customers to vary over time, and that revenue attributable to its largest customers in any given period may decline over time. Rockley’s relationships with existing customers may deter potential customers who compete with these customers from buying Rockley’s products. If Rockley is unable to expand or further diversify its customer base, it could harm its business, financial condition, and results of operations.

Rockley does not currently have any products in commercial production. Accordingly, Rockley views its current customer relationships in the following stages: (a) customers with whom it is “engaged,” or in discussions with, regarding potential product features for incorporation into such customer’s end products or (b) customers with whom it is “contracted” where Rockley has non-binding MOUs or development and supply agreements. These non-binding MOUs and development and supply agreements provide a general framework for Rockley’s transactions with the customer and typically provide that Rockley will develop and deliver new products meeting the customer’s specifications. These agreements do not contain any minimum or binding purchase obligations. If Rockley is unable to transition customers with whom it is engaged in discussions to contracted customers or if Rockley fails to otherwise attract new customers, it would negatively impact Rockley’s ability to grow its business and gain market share, which in turn would harm Rockley’s financial condition and results of operations.

Because Rockley does not anticipate long-term purchase commitments with its customers, orders may be cancelled, reduced, or rescheduled with little or no notice, which in turn exposes Rockley to inventory risk, and may cause its business and results of operations to suffer.

Rockley anticipates that its products will be sold directly to customers as well as through distributors and resellers, with, in certain cases, no long- term or minimum purchase commitments from them or their end customers. Rockley expects that sales of its products will be primarily made pursuant to standard purchase orders, which orders may be cancelled, reduced, changed, or rescheduled with little or no notice or penalty. Cancellations of orders could result in the loss of anticipated sales without allowing Rockley sufficient time to reduce its inventory and operating expenses. In addition, changes in forecasts or the timing of orders from its customers expose Rockley to the risks of inventory shortages or excess inventory. As a result, Rockley’s revenue and operating results could fluctuate materially and could be materially and disproportionately impacted by purchasing decisions of Rockley’s customers, including Rockley’s larger customers. In the future, Rockley’s customers or its distributors or their end customers may decide to purchase fewer units than expected, may alter their purchasing patterns at any time with limited or no notice, or may decide not to continue to purchase Rockley’s products at all, any of which could cause Rockley’s revenue to decline materially and materially harm Rockley’s business, financial condition, and results of operations.

Cancellations of, reductions in, or rescheduling of customer orders could also result in the loss of anticipated sales without allowing Rockley sufficient time to reduce its inventory and operating expenses, as a substantial portion of Rockley’s expenses are fixed at least in the short term. In addition, changes in forecasts or the timing of orders expose Rockley to the risks of inventory shortages or excess inventory. Any of the foregoing events could materially and adversely affect Rockley’s business, financial condition, and results of operations.

If Rockley is unable to establish and maintain confidence in its long-term business prospects among customers and analysts and within its industry or is subject to negative publicity, then Rockley’s financial condition, operating results, business prospects, and access to capital may suffer materially.

Rockley has not yet fully developed or commercialized its products or services and the successful commercialization of Rockley’s products depends in part on Rockley’s customers and potential customers committing to use Rockley’s products in their own products. Customers may be less likely to purchase Rockley’s products if they are not convinced that Rockley’s business will succeed or that its service and support and other operations will continue in the long term. Similarly, suppliers and other third parties will be less likely to invest time and resources in developing business relationships with Rockley if they are not convinced that Rockley’s business will succeed. If Rockley is unable to establish and maintain confidence in its long-term business prospects among customers, suppliers, analysts, ratings agencies, and within its industry or is subject to negative publicity, then Rockley’s financial condition, operating results, business prospects, and access to capital may suffer materially.

Rockley’s investments in educating its customers and potential customers about the advantages of Rockley’s silicon photonics and sensing technology and its applications will require significant financial and talent resources and may not result in sales of Rockley’s products.

Educating Rockley’s prospective customers, and to a lesser extent, its existing customers, about Rockley’s silicon photonics and sensing technology and its applications in health monitoring devices, its advantages over competitive technologies, and the potential application of Rockley’s products in different industries and use cases is an integral part of Rockley’s strategy to expand into additional markets. Rockley’s efforts to educate potential customers and the market generally will require significant financial and talent resources. These educational efforts may not be successful and Rockley may not offset the costs of such efforts with revenue from the new customers. If Rockley is unable to acquire new customers to offset these expenses, its financial condition will be adversely affected.

Rockley’s business depends substantially on the efforts of its executive officers, including its Chief Executive Officer and founder, Dr. Andrew Rickman, OBE, and highly skilled talent, and its operations may be severely disrupted if it lost their services.

Rockley is highly dependent on its founder, Dr. Andrew Rickman, OBE as well its other executive officers, and the loss of his services would adversely affect Rockley’s business because his loss could make it more difficult to, among other things, compete with other market participants, manage Rockley’s research and development activities, and retain existing customers or cultivate new ones. Competition for highly skilled talent is often intense and Rockley may incur significant costs to attract highly-skilled talent. Rockley may not be successful in attracting, integrating, or retaining qualified talent to fulfill its current or future needs. Rockley has, from time to time, experienced, and it expects to continue to experience, difficulty in hiring and retaining highly skilled employees with appropriate qualifications.

In addition, job candidates and existing employees often consider the value of the equity awards they receive in connection with their employment. If the perceived value of Rockley’s equity or equity awards declines it may adversely affect Rockley’s ability to retain highly skilled employees. If Rockley fails to attract new talent or fails to retain and motivate its current talent, its business and future growth prospects could be adversely affected.

Legal and Regulatory Risks Related to Rockley’s Business

Rockley is subject to governmental export and import control laws and regulations. Rockley’s failure to comply with these laws and regulations could have an adverse effect on its business, prospects, financial condition, and results of operations.

Certain of Rockley’s products and services are subject to export control and import laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations, and various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Controls. U.S. export control laws and regulations and economic sanctions prohibit the shipment of certain products and services to U.S. embargoed or sanctioned countries, governments and persons. In addition, complying with export control and sanctions regulations for a particular sale may be time-consuming and result in the delay or loss of sales opportunities. Exports of Rockley’s products and technology must be made in compliance with these laws and regulations. If Rockley fails to comply with these laws and regulations, Rockley and certain of its employees could be subject to substantial civil or criminal penalties, including the possible loss of export or import privileges, fines, which may be imposed on Rockley and responsible employees or managers, and, in extreme cases, the incarceration of responsible employees or managers.

Changes to trade policy, tariffs, and import/export regulations may have a material adverse effect on Rockley’s business, financial condition, and results of operations.

Changes in global political, regulatory, and economic conditions, or in laws and policies governing foreign trade, manufacturing, development, and investment in the territories or countries where Rockley may purchase its components, sell its products, or conduct its business, could adversely affect Rockley’s business. The United States has in the past instituted or proposed changes in trade policies that included the negotiation or termination of trade agreements, the imposition of higher tariffs on imports into the United States, economic sanctions on individuals, corporations, or countries, and other government regulations affecting trade between the United States and other countries where Rockley conducts its business. A number of other nations have proposed or instituted similar measures directed at trade with the United States in response. As a result of these developments or any future similar developments, there may be greater restrictions and economic disincentives on international trade that could adversely affect Rockley’s business. It may be time-consuming and expensive for Rockley to alter its business operations to adapt to or comply with any such changes, and any failure to do so could have a material adverse effect on its business, financial condition, and results of operations.

Rockley may become involved in legal and regulatory proceedings and commercial or contractual disputes, which could have an adverse effect on its profitability and financial position.

Rockley may be, from time to time, involved in litigation, regulatory proceedings, and commercial or contractual disputes that may be significant. These matters may include, without limitation, disputes with

Rockley’s suppliers and customers, intellectual property claims, shareholder litigation, government investigations, class action lawsuits, personal injury claims, environmental issues, customs and value-added tax disputes, and employment and tax issues. In addition, Rockley could face in the future a variety of labor and employment claims against it, which could include but is not limited to general discrimination, wage and hour, privacy, ERISA, or disability claims. In such matters, government agencies or private parties may seek to recover from Rockley indeterminate amounts in penalties or monetary damages (including, in some cases, treble or punitive damages) or seek to limit Rockley’s operations in some way. These types of lawsuits could require significant management time and attention or could involve substantial legal liability, adverse regulatory outcomes, and/or substantial expenses to defend. Often these cases raise complex factual and legal issues and create risks and uncertainties. No assurances can be given that any proceedings and claims will not have a material adverse impact on Rockley’s operating results and financial position or that its established reserves or its available insurance will mitigate this impact.

Rockley is subject to, and must remain in compliance with, numerous laws and governmental regulations across various jurisdictions concerning the use, distribution, and sale of its products. Some of Rockley’s customers also require that it comply with their own unique requirements relating to these matters.

Rockley sells products that contain electronic components, and such components may contain materials that are subject to government regulation in locations where Rockley sells its products. For example, certain regulations limit the use of lead in electronic components. Since Rockley operates on a global basis, compliance with regulations is a complex process which requires continual monitoring of regulations and an ongoing compliance process to ensure that Rockley and its suppliers are in compliance with existing regulations in each market where it operates. If there is an unanticipated new regulation that significantly impacts Rockley’s use and sourcing of various components or requires more expensive components, that regulation could materially and adversely affect its business, results of operations, and financial condition. Rockley’s products may also be used in healthcare monitoring and other medical devices, which are subject to additional regulation. If Rockley fails to adhere to these new regulations or fails to continually monitor the updates, it may be subject to litigation, loss of customers, or negative publicity and its business, results of operations, and financial condition will be adversely affected.

Rockley may in the future become subject to additional regulations, including U.S. Food and Drug Administration (the “FDA”) clearance or approval, for health monitoring products in which Rockley’s products are incorporated. Achieving and maintaining compliance and approval under applicable regulations may be difficult to achieve.

Rockley’s products may be incorporated into end products in the health monitoring sector, including products which collect clinical data. Accordingly, it is possible that certain of Rockley’s products, or the end products which incorporate Rockley’s products will be subject to current and future regulation by the FDA, as well as by other federal, state, and local agencies. As Rockley’s target market is consumer wellness rather than medical, Rockley currently anticipates that FDA clearance will be unnecessary for its products targeting the consumer wearables market; however, Rockley intends to monitor and comply with regulations to the extent they become applicable to Rockley.

Manufacturers of medical devices are required to comply with applicable laws and regulations governing development, testing, manufacturing, labeling, marketing, and distribution of medical devices. Devices are generally subject to varying levels of regulatory control, based on the risk level of the device. Governmental regulations specific to medical devices are wide-ranging and govern, among other things:

•	product design, development, and manufacture;

•	laboratory, pre-clinical and clinical testing, labeling, packaging, storage, and distribution;

•	premarketing clearance or approval;

•	record-keeping;

•	product marketing, promotion and advertising, sales, and distribution; and

•	post-marketing surveillance, including reporting of deaths or serious injuries and recalls and correction and removals.

Rockley or its customers may not be able to obtain the necessary clearances or approvals for their products or may be unduly delayed in doing so, which could harm Rockley’s business. Furthermore, even if Rockley is granted regulatory clearances or approvals, they may include significant limitations on the permitted uses for the product, which may limit the market potential for the product. Delays in obtaining clearance or approval could increase Rockley’s costs and harm Rockley’s revenue and growth.

Additionally, Rockley’s products may be subject to regulation by similar agencies in other states and foreign countries. While Rockley believes that it has complied with all applicable laws and regulations, continued compliance with such laws or regulations, including any new laws or regulations, might impose additional costs on Rockley which could adversely affect its financial performance and results of operations.

Rockley is subject to various environmental laws and regulations that could impose substantial costs upon Rockley.

Concerns over environmental pollution and climate change have produced significant legislative and regulatory efforts on a global basis, and Rockley believes this will continue both in scope and in the number of countries participating. In addition, as climate change issues become more prevalent, foreign, federal, state, and local governments and Rockley’s customers have been responding to these issues. The increased focus on environmental sustainability may result in new regulations and customer requirements, or changes in current regulations and customer requirements, which could materially and adversely impact Rockley’s business, results of operations, and financial condition. If Rockley is unable to effectively manage real or perceived issues, including concerns about environmental impacts or similar matters, sentiments toward Rockley or its products could be negatively impacted, and its business, results of operations, or financial condition could suffer.

Rockley’s operations are and will be subject to foreign, federal, state, and local environmental laws and regulations, and such laws and regulations could directly increase the cost of energy, which may have an effect on the way Rockley manufactures products or utilizes energy to produce its products. In addition, any new regulations or laws in the environmental area might increase the cost of raw materials or key components Rockley uses in its products. Environmental regulations require Rockley to reduce product energy usage, monitor and exclude an expanding list of restricted substances, and to participate in required recovery and recycling of its products. Environmental and health and safety laws and regulations can be complex, and Rockley has limited experience complying with them. Capital and operating expenses needed to comply with environmental laws and regulations can be significant, and violations may result in substantial fines and penalties, third-party damages, suspension of production, or a cessation of Rockley’s operations.

The costs of complying with environmental laws and regulations and any claims concerning noncompliance, or liability with respect to contamination in the future, could have a material adverse effect on Rockley’s financial condition or operating results. Rockley may face unexpected delays in obtaining the required permits and approvals in connection with its planned production facilities that could require significant time and financial resources and delay its ability to operate these facilities, which would adversely impact Rockley’s business, prospects, financial condition, and operating results.

Rockley is subject to U.S. and foreign anti-corruption and anti-money laundering laws and regulations. Rockley can face criminal liability and other serious consequences for violations, which can harm its business.

Rockley is subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act, the U.K. Bribery Act of 2010,

and possibly other anti-bribery and anti-money laundering laws in countries in which Rockley conducts activities. Anti-corruption laws are interpreted broadly and prohibit companies and their employees, agents, contractors, and other collaborators from authorizing, promising, offering, or providing, directly or indirectly, improper payments or anything else of value to recipients in the public or private sector. Rockley can be held liable for the corrupt or other illegal activities of its employees, agents, contractors, and other collaborators, even if Rockley does not explicitly authorize or have actual knowledge of such activities. Any violations of the laws and regulations described above may result in substantial civil and criminal fines and penalties, imprisonment, the loss of export or import privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm, and other consequences.

Failures, or perceived failures, to comply with privacy, data protection, and information security requirements in the variety of jurisdictions in which Rockley operates may adversely impact its business, and such legal requirements are evolving, uncertain, and may require improvements in, or changes to, Rockley’s policies and operations.

Rockley’s current and potential future operations and sales are subject to laws and regulations addressing privacy and the collection, use, storage, disclosure, transfer, and protection of a variety of types of data. For example, the European Commission has adopted the General Data Protection Regulation and California recently enacted the California Consumer Privacy Act of 2018, both of which provide for potentially material penalties for non-compliance. These regimes may, among other things, impose data security requirements, disclosure requirements, and restrictions on data collection, uses, and sharing that may impact Rockley’s operations and the development of its business. Rockley has limited access to collect, store, process, or share certain information collected by its products, and Rockley’s products may evolve to collect additional information. Therefore, the full impact of these privacy regimes on Rockley’s business is rapidly evolving across jurisdictions and remains uncertain at this time.

Rockley may also be affected by cyber-attacks and other means of gaining unauthorized access to its products, systems, and data. For instance, cyber criminals or insiders may target Rockley or third parties with which it has business relationships to obtain data, or in a manner that disrupts Rockley’s operations or compromises its products or the systems into which its products are integrated.

Rockley is assessing the continually evolving privacy and data security regimes and measures it believes are appropriate in response. Since these data security regimes are evolving, uncertain, and complex, especially for a global business such as Rockley’s, Rockley may need to update or enhance its compliance measures and these updates or enhancements may require implementation costs. In addition, Rockley may not be able to monitor and react to all developments in a timely manner. The compliance measures Rockley does adopt may prove ineffective. Any failure, or perceived failure, by Rockley to comply with current and future regulatory or customer-driven privacy, data protection, and information security requirements, or to prevent or mitigate security breaches, cyber-attacks, or improper access to, use of, or disclosure of data, or any security issues or cyber-attacks affecting Rockley, could result in significant liability, costs (including the costs of mitigation and recovery), and a material loss of revenue resulting from the adverse impact on its reputation and brand, loss of proprietary information and data, disruption to its business and relationships, and diminished ability to retain or attract customers and business partners. Such events may result in governmental enforcement actions and prosecutions, private litigation, fines, and penalties or adverse publicity, and could cause customers and business partners to lose trust in Rockley, which could have an adverse effect on its reputation and business.

Further, in the event Rockley’s products, or the end products into which Rockley’s products are incorporated, involve the collection of personal medical or clinical data, Rockley would be subject to additional privacy regulations. For example, the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) regulations apply U.S. national standards for some types of electronic health information transactions and the data elements used in those transactions to ensure the integrity, security, and confidentiality of health information and standards to protect the privacy of individually identifiable health information businesses receive, maintain or transmit. The Health Information Technology for Economic and Clinical Health Act of 2009 (“HITECH Act”) expanded the scope of the privacy and security requirements under HIPAA and increased penalties for violations. In addition, the HITECH Act enacted federal breach notification rules requiring notification to affected individuals and the Department of Health and Human Services (and in some cases, relevant media outlets) whenever a breach of protected health information occurs. Rockley’s failure to maintain confidentiality of sensitive protected health information or other personal information in accordance with the applicable regulatory requirements could damage its reputation and expose Rockley to claims, fines, and penalties. Rockley’s business, operating results, and financial condition could also be negatively impacted by a violation of the HIPAA privacy or security rules or any other applicable privacy or data security law.

Many U.S. states and international jurisdictions in which Rockley operates also have laws and regulations that protect the privacy and security of confidential, protected health information, or other personal information and have similar or even more protection than U.S. federal regulations. Furthermore, state data breach notification laws continue to expand the type of protected health information and other personal information they encompass, and in many cases are more burdensome than the HIPAA/HITECH breach reporting requirements.

Regulations related to conflict minerals may cause Rockley to incur additional expenses and could limit the supply and increase the costs of certain metals used in the manufacturing of its products.

As a public company, Rockley will become subject to the requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), that will require it to determine, disclose, and report whether its products contain conflict minerals. The implementation of these requirements could adversely affect the sourcing, availability, and pricing of the materials used in the manufacture of components used in Rockley’s products. In addition, Rockley will incur additional costs to comply with the disclosure requirements, including costs related to conducting diligence procedures to determine the sources of conflict minerals that may be used in or necessary to the production of its products and, if applicable, potential changes to products, processes, or sources of supply as a consequence of such verification activities. It is also possible that its reputation may be adversely affected if Rockley determines that certain of its products contain minerals not determined to be conflict-free or if Rockley is unable to alter its products, processes, or sources of supply to avoid use of such materials.

Risks Related to Rockley’s Intellectual Property

Despite the actions Rockley is taking to defend and protect its intellectual property, Rockley may not be able to adequately protect or enforce its intellectual property rights or prevent unauthorized parties from copying or reverse engineering its products or technology. Rockley’s efforts to protect and enforce its intellectual property rights and prevent third parties from violating its rights may be costly.

The success of Rockley’s products and its business depend in part on Rockley’s ability to obtain patents and other intellectual property rights and maintain adequate legal protection for its products in the United States and other international jurisdictions. Rockley relies on a combination of patent, trademark, and trade secret laws, as well as confidentiality procedures and contractual restrictions, to establish and protect its proprietary rights, all of which provide only limited protection.

As of June 30, 2021, Rockley had 85 issued and allowed patents and 85 other patent applications pending in the United States and 59 patents in foreign jurisdictions. The 85 issued and allowed patents in the United States expire in the years beginning in 2021 through 2040. The 59 patents in foreign jurisdictions include 33 in the United Kingdom, 23 in China, and 3 in Japan, and they expire in the years beginning 2027 through 2039. Many of Rockley’s issued patents and pending patent applications relate to sensors and sensor chips.

Rockley cannot assure you that any patents will be issued with respect to its currently pending patent applications or that any trademarks will be registered with respect to its currently pending applications in a manner that gives Rockley adequate defensive protection or competitive advantages, if at all, or that any patents issued to Rockley or any trademarks registered by it will not be challenged, invalidated, or circumvented. Rockley may file for patents and trademarks in the United States and in certain international jurisdictions, but such protections may not be available in all countries in which it operates or in which Rockley seeks to enforce its intellectual property rights, or may be difficult to enforce in practice. For example, the legal environment relating to intellectual property protection in certain emerging market countries where Rockley may operate in the future is relatively weaker, often making it difficult to create and enforce such rights. Rockley’s currently registered trademarks and any patents and trademarks that may be issued or registered, as applicable, in the future with respect to pending or future applications may not provide sufficiently broad protection or may not prove to be enforceable in actions against alleged infringers. Rockley cannot be certain that the steps it has taken will prevent unauthorized use of its technology or the reverse engineering of its technology. Moreover, others may independently develop technologies that are competitive to Rockley or infringe Rockley’s intellectual property.

Protecting against the unauthorized use of Rockley’s intellectual property, products, and other proprietary rights is expensive and difficult, particularly internationally. Unauthorized parties may attempt to copy or reverse engineer Rockley’s sensing technology or certain aspects of Rockley’s products or manufacturing processes that it considers proprietary. Litigation may be necessary in the future to enforce or defend Rockley’s intellectual property rights, to prevent unauthorized parties from copying or reverse engineering its products, or technology to determine the validity and scope of the proprietary rights of others or to block the importation of infringing products into the United States.

Any such litigation, whether initiated by Rockley or a third party, could result in substantial costs and diversion of management resources, either of which could adversely affect Rockley’s business, operating results, and financial condition. Even if it obtains favorable outcomes in litigation, Rockley may not be able to obtain adequate remedies, especially in the context of unauthorized parties copying or reverse engineering its products or technology.

Further, many of Rockley’s current and potential competitors have the ability to dedicate substantially greater resources to defending intellectual property infringement claims and to enforcing their intellectual property rights than Rockley has. Attempts to enforce its rights against third parties could also provoke these third parties to assert their own intellectual property or other rights against Rockley or result in a holding that invalidates or narrows the scope of Rockley’s rights, in whole or in part. Effective patent, trademark, service mark, copyright, and trade secret protection may not be available in every country in which Rockley’s products are available and competitors based in other countries may sell infringing products in one or more markets. Failure to adequately protect Rockley’s intellectual property rights could result in Rockley’s competitors offering similar products, potentially resulting in the loss of some of Rockley’s competitive advantage and a decrease in its revenue, which would adversely affect Rockley’s business, operating results, financial condition, and prospects.

Third-party claims that Rockley is infringing intellectual property, whether successful or not, could subject Rockley to costly and time-consuming litigation or expensive licenses, and its business could be adversely affected.

Although Rockley has applied for patents related to its products and technology, a number of companies hold patents covering aspects of sensing and photonic chip technologies. In addition to these patents, participants in this industry typically also protect their technology, especially embedded software, through copyrights and trade secrets. As a result, there is frequent litigation based on allegations of infringement, misappropriation, or other violations of intellectual property rights. Rockley may in the future receive inquiries from other intellectual property holders and may become subject to claims that it infringes their intellectual property rights, particularly as Rockley expands its presence in the market, expands to new use cases, and faces increasing competition. In addition, parties may claim that the names and branding of Rockley’s products infringe their trademark rights in certain countries or territories. If such a claim were to prevail, Rockley may have to change the names and branding of its products in the affected territories and it could incur other costs.

Rockley currently has a number of agreements in effect pursuant to which it has agreed to defend, indemnify, and hold harmless its customers, suppliers, and channel partners and other counterparties from damages and costs which may arise from the infringement by Rockley’s products of third- party patents or other intellectual property rights. The scope of these indemnity obligations varies, and, in some instances, include indemnification for damages and expenses, including attorneys’ fees. Rockley’s insurance may not cover all intellectual property infringement claims. A claim that its products infringe a third party’s intellectual property rights, even if untrue, could adversely affect Rockley’s relationships with its customers, may deter future customers from purchasing its products, and could expose Rockley to costly litigation and settlement expenses. Even if Rockley is not a party to any litigation between a customer and a third party relating to infringement by its products, an adverse outcome in any such litigation could make it more difficult for Rockley to defend its products against intellectual property infringement claims in any subsequent litigation in which it is a named party. Any of these results could adversely affect Rockley’s brand and operating results.

Rockley may in the future need to initiate infringement claims or litigation to try to protect its intellectual property rights. In addition to litigation where Rockley is a plaintiff, Rockley’s defense of intellectual property rights claims brought against it or its customers, suppliers, and channel partners, with or without merit, could be time-consuming, expensive to litigate or settle, divert management resources and attention, and force Rockley to acquire intellectual property rights and licenses, which may involve substantial royalty or other payments and may not be available on acceptable terms or at all. Further, a party making such a claim, if successful, could secure a judgment that requires Rockley to pay substantial damages or obtain an injunction and also Rockley may lose the opportunity to license its technology to others or to collect royalty payments. An adverse determination also could invalidate or narrow Rockley’s intellectual property rights and adversely affect its ability to offer its products to its customers and may require that Rockley procure or develop substitute products that do not infringe, which could require significant effort and expense. Any of these events could adversely affect Rockley’s business, reputation, operating results, financial condition, and prospects.

Rockley’s intellectual property applications, including patent applications, may not be approved or granted or may take longer than expected to result in approval or grant, which may have a material adverse effect on Rockley’s ability to prevent others from commercially exploiting products similar to Rockley’s.

Rockley cannot be certain that it is the first inventor of the subject matter to which it has filed a particular patent application, or if it is the first party to file such a patent application. If another party has filed a patent application to the same subject matter as Rockley has, Rockley may not be entitled to the protection sought by the patent application. Rockley also cannot be certain whether the claims included in a patent application will ultimately be allowed in the applicable issued patent or the timing of any approval or grant of a patent application. Further, the scope of protection of issued patent claims is often difficult to determine. As a result, Rockley cannot be certain that the patent applications that it files will issue, or that its issued patents will afford protection against competitors with similar technology. In addition, Rockley’s competitors may design around Rockley’s registered or issued intellectual property, which may adversely affect Rockley’s business, prospects, financial condition, and operating results.

In addition to patented technology, Rockley relies on its unpatented proprietary technology, trade secrets, designs, experiences, workflows, data, processes, software, and know-how.

Rockley relies on proprietary information (such as trade secrets, designs, experiences, workflows, data, know-how, and confidential information) to protect intellectual property that may not be patentable or subject to copyright, trademark, trade dress, or service mark protection, or that Rockley believes is best protected by means that do not require public disclosure. Rockley generally seeks to protect this proprietary information by entering into confidentiality agreements, or consulting, services, or employment agreements that contain non-disclosure and non-use provisions with its employees, consultants, contractors, and third parties. However, these agreements may be breached or may otherwise fail to prevent disclosure, third-party infringement, or misappropriation of its proprietary information, may be limited as to their term, and may not provide an adequate remedy in the event of unauthorized disclosure or use of proprietary information. Rockley has limited control over the protection of trade secrets used by its current or future manufacturing counterparties and suppliers and could lose future trade secret protection if any unauthorized disclosure of such information occurs. In addition, Rockley’s proprietary information may otherwise become known or be independently developed by its competitors or other third parties. To the extent that its employees, consultants, contractors, advisors, and other third parties use intellectual property owned by others in their work for Rockley, disputes may arise as to the rights in related or resulting know-how and inventions. Costly and time-consuming litigation could be necessary to enforce and determine the scope of Rockley’s proprietary rights, and failure to obtain or maintain protection for its proprietary information could adversely affect its competitive business position. Furthermore, laws regarding trade secret rights in certain markets where Rockley operates may afford little or no protection to its trade secrets.

Rockley also relies on physical and electronic security measures to protect its proprietary information, but it cannot provide assurance that these security measures will not be breached or provide adequate protection for its property. There is a risk that third parties may obtain and improperly utilize Rockley’s proprietary information to its competitive disadvantage. Rockley may not be able to detect or prevent the unauthorized use of such information or take appropriate and timely steps to enforce its intellectual property rights.

Rockley may be subject to damages resulting from claims that it or its current or former employees have wrongfully used or disclosed alleged trade secrets of its current or former employees’ former employers. Rockley may be subject to damages if its current or former employees wrongfully use or disclose Rockley’s trade secrets.

Rockley may be subject to claims that it or its current or former employees have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of a current or former employee’s former employers. Litigation may be necessary to defend against these claims. If Rockley fails to defend against such claims, in addition to paying monetary damages, it may lose valuable intellectual property rights or talent. A loss of key talent or their work product could hamper or prevent Rockley’s ability to commercialize its products, which could severely harm its business. Even if Rockley is successful in defending against these claims, litigation could result in substantial costs and demand on management resources.

Risks Related to Infrastructure, Cybersecurity and Privacy

A network or data security incident may allow unauthorized access to Rockley’s network or data, harm its reputation, create additional liability, and adversely impact its financial results.

Rockley and its third-party service providers may face security threats and attacks from a variety of sources. In addition to traditional computer “hackers,” malicious code (such as viruses and worms), phishing attempts, employee theft or misuse, and denial of service attacks, sophisticated nation- state and nation-state supported actors engage in attacks (including advanced persistent threat intrusions) and increase the risks to Rockley’s internal networks and customer facing environments and the information they store and process. These risks may increase due to COVID-19. A breach in Rockley’s data or an attack against its service availability, or that of its third-party service providers, could impact Rockley’s networks, creating system disruptions or slowdowns and exploiting security vulnerabilities of Rockley’s products, and the information stored on Rockley’s networks or those of its third-party service providers could be accessed, publicly disclosed, altered, lost, or stolen, which could subject Rockley to liability and cause it financial harm.

Unauthorized access by a third party to Rockley’s internal network, any actual or perceived breach of network security in its systems or networks, or any other actual or perceived data security incident Rockley or its third-party service providers suffer, could result in damage to its reputation, negative publicity, loss of channel partners, end-customers and sales, loss of competitive advantages over its competitors, increased costs to remedy any problems and otherwise respond to any incident, regulatory investigations and enforcement actions, costly litigation, and other liability. In addition, Rockley may incur significant costs to investigate and remediate any security breaches and other security incidents. Rockley’s data, corporate systems, third-party systems, and security measures may be breached due to the actions of outside parties, employee error, malfeasance, a combination of these, or otherwise, and, as a result, an unauthorized party may obtain access to its data. For example, in late 2020, Rockley was subject to phishing attacks, one involving a spoofed email whereby certain vendor account information was charged and payment was made to a fraudulent account and a second closely timed incident where a “forwarding” rule was applied to the spoofed email’s recipient. While no personal data was accessed and the issue was addressed, the incident resulted in a net loss of approximately $66,345, which loss has been accounted for in Rockley’s 2020 financial statements (which amount has been offset by a payout under our cybersecurity insurance policy in March 2021). While Rockley maintains cybersecurity insurance, such insurance may be insufficient to cover all liabilities incurred by these incidents, and any incidents may result in loss or increased costs of its cybersecurity insurance. Any of these negative outcomes could adversely impact the market perception of, and investor confidence in, Rockley.

Any disruption or performance issues with Rockley’s network infrastructure could harm its brand, reputation, and business.

Rockley has experienced, and may in the future experience, disruptions, outages, and other performance problems due to a variety of factors, including infrastructure changes, human or software errors, capacity constraints, and fraud. Any disruptions or other performance problems with Rockley’s products or reliability or security of Rockley’s systems could harm its reputation, brand, and Rockley’s business and operating results. In addition, Rockley must continually improve its computer network and infrastructure to avoid service interruptions or slower system performance. Rockley will need to devote additional resources to improving its platform architecture and its infrastructure. Any failure or delays in Rockley’s computer systems could cause service interruptions or slower system performance. These performance issues could harm Rockley’s business operations and financial condition.

Rockley relies on third parties to maintain and operate certain elements of its network infrastructure.

Rockley relies on third parties to operate and maintain certain elements of its network infrastructure. Interruptions in Rockley’s systems or the third-party systems on which it relies, whether due to system failures, computer viruses, physical or electronic break-ins, or other factors, could affect the security or availability of Rockley’s network infrastructure and website. Rockley’s existing data center facilities and third-party hosting providers have no obligations to renew their agreements with Rockley on commercially reasonable terms or at all, and certain of the agreements governing these relationships may be terminated by either party at any time, with no or limited notice. If any of these arrangements with third parties are terminated, Rockley could experience interruptions, as well as downtime, delays, and additional expenses in arranging alternative cloud infrastructure services. Rockley may incur significant liability from those customers and from third parties with respect to any breach of security affecting third parties’ infrastructure.

Risks Related to Financial and Accounting Matters

Rockley’s failure to raise additional capital or generate the significant capital necessary to expand its operations could reduce its ability to compete and could harm its business.

Rockley intends to continue to make investments to support its product development efforts and overall business growth and may require additional funds to respond to business challenges, including the need to develop new features to enhance its products or acquire complementary businesses and technologies. Accordingly, Rockley may in the long-term need to engage in equity or debt financings to secure additional funds. If Rockley raises additional equity or equity-linked financing, shareholders may experience dilution of their ownership interests. Current and future indebtedness may also contain terms that, among other things, restrict Rockley’s ability to incur additional indebtedness. Rockley may also be required to take other actions that would otherwise be in the interests of the debt holders and would require it to maintain specified liquidity or other ratios, any of which could harm Rockley’s business, operating results, and financial condition. Rockley may not be able to obtain additional financing on terms favorable to it, if at all. If Rockley is unable to obtain adequate financing or financing on satisfactory terms when required, Rockley’s ability to continue to support its business growth and to respond to business challenges could be significantly impaired, and its business may be adversely affected.

The nature of Rockley’s business requires the application of complex revenue recognition rules. Significant changes in current principles will affect its consolidated financial statements and changes in financial accounting standards or practices may cause adverse, unexpected financial reporting fluctuations and harm its results of operations.

The accounting rules and regulations with which Rockley must comply with are complex and subject to interpretation by the Financial Accounting Standards Board (“FASB”), the U.S. Securities and Exchange Commission (the “SEC”), and various bodies formed to promulgate and interpret appropriate accounting principles. In addition, many companies’ accounting disclosures are being subjected to heightened scrutiny by regulators and the public. Further, the accounting rules and regulations are continually changing in ways that could impact Rockley’s financial statements.

In preparing Rockley’s consolidated financial statements, Rockley makes good faith estimates and judgments that may change or turn out to be erroneous, which could adversely affect Rockley’s operating results.

In preparing Rockley’s consolidated financial statements in conformity with GAAP, Rockley must make estimates and judgments in applying Rockley’s most critical accounting policies. Those estimates and judgments have a significant impact on the results Rockley reports in its consolidated financial statements. The most difficult estimates and subjective judgments that Rockley makes relate to (i) revenue recognition including variable consideration, (ii) useful lives and recoverability of property and equipment and long-lived assets, (iii) incremental borrowing rates on the Company’s finance and operating leases, (iv) valuation of our convertible loan notes, (v) valuation allowances for income taxes, (vi) stock-based compensation including the valuation of Ordinary Shares, (vii) valuation of warrants and (viii) contingencies. Rockley bases its estimates on historical experience, input from outside experts, and on various other assumptions that Rockley believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Rockley also has other key accounting policies that are not as subjective, and therefore, their application would not require Rockley to make estimates or judgments that are as difficult, but which nevertheless could significantly affect its financial reporting. Actual results may differ materially from these estimates. In general, if Rockley’s estimates, judgments, or assumptions relating to its critical accounting policies are inaccurate or change or if actual circumstances differ from its estimates, judgments, or assumptions, including uncertainty in the current economic environment due to COVID-19, its operating results may be adversely affected and could fall below Rockley’s publicly announced projections or the expectations of securities analysts and investors.

Additionally, Rockley regularly monitors its compliance with applicable financial reporting standards and review new pronouncements and drafts thereof that are relevant to it. As a result of new standards, changes to existing standards, and changes in their interpretation, Rockley might be required to change its accounting policies, alter its operational policies, and implement new or enhance existing systems so that they reflect new or amended financial reporting standards, or Rockley may be required to restate its published financial statements. Such changes to existing standards or changes in their interpretation may have an adverse effect on Rockley’s reputation, business, financial position, and profit, or cause an adverse deviation from Rockley’s revenue and operating profit target, which may negatively impact Rockley’s financial results. For more information, refer to the section entitled “Critical Accounting Estimates” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus.

Rockley’s ability to use its net operating loss carryforwards and certain other tax attributes may be limited.

As of December 31, 2020, Rockley had $79.3 million of U.K. net operating loss carryforwards available to reduce future taxable income and will be carried forward indefinitely. To the extent Rockley is not able to offset future taxable income with its net operating losses, Rockley’s cash flows may be adversely affected.

Risks Related to Being a Public Company

Rockley’s management team has varying degrees of experience managing and operating a public company.

Members of Rockley’s management team have varying degrees of experience managing and operating a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. Additionally, some members of Rockley’s management team were recently hired, including its Senior Director of Sensing Application Algorithm Development, Controller, Senior Director of Sensing Product Module Development, and VP of Sensing Cloud, and AI Product. Rockley’s management team may not successfully or efficiently manage their new roles and responsibilities. Rockley’s transition to being a public company subjects it to significant regulatory oversight and reporting obligations under the U.S. securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from Rockley’s senior management and could divert their attention away from the day- to-day management of Rockley’s business. Rockley may not have adequate key talent with the appropriate level of knowledge, experience, and training in the accounting policies, practices, or internal controls over financial reporting required of public companies. The development and implementation of the standards and controls necessary for Rockley to achieve the level of accounting standards required of a public company may require costs greater than expected. It is possible that Rockley will be required to expand its employee base and hire additional employees to support its operations as a public company which will increase its operating costs in future periods. These factors could adversely affect Rockley’s business, financial condition, and operating results.

If Rockley fails to maintain an effective system of internal controls, its ability to produce timely and accurate financial statements or comply with applicable regulations could be adversely affected.

Upon the closing of the Business Combination, Rockley became subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, and the rules and regulations of the NYSE. The requirements of these rules and regulations have increased, and Rockley expects ongoing compliance with these rules and regulations will continue to increase its legal, accounting, and financial compliance costs, make some activities more difficult, time-consuming, and costly, and place significant strain on its talent, systems, and resources.

The Sarbanes-Oxley Act requires, among other things, that Rockley maintain effective disclosure controls and procedures and internal control over financial reporting. Rockley is continuing to develop and refine its disclosure controls, internal control over financial reporting, and other procedures that are designed to ensure that information required to be disclosed by it in the reports that it will file with the SEC is recorded, processed, summarized, and reported within the time periods specified in SEC rules and forms, and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to Rockley’s principal executive and financial officers.

Rockley’s current controls and any new controls that it develops may be inadequate because of changes in conditions in its business. Further, additional weaknesses in Rockley’s internal controls may be discovered in the future. Any failure to develop or maintain effective controls, or any difficulties encountered in their implementation or improvement, could adversely affect Rockley’s operating results or cause it to fail to meet its reporting obligations and may result in a restatement of Rockley’s financial statements for prior periods. Any failure to implement and maintain effective internal controls also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of Rockley’s internal control over financial reporting that it is required to include in its periodic reports Rockley will file with the SEC under Section 404 of the Sarbanes-Oxley Act. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in Rockley’s reported financial and other information.

In order to maintain and improve the effectiveness of its disclosure controls and procedures and internal control over financial reporting, Rockley has expended and anticipates that it will continue to expend significant resources, including accounting-related costs, and provide significant management oversight. Any failure to maintain the adequacy of its internal controls, or consequent inability to produce accurate financial statements on a timely basis, could increase Rockley’s operating costs and could materially and adversely affect its ability to operate its business. If Rockley’s internal controls are perceived as inadequate or that it is unable to produce timely or accurate financial statements, investors may lose confidence in Rockley’s operating results and Rockley’s share price could decline.

Rockley’s independent registered public accounting firm is not required to formally attest to the effectiveness of its internal control over financial reporting until after Rockley is no longer an emerging growth company. At such time, Rockley’s independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which Rockley’s controls are documented, designed, or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could have a material and adverse effect on Rockley’s business and operating results.

In addition to Rockley’s results determined in accordance with GAAP, Rockley believes certain non-GAAP measures may be useful in evaluating its operating performance. Rockley presents certain non-GAAP financial measures in this prospectus and intends to continue to present certain non-GAAP financial measures in future filings with the SEC and other public statements. Any failure to accurately report and present its non-GAAP financial measures could cause investors to lose confidence in its reported financial and other information, which would likely have a negative effect on the trading price of its Ordinary Shares.

The requirements of being a public company may strain Rockley’s resources, divert management’s attention, and affect its ability to attract and retain qualified board members.

Upon the closing of the Business Combination, Rockley became subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, the listing requirements of the NYSE, and other applicable securities rules and regulations. Compliance with these rules and regulations has increased, and will continue to increase, Rockley’s legal and financial compliance costs, make some activities more difficult, time- consuming, or costly, and increase demand on its systems and resources. Among other things, the Exchange Act requires that public companies file annual, quarterly, and current reports with respect to their business and operating results. In addition, the Sarbanes-Oxley Act requires, among other things, that companies maintain effective disclosure controls and procedures and internal control over financial reporting. In order to meet the requirements of this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could harm Rockley’s business and operating results. As a private company, Rockley was not required to comply with these requirements and as such, had not invested in the resources required for such compliance. Although Rockley has already hired additional employees to comply with these requirements, it may need to hire even more employees in the future and will need to engage its auditors to review its quarterly and annual reports, which will increase its costs and expenses.

In addition, changing laws, regulations, and standards related to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs, and making some activities more time-consuming. These laws, regulations, and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. Rockley intends to invest resources to comply with evolving laws, regulations, and standards, and this investment may result in increased general and administrative expense and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If Rockley’s efforts to comply with new laws, regulations, and standards differ from the activities intended by regulatory or governing bodies, regulatory authorities may initiate legal proceedings against Rockley and its business may be harmed.

Risks Related to Ownership of Our Ordinary Shares

Concentration of ownership among our existing executive officers, directors and their affiliates may prevent new investors from influencing significant corporate decisions.

As of August 11, 2021, after giving effect to the Closing, our executive officers and directors collectively beneficially own approximately 15.9% of our outstanding Ordinary Shares, with Dr. Andrew Rickman, our Chief Executive Officer, beneficially owning approximately 13.8% of our outstanding Ordinary Shares. As a result, these stockholders will be able to exercise a significant level of control over all matters requiring stockholder approval, including the election of directors, any amendment of the Articles of Association, and approval of significant corporate transactions. This control could have the effect of delaying or preventing a change of control or changes in management and will make the approval of certain transactions difficult or impossible without the support of these stockholders.

Sales of a substantial number of our Ordinary Shares in the public market could cause the price of our Ordinary Shares to fall.

Sales of a substantial number of our Ordinary Shares in the public market or the perception that these sales might occur could depress the market price of our Ordinary Shares and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our Ordinary Shares. In addition, the sale of substantial amounts of our Ordinary Shares could adversely impact its price.

The Ordinary Shares offered by the selling securityholders represent approximately 36.3% of our outstanding Ordinary Shares, not including the Ordinary Shares underlying any of our outstanding Warrants. Outstanding Warrants to purchase an aggregate of 8,625,000 Ordinary Shares, which we refer to as the “Public Warrants,” became exercisable on the effectiveness of the registration statement that we filed with the SEC to register the shares underlying the Public Warrants. The exercise price of the Warrants is currently $11.50 per share. To the extent the Public Warrants are exercised, additional Ordinary Shares will be issued, which will result in dilution to the holders of our Ordinary Shares and increase the number of shares eligible for resale in the public market. Sales, or the potential sales, of substantial numbers of shares in the public market by the selling securityholders upon termination of applicable contractual lock-up agreements or by holders of the Public Warrants, could increase the volatility of the market price of our Ordinary Shares or adversely affect the market price of our Ordinary Shares.

As of August 11, 2021, after the completion of the Business Combination, we had outstanding approximately 126.3 million Ordinary Shares, and Warrants to purchase approximately 14,204,266 Ordinary Shares. In addition, we intend to register for sale our Ordinary Shares issuable under our equity compensation plans, including 15,326,274 Ordinary Shares available for future issuance under our 2021 Stock Incentive Plan (the “2021 Plan”), 1,526,239 Ordinary Shares available for future issuance under our 2021 Employee Stock Purchase Plan (the “ESPP”), and approximately 16.6 million Ordinary Shares issuable upon the exercise of outstanding options under our 2013 Stock Option Plan. The sale or the availability for sale of a large number of our Ordinary Shares in the public market could cause the price of our Ordinary Shares to decline.

We have never paid dividends on our capital stock, and we do not anticipate paying dividends in the foreseeable future.

We have never paid dividends on any of our capital stock and currently intend to retain any future earnings to fund the growth of our business. Any determination to pay dividends in the future will be at the discretion of our board of directors (the “Board”) and will depend on our financial condition, operating results, capital requirements, general business conditions and other factors that the Board may deem relevant. As a result, capital appreciation, if any, of our Ordinary Shares will be the sole source of gain for the foreseeable future.

Our stock price is volatile, and you may not be able to sell our Ordinary Shares at or above the price you paid.

The trading price of our Ordinary Shares is volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. These factors include:

•	actual or anticipated fluctuations in operating results;

•	failure to meet or exceed financial estimates and projections of the investment community or that we provide to the public;

•	issuance of new or updated research or reports by securities analysts or changed recommendations for our stock or the transportation industry in general;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, collaborations or capital commitments;

•	operating and share price performance of other companies that investors deem comparable to us;

•	our focus on long-term goals over short-term results;

•	the timing and magnitude of our investments in the growth of our business;

•	actual or anticipated changes in laws and regulations affecting our business;

•	additions or departures of key management or other personnel;

•	disputes or other developments related to our intellectual property or other proprietary rights, including litigation;

•	our ability to market new and enhanced products and technologies on a timely basis;

•	sales of substantial amounts of the Ordinary Shares by the Board, executive officers or significant stockholders or the perception that such sales could occur;

•	changes in our capital structure, including future issuances of securities or the incurrence of debt; and

•	general economic, political and market conditions.

In addition, the stock market in general, and the NYSE in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors may seriously affect the market price of our Ordinary Shares, regardless of our actual operating performance. In addition, in the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

We qualify as an “emerging growth company” within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, it could make our securities less attractive to investors and may make it more difficult to compare our performance to the performance of other public companies.

We qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, we are eligible for and intend to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including (a) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act, (b) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (c) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of Ordinary Shares that are held by non-affiliates exceeds $700.0 million as of June 30 of that fiscal year, (ii) the last day of the fiscal year in which we have total annual gross revenue of $1.07 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which we have issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the date of the first sale of Ordinary Shares in SC Health’s initial public offering of units, consummated on July 16, 2019 (the “IPO”). In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to opt out of such extended transition period and, therefore, we may not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. Investors may find our securities less attractive because we will rely on these exemptions, which may result in a less active trading market for the Ordinary Shares and Warrants and the price of such securities may be more volatile.

The unaudited pro forma financial information included herein is not indicative of what our actual financial position or results of operations would have been.

The unaudited pro forma financial information included herein is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated.

We may amend the terms of the Warrants in a manner that may be adverse to holders with the approval by the holders of at least 50% of the then outstanding Public Warrants.

The Warrants were issued in registered form under the HoldCo Warrant Agreement between ComputerShare Trust Company, as warrant agent, and us. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders. Accordingly, we may amend the terms of the Warrants in a manner adverse to a holder if holders of at least 50% of the then outstanding Public Warrants approve of such amendment. Although our ability to amend the terms of the Warrants with the consent of at least 50% of the then outstanding Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Warrants, convert the Warrants into stock or cash, shorten the exercise period or decrease the number of warrant shares issuable upon exercise of a Warrant.

We may redeem unexpired Warrants prior to their exercise at a time that is disadvantageous to you, thereby making those Warrants worthless.

The Private Warrants will be not redeemable by us so long as they are held by their initial purchasers or their permitted transferees. We will have the ability to redeem outstanding Warrants (including Private Warrants if they are sold to a holder who is not a permitted transferee under the terms of the Private Warrants) at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of Ordinary Shares equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date we give notice of redemption. If and when the

Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Warrants could force you (i) to exercise your Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your Warrants at the then-current market price when you might otherwise wish to hold your Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding Warrants are called for redemption, is likely to be substantially less than the market value of your Warrants.

If securities or industry analysts issue an adverse opinion regarding our stock or do not publish research or reports about our company, our stock price and trading volume could decline.

The trading market for our Ordinary Shares will depend in part on the research and reports that equity research analysts publish about us and our business. We do not control these analysts or the content and opinions included in their reports. Securities analysts may elect not to provide research coverage of our company and such lack of research coverage may adversely affect the market price of our Ordinary Shares. The price of our Ordinary Shares could also decline if one or more equity research analysts downgrade our Ordinary Shares, change their price targets, issue other unfavorable commentary or cease publishing reports about us or our business. If one or more equity research analysts cease coverage of our company, we could lose visibility in the market, which in turn could cause our stock price to decline.

General Risk Factors

The global COVID-19 pandemic could harm Rockley’s business and results of operations.

On March 11, 2020, the World Health Organization characterized the outbreak of COVID-19 as a global pandemic and recommended containment and mitigation measures. Since then, extraordinary actions have been taken by international, federal, state, and local public health and governmental authorities and organizations to contain and combat the outbreak and spread of COVID-19 in regions throughout the world. These actions include travel bans, quarantines, “stay-at-home” orders, and similar mandates and guidelines for many individuals to substantially restrict daily activities and for many businesses to curtail or cease normal operations.

The COVID-19 pandemic has negatively impacted, and will likely continue to have a negative impact on, worldwide economic activity and financial markets and has impacted, and will further impact, Rockley’s workforce and operations, the operations of its customers, and those of their respective channel partners, vendors, and suppliers. In light of the uncertain and evolving situation and various international and government restrictions and guidelines, Rockley has taken measures intended to mitigate the spread of the virus and minimize the risk to its employees, channel partners, end-customers, and the communities in which it operates. Specifically, these measures include transitioning its employee population to work remotely from home, which is planned to continue through June 30, 2021 with the anticipated roll out of a phased return to office plan in through September 30, 2021 in accordance with government guidance and, in accordance with applicable government directives, reducing on-site operations at its facilities. Certain key laboratory employees and facilities were designated as Essential Critical Infrastructure and Rockley was able to continue internal testing and laboratory work to the extent necessary to service customer commitments. To facilitate on-site operations, revised operational and manufacturing plans were implemented that conform to COVID-19 precautionary health guidelines, including universal requirement of facial coverings, rearranging facilities to follow social distancing protocols, conducting active daily temperature checks, regular and thorough disinfecting of surfaces and tools, and regular testing of its employees for COVID-19. The remaining non-essential workforce was required to perform their duties from home.

Rockley intends to continue to monitor the situation and may adjust its current policies as more information and public health guidance become available. Any precautionary measures that Rockley has adopted or may adopt could negatively affect Rockley’s sales and marketing efforts, delay and lengthen its sales cycles, and create operational or other challenges, any of which could harm its business and results of operations. In addition, COVID-19 may disrupt the operations of Rockley’s customers and channel partners for an indefinite period of time, including as a result of travel restrictions and/or business shutdowns, all of which could negatively impact Rockley’s business and results of operations, including cash flows.

The ongoing impact will depend on the duration of the pandemic, which is being mitigated by advances in the treatment of the disease, prevention efforts including vaccines, broad government measures to contain the spread of the virus, and related government stimulus measures. However, should Rockley experience sustained impact from the pandemic, additional actions such as cost reduction measures may need to be implemented. The impact of COVID-19 is fluid and uncertain, but it has caused and may continue to cause various negative effects, including an inability to meet with actual or potential customers; customers deciding to delay or abandon their planned product development programs and product commercialization timelines; increased requests for delayed payment terms by customers and channel partners; changes in the demand of Rockley’s products, which may cause it to reprioritize its engineering and research and development efforts; and delays or possible disruptions in its supply chain. Until the COVID-19 pandemic is contained and global economic activity stabilizes, it will continue to be more difficult for Rockley to forecast its operating results.

The recurrence or continued effects of a global economic downturn as a result of the COVID-19 pandemic could have an adverse effect on Rockley’s business and operating results.

Rockley operates globally and as a result its business and revenue are impacted by global macroeconomic conditions. The multinational efforts to contain the spread of COVID-19 had a significant adverse effect on the global macroeconomic environment. In addition, the instability in the global credit markets, uncertainties regarding the effects of Brexit, uncertainties related to the timing of the lifting of governmental restrictions to mitigate the spread of COVID-19, uncertainties related to changes in public policies such as domestic and international regulations, taxes, or international trade agreements, international trade disputes, government shutdowns, geopolitical turmoil, and other disruptions to global and regional economies and markets could continue to add uncertainty to global economic conditions.

These adverse conditions could result in longer sales, development, and production cycles, slower adoption of new technologies, and increased price competition. As a result, any continued or further uncertainty, weakness, or deterioration in global macroeconomic and market conditions may cause Rockley’s customers to modify spending priorities or delay purchasing decisions, and result in lengthened sales, development, and production cycles, any of which could harm its business and operating results.

USE OF PROCEEDS

All of the Ordinary Shares offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

DETERMINATION OF OFFERING PRICE

We cannot currently determine the price or prices at which our Ordinary Shares may be sold by the selling securityholders under this prospectus.

MARKET INFORMATION FOR ORDINARY SHARES AND DIVIDEND POLICY

Market Information

Our Ordinary Shares and Public Warrants began trading on the NYSE under the symbols “RKLY” and “RKLY.WS,” respectively, on August 12, 2021. As of August 12, 2021, following the Closing, there were approximately 384 registered holders of our Ordinary Shares, one registered holder of our convertible loan notes, and three registered holders of our Warrants.

Dividend Policy

We have not paid any cash dividends on the Ordinary Shares to date. We may retain future earnings, if any, for future operations, expansion and debt repayment and has no current plans to pay cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of the Board and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that the Board may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur. We do not anticipate declaring any cash dividends to holders of the Ordinary Shares in the foreseeable future.

Securities Authorized for Issuance under Equity Compensation Plans

As of June 30, 2021, we did not have any securities authorized for issuance under equity compensation plans. In connection with the Business Combination, our shareholders approved the 2021 Plan and the ESPP.

We intend to file one or more registration statements on Form S-8 under the Securities Act to register the Ordinary Shares issued or issuable under the 2021 Plan, the 2021 ESPP and the assumed Rockley UK Options (as defined herein). Any such Form S-8 registration statement will become effective automatically upon filing. Once these shares are registered, they can be sold in the public market upon issuance, subject to applicable restrictions.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

We are providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the recently completed Business Combination. The unaudited pro forma condensed combined financial information below should be read in conjunction with the accompanying notes.

The unaudited pro forma condensed combined balance sheet as of June 30, 2021 combines the historical unaudited balance sheet of SC Health as of June 30, 2021 with the historical unaudited consolidated balance sheet of Rockley as of June 30, 2021, giving effect to the Business Combination as if it had been consummated on that date.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 combines the historical unaudited statement of operations of SC Health for the six months ended June 30, 2021 with the historical unaudited consolidated statement of operations of Rockley for the six months ended June 30, 2021.

The unaudited pro forma condensed combined statement of operations for the fiscal year ended December 31, 2020 combines the historical audited statement of operations of SC Health for the fiscal year ended December 31, 2020 with the historical audited consolidated statement of operations of Rockley for the fiscal year ended December 31, 2020, giving effect to the Business Combination as if it had been consummated on January 1, 2020.

The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included elsewhere in this prospectus:

•

The historical unaudited financial statements of SC Health as and for the six months ended June 30, 2021 and audited financial statements of SC Health as of and for the fiscal year ended December 31, 2020; and

•

The historical unaudited consolidated financial statements of Rockley as of and for the six months ended June 30, 2021 and the historical audited consolidated financial statements of Rockley as of and for the fiscal year ended December 31, 2020.

The foregoing historical financial statements have been prepared in accordance with GAAP.

The unaudited pro forma condensed combined financial information should also be read together with “Rockley’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information included elsewhere in this prospectus.

Description of the Business Combination

Pursuant to the Business Combination Agreement, Rockley shareholders, which includes shares issued to convert Rockley’s convertible loan notes and warrants to equity, transferred their shares in Rockley to HoldCo, a newly formed entity. HoldCo further undertook a stock split based upon an exchange ratio to align the valuation of Rockley’s shares with the valuation of the SC Health’s shares. Rockley MergerSub Limited (“MergerSub”), another newly formed entity and a wholly owned subsidiary of HoldCo, merged with SC Health, with SC Health surviving the merger. All SC Health’s Ordinary Shares outstanding immediately after the merger with Merger Sub were exchanged with HoldCo for the right to receive HoldCo Ordinary Shares and HoldCo became a public company.

The aggregate merger consideration for Rockley was 114,811,411 HoldCo Ordinary Shares at a deemed value of $10 per share for an aggregate merger consideration of $1,148.1 million.

Accounting for the Business Combination

The Business Combination is accounted for as a forward recapitalization in accordance with GAAP. Under this method of accounting, SC Health has been treated as the “acquired” company for financial reporting purposes. This determination was primarily based on current shareholders of Rockley having a relative majority of the voting power of the combined entity, and as such, having the power to appoint a majority of the member of HoldCo’s board of directors, the operations of Rockley prior to the acquisition comprising the only ongoing operations of the combined entity and senior management of Rockley comprising the majority of the senior management of the combined entity. Accordingly, for accounting purposes, the financial statements of the combined entity represent a continuation of the financial statements of Rockley with the acquisition being treated as the equivalent of Rockley issuing stock for the net assets of SC Health, accompanied by a recapitalization. The net assets of SC Health are stated at historical cost, with no goodwill or other intangible assets recorded.

Other Events in Connection with the Business Combination

•

The board of directors of HoldCo approved and implemented a director compensation program for HoldCo’s non-employee directors (the “Director Compensation Program”). Under the Director Compensation Program, and following the filing of a registration statement on Form S-8 with respect to the 2021 Plan, HoldCo expects to grant (i) an “Initial RSU Award” to each non-employee director in connection with the closing of the Business Combination and (ii) an “Annual RSU Award” following the conclusion of each regular annual meeting of HoldCo’s shareholders commencing with the 2022 annual meeting, to each non-employee director who continues serving as a member of HoldCo’s board of directors. In addition, each eligible non-employee director will receive an annual cash retainer in connection with their service on HoldCo’s board of directors and respective committees. For additional information, including size of any cash retainers, and the size and vesting terms of the Initial RSU Award and Annual RSU Award, see “Management — Non-Employee Director Compensation Policy.”

•

Following the filing of a registration statement on Form S-8 with respect to the 2021 Plan, the board of directors of HoldCo is also expected to approve grants of stock options and RSU awards to select members of the management team. For additional information, including the size and vesting terms application to these awards, see “Executive Compensation — Equity Compensation.”

•

In addition, HoldCo entered into new employment agreements with its executive officers, including its named executive officers. Accordingly, the effect of the new employment arrangements with HoldCo’s executive officers has been included in the unaudited pro forma condensed combined financial information. For additional information, see “Executive Compensation —Employment Agreements.”

•

All of the Rockley issued and outstanding convertible loan notes (other than certain convertible notes issued in connection with Rockley’s term facility with Argentum Securities Ireland plc), inclusive of interest accrued thereon, converted into Ordinary Shares of HoldCo at a conversion price of $10.00 per share, and outstanding options exercisable for Rockley Ordinary Shares converted into options exercisable for HoldCo Ordinary Shares (“Rockley UK Options”). On May 25, 2021, Rockley entered into an agreement in principle to amend the payment and maturity terms of the Argentum term facility such that 30% of the outstanding principal balance was converted to Ordinary Shares of HoldCo at the time of the Business Combination and 70% which would otherwise be redeemable after the closing of the Business Combination is expected to mature on August 31, 2022. For additional information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Business Combination and Public Company Costs” and Note 16 to the notes to the condensed consolidated financial statements of Rockley Photonics Limited.

The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an accurate understanding of the combined entity at closing of the Business Combination.

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined entity will experience. SC Health and Rockley have not had any historical relationship prior to the transactions. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2021

(in thousands, except share and per share amounts)

	SC Health	Rockley	Transaction Accounting Adjustments	Ref	Pro Forma Combined
Assets
Current assets
Cash and cash equivalents	35	$35,395	$126,565	A	$161,995
Accounts receivable	—	2,411	—		2,411
Other receivable	—	23,037	—		23,037
Prepaid expenses	48	7,724	—		7,772
Other current assets	—	258	—		258

Total current assets	83	68,825	126,565		195,473
Property, equipment and finance lease right-of-use assets, net	—	8,170	—		8,170
Equity method investments	—	4,711	—		4,711
Intangible assets	—	3,048	—		3,048
Cash and marketable securities held in trust account	93,839	—	(93,839)	C	—
Other non-current assets	—	11,715	(8,427)	E	3,288

Total assets	93,922	$96,469	$24,299		$214,690

Liabilities
Accounts payable and accrued expenses	1,005	$20,796	$(4,875)	F	$16,926
Long-term debt, current portion	—	—	12,500	J	12,500
Other current liabilities	1,035	1,020	(1,035)	K	1,020

Total current liabilities	2,040	21,816	6,590		30,446
Long-term debt, net of current portion	—	194,328	(183,064)	L	11,264
Deferred underwriting fee payable	6,038	—	(6,038)	F	—
Warrant liabilities	32,502	—	—		32,502
Other long-term liabilities	—	2,719	—		2,719

Total liabilities	40,580	218,863	(182,512)		76,931
Class A Ordinary Shares subject to redemption	48,342	—	(48,342)	M	—
Shareholders’ Equity
Ordinary Shares	—	—	—	N	—
Class A Ordinary Shares	—	—	—	N	—
Class B Ordinary Shares	—	—	—	N	—
Additional paid-in capital	30,382	205,823	229,771	N	465,976
Accumulated deficit	(25,382)	(328,217)	25,382	O	(328,217)

Total shareholders’ equity	5,000	$(122,394)	$255,153		$137,759

Total liabilities and shareholders’ equity	93,922	$96,469	$24,299		$214,690

See the accompanying notes to the unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Six Months Ended June 30, 2021

(in thousands, except share and per share amounts)

	SC Health	Rockley	Transaction Accounting Adjustments	Ref	Pro Forma Combined	Ref
Revenue	$—	$3,966	$—		3,966
Cost of revenue	—	8,283	—		8,283

Gross profit	—	(4,317)	—		(4,317)
Selling, general and administrative expenses	1,066	14,020	198	a
			1,256	b
			754	c	17,294
Research and development	—	33,531	331	b	33,862

Operating loss	(1,066)	(51,868)	(2,539)		(55,473)
Interest income (expense), net	9	(326)	(9)	d	(326)
Other income	—	2,860	—		2,860
Equity method investment loss	—	(760)	—		(760)
Change in fair value of debt instruments	—	(45,661)	45,661	h	—
Realized and unrealized gain/loss on foreign currency	—	631	—		631
Change in fair value of warrant liabilities	(13,447)	—	—		(13,447)
Gain from termination of forward purchase agreement	2,951	—	(2,951)	e	—

Income (loss) before income taxes	(11,553)	(95,124)	40,162		(66,515)
Income tax expense	—	210	—		210

Net income (loss)	$(11,553)	$(95,334)	$40,162		$(66,725)

Net loss per share
Basic and diluted					$(0.53)	f

Weighted average shares outstanding
Basic and diluted					126,575,257	g

See the accompanying notes to the unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Fiscal year Ended December 31, 2020

(in thousands, except share and per share amounts)

	SC Health (As Restated)	Rockley	Transaction Accounting Adjustments	Ref	Pro Forma Combined	Ref
Revenue	$—	$22,343	$—		22,343
Cost of revenue	—	24,240	—		24,240

Gross profit	—	(1,897)	—		(1,897)
Selling, general and administrative expenses	1,736	20,260	198	a
			389	b
			754	c	23,337
Research and development	—	35,900	542	b	36,442

Operating loss	(1,736)	(58,057)	(1,883)		(61,676)
Interest income (expense), net	644	(189)	(644)	d	(189)
Equity method investment loss	—	(1,274)	—		(1,274)
Change in fair value of debt instruments	—	(20,163)	20,163	h	—
Realized and unrealized gain/loss on foreign currency	—	(25)	—		(25)
Change in fair value of warrant liabilities	(5,489)	—	—		(5,489)
Gain from termination of forward purchase agreement	(1,641)	—	(1,641)	e	—

Income (loss) before income taxes	(8,222)	(79,708)	19,277		(68,653)
Income tax expense	—	569	—		569

Net income (loss)	$(8,222)	$(80,277)	$19,277		$(69,222)

Net loss per share
Basic and diluted					$(0.55)	f

Weighted average shares outstanding
Basic and diluted					126,575,257	g

See the accompanying notes to the unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The pro forma adjustments have been prepared as if the Business Combination had been consummated on June 30, 2021 in the case of the unaudited pro forma condensed combined balance sheet and on January 1, 2020, the beginning of the earliest period presented in the unaudited pro forma condensed combined statement of operations.

The unaudited pro forma condensed combined financial information has been prepared assuming the following methods of accounting in accordance with GAAP.

The Business Combination is accounted for as a forward recapitalization in accordance with GAAP. Accordingly, for accounting purposes, the financial statements of the combined entity represent a continuation of the financial statements of Rockley with the acquisition being treated as the equivalent of Rockley issuing stock for the net assets of SC Health, accompanied by a recapitalization. The net assets of SC Health are stated at historical cost, with no goodwill or other intangible assets recorded.

The pro forma adjustments represent management’s estimates based on information available as of the date of this prospectus and are subject to change as additional information becomes available and additional analyses are performed. Management considers this basis of presentation to be reasonable under the circumstances.

One-time direct and incremental transaction costs anticipated to be incurred prior to, or concurrent with, the closing of the Business Combination are reflected in the unaudited pro forma condensed combined balance sheet as a direct reduction to the combined entity’s additional paid-in capital (“APIC”) and are assumed to be cash settled.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the post-combination company filed consolidated income tax returns during the periods presented.

1. Adjustments and Assumptions to the Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2021.

The unaudited pro forma condensed combined balance sheet as of June 30, 2021 reflects the following adjustments:

	Amount	Ref
	(In thousands)
Cash inflow from PIPE financing	$100,000	B
Cash inflow from SC Health’s trust account	17,966	C
Cash inflow from SC Health Sponsor	50,000	D
Payment from SC Health’s deferred IPO fees and SC Health’s accrued transaction-related liabilities	(4,392)	F
Payments of estimated financing fees	(25,820)	G
Payments of estimated transaction fees incurred by Rockley	(5,185)	H
Payments of estimated transaction fees incurred by SC Health	(5,569)	I
Settlement of SC Health promissory note	(435)	J

Net Pro Forma adjustment to cash	126,565	A

B – Represents gross proceeds attributable to the issuance of 10.0 million HoldCo Ordinary Shares for $10 per share, or $100.0 million in aggregate gross proceeds, upon the close of the PIPE financing that occurred immediately prior to the close of the Business Combination.

C – Represents cash equivalents released from SC Health’s trust account and relieved of restrictions regarding use upon consummation of the Business Combination and, are available for general use by the combined company.

D – Represents gross proceeds attributable to the issuance of 5.0 million shares of HoldCo for $10 per share, or $50 million in gross proceeds from SC Health Sponsor that occurred immediately prior to the close of the Business Combination.

E – Represents deferred legal, accounting and other costs incurred as liabilities on Rockley’s balance sheet that are directly related to the Business Combination. For purposes of the forward recapitalization, these transaction costs are treated as a reduction of the cash proceeds resulting from the Business Combination and accordingly, the deferred asset was de-recognized as a reduction to additional paid-in capital at the close of the Business Combination. Refer to balance sheet adjustments A for the corresponding adjustments to cash, accounts payable and accrued expenses reported for the combined company and balance sheet adjustment N for the corresponding adjustment to additional paid-in capital reported for the combined company.

F – Represents cash used to pay for 1) underwriting fees incurred by SC Health in connection with its initial public offering, for which payment was deferred until consummation of a business combination, and 2) transaction-related expenses accrued and reported as liabilities on SC Health’s and Rockley’s balance sheet as of June 30, 2021. Detail of amounts accrued on SC Health and Rockley’s balance sheets are as follows:

SC Health’s deferred IPO underwriting commissions	$6,038
Less: IPO underwriting discount	(1,510)

SC Health’s deferred IPO underwriting commission paid	4,528
SC Health’s deferred transaction fees	1,005
Rockley’s deferred transaction fees	5,201

Total deferred costs and accrued expenses paid at or after Business Combination close	$10,734

G – Represents financing fees for which payments were made upon consummation of a Business Combination.

H – Represents cash used or to be used to pay the estimated direct and incremental transaction costs, legal and other fees, that was due from Rockley on the Business Combination close date, but had not yet been accrued and reported as a liability on Rockley’s balance sheet. For purpose of a forward recapitalization transaction, these direct and incremental transaction costs are treated as a reduction of the cash proceeds resulting from the Business Combination and, accordingly, reported as a reduction to additional paid-in capital. Refer to balance sheet adjustments N for the corresponding pro forma adjustment to additional paid-in capital reported for the combined company.

I – Represents cash used to pay for the estimated direct and incremental transaction costs, legal and other fees, at the consummation of the Business Combination, but had not yet been accrued and reported as a liability on SC Health’s balance sheet. For purpose of a forward recapitalization transaction, these direct and incremental transaction costs are treated as a reduction of the cash proceeds resulting from the Business Combination and, accordingly, reported as a reduction to additional paid-in capital. Refer to balance sheet adjustments N for the corresponding pro forma adjustment to additional paid-in capital reported for the combined company.

J – Represents the current portion of the convertible loan notes that was not converted into equity upon consummation of the Business Combination.

K – Represents SC Health promissory notes payable to a related party. The related party forgave $0.6 million of the outstanding balance as of June 30, 2021 and the remaining balance was paid upon the closing of the Business Combination.

L – Represents a series of sequential steps of converting most of Rockley’s convertible loan notes and related accrued interest to Rockley’s Ordinary Shares at a conversion price of $24.84 per share, then subsequently converting to HoldCo’s Ordinary Shares for which HoldCo undertook a stock split prior to the Business Combination. Interest continued to accrue on the convertible notes through the date that the Business Combination consummated, increasing the aggregate notes payable obligation for which HoldCo Ordinary Shares were exchanged. $23.8 million of the convertible loan note did not convert into equity upon consummation of the business combination of which $12.5 million has been reclassified to long-term debt, current portion. Refer to balance sheet adjustment N for the pro forma impact of this exchange on additional paid-in capital reported for the combined company.

M – Represents the reclassification of SC Health redeemable Class A Ordinary Shares to permanent equity upon consummation of Business Combination. Balance sheet adjustment O presents the corresponding pro forma impact that the reclassification of SC Health redeemable Class A Ordinary Shares to permanent equity would have on the pro forma amounts reported for both the par value of HoldCo Ordinary Shares and additional paid-in capital of the combined company.

N – Represents the net impact of the following pro forma adjustments related to (1) the Business Combination, inclusive of the issuance of HoldCo Ordinary Shares for Rockley’s issued and Outstanding Ordinary Shares, stock split effected, immediately prior to the Business Combination, (2) SC Health’s issued and outstanding Class A Ordinary Shares prior to the Business Combination, (3) the PIPE financing, (4) transaction costs, and (5) certain other transactions triggered by the Business Combination on the capital accounts of the combined company:

	HoldCo Par Value	SC Health Par Value		Rockley Par Value
	Ordinary Shares	Class A Ordinary Shares	Class B Ordinary Shares	Ordinary Shares	Additional Paid-in Capital
Redemption of SC Health shares to Class A Ordinary Shares	—	—	—	—	(27,532)
Conversion of SC Health Class B to Class A Ordinary Shares	—	—	—	—	—
PIPE financing	—	—	—	—	100,000
SC Health Sponsor	—	—	—	—	50,000
Conversion of Rockley’s convertible loan notes to Ordinary Shares	—	—	—	—	170,564

Adjustment for share issuance and conversion transaction	—	—	—	—	293,032
Estimated SC Health transaction costs	—	—	—	—	(4,298)
Estimated Rockley’s transaction costs	—	—	—	—	(9,741)
Estimated financing transaction costs	—	—	—	—	(25,820)
Elimination of SC Health’s historical retained Earnings	—	—	—	—	(23,402)

Total adjustments to par value and additional paid-in capital	—	—	—	—	229,771

O – Represents the aggregate impact of the pro forma adjustments to the combined company’s accumulated deficit to eliminate SC Health’s accumulated deficit to additional paid-in capital.

2. Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Operations for the six months ended June 30, 2021 and for the Fiscal year Ended December 31, 2020

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 and for the fiscal year ended December 31, 2020 reflects the following adjustments:

a – Recognition of executive officers and employees’ compensation under the new employment agreements for the period after Business Combination. The adjustment does not include $3.8 million in bonuses to our executive officers and employees that were to be paid contingent upon, and no later than shortly following, the closing of the Business Combination because these bonuses did not have a continuing impact on ongoing operations.

b – Recognition of executive officers and employees’ stock compensation for the period after Business Combination.

c – Recognition of Director Compensation Program RSU and Cash Considerations for the period prior to the 2021 Business Combination.

d – Represents the elimination of interest income earned on cash equivalents held in SC Health’s trust account during the period. Cash equivalents were released from SC Health’s trust account and available for general use by the combined company at the consummation of the Business Combination.

e – Represents the elimination of the Forward Purchase Agreement with SC Health at the consummation of the Business Combination.

f – Basic and diluted net loss per share as a result of the pro forma adjustments.

g – Basic and diluted weighted average Ordinary Shares outstanding as a result of the pro forma adjustments.

h – Represents the elimination of adjustments to the fair value of convertible loan notes which were converted into Rockley’s Ordinary Shares prior to closing of the Business Combination.

	Six Months Ended June 30, 2021	Year Ended December 31, 2020
Numerator
Pro forma net loss	$(66,725)	$(69,222)
Denominator
Current Rockley Shareholders	103,916,607	103,916,607
SC Health Shareholders	1,777,150	1,777,150
Sponsor Shareholders	10,562,500	10,562,500
PIPE Investors	10,000,000	10,000,000
Other Shareholders (1)	319,000	319,000

Total	$126,575,257	$126,575,257
Net loss per share
Basic and diluted	$(0.53)	$(0.55)

(1)

The Company has entered into an agreement in principle with Cowen and Company LLC (“Cowen”) to issue 319,000 ordinary shares at a value of $10.00 per share pursuant to a private placement exemption under Section 4(a)(2) of the Securities Act in lieu of cash payment for a portion ($3.19 million) of the fees payable to Cowen as part of the transaction costs.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information which Rockley’s management believes is relevant to an assessment and understanding of Rockley’s consolidated results of operations and financial condition. The discussion should be read together with the consolidated financial statements and related notes that are included elsewhere in this prospectus. The discussion and analysis should also be read together with our pro forma financial information for the six months ended June 30, 2021 and the year ended December 31, 2020. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or in other parts of this prospectus. This discussion and analysis reflects our historical results of operations and financial position, and, except as otherwise indicated below, does not give effect to the Business Combination. Historic results are not necessarily indicative of future results. As used in discussion, unless the context requires otherwise, references to “the Company,” “Rockley,” “we,” “us,” and “our” are intended to refer to the business and operations of Rockley prior to the Business Combination and the business and operations of HoldCo as directly or indirectly affected by Rockley by virtue of HoldCo’s ownership of Rockley following the Business Combination, unless the context clearly indicates otherwise.

Emerging Growth Company Status

We are an emerging growth company (“EGC”), as defined in the JOBS Act. The JOBS Act permits companies with EGC status to take advantage of an extended transition period to comply with new or revised accounting standards, delaying the adoption of these accounting standards until they would apply to private companies. We have elected to use this extended transition period to enable us to comply with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with the new or revised accounting standards as of public company effective dates.

In addition, we intend to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an EGC, we intend to rely on such exemptions, we are not required to, among other things: (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis); and (iv) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.

We will remain an EGC under the JOBS Act until the earliest of (i) the last day of our first fiscal year following the fifth anniversary of the first sale of our Ordinary Shares in our initial public offering, (ii) the last date of our fiscal year in which we have total annual gross revenue of at least $1.07 billion, (iii) the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates, or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three years. We expect this to occur during fiscal 2020.

Overview

We have developed a unique sensing platform that we believe can reshape the wellness and healthcare industries through multiple applications in non-invasive, multi-modal biomarker monitoring. We believe products based on our technology platform could have the potential to unlock and accelerate advancements in areas such as early disease detection, nutrition management, and preventative healthcare delivery through continuous health and wellness monitoring.

To date, we have been engaged in developing customer-specific designs of our silicon photonics chipsets for incorporation into our customers’ end products. Accordingly, all of our products are presently in the development stage and we do not currently have any of our own end products in commercial production and have not yet shipped any products commercially. Our unique sensing platform has been built upon our silicon photonics technology, which enables compelling sensor performance, power, resolution, and density. This technology has the potential to allow monitoring devices, currently the size of clinical machines, to be condensed to the size of a wearable device. We believe this in turn has the potential to unlock additional uses in consumer electronics and medical devices. The resulting combination of technologies and manufacturing know-how is the “full-stack Rockley Platform” which is made up of PICs in silicon with integrated III-V devices (devices incorporating certain conductor elements that offer superior electronic properties, such as lasers), ASICs, photonic and electronic co-packaging, together with biosensing algorithms and AI cloud analytics, firmware/software, system architecture, and hardware design.

As testament to the relevance of our product development, we have captured the attention of several consumer electronics companies and, as of the date of this prospectus, we are engaged or in contract with entities which collectively account for over 55% market share of wearable devices (of the 55%, we have an agreement with an entity that represents 42%, an MOU with an entity that represents 5% and we are in discussions with entities which represent at least 8%) and over 50% market share of smartphone devices, based on a combination of data sourced from the Yole Report, the IDtechEx Report and the TrendForce Report, as well as our internal volume forecasts for smartphone, smart watch, and smart earbuds through 2025 (based on customer data). We plan to leverage this attention to develop new capabilities in consumer wearables in the near term, and to expand over time into medical devices and other industry applications.

Our vision is to address many pressing healthcare concerns using our technology and we believe that there exists a large market opportunity for our platform. We estimate that the TAM for the consumer wearables, mobile device, and medical device markets is projected to be over $48 billion by 2025, based on data sourced from the Yole Report, the IDtexEx Report, the TrendForce Report, and our internal volume forecasts for smartphone, smart watch, and smart earbuds through 2025 (based on customer data), as the universe of healthcare and consumer wearable devices incorporating additional sensing capabilities emerges. Our target biomarkers for consumer healthcare include lactate, alcohol, glucose (indicator), carbon monoxide, blood pressure, blood oxygen, and core body temperature, among others. Our high-performance lasers have up to 1,000,000 times higher resolution, 1,000 times higher accuracy and 100 times broader range in wavelengths compared with existing LED offerings in wearable solutions (based on product analysis undertaken by Rockley comparing the Rockley silicon photonics-based spectrometer chip to existing solutions). We believe our platform will also be able to address existing applications in consumer wearable devices with significantly higher resolution, accuracy, and range. Further, we believe there are multiple additional markets and concrete opportunities for our technology platform in areas such as data center connectivity (optical transceivers), machine vision (robotic and automotive LiDAR), and compute connectivity (co-packaged optics, or CPO).

To date, we have generated revenue primarily from NRE and development services for customer-specific designs of silicon photonics chipsets for incorporation into their customers’ end products and we have financed our operations primarily through the issuance of convertible loan notes, as well as private placements of Ordinary Shares. From the date of our formation through June 30, 2021, we have raised aggregate gross proceeds of approximately $290.0 million from the issuance of convertible loan notes and Ordinary Shares. For the six months ended June 30, 2021, we incurred a net loss of $95.3 million and utilized $54.5 million in cash to fund our operations.

We expect both our capital and operating expenditures will increase significantly in connection with our ongoing activities, as we:

•	continue to invest in our technology and our silicon photonics solutions;

•	continue to develop innovative solutions and applications for our technology;

•	commercialize our silicon photonics solutions;

•	continue to invest in our sales and marketing activities and distribution channels;

•	invest and improve our operational, financial, and management information systems;

•	increase our headcount;

•	maintain and expand our intellectual property portfolio; and

•	enhance internal functions to support our operations as a public company.

Impact of COVID-19

The COVID-19 global pandemic has prompted extraordinary measures by governments and businesses to control the spread of COVID-19 in most or all regions throughout the world. These actions have included travel bans, quarantines, and similar mandates for individuals to substantially restrict normal activities and for businesses to curtail normal operations.

The COVID–19 pandemic has adversely impacted our operational efficiency and caused delays in operational activities. During the second quarter of 2021, we continue to take cautious steps to protect our workforce, support community efforts, and follow local government guidelines. Certain key laboratory employees and facilities have continued internal testing and laboratory work to the extent necessary to service customer commitments. The remaining non-essential workforce were recommended to continue performing their duties from home. The ongoing impact will depend on the duration of the pandemic which is being mitigated by the vaccination of the general population and gradual easing of restrictions. For more information on risks associated with the COVID-19 pandemic and regulatory actions, see “Risk Factors—General Risks.”

Comparability of Financial Information

Rockley’s results of operations and statements of assets and liabilities may not be comparable between periods as a result of the Business Combination described below.

Business Combination and Public Company Costs

On March 19, 2021, SC Health Corporation (“SC Health”), Rockley Photonics Holdings Limited (“HoldCo”), Merger Sub, and Rockley UK entered into a definitive Business Combination Agreement pursuant to which HoldCo to acquire all of the issued and outstanding equity interest of Rockley UK and SC Health. Merger Sub, a newly formed subsidiary of HoldCo, merged with and into SC Health, with SC Health surviving the merger. Merger Sub ceased to exist and SC Health became a wholly owned subsidiary of HoldCo.

On August 9, 2021, among other things, we proposed to the High Court of the United Kingdom a transfer scheme of arrangement under Part 26 of the Companies Act pursuant to which our shareholders exchanged all of Rockley Photonics Limited shares for Rockley Photonics Holdings Limited Ordinary Shares, at a conversion price of $10.00 per share. The transfer was conditional upon the approval of the Business Combination Agreement, the Business Combination and the Plan of Merger by SC Health shareholders.

The Business Combination was consummated on August 11, 2021. HoldCo became a publicly traded company listed on the New York Stock Exchange (“NYSE”) under the symbol “RKLY” on August 12, 2021.

Consideration for the Business Combination consisted of Ordinary Shares of HoldCo issued in exchange for all outstanding Ordinary Shares of Rockley UK and SC Health, determined on a fully diluted basis, as if all of Rockley UK issued and outstanding convertible loan notes (other than certain convertible notes issued in connection with Rockley UK term facility with Argentum Securities Ireland plc, of which 30% was converted to Ordinary Shares of HoldCo prior to the Scheme becoming effective and 70% was converted to convertible notes of HoldCo that will mature on August 31, 2022), inclusive of interest accrued thereon, converted into Ordinary Shares of HoldCo at a conversion price of $10.00 per share, and options exercisable for HoldCo Ordinary Shares issued in exchange for all outstanding options exercisable for Rockley Ordinary Shares.

The following expenses were incurred upon closing of the Business Combination:

•	Total non-recurring transaction costs estimated at approximately $44.1 million, of which the Company expects approximately $1.0 million to be expensed; and

•	The payment of deferred legal fees, underwriting commission, and other costs in connection with the initial public offering.

Pursuant to the Business Combination Agreement, the aggregate consideration, consisting of Ordinary Shares of HoldCo issuable to Rockley UK security holders following a stock split at HoldCo, was the number of HoldCo Ordinary Shares that results from dividing $1,148,114,113 by 10.

Concurrently with the execution of the Business Combination Agreement, SC Health and HoldCo entered into subscription agreements with certain investors, including, among others, entities affiliated with the Sponsor (the “Sponsor Related PIPE Investors”). Pursuant to the subscription agreements, each investor agreed to subscribe for and purchase, and HoldCo agreed to issue and sell an aggregate of 14,790,000 HoldCo Ordinary Shares, at $10.00 per share, for an aggregate commitment amount of $147,900,000.

Also, concurrently with the execution of the Business Combination Agreement, SC Health and HoldCo entered into subscription agreements with three individuals pursuant to which HoldCo agreed to issue and sell an aggregate of 210,000 HoldCo Ordinary Shares, at $10.00 per share, for an aggregate commitment amount of $2,100,000. These three individuals are existing shareholders of Rockley UK.

Accounting for the Business Combination

The Business Combination was accounted for as a forward recapitalization in accordance with GAAP. Under this method of accounting, SC Health was treated as the acquired company for financial reporting purposes, and Rockley UK was treated as the accounting acquirer. In accordance with this accounting, the Business Combination was treated as the equivalent of Rockley UK issuing stock for the net assets of SC Health, accompanied by a recapitalization. The net assets of SC Health were stated at historical costs, with no goodwill or other intangible assets recorded, and operations prior to the Business Combination will be those of Rockley UK. Rockley UK has been deemed the accounting acquirer for purposes of the Business Combination based on an evaluation of the following facts and circumstances:

•

Rockley’s existing shareholders will hold a majority ownership interest in HoldCo, irrespective of whether or not existing shareholders of SC Health exercise their right to redeem their Ordinary Shares of SC Health;

•	Rockley’s existing senior management team will comprise senior management of HoldCo;

•	Rockley’s is the larger of the companies based on historical operating activity and employee base; and

•	Rockley’s operations will comprise the ongoing operations of HoldCo.

As a consequence of the Business Combination, HoldCo became an SEC-registered and NYSE-listed company, which will require it to hire additional talent and implement procedures and processes to address public company regulatory requirements and customary practices. HoldCo expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.

Key Factors Affecting Operating Results

We believe that our performance and future success depend on several factors that present significant opportunities for us but also pose risks and challenges, including, without limitation, the following:

Resource Constraints

Our products are currently under development and we do not have any products in commercial production. Our ability to achieve our product roadmaps and development timelines, including our ability to commence commercial production of our products, may be impacted by resource constraints, including the need for additional capital. We have a history of losses and our determination of substantial doubt as a going concern could materially limit our ability to raise additional funds through the issuance of equity securities or otherwise. Further, our products must also meet certain technical standards and customer requirements, which in turn require additional funds and other resources. Additional financing and resources may not be available to us when needed or on commercially reasonable terms.

Ability to Achieve Design Wins or Long-Term Production Contracts

We may engage in discussions with customers and co-develop products but we may not be able to convert the relationship into a design win or a long-term production contract due to resource constraints, delays, or technical challenges. We work closely with our customers and potential customers to understand their product roadmaps and strategies. Our customers also continuously develop new products in existing and new application areas. We believe achieving design wins and the ability to secure long-term production contracts will be critical to our future success. The selection process is typically lengthy and may require us to incur significant design and development expenditures in pursuit of a design win with no assurance that our products will be selected. The failure to secure a design win or long-term production contract could adversely affect our business.

Customer Orders and Forecasts

We currently anticipate that sales of our future products will be made pursuant to standard purchase orders, which may be cancelled, reduced, or rescheduled with little or no notice and without penalty. Cancellations of orders could result in the loss of anticipated sales without allowing us sufficient time to reduce our inventory and operating expenses. In addition, changes in forecasts or the timing of orders from customers, including if and when we commence commercial production of our products, could expose us to the risks of inventory shortages or excess inventory.

Pricing and Customer Demand

We expect our operating results, including if and when we commence commercial production of our products, will be impacted by the pricing of our products, our average selling prices, and fluctuations in customer purchasing volumes. If and when we begin commercial production of our products, we may not be able to fulfill customer demand in a timely manner or at all. We monitor and work to reduce our product manufacturing costs and improve the potential value our products can provide to our customers’ end products. The cost of raw materials and components critical for the manufacture of our anticipated products is largely out of our control and may fluctuate significantly. Since we rely on third-party wafer foundries and assembly and test contractors to manufacture, assemble, and test our products, we maintain a close relationship with our suppliers to improve quality, increase yields, and lower manufacturing costs.

New Markets and Applications

As we evaluate potential markets and applications for the products we are developing, we analyze forecasts by industry analysts, the adoption curve of technology, and potential competing forces that could hinder such adoption. If we fail to anticipate or respond to technological shifts or market demands, or to timely develop products or technologies in response to the same, it could result in our inability to achieve revenue growth and could harm our business and operations.

Cyclical Nature of the Semiconductor Industry

The semiconductor industry is highly cyclical and is characterized by constant and rapid technological change, rapid product obsolescence, price erosion, evolving standards, short product life cycles, and wide fluctuations in product supply and demand. Downturns in the semiconductor industry have been characterized by diminished product demand, production overcapacity, high inventory levels, and accelerated erosion of average selling prices. Any prolonged or significant downturn in the semiconductor industry generally could adversely affect our business and reduce demand for our products and otherwise harm our financial condition and results of operations.

See the “Risk Factors” section of this prospectus for additional discussion of the risks and challenges facing our business.

Basis of Presentation

Currently, we conduct business through one operating and reportable segment. All long-lived assets are maintained in, and all losses are attributable to the one segment.

Components of Results of Operations

The following discusses certain line items in Rockley’s condensed consolidated statements of operations.

Revenue

To date, we have primarily generated revenue from development services, which entail developing customer-specific designs of silicon photonics chipsets. Our contracts with customers include specific achievement of agreed-upon projects and a substantive acceptance criteria for each agreed-upon project. In the event an agreed-upon project is successful and the customer provides acceptance, we allocate the contract consideration related to the performance obligations that are satisfied during the period and recognize the revenue at that point in time.

Following the completion of our product development phase and introduction of our spectra-sense chipsets to the wearable devices market, we expect the majority of our revenue to be derived from sales of high-volume consumer wearable products. In addition, we plan to offer advanced module applications with biomarker detection capabilities for advanced health metrics that can detect, classify, and potentially prevent disease. We also expect to offer a cloud analytics platform to provide a full range of subscription services, including the deployment of our technology through a subscription and cloud-based software as a service.

Cost of Revenue

To date, our cost of revenue has included cost related to our development services, which include cost of materials, cost associated with packaging and assembly, testing and shipping, cost of talent, including stock-based compensation, and equipment associated with manufacturing support, logistics, and quality assurance, overhead, and occupancy costs. Once we commence commercial production of our silicon photonics chipsets, cost of revenues will include direct parts, material, and labor costs, manufacturing overhead, including amortized tooling costs, shipping and logistics costs, and reserves for estimated warranty expenses.

Gross Profit and Gross Margin

Gross profit is calculated based on the difference between our revenue and cost of revenue. Gross margin is the percentage obtained by dividing gross profit by our revenue. As we approach commercial production of spectra-sense chipsets, advanced module applications, and Rockley Photonics Cloud Analytics technology, we expect our gross profit and gross margin to vary.

Selling, General, and Administrative Expense

Selling, general, and administrative expenses consist of human capital related expenses for employees involved in general corporate functions, including executive management and administration, accounting, finance, tax, legal, information technology, marketing, and human resources; depreciation expense and rent relating to facilities; travel costs; professional fees; and other general corporate costs. Human capital expenses primarily include salaries, benefits, bonuses, and stock-based compensation. We expect our selling, general and administrative expense to increase in absolute dollars for the foreseeable future as we increase our headcount to support the growth of our business, and as a result of operating as a public company, including compliance with the rules and regulations of the SEC, legal, audit, additional general and director and officer insurance expenses, investor relations activities, and other administrative and professional services.

Research and Development Expense

Research and development expense consists primarily of talent costs for engineers and third parties engaged in the design and development of products, software, and technologies, including salary, bonus, and stock-based compensation expense, project material costs, services, and depreciation of our research and development facilities and equipment. We expense research and development costs as they are incurred. Research and development expense also includes the research and development tax credits that we are able to claim in accordance with the relevant U.K. tax legislation. These tax credits are payable to us in cash and are carried on the consolidated balance sheets at the amount claimed and expected to be received from the U.K. government within the next 12 months. We expect research and development expense to increase in absolute dollars as we continue to invest in the development of our products and technology.

Other income (Expense)

Other income consists of miscellaneous non-operating items, such as forgiveness of debt and related accrued interest.

Interest Income (Expense)

Interest income consists primarily of interest received or earned on our cash, cash equivalents, and investment balances held in interest-bearing deposit accounts. Interest expense consists of interest paid on our convertible loan notes and capital lease obligations.

Equity Method Investment

Equity method investments consist of entities over which we have significant influence but not control or joint control. Under the equity method of accounting, all of our investments are initially recognized at cost and adjusted thereafter to recognize our share of the post-acquisition profits or losses of the investee in our consolidated statements of operations.

Change in Fair Value of Debt Instruments

Gains or losses from the change in fair value of debt instruments are recorded from the remeasurement of the fair value of our convertible loan notes using discounted cash flow and binomial lattice methodologies based upon certain valuation assumptions.

Gain (Loss) on Foreign Currency

We have significant international operations that are denominated in foreign currencies, primarily the British Pound and Euro, subjecting us to foreign currency exchange risk that may adversely impact our financial results. We calculate the year-over-year impact of foreign currency movement on our business using foreign currency exchange rates that are applied to transactional currency amounts.

Provision for Income Tax

We are subject to income taxes in the United Kingdom, the United States, Finland, Ireland, and Switzerland. Our income tax provision consists of an estimate of federal, state, and foreign income taxes based on enacted federal, state, and foreign tax rates, as adjusted for allowable credits, deductions, uncertain tax positions, changes in the valuation of our deferred tax assets and liabilities, and changes in tax laws. Due to cumulative losses, we maintain a valuation allowance against our U.S. federal and foreign deferred tax assets.

Results of Operations for the Three and Six Months Ended June 30, 2021 Compared to the Three and Six Months Ended June 30, 2020

The following table sets forth our historical operating results for the periods indicated (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue	$2,195	$7,881	$3,966	$14,544
Cost of revenue	4,549	6,522	8,283	13,085

Gross profit	(2,354)	1,359	(4,317)	1,459

Operating expenses:
Selling, general and administrative expenses	6,715	3,604	14,020	7,249
Research and development expenses	17,551	7,746	33,531	16,217

Total operating expenses	24,266	11,350	47,551	23,466

Loss from operations	(26,620)	(9,991)	(51,868)	(22,007)
Other income (expense):
Other income, net	2,860	—	2,860	—
Interest expense, net	(179)	(34)	(326)	(74)
Equity method investment loss	(597)	(102)	(760)	(252)
Change in fair value of debt instruments	(6,008)	312	(45,661)	(2,222)
Gain (loss) on foreign currency	97	(108)	631	(1,654)

Total other income (expense)	(3,827)	68	(43,256)	(4,202)

Loss before income taxes	(30,447)	(9,923)	(95,124)	(26,209)
Provision for income tax	110	80	210	220

Net loss and comprehensive loss	$(30,557)	$(10,003)	$(95,334)	$(26,429)

Discussion and Analysis of Results of Operations

Revenue (in thousands, except for percentages)

	Three Months Ended June 30,		Change		Six Months Ended June 30,		Change
	2021	2020	$	%	2021	2020	$	%
Revenue	$2,195	$7,881	$(5,686)	(72)%	$3,966	$14,544	$(10,578)	(73)%

Revenue decreased by $5.7 million, or 72%, to $2.2 million for the three months ended June 30, 2021 from $7.9 million for the three months ended June 30, 2020. Revenue decreased by $10.6 million, or 73%, to $4.0 million for the six months ended June 30, 2021 from $14.5 million for the six months ended June 30, 2020. This decrease is primarily driven by an ongoing backlog of project deliverables in fiscal 2021 when compared to fiscal 2020 where we completed and delivered on project milestones for our significant customers.

Cost of Revenue and Gross Profit (in thousands, except for percentages)

	Three Months Ended June 30,		Change		Six Months Ended June 30,		Change
	2021	2020	$	%	2021	2020	$	%
Cost of revenue	$4,549	$6,522	$(1,973)	(30)%	$8,283	$13,085	$(4,802)	(37)%
Gross Profit	$(2,354)	$1,359	$(3,713)	(273)%	$(4,317)	$1,459	$(5,776)	(396)%
Gross Margin	(107)%	17%	NM	NM	(109)%	10%	NM	NM

NM	– Not meaningful

Cost of revenue decreased by $2.0 million, or 30%, to $4.5 million for the three months ended June 30, 2021 from $6.5 million for the three months ended June 30, 2020. This decrease in cost of revenue was primarily driven by a decrease of $2.5 million from engineering, fab partner, and stock-based compensation costs. The decrease was partially offset by $1.0 million in research and development tax credits and grants we received in 2021 compared to the prior period due to lower claims for our research and development activities. Gross profit decreased by $3.7 million, or 273% to $(2.4) million for the three months ended June 30, 2021 from $1.4 million for the three months ended June 30, 2020. The decrease in gross profit was primarily driven by an overall decrease in revenue for the three months ended June 30, 2021 and higher costs incurred on product development activities.

Cost of revenue decreased by $4.8 million, or 37%, to $8.3 million for the six months ended June 30, 2021 from $13.1 million for the six months ended June 30, 2020. This decrease in cost of revenue was primarily driven by a decrease of $6.0 million from engineering, fab, partner and stock-based compensation costs. The decrease was partially offset by $1.8 million in research and development tax credits and grants we received in 2021 compared to the prior period where our claims for tax credits for our research and development activities were lower. Gross profit decreased by $5.8 million, or 396% to $(4.3) million for the six months ended June 30, 2021 from $1.5 million for the six months ended June 30, 2020. The decrease in gross profit was primarily driven by a decrease in revenue for the six months ended June 30, 2021 and higher costs incurred on product development activities. Our revenue is recognized at the achievement of milestones and is not necessarily aligned with the timing of costs we incur.

Our gross margin has fluctuated and may fluctuate from period to period based on a number of factors, including the timing of completion of project milestones with each project requiring differing levels of time and costs. The projects we undertake are determined by our customer commitments and our long-term strategy goals.

Selling, General and Administrative Expenses (in thousands, except for percentages)

	Three Months Ended June 30,		Change		Six Months Ended June 30,		Change
	2021	2020	$	%	2021	2020	$	%
Selling, general and administrative expenses	$6,715	$3,604	$3,111	86%	$14,020	$7,249	$6,771	93%

Selling, general and administrative expenses increased by $3.1 million, or 86%, to $6.7 million for the three months ended June 30, 2021 from $3.6 million for the three months ended June 30, 2020. The increase was primarily due to general corporate growth, of which $0.7 million was from additional professional fees related to accounting, legal and audit matters, and $1.5 million and $0.1 million were due to increased human capital and stock-based compensation costs, respectively.

Selling, general and administrative expenses increased by $6.8 million, or 93%, to $14.0 million for the six months ended June 30, 2021 from $7.2 million for the six months ended June 30, 2020. The increase was primarily due to general corporate growth, of which $2.9 million was from additional professional fees related to accounting, legal and audit matters, and $2.2 million and $0.1 million were due to increased human capital and stock-based compensation costs, respectively.

Research and Development Expenses (in thousands, except for percentages)

	Three Months Ended June 30,		Change		Six Months Ended June 30,		Change
	2021	2020	$	%	2021	2020	$	%
Research and development expenses	$17,551	$7,746	$9,805	127%	$33,531	$16,217	$17,314	107%

Research and development expenses increased by $9.8 million, or 127%, to $17.6 million for the three months ended June 30, 2021 from $7.7 million for the three months ended June 30, 2020. The increase was primarily attributable to growth of $3.6 million from engineering, fab partner, and engineering research and development headcount. This also led to an increase in human capital and stock-based compensation expenses of $4.4 million and $0.2 million, respectively. The increase was partially offset by a decrease of $0.9 million in research and development tax credits and grants we received in 2021 compared to the prior period due to lower claims for our research and development activities.

Research and development expenses increased by $17.3 million, or 107%, to $33.5 million for the six months ended June 30, 2021 from $16.2 million for the six months ended June 30, 2020. The increase was primarily attributable to growth of $8.6 million from engineering, fab partner, and engineering research and development headcount. This also led to an increase in human capital and stock-based compensation expenses of $6.6 million and $0.8 million, respectively. The increase was partially offset by a decrease of $1.4 million in research and development tax credits and grants we received in 2021 compared to the prior period due to lower claims for our research and development activities.

Other income, net (in thousands, except for percentages)

	Three Months Ended June 30,		Change		Six Months Ended June 30,		Change
	2021	2020	$	%	2021	2020	$	%
Other income, net	$2,860	—	$2,860	100%	$2,860	$—	$2,860	100%

Other income, net during the three and six months ended June 30, 2021 consisted of debt forgiveness of the $2.9 million PPP Loan and related accrued interest.

Interest Expense, net (in thousands, except for percentages)

	Three Months Ended June 30,		Change		Six Months Ended June 30,		Change
	2021	2020	$	%	2021	2020	$	%
Interest expense, net	$(179)	$(34)	$(145)	426%	$(326)	$(74)	$(252)	341%

Change in interest expense, net was immaterial for the three months ended June 30, 2021 and 2020.

Interest expense, net increased by $0.1 million and $0.3 million, or 426% and 341%, for the three and six months ended June 30, 2021, respectively, when compared to the same periods of fiscal 2020. The increase was primarily driven by an increase in our outstanding convertible loan balance in 2021.

Equity Method Investment Loss (in thousands, except for percentages)

	Three Months Ended June 30,		Change		Six Months Ended June 30,		Change
	2021	2020	$	%	2021	2020	$	%
Equity method investment loss	$(597)	$(102)	$(495)	485%	$(760)	$(252)	$(508)	202%

Change in equity method investment captures our share of losses of the investment in Hengtong Rockley Technology Co., Ltd (“HRT”) according to our percentage of ownership.

Change in Fair Value of Debt Instruments (in thousands, except for percentages)

	Three Months Ended June 30,		Change		Six Months Ended June 30,		Change
	2021	2020	$	%	2021	2020	$	%
Change in fair value of debt instruments	$(6,008)	$312	$(6,320)	(2,026)%	$(45,661)	$(2,222)	$(43,439)	1,955%

Change in fair value of debt instruments captures losses from a change in fair value estimates using discounted cash flow and binomial lattice methodologies that are based upon a set of valuation assumptions. The key assumptions used in valuation include default rates from historical performance, risk-free rates, expected volatility rates, and discount rates that reflect estimates of the rates of return that investors would require when investing in other convertible debt with similar characteristics. The change in fair value of debt instruments is a result of the difference in value between the initial issuance and subsequent fair value measurements.

Gain (Loss) on Foreign Currency (in thousands, except for percentages)

	Three Months Ended June 30,		Change		Six Months Ended June 30,		Change
	2021	2020	$	%	2021	2020	$	%
Gain (loss) on foreign currency	$97	$(108)	$205	(190)%	$631	$(1,654)	$2,285	(138)%

Change in gain (loss) on foreign currency captures losses from the impact of foreign currency exchange rates as a result of the translation of foreign functional currencies into our reporting currency and the re-measurement of foreign currency transactions and balances. During the three and six months ended June 30, 2021 and 2020, most of our balances are held in the reporting currency, which decrease the impact of foreign currency fluctuations on the results of our operations.

Provision for Income Tax (in thousands, except for percentages)

	Three Months Ended June 30,		Change		Six Months Ended June 30,		Change
	2021	2020	$	%	2021	2020	$	%
Provision for income tax	$110	$80	$30	38%	$210	$220	$(10)	(5)%

Change in provision for income tax expense was immaterial for the three and six months ended June 30, 2021 and 2020. The effective income tax rate was less than 1.0% for the three and six months ended June 30,

2021 and 2020. Our effective tax rate differs from the U.S. statutory rate primarily due to a substantially full valuation allowance against our net deferred tax assets where it is more likely than not that some or all of the deferred tax assets will not be realized. The income tax expenses shown above are primarily related to corporate income taxes in the United States, which operates on a cost-plus arrangement and minimum filing fees in the foreign jurisdictions where we have operations.

Results of Operations for the Years Ended December 31, 2020 and 2019

The following table sets forth our historical operating results for the periods indicated (in thousands):

	Years Ended December 31,
	2020	2019
Consolidated Statements of Operations and Loss Data:
Revenue	$22,343	$20,492
Cost of revenue	24,240	30,705

Gross Profit	(1,897)	(10,213)
Operating expenses:
Selling, general and administrative expenses	20,260	13,306
Research and development expenses	35,900	22,303

Operating loss	(58,057)	(45,822)
Other income (expense):
Interest income (expense), net	(189)	(747)
Equity method investment loss	(1,274)	(1,281)
Change in fair value of debt instruments	(20,163)	2,969)
Gain (loss) on foreign currency	(25)	280

Loss before provision for income tax	(79,708)	(50,539)
Provision for income tax	569	311
Net loss and comprehensive loss	$(80,277)	$(50,850)

Discussion and Analysis of Results of Operations

Revenue (in thousands, except for percentages)

	Years Ended December 31,		Change
	2020	2019	$	%
Revenue	$22,343	$20,492	$1,851	9%

Revenue increased by $1.9 million, or 9%, to $22.3 million for the year ended December 31, 2020 from $20.5 million for the year ended December 31, 2019. This is primarily due to an increase of development activities provided to customers under long-term contracts, as well as related fulfillment costs incurred for material and subcontractor costs to satisfy performance obligations. The increase in revenue was partially offset by a decrease in development activities with smaller scale customers, primarily due to the completion of project milestones with those customers in fiscal 2019.

Cost of Revenue and Gross Profit (in thousands, except for percentages)

	Years Ended December 31,		Change
	2020	2019	$	%
Cost of Revenue	$24,240	$30,705	$(6,465)	(21)%
Gross Profit	$(1,897)	$(10,213)	$8,316	81%
Gross Margin	(8)%	(50)%	NM	NM

NM	– Not meaningful

Cost of revenue decreased by $6.5 million, or 21%, to $24.2 million for the year ended December 31, 2020 from $30.7 million for the year ended December 31, 2019. This decrease in cost of revenue was primarily driven by a decrease of $8.3 million from engineering, fab partner, and compensation costs. The decrease was partially offset by $1.7 million in fulfillment costs to satisfy performance obligations with customers. Gross profit increased by $8.3 million, or 81 % to ($1.9) million for the year ended December 31, 2020 from ($10.2) million for the year ended December 31, 2019. The increase in gross profit was primarily driven by increased revenue from development services and a substantial decrease in engineering level of effort, fab partner, and human capital costs related to cost of revenue. Revenue is recognized at the achievement of milestones and is not necessarily aligned with the timing of costs incurred.

In general, our margins and cost of revenue varies from project to project, with each project requiring differing levels of time and costs. The projects we undertake are determined by our customer commitments and our long-term strategy goals.

Selling, General and Administrative Expenses (in thousands, except for percentages)

	Years Ended December 31,		Change
	2020	2019	$	%
Selling, general and administrative expenses	$20,260	$13,306	$6,954	52%

Selling, general and administrative expenses increased by $7.0 million, or 52%, to $20.3 million for the year ended December 31, 2020 from $13.3 million for the year ended December 31, 2019. The $7.0 million increase was primarily due to general corporate growth, of which $4.8 million was from additional professional fees related to accounting and audit matters, and $1.1 million and $0.3 million were due to increased human capital and stock-based compensation costs, respectively.

Research and Development Expenses (in thousands, except for percentages)

	Years Ended December 31,		Change
	2020	2019	$	%
Research and development expenses	$35,900	$22,303	$13,597	61%

Research and development expenses increased by $13.6 million, or 61%, to $35.9 million for the year ended December 31, 2020 from $22.3 million for the year ended December 31, 2019. The increase was primarily attributable to growth of $16.5 million from engineering, fab partner, and engineering research and development headcount due to the allocation of resources into products that are considered part of research and development activities. This also led to an increase in stock-based compensation expenses of $1.5 million. The increase was mainly offset by $3.7 million in research and development tax credits and grants we received in 2020 supporting our research and development activities.

Interest Income (Expense) (in thousands, except for percentages)

	Years Ended December 31,		Change
	2020	2019	$	%
Interest income	$30	$281	$(251)	(89)%

Interest expense	$(219)	$(1,028)	$809	(79)%

Interest income decreased by $0.3 million, or 89%, in the year ended December 31, 2020 primarily due to a decrease in interest rates and our investment deposit balances. Interest expense decreased by $0.8 million, or 79%, to $0.2 million for the year ended December 31, 2020 from $1.0 million for year ended December 31, 2019, primarily due to new convertible loan notes issued in fiscal 2020. Interest expense relating to convertible loan notes is recorded as part of the change in fair value of the notes.

Equity Method Investment Loss

	Years Ended December 31,		Change
	2020	2019	$	%
Change in fair value of debt instruments	$20,163	$2,969	$17,194	579%

Change in fair value of debt instruments captures losses from a change in fair value estimates using discounted cash flow and binominal lattice methodologies that are based upon a set of valuation assumptions. The key assumptions used in valuation include default rates from historical performance, risk-free rates, expected volatility rates, and discount rates that reflect estimates of the rates of return that investors would require when investing in other convertible debt with similar characteristics. The change in fair value of debt instruments is a result of the difference in value between the initial issuance and subsequent fair value measurements.

Gain (Loss) on Foreign Currency (in thousands)

	Years Ended December 31,		Change
	2020	2019	$	%
Gain (loss) on foreign currency	$25	$(280)	$305	NM

NM	– Not meaningful

During the year ended December 31, 2020, we recorded an overall loss from the impact of foreign currency, primarily due to timing of transactions in the fiscal year, as well as fluctuations in average foreign currency translation rates versus the closing rates year-over-year.

Provision for Income Tax (in thousands, except for percentages)

	Years Ended December 31,		Change
	2020	2019	$	%
Provision for income tax	$569	$311	$258	83%

Provision for income tax expense was immaterial for the years ended December 31, 2020 and 2019. We have accumulated net operating losses as we have not yet started commercial operations. We maintain a substantially full valuation allowance against our net deferred tax assets. The income tax expenses shown above are primarily related to minimum filing fees in the states where we have operations as well as corporate income taxes for the foreign jurisdictions.

Non-GAAP Financial Measures

In addition to our results determined in accordance with GAAP, we believe the following non-GAAP measures are useful in evaluating our operational performance. We use the following non-GAAP financial information to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively and in context, may be helpful to investors in assessing our operating performance and trends and in comparing our financial measures with those of comparable companies which may present similar non-GAAP financial measures.

Limitations of Non-GAAP Measures

These non-GAAP financial measures are not prepared in accordance with GAAP, are supplemental in nature, and are not intended, and should not be construed, as the sole measure of our performance, and should not be considered in isolation from or as a substitute for comparable financial measures prepared in accordance with GAAP. There are a number of limitations related to EBITDA and Adjusted EBITDA, including the following:

•

EBITDA and Adjusted EBITDA exclude certain recurring, non-cash charges, such as depreciation of property and equipment and/or amortization of intangible assets. While these are non-cash charges, we may need to replace the assets being depreciated and amortized in the future and Adjusted EBITDA and Adjusted EBITDA Margin do not reflect cash requirements for these replacements or new capital expenditure requirements.

•	EBITDA and Adjusted EBITDA do not reflect interest expense, net, which may constitute a significant recurring expense in the future.

•

Adjusted EBITDA excludes stock-based compensation, which may constitute a significant recurring expense in the future, as equity awards are expected to continue to be an important component of our compensation strategy.

•	Future expenses may be similar to the non-recurring special items that are excluded from Adjusted EBITDA.

Because of these limitations, you should consider EBITDA and Adjusted EBITDA alongside other financial performance measures, including net loss and our other GAAP results.

EBITDA and Adjusted EBITDA

We define “EBITDA” as net loss before interest expense, net, income tax expense, and depreciation and amortization. We define “Adjusted EBITDA” as EBITDA adjusted for stock-based compensation, non-capitalized transaction costs, and other non-recurring special items determined by management that are not considered representative of our underlying operating performance. Adjusted EBITDA is intended as a supplemental measure of our performance that is neither required by, nor presented in accordance with, GAAP. Our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our computation of EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies, because all companies may not calculate EBITDA or Adjusted EBITDA in the same fashion.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA on a supplemental basis. You should review the reconciliation of our net loss to EBITDA and Adjusted EBITDA below and not rely on any single financial measure to evaluate our business.

Reconciliation

The following table reconciles our net loss (the most directly comparable GAAP measure to EBITDA and Adjusted EBITDA) to EBITDA and Adjusted EBITDA for the three and six months ended June 30, 2021 and 2020 and for the years ended December 31, 2020 and 2019 (in thousands):

	Three Months Ended June 30		Six Months Ended June 30		Years Ended December 31,
	2021	2020	2021	2020	2020	2019
Net Loss	$(30,557)	$(10,003)	$(95,334)	$(26,429)	$(80,277)	$(50,850)
Interest expense, net	179	34	326	74	189	747
Provision for income tax	110	80	210	220	569	311
Depreciation and amortization	1,069	706	1,999	1,395	2,787	1,948

EBITDA	(29,199)	(9,183)	(92,799)	(24,740)	(76,732)	(47,844)
Non-capitalized transaction costs*	79	30	1,040	30	3,611	—
Stock-based compensation	1,976	2,545	3,701	4,189	8,043	6,229
Equity-method investment loss	604	102	491	252	1,274	1,281
Change in fair value of debt instruments	6,008	(312)	45,661	2,222	20,163	2,969
Forgiveness of PPP Loan	(2,860)	—	(2,860)	—	—	—

Adjusted EBITDA	$(23,392)	$(6,818)	$(44,766)	$(18,047)	$(43,641)	$(37,365)

*	Non-capitalized transaction costs include non-recurring expense related to the issuance of convertible loan notes in 2021 and the Business Combination.

Liquidity and Capital Resources

Due to Rockley’s history of recurring losses from operations, negative cash flows from operations, and a significant accumulated deficit, management concluded that there is substantial doubt about Rockley’s ability to continue as a going concern. In addition, our independent registered public accounting firm has included an explanatory paragraph in their opinion for the year ended December 31, 2020 as to the substantial doubt about our ability to continue as a going concern. Since inception, Rockley has financed its operations primarily through the issuance and sale of convertible loan notes, Ordinary Shares and agreed-upon projects. As of June 30, 2021 and December 31, 2020, the cash and cash equivalents balance was $35.4 million and $19.2 million, respectively.

As of the date of this prospectus, we have yet to generate any material revenue from our business operations. Based on current cash on hand, management’s plan to continue as a going concern includes raising additional financing, specifically through the Business Combination and PIPE financing to satisfy our minimum cash requirements for at least the next 12 months. The funds raised through the Business Combination and PIPE financing will be used to support our core business operations and overall growth of our business and to execute our current growth strategies. Upon the consummation of the Business Combination and PIPE financing, we plan to control the timing and extent of certain discretionary operating and planned capital expenditures. Accordingly, absent the funds to be raised upon completion of the Business Combination and PIPE financing, management has concluded that substantial doubt exists about our ability to continue as going concern.

Upon the consummation of the Business Combination and the PIPE financing, we received approximately $126.9 million of cash, net of transaction costs, which will be used to fund our future capital and liquidity needs in order to support our core business operations and overall growth of our business and to execute our current growth strategies.

As of the date of this prospectus, management believes that the cash that may be generated by the closing of the of the Business Combination and the PIPE financing will be sufficient to fund both our cash needs for the execution of our business strategy at least the next 12 months, including (1) investing in research and developments activities, including completion and commercialization of our wearables, smart phone and point-of-care technologies, (2) investing in backend processing, intellectual property protection, quality control and process, (3) expanding sales and marketing activities, and (4) pursuing strategic partnerships. However, our anticipated cash needs could vary materially and negatively as a result of a number of factors, including:

•	Timing and the costs involved in bringing our products to market;

•	Anticipated customer contracts and design wins may not materialize;

•	Delay in launching our products due to technical challenges from our customers or our product development team;

•	Pricing and the volume of sales of our products may be different from our forecast;

•	Execution delays due to resources constraints;

•	Assisting our fab partners with expansion of production capacity;

•	The cost of maintaining, expanding and protecting our intellectual property portfolio, including litigation costs and liabilities;

•	The cost of additional general and administrative talent, including accounting and finance, legal and human resources, as a result of becoming a public company;

•	Rockley’s additional investment requirement needed for Hengtong Rockley Technology Co., Ltd. to be self-sufficient; and

•	Other risks discussed in the section entitled “Risk Factors.”

If we do not generate sufficient revenue, we will be required to explore various options to fund future cash needs through sale of additional equity, debt financing, and others. There can be no assurance that any such issuance of equity securities, debt financing or other means of financing will be available in the future, or the terms of any such financing will be acceptable to us. If we raise funds by issuing equity securities, there will be dilution to the existing shareholders. Any equity securities issued may also provide for rights, preferences, or privileges senior to those holders of Ordinary Shares. If we raise funds by issuing debt securities, these debt securities would have rights, preferences, and privileges senior to the holders of Ordinary Shares. The term of debt securities or borrowing could impose significant restriction on our operations. The credit market and financial service industry have in the past, and may in the future, experience periods of upheaval that could impact the availability and cost of equity and debt financing.

If adequate funds are not available, we will need to curb our expansion plans or limit our research and development activities, which would have a material adverse impact on our business prospects and results of operations.

Historical Cash Flows

For the Six Months Ended June 30, 2021 and 2020

	Six Months Ended June 30,
	2021	2020
(in thousands)
Net cash used in operating activities	$(54,457)	$(13,106)
Net cash used in investing activities	(3,322)	(3,150)
Net cash provided by financing activities	73,946	13,915

Net increase (decrease) in cash and cash equivalents	$16,167	$(2,341)

Cash Flows from Operating Activities

During the six months ended June 30, 2021, net cash used in operating activities was $54.5 million, primarily consisting of net losses of $95.3 million, adjusted by non-cash depreciation and amortization of $2.0 million, bad debt expense of $0.4 million, stock-based compensation of $3.7 million, equity-method investment loss of $0.5 million, and a loss related to the change in fair value of debt instruments of $45.7 million. Changes in assets and liabilities for the six months ended June 30, 2021 included the following: decreases in accounts receivable and other current assets, offset by increases in other receivables, prepaid expenses, trade payables and accrued expenses.

During the six months ended June 30, 2020, net cash used in operating activities was $13.1 million, primarily consisting of net losses of $26.4 million, adjusted by non-cash depreciation and amortization of $1.4 million, stock-based compensation of $4.2 million, equity-method investment loss of $0.3 million, and a loss related to the change in fair value of debt instruments of $2.2 million. Changes in assets and liabilities for the six months ended June 30, 2020 included the following: increases in accounts receivable and accrued expenses, offset by decreases in other receivables, prepaid expenses, other current assets, and trade payables.

Cash Flows from Investing Activities

Net cash used in investing activities was $3.3 million for the six months ended June 30, 2021, primarily related to the purchases of property and equipment to be used in the ordinary course of business. Net cash used in investing activities was $3.2 million for the six months ended June 30, 2020, primarily related to the investment in our HRT of $2.5 million and the remaining $0.7 million was related to purchases of property and equipment to be used in the ordinary course of business.

Cash Flows from Financing Activities

Net cash provided by financing activities was $73.9 million for the six months ended June 30, 2021, primarily consisting of proceeds received for convertible loan notes and payments made for debt issuance costs. Net cash provided by financing activities was $13.9 million for the six months ended June 30, 2020, primarily consisting of proceeds received for convertible loan notes and Paycheck Protection Program.

Contractual Obligations and Commitments

Purchase obligations include commitments to third-party suppliers for various research and development activities. As of June 30, 2021, we had $8.1 million in contractual obligations for which we have not yet received services.

For the Years Ended December 31, 2020 and 2019

The following table is a summary of our cash flow activities (in thousands):

	Years Ended December 31,
	2020	2019
Consolidated Statements of Cash Flow Data:
Net cash (used in) provided by:
Operating activities	$(48,354)	$(36,556
Investing activities	(6,656)	(2,831)
Financing activities	53,334	48,933

Net (decrease) increase in cash and cash equivalents	$(1,676)	$9,546

Cash Flows from Operating Activities

During the year ended December 31, 2020, net cash used in operating activities was $48.4 million, primarily consisting of net losses of $80.3 million, adjusted by non-cash depreciation and amortization of $2.8 million, stock-based compensation of $8.0 million, equity-method investment loss of $1.3 million, increase in fair value of debt instruments of $20.2 million, and gain on disposal of assets of $0.1 million. Changes in assets and liabilities for the year ended December 31, 2020 included the following: decreases in accounts receivable, trade payables, prepaid expenses, other current assets, offset by increases in other receivables, and accrued expenses.

During the year ended December 31, 2019, net cash used in operating activities was $36.6 million, primarily consisting of net losses of $50.9 million, adjusted by non-cash depreciation and amortization of $1.9 million, stock-based compensation of $6.2 million, equity-method investment loss of $1.3 million, non-cash interest on convertible loan notes of $0.3 million, and change in fair value of debt instruments of $3.0 million. Changes in assets and liabilities for the year ended December 31, 2019 included the following: increases in accounts receivable, other receivables, prepaid expenses, other current assets, and trade payables offset by a decrease in long term debt, net of current portion.

Cash Flows from Investing Activities

Net cash used in investing activities was $6.7 million for the year ended December 31, 2020, primarily consisting of $1.4 million purchases of property and equipment to be used in the ordinary course of business, $0.3 million acquisition of TruTouch assets, and $5.0 million additional investments made in equity method investment. Net cash used in investing activities was $2.9 million for the year ended December 31, 2019, primarily consisting of purchases of property and equipment to be used in the ordinary course of business.

Cash Flows from Financing Activities

Net cash provided by financing activities was $53.3 million for the year ended December 31, 2020, primarily consisting of proceeds received for convertible loan notes and issuance of Ordinary Shares and warrants. Net cash provided by financing activities was $49.0 million for the year ended December 31, 2019, primarily consisting of proceeds received for convertible loan notes and issuance of Ordinary Shares and warrants.

Purchase obligations include commitments to third-party suppliers for various research and development activities. As of December 31, 2020, we had $3.0 million in contractual obligations for which we have not yet received services.

We are a party to operating leases, primarily for office space. These leases have remaining lease terms of 1 years to 4 years. Some leases include extension options for up to 5 years.

Off-Balance Sheet Arrangements

Since the date of our incorporation, we have not engaged in any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Recent Accounting Pronouncements

Please refer to Note 1 of our condensed consolidated financial statements included elsewhere in prospectus for more information about recent accounting pronouncements, the timing of their adoption, and our assessment, to the extent we have made one, of their potential impact on our financial condition and our results of operations.

Critical Accounting Policies and Estimates

Our financial statements have been prepared in accordance with GAAP as set forth in the Financial Accounting Standards Board’s Accounting Standards Codification (“ASC”), and we consider the various staff accounting bulletins and other applicable guidance issued by the SEC. The preparation of our condensed consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements, as well as the reported expenses incurred during the reporting periods. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources.

Our actual results may differ from these estimates under different assumptions or conditions. We believe that the accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates.

While our significant accounting policies are described in Note 1 of our condensed consolidated financial statements included in prospectus, we believe that the following accounting policies are most critical to understanding our financial condition and historical and future results of operations:

•	Revenue recognition;

•	Equity valuations;

•	Fair value of financial instruments and fair value measurements; and

•	Income taxes

Revenue Recognition

We generate revenue principally from development services, which entails developing customer-specific designs of photonics chipsets. Our contracts with customers include specific achievement milestones and a substantive acceptance criteria for each milestone. In the event a milestone is achieved and the customer provides acceptance, we allocate the contract consideration related to the performance obligations that are satisfied during the period and recognize the revenue at that point in time.

Equity Valuations

As there is not a market for the Company’s equity, valuations of the Company’s equity instruments require the application of significant estimates, assumptions, and judgment. These valuations impact various amounts reported in the Company’s financial statements, inclusive of the recognition of equity-based compensation and fair value of convertible loan notes. The following discussion provides additional detail regarding the significant estimates, assumptions, and judgment that impact the determination of the fair values of equity-based compensation awards, warrants, and the Ordinary Shares that comprises the Company’s capital structure. The following discussion also explains why these estimates, assumptions, and judgments could be subject to uncertainties and future variability.

Equity-Based Compensation, Warrants

The Company estimates the grant date fair value of stock options, warrants, and restricted stock awards granted to employees, non-employees and directors and uses the estimated fair values to measure and recognize the costs for services received in exchange for the grants.

The Company uses the Black-Scholes option-pricing model in order to estimate the fair values of both time-based stock option awards and warrants. Estimating the fair value of stock options and warrants using the Black-Scholes option-pricing model requires the application of significant assumptions, such as the fair value of our underlying Ordinary Shares, the estimated term of the option, the risk-free interest rates, the expected volatility of the price of our Ordinary Shares and the expected dividend yield. Each of these assumptions is subjective, require significant judgment, and is based upon management’s best estimates. If any of these assumptions were to change significantly in the future, equity-based compensation for future awards may differ significantly, as compared with awards previously granted.

The assumptions and estimates applied by the Company to derive the inputs for inclusion in the Black-Scholes pricing model are as follows:

•	Fair value of Ordinary Shares—see “Ordinary Shares Valuations” discussion below;

•

Expected Term—This is the period that the options or warrants that have been granted are expected to remain unexercised. The Company employs the average period the stock options and warrants are expected to remain outstanding;

•

Volatility—This is a measure of the amount by which a financial variable, such as a share price, has fluctuated (historical volatility) or is expected to fluctuate (expected volatility) during a period. As the Company does not yet have sufficient history of its own volatility, management has identified several guideline comparable companies and estimates volatility based on the volatility of those companies;

•	Risk-Free Interest Rate—This is the U.S. Treasury rate, having a term that most closely resembles the expected life of the stock option or warrant; and

•	Dividend Yield—The Company has not and does not expect to pay dividends on its Ordinary Shares in the foreseeable future.

Convertible Loan Notes

The Company estimates the fair value of convertible loan notes held by its investors at issuance of the note and also at each reporting period-end by using the estimated fair values of the Ordinary Shares and recognizing changes in the fair value of the note in the Company’s statement of operations and comprehensive loss. The Company determines the conversion option component by using the binomial lattice approach which requires the application of significant assumptions, such as the fair value of our underlying Ordinary Shares, the risk-free interest rates, the expected volatility of the price of our Ordinary Shares and the implied discount yield. Each of these assumptions is subjective, require significant judgment, and is based upon management’s best estimates, and may impact the change in fair value of the convertible loan note that is recognized in the Company’s statement of operations and comprehensive loss.

Ordinary Shares Valuations

The Company uses valuations of its Ordinary Shares for various purposes, including, but not limited to, the determination of the exercise price of stock options and warrants and inclusion in the Black-Scholes option pricing model. The Company also uses valuations of its Ordinary Shares for determining the fair value of its convertible loan notes. During the time we were a privately held company, the lack of an active public market for our Ordinary Shares required our management and board of directors to exercise reasonable judgment and consider a number of factors in order to make the best estimate of fair value of our equity. We engaged the assistance of a third-party valuation specialist to determine the fair value of the Ordinary Shares by first estimating the fair value of our total enterprise value and total equity value using a combination of the income approach and guideline transaction method. Estimating our total enterprise value and total equity value requires the application of significant judgment and assumptions. Factors considered in connection with estimating these values:

•	Rockley’s historical financial results and future financial projections;

•	The lack of marketability of Rockley’s Ordinary Shares;

•	The likelihood of achieving a liquidity event, such as an initial public offering or business combination, given prevailing market conditions;

•	Industry outlook; and

•	General economic outlook, including economic growth, inflation and unemployment, interest rate environment and global economic trends.

The fair value ultimately assigned to our Ordinary Shares may take into account any number or combination of the various factors described above, based upon their applicability at the time of measurement. Determination of the fair value of our Ordinary Shares may also involve the application of multiple valuation methodologies and approaches, with varying weighting applied to each methodology as of the grant date. Application of these approaches involves the use of estimates, judgment, and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses, and future cash flows; discount rates; market multiples; the selection of comparable companies; and the probability of possible future events. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact our valuations as of each valuation date and may have a material impact on the valuation of our Ordinary Shares. During 2020, the estimated fair value of our Ordinary Shares fluctuated between $10.433 and $20.280 per share, the later fair value primarily reflecting our progress towards a business combination. The necessary steps undertaken to prepare for the Business Combination included meeting with SC Health and investment bankers, discussing timing expectations, and negotiating the preliminary Letter of Intent between SC Health and the Company. A Letter of Intent related to the Business Combination was signed by both parties in January 2021 reflecting an increased likelihood of a near-term exit transaction and/or liquidity event. The valuation of the Company’s equity as of December 31, 2020 took into consideration the indicated equity value implied in the signed Letter of Intent. While the December 31, 2020 valuation incorporated equity values based upon the traditional income approach consisting of the discounted cash flow method, the valuation also incorporated the equity value implied by the planned Business Combination transaction. Accordingly, the valuation applied the probability-weighted expected return method (PWERM) to weigh the indicated equity value determined under the traditional income approach and the equity value implied by our planned Business Combination. Based upon management’s determination that there was a high probability that the Business Combination would occur, a higher weighting was assigned to the implied value of the negotiated Business Combination transaction.

As of June 30, 2021, the Company estimated fair value of Ordinary Shares to be $24.70 per share, which represents an increase in value when compared to the Ordinary Shares value of $20.28 per share determined as of December 31, 2020. While the June 30, 2021 valuation incorporated equity values based upon the interpolation and income approach consisting of the discounted cash flow method, the valuation also incorporated the equity value implied by the planned Business Combination, which was consummated on August 11, 2021. Accordingly, the valuation applied a calibration approach to determine the implied internal rate of return of the recent Series E round as of the investment date and discount rate in order to calculate the company-specific risk premium of the Series E round of financing. Based upon management’s assumption that the Business Combination would occur, a higher weighting was assigned to the implied value of the negotiated Business Combination transaction.

Equity-based grants and issuance of convertible loan notes occur throughout the year. However, the valuation of the Ordinary Shares is performed at specific points in the fiscal year such as the end of the fiscal quarter or fiscal year. Therefore, to determine the fair value of the Ordinary Shares at points in time in between valuation dates, management interpolated the change in the fair value of our Ordinary Shares to derive a fair value between valuation dates.

Upon consummation of the Business Combination, we exchanged approximately 0.403 of our Ordinary Shares for each SC Health common share equivalent, determined based upon the number of our Ordinary Shares that would be outstanding if each outstanding share of our warrants and all of our convertible loan notes were to convert to our Ordinary Shares immediately prior to the merger. Accordingly, the indicated fair value of our equity based upon the terms of the Business Combination was $1.2 billion. Following the Business Combination with SC Health, it is no longer necessary for our management and its board of directors to estimate the fair value of our Ordinary Shares, as our Ordinary Shares are traded on the NYSE.

Fair Value of Financial Instruments and Fair Value Measurements

We determine fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. For debt instruments for which we have elected fair value accounting, fair value is based on the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants. Where available, fair value is based on or derived from observable market prices or other observable inputs. Where observable prices or inputs are not available, valuation techniques are applied. These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on the price transparency for the instruments or market and the instruments’ complexity. For debt instruments for which we have not elected fair value accounting, fair value is based on the present value of expected future cash flows and assumptions about the then-current market interest rates as of the reporting period and our creditworthiness. The carrying value of these debt instruments approximates fair value as the stated interest rate approximates market rates currently available to us.

Income Taxes

We record income tax expense for the anticipated tax consequences of the reported results of operations using the asset and liability method. Under this method, we recognize deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial reporting and tax basis of asset and liabilities, as well as for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using tax rates that are expected to apply to taxable income for the years in which those tax assets and liabilities are expected to be realized or settled. We record valuation allowances to reduce its deferred tax assets to the net amount that it believes is more likely than not to be realized. Its assessment considers the realization of deferred tax assets on a jurisdictional basis. We recognize the income tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained upon examination by taxing authorities, based on the technical merits of the position. The income tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to a variety of market and other risks, including the effects of changes in interest rates, inflation, and foreign currency exchange rates, as well as risks to the availability of funding sources, hazard events, and specific asset risks.

Interest Rate Risk

The market risk inherent in our financial instruments and our financial position represents the potential loss arising from adverse changes in interest rates. As of June 30, 2021, we had cash and cash equivalents of $35.4 million, consisting of interest-bearing money market accounts for which the fair market value would be affected by changes in the general level of U.S. interest rates. However, due to the short-term maturities and the low-risk profile of our investments, an immediate 10% change in interest rates would not have a material effect on the fair market value of our cash and cash equivalents. We are also exposed to interest rate risk relating to our convertible debt instruments. We carry these instruments at face value in our consolidated balance sheets. Since these instruments bear interest at fixed rates, we have no financial statement risk associated with changes in interest rates. However, the fair value of these instruments fluctuates when interest rates change. For additional details related to our debt, see Note 6, Long Term Debt to our condensed consolidated financial statements included in this prospectus.

Foreign Currency Risk

The functional currency of our operations is the United States dollar. We conduct operations in the United Kingdom, as well as various parts of Europe, and as such we are exposed to foreign currency risk. Currently, we do not use foreign currency forward contracts to manage exchange rate risk, as the amount subject to foreign currency risk has no material impact to our overall operations and results.

BUSINESS

Company Overview

We have developed a unique sensing platform that we believe can reshape the wellness and healthcare industries through multiple applications in non-invasive, multi-modal biomarker monitoring. We believe products based on our technology platform could have the potential to unlock and accelerate advancements in areas such as early disease detection, nutrition management, and preventative healthcare delivery through continuous health and wellness monitoring.

To date, we have been engaged in developing customer-specific designs of our silicon photonics chipsets for incorporation into our customers’ end products. Accordingly, all of our products are presently in the development stage and we do not currently have any of our own end products in commercial production and have not yet shipped any products commercially. Our unique sensing platform has been built upon our silicon photonics technology, which enables compelling sensor performance, power, resolution, and density. This technology has the potential to allow monitoring devices, currently the size of clinical machines, to be condensed to the size of a wearable device. We believe this in turn has the potential to unlock additional uses in consumer electronics and medical devices. Our technology is built on over 159 patents, over seven years of product development, and $290 million in total funding prior to the consummation of the Business Combination, through the issuance of convertible loan notes and Ordinary Shares. We have established a manufacturing ecosystem based upon our wholly owned, proprietary processes in several areas for rapid scalability, which we believe provides us with a significant competitive advantage. The resulting combination of technologies and manufacturing know-how is the “full-stack Rockley Platform” which is made up of photonic integrated circuits (“PICs”) in silicon with integrated III-V devices (devices incorporating certain conductor elements that offer superior electronic properties, such as lasers), application-specific electronic integrated circuits (“ASICs”), photonic and electronic co-packaging, together with biosensing algorithms and artificial intelligence (“AI”) cloud analytics, firmware/software, system architecture, and hardware design.

As testament to the relevance of our product development, we have captured the attention of several consumer electronics companies and, as of the date of this prospectus, we are engaged in discussions or have non-binding MOUs or development and supply agreements with entities which collectively account for over 55% market share of wearable devices (of the 55%, we have an agreement with an entity that represents 42%, an MOU with an entity that represents 5%, and we are in discussions with entities which represent at least 8%) and over 50% market share of smartphone devices, based on a combination of data sourced from the Yole Report, the IDtechEx Report and the TrendForce Report, as well as our internal volume forecasts for smartphone, smart watch, and smart earbuds through 2025 (based on customer data). We plan to leverage this attention to develop new capabilities in consumer wearables in the near term, and to expand over time into medical devices and other industry applications. As we do not currently have any products in commercial production, our current customer relationships are in the following stages: (a) customers with whom we are “engaged,” or in discussions with, regarding potential product features for incorporation into such customer’s end products, or (b) customers with whom we are “contracted,” where we have non-binding MOUs or development and supply agreements. These MOUs and development and supply agreements provide a general framework for our transactions with the customer and typically provide that we will develop and deliver new products meeting the customer’s specifications. There are no binding purchase commitments under our MOUs and supply agreements. We currently anticipate that sales of our products will be primarily made pursuant to standard purchase orders, which orders may be cancelled, reduced, changed, or rescheduled with little or no notice or penalty. Our ability to grow our business will depend on our ability to attract and retain customers which whom we are engaged in discussions only and successfully transition such customers to contracted customers with whom we have MOUs or development and supply agreements, and to otherwise attract new customers.

Our company was founded in 2013 by Dr. Andrew Rickman, OBE. Dr. Rickman, who has over 30 years of experience in silicon photonics and is a pioneer in the field, led the development of our unique and versatile platform to address a range of emerging and growing markets. In 1988, Dr. Rickman founded Bookham Technology Ltd, the first silicon photonics company and one of the world’s largest photonics and fiber optics telecom component producers, and he served as its chief executive officer and chairman until 2004. The acquisition by Bookham of Avanex, Inc., led to the creation of Oclaro, Inc. (NASDAQ: OCLR), which in turn was acquired by Lumentum, Inc., in 2018 (NASDAQ: LITE). From 2007 to 2013, Dr. Rickman was chairman of Kotura Inc., a leader in the field of silicon photonics for fiber optic communications, where he oversaw its development and eventual sale to Mellanox Technologies, Ltd. From Rockley’s inception in 2013 through December 31, 2020, Dr. Rickman has assembled an industry leading team in silicon photonics with over 82 Ph.Ds. and over 150 engineers to work at Rockley. We believe our extensive industry knowledge and deep talent base is a key differentiator to enable us to build a successful business based on our platform.

Our vision is to address many pressing healthcare concerns using our technology and we believe that there exists a large market opportunity for our platform. We estimate that the total addressable market (“TAM”) for the consumer wearables, mobile device, and medical device markets is projected to be over $48 billion by 2025, based on data sourced from the Yole Report, the IDtechEx Report, the TrendForce Report, and our internal volume forecasts for smartphone, smart watch, and smart earbuds through 2025 (based on customer data), as the universe of healthcare and consumer wearable devices incorporating additional sensing capabilities emerges.1 Our target biomarkers for consumer healthcare include lactate, alcohol, glucose (indicator), carbon monoxide, blood pressure, blood oxygen, and core body temperature, among others. Due to the high performance of our lasers up to 1,000,000 times higher resolution, 1,000 times higher accuracy and 100 times broader range in wavelengths compared with existing LED offerings in wearable solutions (based on product analysis undertaken by Rockley comparing the Rockley silicon photonics-based spectrometer chip to existing solutions), we believe our platform will also be able to address existing applications in consumer wearable devices with significantly higher resolution, accuracy, and range. Further, we believe there are multiple additional markets and concrete opportunities for our technology platform in areas such as data center connectivity (optical transceivers), machine vision (robotic and automotive LiDAR), and compute connectivity (co-packaged optics, or CPO).

Product Applications and Development Status

We believe our innovative and differentiated silicon photonics platform positions us to make photonics-based solutions increasingly pervasive while unlocking previously unaddressed applications.

[1]

Specifically, we believe our TAM for the wearables, mobile, and medical device markets will be approximately $48 billion by 2025, taking into account our anticipated timeline for commercial availability of our products and the market for the end products into which our products are designed to be incorporated. Our products are being designed for utilization in: (a) medical devices, including blood pressure, body temperature, blood glucose, and alcohol monitoring devices, pulse oximetry, and near infra-red (“NIR”) spectrometers, with an aggregate forecasted TAM of $15.1 billion by 2025, according to the Yole Report, and mobile cardiac telemetry/general patient monitoring patch devices, with an aggregate forecasted TAM of $2.7 billion by 2025, according to the IDtechEx Report; and (b) consumer wearables and mobile devices, including smartwatches, smart earbuds, fitness bands, and mobile phones, which, based on our internal estimates, are expected to have a TAM of $2.7 billion, $3.0 billion, $1.5 billion, and $23.5 billion, respectively, or an aggregate TAM of $30.7 billion, by 2025. We estimated our TAM in the consumer wearables and mobile device sectors by multiplying third-party forecasted total volumes in 2025 for the devices for which our products are being designed, by our currently anticipated and estimated average selling prices for these products. The volume estimate for smartwatches was based on the benchmarked figure forecasted by annual volume for smartwatches for 2022 according to the TrendForce Report. The volume estimate for smart earbuds was based a 20% volume CAGR between 2020-2025, with 2020 annual shipments estimated at 230 million units, according to the TrendForce Report. According to the Yole Report, fitness bands were forecasted to reach 89 million units by 2025. The volume estimates for smartphones were based on multiple third-party forecasted volumes for mobile phones, multiplied by the average selling price.

Consequently, we believe the potential applications for our technology will be wide-ranging. Leveraging the flexibility and power of our innovative silicon photonics platform, we believe we are positioned to become a leading supplier of integrated optical components for dynamic, high-growth market sectors, including consumer sensors, healthcare, and data communications. To date, we have been engaged in developing customer-specific designs of our silicon photonics chipsets for incorporation into our customers’ end products and currently we do not have any of our own end products in commercial production. We expect that our immediate focus over the next two years will be on developing and commercializing our products for incorporation in consumer wearables and mobile applications, followed by medical devices in the healthcare space, and subsequently on developing our AI analytics cloud platform. In respect of consumer wearables and mobile applications, we plan to start delivering final samples to customers in the first half of 2022 with production ramp of these products commencing in the second half of 2022. For medical devices in the healthcare space, we plan to commence data collection trials in 2022 with production of units commencing in the first half of 2023, initially at a low run rate. During 2022, our aim is to build a collaboration model for our AI analytics cloud platform before progressing to a commercial launch of a subscription platform planned for the first half of 2023.

Healthcare: Consumer Wearables

We are developing an integrated optics module for health-related biomarker sensing and monitoring applications. We believe the high-density optical integration capabilities of our platform can personalize healthcare monitoring of multiple biophysical and biochemical biomarkers and can significantly improve how individuals track and monitor their health and wellbeing. We believe the ability to bring laboratory precision diagnostics to the wrist and other small and convenient form factors can significantly enhance consumer awareness of their health and wellbeing. Further, we plan to develop an AI analytics cloud platform which will offer further insight by leveraging data we collect through our sensing platform and provide meaningful and actionable insight to end users. Although our target market is consumer wellness rather than medical, we intend to monitor and comply with regulations to the extent they become applicable to us, including any requirements for clearance by the FDA. Our plans for the Rockley Platform include a Basic Module and an Advanced Module, which will have a wide array of current and potential applications, as shown in the figure below.

Healthcare: Medical Devices

We plan to incorporate our technology into existing devices such as medical patches, wearable bands, and other monitoring devices to provide additional biomarkers not currently available to consumers. We believe this will enhance point-of-care and remote monitoring solutions that have the potential to ultimately transform and disrupt the delivery of patient monitoring and healthcare. In the medical device space, we currently anticipate that we will need to seek FDA clearance for devices that are currently under development based on our technology platform. As these products are still under development and while there can be no assurance that we will be successful in these product development efforts or that even if developed, that such products will achieve widespread market acceptance, we believe these efforts present significant market opportunities in addition to our consumer wearables applications.

Datacom: Transceiver Chipsets and Co-Packaged Optics

Data centers, which are the nerve centers of the digital economy, require interconnected communications for which we believe our optical transceiver products offer several advantages. Business, entertainment, vital medical research, and other aspects of daily life are in many ways connected to hyperscale data centers, which in tum rely on cost-effective, power-efficient optical communication links. Whether incorporated in pluggable optical transceiver modules or in co-packaged optics, we believe hyperscale data centers will benefit from the unique advantages that our silicon photonics platform has to offer. Furthermore, we believe our go-to-market approach of partnering with a joint venture in China has economic benefits over participating directly as a chipset provider in this margin-sensitive market. By licensing our technology to the joint venture, we offer the joint venture the opportunity to create an economically compelling solution without being required to source elements from multiple suppliers and therefore not incurring higher margin costs, while Rockley benefits from license revenue and our equity stake in the joint venture.

Other Applications

We believe that our silicon photonic platform is ideally suited for delivering sensing solutions needed for machine perception and interrogation at depth, which is increasingly required in industrial automation, robotic vision, including surgical applications, safety, and autonomous applications. Finely tuned light, delivered through a photonic integrated circuit (“PIC”) via a free space aperture or fiber optic interconnect with accompanying detection receiver capabilities, enables substantially better capabilities than previously available technology, such as frequency modulated continuous wave (“FMCW”) LiDAR for automotive safety solutions, as well as future autonomous vehicle offerings. Our team has extensive experience in the design of PICs for use in the LiDAR domain and we have prototyped the key components of the system and demonstrated their superior performance. Although we believe the inflection point for LiDAR and the automotive market may be approaching, we plan to leverage our core technology readiness and economies of scale from our consumer business to position ourselves for this potential market opportunity.

Market Opportunity

Health and Wellness

There is growing demand for miniaturized, non-invasive sensing technology devices with real-time diagnostics and analytics that are affordable and accessible outside the clinical environment. We believe this demand is driven by two major market and secular trends:

•

Consumer health and wellbeing awareness. While there is an existing market for athletes in training, and highly active and health-conscious users, there has been an increasing consumer focus globally on preventative health with users desiring greater control and visibility over their own health and wellbeing. In parallel, amid the proliferation of wearable technologies with emerging health monitoring capabilities, there is greater demand for more sophisticated and comprehensive sensing technology that can cover a broad range of conditions and biomarkers. More recently, COVID-19 has had a profound impact on the way consumers perceive their need for “at-home” monitoring solutions.

•

Chronic conditions and disease care. With increased life expectancies, a growing number of chronic conditions and diseases has placed a strain on healthcare systems. Further, non-invasive monitoring solutions for chronic conditions have historically been costly and available only in a medical facility. With our potential for individual noninvasive wearable monitoring solutions, we believe we have a great opportunity to impact patients’ compliance with healthcare guidance, that will lead to better quality of life and drastic overall healthcare cost reductions. Non-invasive monitoring could also allow detection and prevention of potential chronic conditions and disease at a much earlier stage, resulting in reduced overall healthcare cost.

We believe existing technologies are not capable of taking full advantage of the above trends, which require solutions that can be miniaturized and operate with low enough power to be integrated into consumer wearables, medical patches, and other compact form factors, that can cover a broad range of conditions and biomarkers, and that can scale cost effectively to high volumes. We believe that our unique silicon photonics-based platform is now poised to serve at the confluence of the above two market and secular trends.

We consider our immediate addressable market to be comprised of consumer wearables and mobile smartphone devices. Based on data sourced from the Yale Report, the IDtechEx Report, and TrendForce Report, as well as our internal forecasts, we estimate that, by 2025, consumer wearables, which includes, smart watches, fitness bands, and smart earbuds, will reach a total of 700 million units per year; smart phones may reach a total of 1.5 billion units per year; and medical devices, which includes blood pressure monitors, pulse oximeters, body temperature monitors, blood glucose monitors, alcohol monitors, and NIR spectrometers, will reach a TAM of $18 billion.2

Beyond these opportunities, we believe there may be significant potential for us in the field of genomics. As the field of genomics grows, as shown in the development of personalized medicines and treatment, the value and effectiveness are enhanced when genomic information is combined and processed along with continuous biomarker monitoring for the users. We believe this emerging field could play to the strengths of our platform and potentially represents a high value growth opportunity for the future.

Datacom

Datacenter operators continue to build and upgrade their datacenter infrastructure to meet the continuing growth in public, private, and hybrid cloud capacity. As these datacenters rely heavily on fiber optics to interconnect compute, storage, accelerators and other resources, this trend is reflected with substantial growth in demand in the high-speed Ethernet optics. LightCounting forecasts that the market for Ethernet optics will grow from approximately $3.0 billion in 2018 to approximately $6.0 billion in 2025. The market segment that we are primarily targeting comprises 400Gb/s and 800Gb/s modules and their addressable market are expected to grow to approximately $3.0 billion in 2025, according to LightCounting’s forecasts. We believe our silicon photonics platform is well positioned to address this market with highly integrated PICs to implement the optical functionality required for such transceiver modules. We believe that our platform will provide a substantial cost advantage over conventional discrete-optics-based solutions, as well as over competing integrated photonics solutions due to our platform’s volume-scale manufacturing readiness and wafer-level integration and testing capabilities. In addition to the PICs, our silicon photonics-based spectrometer chipset for transceiver modules includes the analog/mixed-signal ICs that implement the interface to the electrical domain.

Competitive Advantages

We believe our silicon photonics solutions and technology offer the following key benefits:

•

Superior sensing performance. Our silicon photonics-based spectrometer chip provides up to one million times higher resolution, approximately one thousand times higher accuracy, and approximately one hundred times broader spectral range than existing LED-based solutions based on product analysis undertaken by Rockley comparing the Rockley silicon photonics-based spectrometer chip to existing LED-based solutions. We believe our unique silicon photonics

[2]

We believe the TAM for medical devices into which our products may be incorporated will be approximately $18 billion by 2025 based on: (a) an aggregate forecasted addressable market of $15.1 billion for healthcare monitoring devices and NIR spectrometers by 2025, according to the Yole Report; and (b) mobile cardiac telemetry/general patient monitoring patch devices with an aggregate forecasted addressable market of $2.7 billion by 2025, according to the IDtechEx Report.

technology and the entire product ecosystem we are developing will make our end-to-end offerings in the health and wellness domain difficult to replicate. Current optical-based sensing solutions rely on LED-based sensing (PPG signals for SpO2, heart rate, heart rate variability, breath rate, and blood pressure). However, there are many biomarkers present in the body (such as in blood or interstitial fluid) that are not detectable in visible LED range. We believe the wide wavelength span in infra-red and capability of our silicon photonics solutions to integrate many wavelengths within that range in a compact chip at high volume and low cost opens the door to addressing those biomarkers.

•

Flexible platform architecture. We have designed our platform from the ground up and, leveraging our team’s extensive experience, have developed a highly flexible platform architecture. As a result, we believe our innovative platform architecture will allow us to easily configure core building blocks to produce a wide range of functional components and modules for high-volume applications across a broad range of market sectors.

•

Deep understanding of market opportunity and customer priorities. We are developing many applications and systems with our silicon photonics solutions that are driven by industry leaders in the consumer sensors, healthcare, and data communications markets. Through our established relationships with industry leaders, we have consistently demonstrated our ability to address their technological challenges. As a result, we have signed memoranda of understanding and have contracted with several industry leaders in wearable consumer technology to establish product specifications and desirable features. We believe we are well-positioned to develop high-volume optical sensing modules and algorithms for their emerging architectures. We have ongoing, collaborative discussions with consumer wearables, healthcare, and communication companies and original equipment manufacturers (“OEM”) and module and component vendors to address their next generation product offering to end users.

•

Fabless, scalable business model with manufacturing process expertise and ownership. We plan to operate in a fabless business model by using third-party foundries to manufacture and to test our products. We believe that outsourcing our product manufacturing and test processes and procedures simplifies our operations, significantly reduces capital commitments and provides greater flexibility to respond to new market opportunities and scale with our customer demand. We also believe this approach will allows us to invest and focus our resources on proprietary process development and sales and marketing effort.

•

Highly differentiated process. Our manufacturing processes in several key areas (PICs, III-V actives, Integration) are unique and well suited to meeting our customers’ economic and performance needs for their applications. In particular, we believe our silicon PIC process on multi-micron thick Silicon-On-Insulator (“SOI”) is a key differentiator. Our manufacturing processes utilize standard semiconductor manufacturing equipment but are optimized for photonics performance through incorporating innovative features to facilitate easier integration and packaging.

•

Strong intellectual property portfolio. We believe our extensive intellectual property provides us with a significant competitive advantage. Our know-how is based on over 30 years of leadership in the development and commercialization of silicon photonics and we have established strong and deep technical foundations and expertise for high-volume product delivery that would be difficult for a competitor to replicate.

•

Established and committed foundry partner network. We have built a high-volume foundry network comprised of strategic partners who share our growth vision, and our engineering team continues to work to push new boundaries in photonic component manufacturing processes.

We believe the combination of all our capabilities makes the Rockley Platform unique. Our high-performance optical sensing module with broad biomarker detection capabilities, combined with the power of our algorithms and AI platform, enable us to target unmet needs and challenges in the health and wellness markets. We have ongoing formal and informal collaborative discussions with the industry and technology leaders in consumer sensor, healthcare, and data communications companies, as well as with OEMs, and module and component vendors concerning the design of architectures and products to address existing and next generation applications. Based on these interactions, we believe we are one of a limited number of suppliers to these OEMs for the type of products we plan to sell, and in some cases, we may be the sole supplier for certain applications.

Our Strategy

Our strategy is to become the leading global provider of sensing products comprised of integrated optical modules with supporting electronics, software, application algorithms, and AI platforms for high-volume applications in dynamic and high-growth market sectors. Key elements of our strategy include:

•

Extend our silicon photonics leadership. We intend, through continuous platform engineering and advanced research and development, to continue driving innovation in the silicon photonics market and to improve the performance of our current solutions across a variety of key metrics, including size, power, and signal quality. Such innovation will be a key to opening new market opportunities.

•

Identify and promote new and emerging applications for our technologies. We are actively engaged with our science and technology partners to explore new potential markets and applications for our technology. We intend to continue to collaborate with our partners to understand the challenges in their end-product roadmaps and to demonstrate how our technologies can help them to devise and enable innovative solutions.

•

Develop our product portfolio. Beginning with our first target products in the consumer domain and on the wrist applications, we intend to develop and broaden our product portfolio by continuing to invest in research and development so we can expand our platform capabilities as well as enhance our existing product roadmap. We are actively conducting research and development on other form factors and domains such as mobile and patch for spot checks. We believe our differentiated technology will play an important role in usage of patches for post hospital patient monitoring needs and for other niche markets such as diet and weight management, and diabetes prevention.

•

Forming strategic partnerships in products and applications: Working with our partners, we have developed many potential product application opportunities with our unique technology that can be researched and unlocked in the future. Our partners operate in various domains such as hardware development, algorithm development, AI, and clinical research.

•

Continue to attract and acquire new customers. We intend to expand our customer base by focusing on direct dialogue with large strategic accounts as well as partnering with large distributors and resellers. We believe this multi-track strategy will allow us to provide differentiated solutions to a broad array of customers.

•

Sustain margin through expansion of our products into higher-end markets. We intend to use our technological expertise to deliver higher value and high product margins. In addition, we intend to continue to reduce our costs through operational improvements and supply-chain management initiatives.

Our Technology Platform and Product Offerings

Our solutions leverage our deep understanding of silicon photonics, application science, and our innovative platform architecture to address high-volume applications in the consumer sensors, healthcare, and data communications markets. We believe our leadership position in developing silicon photonics-based sensing solutions is a result of the following core strengths:

•	A unique and proprietary silicon photonics platform technology to address a broad set of requirements in the healthcare and wellness industries.

•

Our custom multi-micron-waveguide photonics-optimized process with integrated III-V semiconductor actives brings multiple competitive advantages in terms of performance and manufacturability, offering lower waveguide losses, higher waveguide power handling, polarization independence, ubiquitous integration of III-V actives in their native known-good-die form, ultra-broad-band performance, and lower sensitivity to manufacturing variations while enabling compact circuitry with high integration densities.

The figure below illustrates the key benefits of Rockley’s silicon photonics platform in comparison with mainstream platforms. The horizontal axis represents waveguide thickness—conventional platforms are based on thin waveguides with a thickness in the range of 220-300nm (on the left side of the scale), whereas Rockley’s platform adopts multi-micron thick waveguides (on the right side of the scale). The diagram shows how several key performance metrics improve with waveguide thickness, highlighting the platform’s superior photonic performance and suitability for high-yield volume manufacturing.

Additional key points concerning the photonics technology include the following:

•	Optical loss per unit distance is much lower than for others, enabling lower power solutions and/or larger-scale PICs.

•	The platform provides broadband performance and is suitable for the visible, short-wave and mid-infrared bands. This is a key enabler for sensing applications that other platforms cannot serve.

•

A larger waveguide is much less sensitive to manufacturing variations that can affect its shape and hence its refractive index, thus achieving much better center wavelength registration than small waveguides enabling accurate wavelength filters.

•	Strong optical confinement enables tight packing of waveguides and sharp waveguide bends, hence dense layout capability and compact PICs.

•	Our waveguides exhibit low dispersion (low signal distortion) and low polarization dependent loss (simplifying receiver architectures in particular).

•	The platform incorporates features that enable low-loss, passively aligned fiber coupling (integrated mode size converters and v-grooves).

•

The platform is well suited to power-efficient integration of III-V waveguide devices such as lasers and modulators that also have a multi-micron mode size. Processed, known good, III-V devices can be flip-chip bonded into recesses etched in the silicon waveguide layer to achieve edge coupling. This has the advantages of compact coupling without tapers or spot-size converters, active device processing in existing III-V foundries, back-end integration of known good and reliable III-V devices, and more favorable thermals.

•	The large waveguides also offer a much higher optical power handling capability than small waveguides.

•	Broadband optical performance enables sensing a large optical spectrum to cover a wide range of measurands.

•	Accurate wavelength targeting enables using many finely spaced wavelengths for accurate detection.

•	Low optical loss enables a high signal-to-noise ratio (“SNR”) and hence high-fidelity signal detection and helps reduce overall power consumption.

•	Low-loss coupling from III-V to Si waveguide drives down power consumption for long battery life.

•	Compact PIC layouts result in small chip sizes to fit within consumer device form factors and reduce product cost.

•	Known-good-die integration of active elements improved yields, which leads to cost-effective solutions.

The figure below illustrates our full stack platform model.

•

Photonic integrated circuits in silicon with integrated III-V: The design and large-scale manufacturing of silicon photonic PICs and integration of active “III-V” elements onto these PI Cs are the foundational competencies of Rockley. These PICs are manufactured using our proprietary and highly differentiated process flow deployed at our foundry partners.

•

Application-specific integrated circuits (“ASICs”): The design of electronic ICs to complement our PICs and facilitate their integration into a specific end product is the second key component of our platform offering. The ICs are designed in volume CMOS or BiCMOS technology nodes using standard design flows and are manufactured at volume-scale foundries.

•

Photonic & electronic co-packaging: The next layer of the stack conjoins photonic and electronic ICs into opto-electronic engines through advanced co-packaging technologies, including 2.5D and 3D integration. Such dense integration is key and enables us to achieve the energy efficiency and physical size requirements for our core use cases. We partner with specialized packaging houses to provide the capacity required for serving consumer markets.

•

System architecture & hardware design: We have built deep expertise in architecting photonic systems for sensing solutions in healthcare and wellness, machine vision, and data communications. This enables us to go beyond making chips, and allows us to deliver higher value-add photonic subsystems, modules and chipsets that fit seamlessly into our end product partners’ designs.

•

Firmware/software: Any system requires some degree of firmware and software to operate and inter-operate, and our photonic systems are no exception. We have in-house expertise to develop the necessary firmware and software to complement our hardware offerings and facilitate system integration, testing, and monitoring by our customers.

•

Sensing algorithms, AI & cloud analytics: At the highest level of the stack, we develop algorithms, AI models, and cloud-based infrastructure to gain deeper insights into health and wellness trends from the mass sensor data collected by our wearable modules.

We believe the key benefits that our solutions can provide to our customers are as follows:

•

Low Power and Small Footprint. In each of the end markets that we expect to serve, the power budget of the overall system is a key consideration. Power consumption greatly impacts system operation cost, footprint, and cooling requirements, and is increasingly becoming a point of focus for our customers and other market participants we are targeting as future customers. We believe that our silicon photonics solutions enable our customers to implement system architectures that reduce overall system power consumption. In addition, in many of our applications, we are able to design and deliver semiconductors that have a smaller footprint and therefore reduce the overall system size.

•

Faster Time to Market. Our customers and other market participants that we are targeting as customers compete in markets that require high-speed, reliable optical components that can be integrated into their systems as soon as new market opportunities develop. To meet our customers’ time-to-market requirements, we work closely with them early in their design cycles and are actively involved in their development processes.

Business Unit	Product	Application
Health Sensing	Basic Module	• PPG sensing: Heart rate, heart rate variability breath rate, blood oxygenation, blood pressure • IR sensing: Temperature, hydration
Health Sensing	Advanced Module	• PPG sensing: Heart rate, heart rate variability, breath rate, blood oxygenation, blood pressure • IR sensing: Temperature, hydration, alcohol lactate, glucose
Datacomms	400G-DR4 Chipset, 800G-2DR4 Chipset	• Intra datacenter optical communications

•

We will target applications in the consumer health and wellness industry and expect strong customer engagement in the consumer electronics and wearables market. The Rockley Platform represents a breakthrough which will confer on consumer electronic devices, primarily including personal wearables, smartphones and homecare devices, the capacity for new powerful healthcare and wellness monitoring. Our first health monitoring product offering is expected to launch in

2022 consists of a basic module targeting fitness tracker bands and an advanced module targeting smartwatches.

•

The Rockley basic and advanced modules leverages existing LED based optical sensing and augments with Rockley’s proprietary infrared optical sensing to expand biomarkers sensing at the wrist. The advanced module will have the hardware and software capabilities to collect information available relevant to glucose tracking. This feature will then be enabled for our customers after we gather and analyze an appropriate amount of user data and determine the level of information we need to make available.

•

The continuing growth in datacenter deployments and upgrades is driving demand for high-speed optical intra-datacenter network links with reaches up to 2km. Our 400G-DR4 chipset provides 400Gb/s of capacity (four lanes of 100Gb/s each) and is targeted at the market for 400GBASE-DR4 Ethernet optics (pluggable transceiver modules) in QSFP-DD and OSFP form factors. This is forecast to be the largest segment within the datacenter optics market for the coming years. This chipset enables transceiver module vendors to implement a solution with lower cost and lower power than conventional discrete-optics-based approaches. The four-part chipset comprises a transmit PIC, a receive PIC, a transmit IC, and a receive IC, which have been co-optimized for highest performance.

•

The 800G-2DR4 chipset addresses the emerging market for 800Gb/s transceiver modules. This market is expected to take off when switch AS I Cs with 100Gb/s serdes start being deployed. This chipset essentially doubles the number of channels of the 400G-DR4 chipset from four to eight and enables a doubling of bandwidth density at the transceiver module level that will increase power efficiency, and reduce cost per capacity.

Rockley’s Silicon Photonics Toolbox Elements

Rockley’s proprietary silicon photonics platform covers a unique end-to-end solution, from generation of the light into, manipulation (modulation, multiplexing), radiation out of the module, and collection and processing of the returned light. The following provides an overview of the key components of our platform:

•	Lasers: Our lasers offer fine wavelength control and good power efficiency. The waveguide platform allows efficient wafer-scale integration of laser-devices through a flip-chip process.

•

Modulators and detectors: We have developed optical modulators and detectors that are ultra-compact, power efficient and high speed, capable of handling high data rates and a broad range of wavelengths.

•	Combiners and splitters: Our platform is capable of wavelength division multiplexing (“WDM”) and demultiplexing, enabling in excess of 100 wavelengths on a single optical path.

•

Fiber optic coupling: Our photonic IC contains on-chip embedded interfaces to the optical fibers. These interfaces allow the fiber to be passively attached directly to the photonic IC without external light coupling elements.

•

Free-space optics: Our platform allows for efficient light coupling from free space into and out of the photonics circuits, with either edge or perpendicular coupling. This feature enables a broad range of sensing applications.

•	Photonic integrated circuits: Our development platform enables integration of light sources, active devices, passive devices and optical coupling elements into a single compact silicon chip.

•	Wafer-scale processing: Our silicon photonics platform enables high throughput wafer-scale processing of monolithic and multi-die structures for chip-on-wafer integration.

•	Interface electronics: We have in-house design expertise for custom analog circuitry to translate high-speed data streams into signals that actuate the photonics ICs (drivers) and receive signals from them (amplifiers). This is complimented with our digital design capability for device control, signal processing and interfaces to our customers systems.

•

Packaged assembly: The assembly of electrical ASICs, photonics ICs and fiber optics (if needed) into a single, highly integrated product requires a test and manufacturing flow which enable high volume scale.

Further application-based expertise is focused on:

•	Tissue optics design: Our sensing module product includes probe and hardware design to optimize sensing through skin.

•

Bio marker application: Our sensing algorithms are developed through various levels of validation from proof of concept in the lab to clinically validated in human to provide state of the art sensing capabilities.

•	Applied data science: Our AI and cloud analytics transforms spectral data from our sensing product to extract additional insights and algorithm improvements.

Future Product Capabilities

These biomarkers along a few others we are investigating are key in early detection, prevention, and monitoring of major chronic illnesses, as illustrated in the table below:

As these products are still under development, there can be no assurance that we will be successful in these product development efforts or that even if developed, that such products will achieve widespread market acceptance.

Customers

We believe existing commercial relationships with leading consumer device customers validates our unique technology and the business opportunity at hand. Our near-term commercial focus is on a robust pipeline in consumer devices, medical devices, and life sciences companies. We have a sales funnel of over 100 potential customer targets of which we started discussions with 47, entered into due diligence with 21 of the 47, proceeded to contract negotiations with 12, and engaged (through non-binding memorandums of understanding) or entered into contracts with 6 of the 12. The customers with whom we are engaged or contracted with represent more than 55% of wearable global volumes (of the 55%, we have an agreement with an entity that represents 42%, an MOU with an entity that represents 5% and we are in discussions with entities which represent at least 8%) and more than 50% of smartphone global volumes. Although our near-term focus through 2024 is on our consumer health and wellness strategy, we believe other markets also represent upside potential.

To date, we have generated revenue primarily from NRE and development services for customer-specific designs of silicon photonics chipsets for incorporation into their customers’ end products. Our two largest customers collectively accounted for 100% and 99.6% of our revenue in 2020 and 2019, respectively. We anticipate revenue attributable to these customers will fluctuate from period to period, although we expect to remain dependent on these customers for a significant portion of our revenue for the foreseeable future. See “Risk Factors—Customer-Related Risks.”

We work closely with our end customers throughout their design cycles and will develop long-term relationships as our differentiated technology becomes embedded into their products. For example, we currently hold a development and supply agreement with one customer since 2017 and have successfully designed and delivered critical sample chips to them. As a result, we believe we are well-positioned to be designed into their current product roadmaps and develop their next generation solutions for their future products. Because many of our target customers or their OEMs are located in North America and Asia Pacific, we anticipate that a majority of our future revenue will come from sales in these regions. Although a large percentage of our sales are made to customers in North America, we believe that a significant number of the systems and devices designed by these customers will incorporate our semiconductor products which are then sold to end-users globally. In addition to our current customers, we have entered into non-binding memorandums of understanding with Zepp Health Corp., LifeSignals Group, Inc., and Withings France SA with respect to the future supply of our Rockley basic and advanced modules, if and when such products become commercially available. The terms of these agreements are non-binding in nature and non-committal as to volumes and price. However, we believe these memorandums of understandings indicate a significant interest in Rockley’s products and the potential for the future supply of our products to significant product manufacturers. We expect that once the Rockley modules are commercially available, Rockley will enter into standard supply agreements with each of these parties.

Sales and Marketing

Our customers’ design cycle from initial engagement to volume shipment typically ranges from three to five years, with product life cycles of two years or more. For many of our products, which are technically complex, we must engage early with our customers’ technical staff. To ensure an adequate level of early engagement, our sales, marketing, and development engineers must work closely with our customers and channel partners to understand, identify, and propose solutions to meet their systems’ challenges. We work closely with our customers to anticipate end customer market needs. In some cases, we work with ecosystem partners to better understand market trends and new requirements that are being placed on our end customers.

Manufacturing

Our Proprietary Production and Manufacturing Ecosystem

We have built, and plan to continue to develop, a global manufacturing ecosystem designed with the ability to scale in a rapid and efficient manner. Several key areas within this manufacturing ecosystem run on our proprietary process and manufacturing technologies and are protected by our intellectual property portfolio. We possess end-to-end control over design, manufacturing and packaging process, algorithms, and software. Our disciplined and systematic documentation and protection of critical know-how, trade secrets, and proprietary information further underpins our manufacturing ecosystem. To the best of our knowledge, there are no other turnkey options with the components and technologies needed to put together our sensing product. In addition to the intellectual property arrangements, we also have commercial exclusivity agreements with some of the key manufacturing ecosystem partners to prevent replication of this capability.

In addition to providing what we believe to be unmatched capabilities at the product level, our platform and the associated technology have been designed from bottom up to take into account the relative ease and cost of manufacturing and scaling. Elements like waveguide dimensions for ease of wafer fabrication and high yields, robust and position tolerant coupling strategies for III-V integration, wafer scale back-end activities for III-V manufacturing, and all known good die integration at the module are integral to the product and the process technology. These elements are covered by the intellectual property which we have licensed to our manufacturing ecosystem.

Manufacturing Model Overview

We plan to operate a fabless business model and use third-party foundries and assembly and test contractors to manufacture, assemble and test our products. In several key areas, our third-party partners operate a proprietary process wholly owned by us and protected by our intellectual property portfolio. This outsourced manufacturing approach allows us to focus our resources on the design, sale, and marketing of our products. In addition, we believe that outsourcing many of our manufacturing and assembly activities provides us with the flexibility needed to respond to new market opportunities and scale for customer demand, simplifies our operations, and significantly reduces our capital commitments.

We believe our fabless model will allow us to scale in a capex efficient manner. We have contracted with global tier-I foundries, including Newport Wafer Fab (“NWF”) for silicon PICs and wafer-scale III-V device integration and testing. This foundry is qualified for health, consumer and auto applications and has the capacity to manufacture over 400,000 wafers per year. The terms of this agreement provide that Rockley will be a priority customer of NWF with regard to supply of PICs, wafers, and testing facilities. In return, Rockley agrees to give NWF a right of first refusal to supply of such products and services, subject to NWF completing a build out of their capabilities, provided that Rockley is entitled to seek alternative supply where NWF does not satisfy Rockley that NWF is able to meet Rockley’s requirements for price, lead times, or quality of supply. Our agreement with NWF does not include any binding commitments or minimum requirements with respect to order or supply volumes. Our high-volume III-V semiconductor foundry is consumer and telecom qualified, supports very high volumes, and runs fully automated processes at one of the largest wafer scale in III-V manufacturing globally. Finally, our global IC foundry supplier handles the manufacturing of the electronic integrated circuits for our sensing modules. The foundry is used by most major consumer OEMs and is qualified for the ultra-high volume process node that we have chosen.

•

Raw Materials and Wafer Supply: The starting raw materials (SOI wafers) for our silicon photonics have been customized by world leading silicon providers for the Rockley proprietary specification. For the active III-V components, we have arrangements in place with the world’s leading epitaxial wafer supplier. We also have volume ready suppliers for commercial off-the shelf-components (“COTS”) that go into the visible sensing and the overall module.

•

Wafer Fabrication: Our SOI wafers are converted into fully processed silicon photonics PIC wafers at NWF which is the leading site for semiconductor manufacturing in the United Kingdom and qualified at Tier-1 global companies. The process used by NWF is wholly owned by Rockley and licensed for use by NWF only in Rockley products. The process design kit (“PDK”) for this process is developed and maintained by us and constitutes our intellectual property.

For the III-V active components, epitaxial materials are processed into finished wafers at a world leading dedicated III-V foundry making detectors, lasers and LEDs using state-of-the-art wafer-scale levels of automation. We have adapted the base process technology from this foundry to incorporate the previously discussed elements that allow for ease of integration into our platform and ease of manufacturing. These elements are exclusively for use in Rockley products.

Finally, for ASIC manufacturing, we use a standard process node and PDK provided to us by TSMC. While the manufacturing process is widely used in high volume (good for product economics), the design know-how belongs to Rockley. The custom ASIC matches our silicon photonics platform optimally for low noise, low power and high level of integration.

•

Chipset and module integration: The chipset integration of the III-V active components into the silicon PICs is done at wafer scale and using passive alignment techniques that are uniquely enabled in our platform. Furthermore, we have ensured that the III-V components are in arrays of devices (reduces amount of alignment and integration activities) and on pretested known good die (“KGD”) which ensures very high compounded yields. The process IP is developed and owned by Rockley and the integration will be performed at NWF where the PIC wafers are fabricated.

The integration of the overall module is in-line with assemblies used for wearables and mobile devices and there are many global suppliers with this capability. We have engaged with leading suppliers that serve Tier-I consumers in this space and expect to finalize these arrangements for assembly within 2021.

We have development and supply agreements in place with the key suppliers. These agreements cover the development program, economic framework, IP licenses, exclusivity terms and other matters. Although we have commenced long-term supply agreement discussions in parallel with the detailed manufacturing ramp discussions, we do not currently have any long-term supply agreements in place and transact business with our third-party suppliers on a purchase-order basis with no minimum supply obligations on their part. We have designed our manufacturing partner network to be resilient by having multiple sources of supply for several key processes/components and we have plans for the appropriate inventory and stocking strategies to mitigate risks to our ramp plans.

Commitment to Quality

We are committed to excellence by creating class-leading silicon photonics-based products and services. We intend to meet or exceed our global customer expectations by:

•	Creating long-lasting, trusting, and mutually beneficial relationships with customers and partners;

•	Establishing a full understanding of our customers’ requirements and ensuring our products and services meet their expectations;

•	Building a team of highly trained, empowered, and accountable employees;

•	Innovating in the creation of technology driving our products and services; and

•	Improving the effectiveness and efficiency of our quality management system through review of results, learning, and enhancement on a continual basis.

We are actively seeking ISO 9001:2015 certification, and expect to complete phase 1 by the end of 2021. We subject our third-party manufacturing contractors to rigorous qualification requirements to meet the high quality and reliability standards required of our products. We carefully qualify each of our partners and their processes. Our engineers work closely with our foundries (we even have teams embedded at partners sites in some critical areas) and other contractors to perfect the in-house processes, increase yield, lower manufacturing costs, and improve product quality. See “Risk Factors—Risks Related to Rockley’s Business and Industry” for a discussion of risks related to the semiconductor industry and Rockley’s manufacturing processes and foundry relationships.

Research and Development

We believe that our future success depends on our ability to develop new products for both existing and new markets, development enhancements to our products once developed or if and when commercially launched, to stay ahead of our competition by being leaders in extending the boundaries of our technologies. As a result, a significant amount of our operating expenses has been allocated towards next-generation platform development. Our research and development efforts are focused primarily on extending the functionality and addressable markets of our integrated photonics platform, as well as continually increasing its performance, efficiency, and volume manufacturing competitiveness. We have assembled a core team of experienced engineers and systems designers with an extremely broad range of skill sets across different disciplines who conduct research and development activities in the United States and various European locations, and we are supported by partnerships with leading research institutions and consumer electronics and medical devices companies. As of June 30, 2021, we have 250 employees globally with over 75% of our workforce focused on research, product development, and engineering.

Competition

The global optical components market in general, and the consumer sensor, healthcare, and data communications markets in particular, are highly competitive. We expect competition to increase and intensify as additional companies enter our target markets. Our competitors range from large, international companies offering a wide range of services and optical components, such as LEDs, lasers, detectors, or PICs, to smaller companies specializing in narrow market verticals. Some of our key competitors across various verticals include: AMS, ADI, Broadcom, Brolis, Cisco, GlobalFoundries, Intel, Lumentum, Maxim, OSRAM, TSMC, and Tower Jazz. We expect competition in our target markets to increase in the future as existing competitors improve or expand their product offerings and as new competitors enter these markets. However, we believe we are currently the only provider with the capability to integrate the technologies and features and performance required by customers in our target markets. We believe our unique silicon photonic-based platform and the entire product ecosystem which we have developed around it will make our end-to-end offerings in the health and wellness domain difficult to replicate and provides us with a significant competitive advantage. We believe this will be particularly true as we incorporate our AI and cloud-based offerings currently under development.

The following summarizes how we believe we are positioned with respect to key competitive factors across our target markets:

•	Product performance and features

•

Power consumption meeting wearable product requirements: We believe our proprietary low-loss photonics platform in combination with electronics designed in a state-of-the-art technology node and configurability of frequency and accuracy of application data collection enables us to meet the power requirements of our target markets.

•

Novel features and extended functionality: Compared with existing conventional solutions, we believe our platform supports more wavelengths in both the visible and infrared (“IR”) wavelength ranges. This in turn unlocks multiple biomarkers that can only be targeted in our optimized IR platform. The number of wavelengths, wavelength registration (accuracy), wavelength resolution, tunability, and stability are all key aspects in delivering such broad functionality.

•

Application specific algorithms and AI: We plan to monetize the sensor data generated by our unique hardware capabilities by means of a cloud-based data collection and processing platform based on proprietary algorithms and AI models. We believe this will enable extraction of lower order health information, Moreover, processing the sensor data through our AI platform can extract more in-depth health information such as indications of illness or trending direction of all health-related information.

•	Size: Our compact form factor technology enables us to meet the product requirements smart bands and smartwatch end products,

•	End to end manufacturing ecosystem

•	Covers all the elements needed to bring full solution together.

•	Optimized to meet the application performance needs.

•	Cost effective and designed to scale rapidly.

•	Unique and not easy to replicate.

•	Reputation and reliability: Deep customer relationships starting at development phase and strong support in adoption and deployment of devices using our technology.

Intellectual Property

We rely on a combination of intellectual property rights, including patents, trade secrets, copyrights and trademarks, and contractual protections, to protect our core technology and intellectual property. As of June 30, 2021, we had 85 issued and allowed patents and 85 other patent applications pending in the United States and 59 patents in foreign jurisdictions. The 85 issued and allowed patents in the United States expire in the years beginning in 2021 through 2040. The 59 patents in foreign jurisdictions include 33 in the United Kingdom, 23 in China, and 3 in Japan, and they expire in the years beginning 2027 through 2039. Many of our issued patents and pending patent applications relate to sensors and sensor chips, and we have extensive geographic coverage over numerous relevant technology domains.

In addition to our own intellectual property, we also use third-party licensors for certain technologies embedded in our silicon photonics solutions. These are typically non-exclusive contracts provided under paid-up licenses. These licenses are generally perpetual or automatically renewed for as long as we continue to pay any maintenance fees that may be due. To date, maintenance fees have not constituted a significant portion of our annual capital expenditures. We have entered into a number of licensing arrangements pursuant to which we license third-party technologies. We do not believe our business is dependent to any significant degree on any individual third-party license.

We generally control access to and use of our confidential information and trade secrets through the use of internal and external controls, including contractual protections with employees, contractors, and customers. We rely in part on the laws of the United States and international laws to protect our work. All employees and consultants are required to execute confidentiality agreements in connection with their employment and consulting relationships with us. We also require them to agree to disclose and assign to us all inventions conceived or made in connection with the employment or consulting relationship. However, we cannot guarantee that we have entered into such agreements with every such party, and we may not have adequate remedies in case of a breach of any such agreements. Our trade secrets could be disclosed to our competitors or others may independently develop substantially equivalent technologies or otherwise gain access to our trade secrets. Trade secrets can be difficult to protect and some courts inside and outside of the United States are less willing or unwilling to protect trade secrets.

Government Regulation

Healthcare-Related Regulation

Our solutions may be incorporated into multi-application, health-related sensing, and monitoring applications, including healthcare consumer wearables. Accordingly, the end products into which our solutions are incorporated may be subject to FDA and similar or related regulations, and demand for these end products or future regulated products could be adversely affected if such end products do not comply with applicable requirements. Although our target market is consumer wellness rather than medical, we intend to monitor and comply with regulations to the extent they become applicable to us, including any requirements for FDA clearance. Certain healthcare-related products may be regulated by the FDA and corresponding state regulatory agencies in the United States and separate governmental authorities outside of the United States. In the United States, the medical device industry is regulated by governmental authorities, principally the FDA and corresponding state regulatory agencies. Before a new regulated product or a significant modification to an existing medical device may be marketed or sold in the United States, it must comply with FDA Quality Management System regulations, and must obtain regulatory clearance or approval from the FDA, unless an exemption from pre-market review applies. In addition, certain future software functionality, whether standalone or embedded in existing or future devices, may be regulated as a medical device and require pre-market review and clearance or approval by the FDA. The process of obtaining regulatory clearances or approvals to market a medical device can be costly and time consuming, and our end customers may not be able to obtain these clearances or approvals on a timely basis, or at all, for future products. Any delay in, or failure to receive or maintain, clearance or approval for any medical device products under development could prevent us from generating revenue from our solutions incorporated into these products.

Medical devices are also subject to numerous ongoing compliance requirements under the regulations of the FDA and corresponding state regulatory agencies, which can be costly and time consuming. For example, under FDA regulations medical device manufacturers are required to, among other things: (i) establish a quality management system to help ensure that their products consistently meet applicable requirements and specifications; (ii) establish and maintain procedures for receiving, reviewing, and evaluating complaints; (iii) establish and maintain a corrective and preventive action procedure; (iv) report certain device-related adverse events and product problems to the FDA; and (v) report to the FDA the removal or correction of a distributed product. If our solutions are incorporated into any medical device products of our end customers and these customers experience any product problems requiring reporting to the FDA or otherwise fail to comply with applicable FDA regulations or the regulations of corresponding state regulatory agencies, it could harm our ability to sell our solutions. In addition, if our end customers in the healthcare market are subject to enforcement actions such as fines, civil penalties, injunctions, recalls of products, delays in the introduction of products into the market, and refusal of the FDA or other regulators to grant future clearances or approvals, it could harm our reputation, business, operating results, and financial condition. In addition, in the United States, the FDA has taken the position that device manufacturers are prohibited from promoting their products other than for the uses and indications set forth in the approved product labeling, and any failure to comply could subject our end customers to significant civil or criminal exposure, administrative obligations and costs, and/or other potential penalties from, and/or agreements with, the federal government.

Government regulations outside the United States have, and may continue to, become increasingly stringent and common. In the European Union, for example, the European Union Medical Device Regulation was published in 2017 and, when it entered into full force in 2020, included significant additional pre-market and post-market requirements. Penalties for regulatory non-compliance could be severe, including fines and revocation or suspension of a company’s business license, mandatory price reductions, and criminal sanctions. Future laws and regulations may have a material adverse effect on our end customers in the healthcare market, which in turn may negatively impact our ability to sell our solutions and otherwise harm our business and financial results.

Export Regulation

Our business activities are also subject to various restrictions under U.S. export and similar laws and regulations, as well as various economic and trade sanctions administered by the U.S. Treasury Department’s Office of Foreign Assets Control. Further, various countries regulate the import of certain technology and have enacted or could enact laws that could limit our ability to provide customers with our products in those countries.

We are also subject to various domestic and international anti-competition laws, such as the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act, as well as other similar anti-bribery and anti-kickback laws and regulations, These laws and regulations generally prohibit companies, their employees, and their intermediaries from authorizing, offering, providing, and/or accepting improper payments or other benefits for improper purposes. Although we take precautions to prevent violations of these laws, our exposure for violating these laws increases as our international presence expands and as we increase sales and operations in foreign jurisdictions.

New legislation or regulation, the application of laws from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to technology in the wearables industry generally could result in significant additional compliance costs and responsibilities for our business.

Privacy

We are or may become subject to a variety of laws and regulations in the United States and abroad regarding privacy, data protection, and data security. These laws and regulations are continuously evolving and developing. The scope and interpretation of the laws that are or may be applicable to us are often uncertain and may be conflicting, particularly with respect to foreign laws.

In particular, there are numerous U.S. federal, state, and local laws and regulations and foreign laws and regulations regarding privacy and the collection, sharing, use, processing, disclosure, and protection of personal data. Such laws and regulations often have changes in scope, may be subject to differing interpretations, and may be inconsistent among different jurisdictions. For example, the General Data Protection Regulation (the “GDPR”), which became effective in May 2018, includes operational requirements for companies that receive or process personal data of residents of the European Union that are broader and more stringent than those previously in place in the European Union. The GDPR includes significant penalties for non-compliance, including fines of up to €20 million or 4% of total worldwide revenue, Additionally, in June 2018, California enacted the California Consumer Privacy Act (the “CCPA”), which became effective in January 2020. The CCPA requires covered companies to provide California consumers with new disclosures and expands the rights afforded consumers regarding their data, Fines for noncompliance may be up to $7,500 per violation. We cannot currently estimate the potential impact of the CCPA on our business or operations.

Additionally, we rely on various legal mechanisms for transferring certain personal data outside of the European Economic Area, or EEA, including the EU-U.S. Privacy Shield Framework, or Privacy Shield, and EU Standard Contractual Clauses, or SCCs. If we fail or are perceived to fail to meet the Privacy Shield principles or our obligations under the SCCs, or if any of these legal mechanisms for transferring data from the EEA are invalidated by European courts or otherwise become defunct, European Union data protection authorities or the U.S. Federal Trade Commission, or FTC, could bring enforcement actions seeking to prohibit or suspend our data transfers or alleging unfair or deceptive practices, In such cases, we could be required to make potentially expensive changes to our information technology infrastructure and business operations, and we could face legal liability, fines, negative publicity, and resulting loss of business.

Certain health-related laws and regulations such as the Health Insurance Portability and Accountability Act of 1996, or HIPAA, and the Health Information Technology for Economic and Clinical Health Act, or HITECH, may also have an impact on our business. If we are unable to comply with the applicable privacy and security requirements under HIPAA, HITECH, or PCI DSS, or we fail to comply with BAAs that we enter into with covered entities, we could be subject to claims, legal liabilities, penalties, fines, and negative publicity, which could harm our operating results.

Governments are continuing to focus on privacy and data security, and it is possible that new privacy or data security laws will be passed, or existing laws will be amended in a way that is material to our business. Any significant change to applicable laws, regulations, or industry practices regarding our users’ data could require us to modify our services and features, possibly in a material manner, and may limit our ability to develop new products, services, and features. Although we have made efforts to design our policies, procedures, and systems to comply with the current requirements of applicable state, federal, and foreign laws, changes to applicable laws and regulations in this area could subject us to additional regulation and oversight, any of which could significantly increase our operating costs.

We strive to comply with all applicable laws, policies, legal obligations, and industry codes of conduct relating to privacy, data security, and data protection. The costs of compliance with, and other burdens imposed by, the GDPR, CCPA, HIPAA, and similar laws may limit the use and adoption of our products and services, and/or require us to incur substantial compliance costs, which could have an adverse impact on our business. In addition, given that the scope, interpretation, and application of these laws and regulations are often uncertain and may be conflicting, it is possible that these obligations may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices. Any failure or perceived failure by us, our end customers, or third-party service-providers to comply with our privacy or security policies or privacy-related legal obligations, the failure or perceived failure by our end customers to comply with their privacy policies or privacy-related legal obligations, or any compromise of security that results in the unauthorized release or transfer of personal data, may result in governmental enforcement actions, litigation, damages, penalties, and negative publicity, and could also have an adverse effect on our brand and operating results.

Cybersecurity

We have designed and implemented and continue to maintain a security program consisting of policies, procedures, and technology intended to maintain the privacy, security and integrity of our information, systems, and networks. Among other things, the program includes controls designed to limit and monitor access to authorized systems, networks, and data, prevent inappropriate access or modification, and monitor for threats or vulnerability.

Employees and Human Capital Resources

Our workforce represents a highly regarded team of silicon photonics and measurement science experts under the same organization. A significant number of our employees have advanced degrees, including a large percentage holding Ph.Ds.. As of June 30, 2021, we had 250 full-time employees, a large percentage of those employees are in technical roles, including engineering.

•	The quality of our employees is well recognized in the industry and has a strong and positive impact on our ability to develop and capitalize on our strategic operating model and business plan.

•

Our leadership team is recognized for world-leading expertise in silicon photonics design and process, microelectronics design, packaging and test, software and Algorithms including Cloud and AI, and applications in data communications and medical sensing.

•	We have strong relationship with our employees and have never experienced a work stoppage.

Despite the significant challenges facing the world economy in light of the COVID-19 pandemic, we have remained focused on our business plan and priorities. We intend to continue to focus on:

•	Protecting the wellbeing of our employees and keeping them healthy and engaged.

•	Making our physical workplaces safe and compliant.

•	Building out efficient global human resource information systems and processes.

•	Recruiting and staff retention for critical skills and competencies.

•	Investing in the development of current and future leadership.

•	Creating sustainable operations, while building resilience, efficiency and flexibility into everything, from strategy to work design.

Facilities

Our headquarters are currently located in Pasadena, California under a lease for approximately 16,000 square feet, which lease for the majority of the premises leased expires in June 2023. The premises in Pasadena are predominantly used for engineering and finance and general administration services. We also lease a property in San Jose, California to approximately 4,600 square feet under a lease expiring in 2024, which is predominantly used for finance and general administration services. To support headcount growth over the past year, we continue to explore options and timing for improving and expanding our facilities. In the United States, we recently finalized a new office lease in Irvine, California to accommodate our sensor application facility under a lease for approximately 8,000 square feet, which lease expires in July 2026. In the United Kingdom, we have expanded our lab facilities in Wales to approximately 1,733 square feet under a lease due to expire in 2024. We believe our current facilities are sufficient to support our operations and growth plans and that additional space, if needed, will be available on commercially reasonably terms.

Legal Proceedings

From time to time, we may become involved in additional legal proceedings arising in the ordinary course of our business. We are currently not a party to any legal proceedings the outcome of which, if determined adversely to us, would individually or in the aggregate have a material adverse effect on our business, financial condition, and results of operations.

MANAGEMENT

Executive Officers and Directors

Rockley’s directors and executive officers and their ages as of August 11, 2021 are as follows:

Name	Age	Position
Executive Officers
Andrew Rickman, OBE	61	Chairman and Chief Executive Officer
Mahesh Karanth	59	Chief Financial Officer
Amit Nagra, Ph.D.	48	Chief Operating Officer

Non-Employee Director Nominees
William Huyett (1)(2)	65	Lead Independent Director
Brian Blaser (1)	56	Director
Caroline Brown, Ph.D. (1)(3)	59	Director
Karim Karti (3)	52	Director
Michele Klein (2)(3)	71	Director
Pamela Puryear (2)	57	Director

(1)	Member of the audit committee.
(2)	Member of the compensation committee.
(3)	Member of the nominating and corporation governance committee.

Executive Officers

Andrew Rickman OBE. Dr. Andrew Rickman, OBE serves as the chairman of the HoldCo Board and as HoldCo’s chief executive officer. Dr. Rickman founded Rockley UK in 2013 and currently serves as its chief executive officer. Dr. Rickman previously founded Bookham, Inc. (“Bookham”), now part of Lumentum (NASDAQ:LITE) (after its 2018 acquisition of Oclaro Inc. (NASDAQ:OCLR) which was formed in 2009 after Bookham’s merger with Avanex Inc.), one of the world’s largest photonics and fiber optics telecom component producers in 1998 and served as its chief executive officer and chairman until 2004. From 2007 to 2013, he was chairman of Kotura Inc., a leader in the field of silicon photonics for fiber optic communications, high performance computing, and sensing applications, through to its development and sale to Mellanox Technologies, Ltd (NASDAQ: MLNX) in 2013. In 2000, Dr. Rickman was named U.K.’s Technology and Communications Entrepreneur of the Year by Ernst and Young. In 2011, Dr. Rickman was awarded an Honorary Professorship at SIMIT, Chinese Academy of Sciences. From 2003 to 2013, he was a trustee of the Oxford Trust and from 2001 to 2004 was a council member of the U.K. Government’s Engineering and Physical Sciences Research Council. Dr. Rickman holds a mechanical engineering degree from Imperial College, London, a Ph.D. in silicon photonics from Surrey University, an MBA from Cranfield University, and honorary doctorates from Surrey, Edinburgh Napier, and Kingston Universities. He is a chartered engineer and a Fellow of the Royal Academy of Engineering and the Institute of Physics. He was awarded an OBE in the Queen’s Millennium Honors list for services to the telecommunications industry and is a winner of the prestigious Royal Academy of Engineering Silver medal for his outstanding contribution to British Engineering. We believe Dr. Rickman’s extensive experience and his demonstrated leadership skills make him well-qualified to serve on the HoldCo board of directors.

Mahesh Karanth. Mahesh Karanth serves as HoldCo’s chief financial officer. Since December 2017, Mr. Karanth has served as the chief financial officer of Rockley UK. From 2013 to 2017, Mr. Karanth worked as an interim consulting chief financial officer at the Brenner Group LLC, and Mr. Karanth was most recently the chief financial officer for Enlighted, Inc., an enterprise developing advanced lighting control systems. From 2007 to 2010, he was the chief financial officer for InvenSense, Inc., a pioneer in MEMS sensor technology, where he led the company’s expansion of finance, administration, and operations leading up to its initial public offering in

2010. Prior to InvenSense, Mr. Karanth was the chief financial officer for Telsima Inc., which was successfully sold to Harris Stratex Networks. From 1995 to 2002, Mr. Karanth held several senior roles at Compaq including M&A, treasury, and corporate development. After Compaq’s acquisition by Hewlett-Packard Company, he led corporate development for the customer services group and several major services acquisitions of publicly listed companies in India and the United Kingdom. Mr. Karanth holds a bachelor’s and master’s degree in commerce and finance from Bangalore University, certifications as a Chartered Accountant from The Institute of Chartered Accountants of India (ICAI), and Chartered Secretary from The Institute of Company Secretaries of India (ICSI), and is a Certified Public Accountant (inactive) in the State of Texas.

Amit Nagra, Ph.D. Amit Nagra serves as HoldCo’s chief operating officer. Since 2015, Dr. Nagra has served as the chief operating officer of Rockley UK. Dr. Nagra has experience developing technology and processes in early-stage businesses and scaling up products and organizations to meet customer demand. From 2007 to 2017, Dr. Nagra served as an executive vice president of operations at Source Photonics Inc., where he was responsible for the global operations and internal manufacturing from wafers to final finished goods. From 2001 to 2005, Dr. Nagra was an early employee and key technical contributor at Phasebridge Inc., a start-up involved in high-speed optical communications that was acquired by Emcore Corporation (NASDAQ: EMKR), and was previously a member of technical staff at Vitesse Semiconductor Corporation, working on the design of 40Gbps circuits for optical communications. Dr. Nagra holds a Ph.D. and MS in electrical engineering from the University of California at Santa Barbara and an MBA from the Anderson School of Business at University of California at Los Angeles.

William Huyett. William Huyett has served as the lead independent director of the HoldCo Board since August 2021. Mr. Huyett retired in December 2020 as the Chief Financial Officer of Cyclerion Therapeutics, a NASDAQ listed biopharmaceutical company in Cambridge, MA, which was spun out of Ironwood Pharmaceuticals in 2019, where he had been the Chief Operating Officer. Cyclerion is developing small molecule therapies for CNS diseases. He remains an advisor to the company. Mr. Huyett is a senior partner emeritus at McKinsey and Company, Inc. (“McKinsey”). During his 30-year career at McKinsey, he was a leader in the firm’s pharmaceutical and medical products and its strategy and corporate finance practices, and served on McKinsey’s Shareholder’s Council (its board of directors) from 2005 to 2014, serving as chair of its Finance Committee from 2007 to 2010. Mr. Huyett was, until the company’s merger in August 2020, non-executive board chair of the London Stock Exchange listed, Tbilisi-based Georgia Healthcare Group. He serves on the boards of the Rockefeller University, the Marine Biological Laboratory Woods Hole, the University of Virginia Engineering School Foundation, and the National Parks Conservation Association. Mr. Huyett earned his B.S. in electronics in engineering and his MBA from the University of Virginia, where he now serves as a lecturer on corporate finance, corporate strategy and governance. We believe Mr. Huyett’s top executive experience, and his strong governance background, make him well-qualified to serve on the HoldCo board of directors.

Brian Blaser. Brian Blaser joined the HoldCo Board in August 2021 after a 15-year tenure at Abbott Laboratories (NYSE: ABT), a multinational medical devices and healthcare company. Since March 2021, Mr. Blaser has served as an Executive Advisor to Water Street Healthcare Partners, an investment and strategic advisory firm specializing in the healthcare sector. From 2012 to 2019, Mr. Blaser was executive vice president of the Diagnostics Products division at Abbott, and he served in several roles covering global and strategic operations. Prior to joining Abbott in 2004, Mr. Blaser held positions in operations, finance, and engineering at Johnson & Johnson, Eastman Kodak Company, and General Motors Company. Mr. Blaser holds a B.S. in mechanical engineering technology from the University of Dayton and an MBA from the Rochester Institute of Technology Saunders College of Business. We believe Mr. Blaser’s strategic and operational experience in the in-vitro diagnostics industry make him well-qualified to serve on the HoldCo board of directors.

Caroline Brown, Ph.D. Dr. Caroline Brown has served as a director and as chair of the Audit Committee of the HoldCo Board since August 2021. Since 2019, Dr. Brown has served as a non-executive director for the IP Group plc (LON: IPO), an intellectual property commercialization company, where she currently chairs the audit committee. Dr. Brown is also a non-executive director of Georgia Capital plc

(LON: CGEO) and Luceco plc (LON: LUCE). Since June 2021, Dr. Brown has served as an external member of the Partnership Council and the Audit and Risk sub-Committee of the Partnership Council of Clifford Chance LLP, a privately held international law firm. Dr. Brown has served on public company boards for 20 years and is experienced in managing early-stage companies and divisions of FTSE 100 groups in the energy and technology sectors. Dr. Brown spent her early career in corporate finance with Merrill Lynch (New York), UBS, and HSBC, advising global corporations and governments. Dr. Brown holds a first-class degree and Ph.D. in Natural Sciences from the University of Cambridge, an MBA from the City Business School, University of London and is a Fellow of the Chartered Institute of Management Accountants. We believe Dr. Brown’s strong corporate governance experience and leadership on public company boards makes her well-qualified to serve on the HoldCo board of directors.

Karim Karti. Mr. Karti has joined the HoldCo Board in August 2021. Mr. Karti served as a senior advisor to Rockley’s management team since February 2021. Since November 2020, Mr. Karti has served as chairman of the Med Tech Acquisition Corporation board of directors (NASDAQ: MTAC). Prior to MTAC, Mr. Karti served as the chief operating officer of iRhythm Technologies, Inc. (NASDAQ: IRTC) from 2018 to 2020. Prior to iRhythm, Mr. Karti served as the president and chief executive officer of the Imaging division at GE Healthcare, the healthcare business unit of General Electric Company (NYSE: GE) (“GE”) from 2016 to 2018, and as the chief marketing officer for GE Healthcare from 2013 to 2015. In 2011, Mr. Karti was appointed as president and chief executive officer of GE Healthcare’s Eastern and Africa Growth Markets where he was responsible for regional operations in the Middle East, Africa, Turkey, Central Asia, and Russia and the Commonwealth of Independent States. Mr. Karti holds an engineering degree from Ecole Centrale de Lyon in France and graduated from the Entrepreneur program of the Business School of Lyon. We believe Mr. Karti’s strong knowledge of the healthcare industry and his prior leadership positions make him well-qualified to serve on the HoldCo board of directors.

Michele Klein. Ms. Klein joined the HoldCo Board in August 2021. Ms. Klein has served as the chief executive officer and a director of Jasper Ridge Inc., a company which she co-founded to provide science-based tools to improve vision. Ms. Klein currently serves as a board member of Aviat Networks Inc (NASDAQ: AVNW), Intevac (NASDAQ: IVAC), Photon Control (TSX:PHO), and Gridtential Energy Inc. From 2005 to 2010, she was a senior director of Applied Ventures, LLC, the venture capital arm of Applied Materials Inc. (NASDAQ: AMAT) (“Applied”), where she recommended and managed investments in energy storage and solar energy, representing Applied on the boards of seven technology companies. Earlier she founded and led two semiconductor equipment companies. Ms. Klein was chief executive of Boxer Cross Inc. from 1997 to 2003 when it was acquired by Applied, and ran the In-line Electrical Metrology team from 2003 to 2005. She led High Yield Technology from 1986 to 1996 when it was acquired by Pacific Scientific (NYSE:DHR). Ms. Klein previously held marketing management positions at Knoll International and Hewlett-Packard Company. Ms. Klein holds a B.S. from the University of Illinois and an MBA from the Stanford Graduate School of Business. We believe Ms. Klein’s founder and leadership experience in the semiconductor industry, coupled with her corporate governance background, makes her well-qualified to serve on the HoldCo board of directors.

Pamela Puryear, Ph.D. Dr. Puryear joined the HoldCo Board in August 2021. Dr. Puryear previously served as executive vice president and global chief human resources officer for Walgreens Boots Alliance, Inc. (NASDAQ:WBA), a global leader in retail and wholesale pharmacy operating Walgreens and Duane Reade stores in the U.S. and Boots stores in Europe and Asia. From 2019 to 2021, Dr. Puryear served as senior vice president and chief human resources officer for Zimmer Biomet Holdings Inc (NYSE:ZBH), a leading medical device manufacturer and from 2015 to 2018, Dr. Puryear was senior vice president and chief talent officer for Pfizer Inc. (NYSE:PFE), a multinational pharmaceutical corporation. Dr. Puryear holds a Ph.D. in organizational psychology from the California School of Professional Psychology, an MBA from Harvard Business School, and a bachelor’s degree in psychology, with a concentration in organizational behavior, from Yale University. She serves on the Advisory Board of the Healthcare Businesswomen’s Association and has been recognized by Black Enterprise Magazine as one of the Most Powerful Executives in Corporate America and Top 50 Most Powerful Women in Business. We believe Dr. Puryear’s strong executive expertise and pharmaceutical and medical device background makes her well-qualified to serve on the HoldCo board of directors.

Corporate Governance

Composition of the HoldCo Board of Directors

The business and affairs of HoldCo are managed under the direction of its board of directors (the “Board” or the “HoldCo Board”). Dr. Andrew Rickman serves as chairman and William Huyett serves as the lead independent director. Subject to the terms of HoldCo’s governing documents, the number of directors is fixed by the Board.

When considering whether directors and director nominees have the experience, qualifications, attributes, and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of its business and structure, the board of directors expects to focus primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above in order to provide an appropriate mix of experience and skills relevant to the size and nature of its business.

In accordance with the terms of HoldCo’s governing documents, the Board is divided into three classes, Class I, Class II, and Class III, with members of each class serving staggered three-year terms. The Board is currently divided into the following classes:

•	Class I: Brian Blaser and Pamela Puryear, whose terms will expire at HoldCo’s first annual meeting of shareholders to be held after the Closing;

•	Class II: Karim Karti and Michele Klein, whose terms will expire at HoldCo’s second annual meeting of shareholders to be held after the Closing; and

•	Class III: Andrew Rickman, William Huyett, and Caroline Brown, whose terms will expire at HoldCo’s third annual meeting of shareholders to be held after the Closing.

At each annual meeting of shareholders to be held after the initial classification, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election and until their successors are duly elected and qualified. This classification of the HoldCo Board may have the effect of delaying or preventing changes in control or management of HoldCo. HoldCo’s directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of all HoldCo Ordinary Shares entitled to vote and who vote at a general meeting of HoldCo.

Director Independence

The HoldCo Board determined that each of the directors on the HoldCo board of directors other than Dr. Andrew Rickman, OBE, qualifies as an independent director, as defined under the rules of the NYSE Listed Company Manual (the “NYSE listing rules”), and the HoldCo Board consists of a majority of “independent directors,” as defined under the rules of the SEC and the NYSE listing rules relating to director independence requirements. In addition, HoldCo is subject to the rules of the SEC and NYSE listing rules relating to the membership, qualifications, and operations of the audit committee, nominating and corporate governance committee, and compensation committee, as discussed below.

Role of the Board in Risk Oversight/Risk Committee

One of the key functions of the Board is informed oversight of Rockley’s risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various standing committees of the Board that address risks inherent in their respective areas of oversight. In particular, the Board is responsible for monitoring and assessing strategic risk exposure and the audit committee has the responsibility to consider and discuss Rockley’s major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements. Our compensation committee also assess and monitor whether our compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Board Committees

In connection with the Closing, the Board established an audit committee, a compensation committee, and a nominating and corporate governance committee and adopted a charter for each of these committees, which complies with the applicable requirements of the NYSE listing rules. The composition and function of the audit committee, the nominating and corporate governance committee comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC and NYSE rules and regulations. We intend to comply with future requirements to the extent they will be applicable to us. Copies of the charters for each committee are available on the investor relations portion of Rockley’s website.

Audit Committee

HoldCo’s audit committee consists of Dr. Brown, Mr. Blaser, and Mr. Huyett, with Dr. Brown serving as chair. The HoldCo Board affirmatively determined that each director appointed to the audit committee qualifies as independent under the NYSE listing rules applicable to board members generally and under the NYSE listing rules and Exchange Act Rule 10A-3 with respect to audit committee members. All members of HoldCo’s audit committee meet the requirements for financial literacy under the applicable NYSE listing rules. Dr. Brown currently serves on the audit committees of three public companies listed on the London public stock exchange. In accordance with NYSE Rule 303A.07, the Board has determined that such simultaneous service does not impair the ability of Dr. Brown to effectively serve as the chair of the audit committee. In addition, the Board has determined that Dr. Brown qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. The audit committee’s responsibilities include, among other things:

•	appointing, compensating, retaining, evaluating, terminating, and overseeing HoldCo’s independent registered public accounting firm;

•	discussing with HoldCo’s independent registered public accounting firm their independence from management;

•	reviewing with HoldCo’s independent registered public accounting firm the scope and results of their audit;

•	approving all audit and permissible non-audit services to be performed by HoldCo’s independent registered public accounting firm;

•

overseeing the financial reporting process and discussing with management and HoldCo’s independent registered public accounting firm the interim and annual financial statements that HoldCo will file with the SEC;

•	reviewing and monitoring HoldCo’s accounting principles, accounting policies, financial and accounting controls, and compliance with legal and regulatory requirements; and

•	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls, or auditing matters.

Nominating and Corporate Governance Committee

HoldCo’s nominating and corporate governance committee consists of Dr. Brown, Mr. Karti and Ms. Klein. Ms. Klein serves as chair of the nominating and corporate governance committee. In accordance with the NYSE listing rules and SEC rules, HoldCo’s nominating and corporate governance committee consists solely of independent directors. The corporate governance committee’s responsibilities include:

•

Identifying, screening, and reviewing individuals qualified to serve as directors and recommending to the board of directors candidates for nomination for election at the annual meeting of shareholders or to fill vacancies on the board of directors;

•	Developing, recommending to the board of directors, and overseeing implementation of HoldCo’s corporate governance guidelines;

•	Coordinating and overseeing the annual self-evaluation of the board of directors, its committees, individual directors, and management in the governance of the Company; and

•	Reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

HoldCo’s nominating and corporate governance committee will recommend to the Board candidates for nomination for election at the annual meeting of the shareholders. In identifying and evaluating potential candidates, HoldCo’s nominating and corporate governance committee will consider several factors, including, without limitation, high personal and professional integrity, strong ethics and values, the ability to make mature business judgments, experience in corporate management such as serving as an officer or former officer of a publicly held company, experience as a board member of another publicly held company, professional and academic experience relevant to our business, leadership skills, experience in finance and accounting, or executive compensation practices, whether candidate has the time required for preparation, participation and attendance at board of directors meetings and committee meetings, if applicable, independence, and the ability to represent the best interests of HoldCo’s shareholders. See “Director Nominations.”

Compensation Committee

HoldCo’s compensation committee consists of Mr. Huyett, Ms. Klein, and Dr. Puryear. Dr. Puryear serves as chair of the compensation committee. In accordance with the NYSE listing rules and SEC rules, HoldCo’s compensation committee consists solely of independent directors.

The compensation committee’s responsibilities include without limitation:

•

Reviewing and approving on an annual basis the corporate goals and objectives relevant to HoldCo’s chief executive officer’s compensation, evaluating HoldCo’s chief executive officer’s performance in light of such goals and objectives, and determining and approving the remuneration (if any) of HoldCo’s chief executive officer based on such evaluation;

•	Reviewing and approving on an annual basis the compensation of all of HoldCo’s other officers;

•	Reviewing on an annual basis HoldCo’s executive compensation policies and plans;

•	Implementing and administering HoldCo’s incentive compensation equity-based remuneration plans;

•	Assisting management in complying with HoldCo’s proxy statement and annual report disclosure requirements;

•	Approving all special perquisites, special cash payments, and other special compensation and benefit arrangements for HoldCo’s officers and employees;

•	If required, producing a report on executive compensation to be included in HoldCo’s annual proxy statement; and

•	Reviewing, evaluating, and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel, or other adviser and will be directly responsible for the appointment, compensation, and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel, or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the NYSE and the SEC.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee has ever been an executive officer or employee of Rockley. None of our executive officers currently serve, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that serves as a member of the Board or our compensation committee.

Code of Business Conduct and Ethics and Code of Ethics for Senior Financial Officers

The Board adopted a Code of Business Conduct and Ethics (the “Code of Conduct”) applicable to all of our employees, executive officers and directors. The Board also adopted a Code of Ethics for Senior Financial Officers (the “Code of Ethics”) applicable to our principal executive officer, principal financial officer, principal accounting officer or controller or person performing similar functions identified by the Board, and other key management employees. The Code of Conduct is available on Rockley’s website at www.rockleyphotonics.com. Information contained on or accessible through Rockley’s website is not a part of this registration statement, and the inclusion of Rockley’s website address in this registration statement is an inactive textual reference only. The audit committee of the Board is responsible for overseeing the Code of Conduct and the Code of Ethics and must approve any waivers of the Code of Conduct for employees, executive officers and directors and the Code of Ethics for senior financial officers. We expect that any amendments to the Code of Conduct and Code of Ethics, or any waivers of their requirements, will be disclosed on our website.

Director Compensation

2020 Director Compensation

The table below summarizes the compensation of each person serving as a non-employee director of Rockley UK in 2020.

Name	Fees Earned or Paid in Cash ($)		Option Awards ($)(1)		All other Compensation ($)		Total ($)
Caroline Brown (2)	50,000		40,063		—		90,063
Markku Hirvonen (4)	47,500		40,063	(3)	103,509	(5)	191,072
Robert Rickman	40,000		40,063		—		80,063
Sunit Rikhi	40,000		40,063	(3)	20,247	(6)	100,310
John Burgess	12,500	(7)	—		33,764	(8)	46,264
Andy Parker	—		—		—		—
Jianquiang Ma	—		—		—		—

(1)

The amount in this column represents the aggregate grant date fair value of options granted to each of Rockley’s directors, computed in accordance with the FASB ASC Topic 718. See Note 11 to Rockley’s audited consolidated financial statements included elsewhere in this prospectus for a discussion of the assumptions Rockley made in determining the grant date fair value of Rockley’s equity awards.

(2)	Dr. Brown served as the Audit Committee Chair in 2020 and therefore received $10,000 in additional compensation.
(3)

Mr. Hirvonen and Mr. Rikhi entered into consulting agreements in connection with their resignation from the board of Rockley pursuant to which, among other terms, their options continue to vest after the consummation of the Business Combination.

(4)	Mr. Hirvonen served as the Compensation Committee Chair from April 1, 2020 through December 31, 2020 and therefore received $7,500 in additional compensation.
(5)	Paid in connection with Mr. Hirvonen’s consultancy services to Rockley.
(6)	Paid in connection with Mr. Rikhi’s consultancy services to Rockley.
(7)	Mr. Burgess resigned as a director and the Compensation Committee Chair on March 31, 2020 and therefore received only a prorated portion of any associated director fees.
(8)	Paid in connection with Mr. Burgess’ consultancy services to Rockley.

The following table summarizes equity awards outstanding on December 31, 2020 for each non-employee director of Rockley UK:

Name	Option Awards (#)
Caroline Brown	25,000
Markku Hirvonen	168,490	(1)
Robert Rickman	18,750
Sunit Rikhi	72,500
John Burgess	169,650

(1)	Representing options to purchase 93,620 Ordinary Shares held personally by Mr. Hirvonen and options to purchase 74,870 Ordinary Shares held by Hirvonenventures OY.

Rockley UK’s policy was to reimburse directors for reasonable and necessary out-of-pocket expenses incurred in attending board and committee meetings or performing other services in their capacities as directors. Rockley UK did not provide tax gross-up payments to members of the Board.

Non-Employee Director Compensation Policy

The Company’s policy is to reimburse directors for reasonable and necessary out-of-pocket expenses incurred in connection with attending Board and committee meetings or performing other services in their capacities as directors. The Company does not provide tax gross-up payments to members of the Board. Effective upon the Closing, the Board approved a non-employee director compensation policy (the “Director Compensation Program”), consisting of annual retainer fees and long-term equity awards for HoldCo’s non-employee directors.

Under the Director Compensation Program and in connection with the Closing, HoldCo will grant RSUs to each non-employee director (each an “Initial RSU Award”) under the 2021 Plan covering HoldCo Ordinary Shares with an aggregate fair market value of $220,000 determined at the date of grant or, for non-employee directors who joined the HoldCo board prior to the date, such RSUs may be issued under applicable U.S. securities laws, the later of the date such non-employee director joined the HoldCo board of directors or the Closing. Each Initial RSU Award vests as to 1/3 of the total number of shares subject to the award on the earlier of the first anniversary of the date of grant or the next annual meeting of HoldCo’s shareholders, and in each of the next two calendar years following the year of the initial vesting date, 1/3 of the total number of shares will vest on the earlier of the one-year anniversary of the prior annual meeting of shareholders or the current year annual meeting of shareholders. Each Initial RSU Award will become 100% vested if a change in control as defined in the 2021 Plan occurs during such director’s service.

In addition, under the Director Compensation Program, following the conclusion of each regular annual meeting of HoldCo’s shareholders, commencing with the 2022 annual meeting, each non-employee director who will continue serving as a member of the HoldCo Board thereafter will receive a grant of RSUs (each an “Annual RSU Award”) under the 2021 Plan covering HoldCo Ordinary Shares with an aggregate grant date fair market value of $162,000. In addition, if a non-employee director is elected to the HoldCo Board other than at an annual meeting of shareholders after the 2022 annual meeting of shareholders and the non-employee director will receive an Annual RSU Award upon election to HoldCo’s board of directors that is prorated based upon the number of calendar days remaining before (1) the next annual meeting of shareholders, if scheduled, or (2) the date of the first anniversary of the last annual meeting of shareholders, if the next annual meeting is not yet scheduled.

Each Annual RSU Award will become fully vested, subject to the applicable non-employee director’s continued service as a director, on the earliest of the one-year anniversary of the date of grant, the next annual meeting of shareholders following the date of grant or the consummation of a change in control as defined in the 2021 plan.

The Director Compensation Program also consists of the following cash components:

•	Annual Retainer for all non-employee directors: $45,000

•	Lead Director Retainer: $23,000

•	Annual Committee Chair Retainer:

•	Audit: $20,000

•	Nominating and Corporate Governance $10,000

•	Compensation: $15,000

•	Annual Committee Member (Non-Chair) Retainer:

•	Audit: $10,000

•	Nominating and Corporate Governance: $5,000

•	Compensation: $7,500

The annual cash retainer will be paid in quarterly installments in arrears following the end of each quarter in which the service occurred, pro-rated for any partial months of service.

Non-Employee Director Share Ownership Policy

In connection with the closing of the Business Combination, HoldCo adopted a share ownership policy (the “Share Ownership Policy”) for its non-employee directors to further align the personal interests of such directors with the interests of HoldCo.

Under the Share Ownership Policy, each non-employee director is expected to acquire, and continue to hold during the term or his or her service on HoldCo’s board of directors, ownership of HoldCo Ordinary Shares having a value equal to four times the annual cash retainer paid by HoldCo to its non-employee directors. For this purpose, shares are considered owned by a non-employee director which are directly owned by such director or subject to vested RSUs. Non-employee directors are required to hold 100% of the shares acquired through any of HoldCo’s equity incentive plans (net of the number applied to pay applicable taxes) until the Share Ownership Policy is satisfied.

Director Nominations

Our nominating and corporate governance committee recommends to the Board candidates for nomination for election at the annual meeting of the stockholders. We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the Board of directors considers several factors, including, without limitation, high personal and professional integrity, strong ethics and values, the ability to make mature business judgments, experience in corporate management such as serving as an officer or former officer of a publicly held company, experience as a board member of another publicly held company, professional and academic experience relevant to our business, leadership skills, experience in finance and accounting, or executive compensation practices, whether candidate has the time required for preparation, participation and attendance at board of directors meetings and committee meetings, if applicable, independence, and the ability to represent the best interests of HoldCo’s shareholders. See “Board Committees—Nominating and Corporate Governance Committee.”

EXECUTIVE COMPENSATION

Throughout this section, unless otherwise noted, “we,” “us,” “our,” and similar terms refer to Rockley (which includes its subsidiaries) prior to the closing of the Business Combination, and to HoldCo (which includes its subsidiaries) after the closing of the Business Combination.

This section discusses the material components of the executive compensation program for Rockley’s executive officers who are named in the “2020 Summary Compensation Table” below. For 2020, the “named executive officers” and their positions with Rockley were as follows:

•	Andrew Rickman, OBE, Chief Executive Officer;

•	Mahesh Karanth, Chief Financial Officer; and

•	Amit Nagra, Ph.D., Chief Operating Officer.

Following the Closing, Dr. Rickman serves as chief executive officer. Mr. Karanth serves as chief financial officer, and Dr. Nagra serves as chief operating officer, in each case, of HoldCo.

2020 Summary Compensation Table

The following table sets forth information concerning the compensation of the named executive officers of Rockley for the year ended December 31, 2020.

Name and Principal Position	Salary ($)	Option Awards ($)(1)	Nonequity Incentive Plan Compensation ($)(2)		All other Compensation ($)(4)	Total ($)
Andrew Rickman, OBE	366,200		165,275		10,679	542,154
Chief Executive Officer
Mahesh Karanth	300,012	586,814	138,006		3,072	1,027,904
Chief Financial Officer
Amit Nagra, Ph.D.	337,851		311,494	(3)	3,081	652,426
Chief Operating Officer

(1)

The amount in this column represents the aggregate grant date fair value of awards granted to each named executive officer, computed in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. See Note 11 to Rockley’s audited consolidated financial statements included elsewhere in this prospectus for a discussion of the assumptions Rockley made in determining the grant date fair value of Rockley’s equity awards.

(2)

The amount in this column represents annual bonuses earned by each named executive officer in 2020 and to be paid in cash in 2021, based on the attainment of individual and company performance metrics as determined by the board of directors of Rockley in its discretion.

(3)

The annual target bonus reflected above includes $186,494 earned in 2020 and paid in 2021. There was a one-time cash bonus payment of $125,000, paid in 2020, pursuant to Dr. Nagra’s employment agreement amendment dated November 15, 2019.

(4)	Amounts in this column include the amounts set forth in the table below:

Name Executive Officer	Employer Retirement Contributions ($)	AD&D Premium ($)
Andrew Rickman, OBE	10,679	—
Mahesh Karanth	3,000	72
Amit Nagra, Ph.D.	3,000	81

Narrative to the Summary Compensation Table

2020 Salaries

In 2020, each of the named executive officers of Rockley received an annual base salary to compensate them for services rendered to Rockley. The base salary payable to each named executive officer was intended to provide a fixed component of compensation reflecting such executive’s skill set, experience, role, and responsibilities.

2020 Bonus

In 2020, Dr. Rickman, Mr. Karanth, and Dr. Nagra were eligible to earn annual cash bonuses targeted at 50%, 50%, and 60% of their respective base salaries. Each named executive officer was eligible to earn his bonus based on the attainment of company and individual performance metrics, as determined by the board of directors of Rockley, in its discretion. The actual annual cash bonuses awarded to each named executive officer for 2020 performance are set forth above in the 2020 Summary Compensation Table in the column titled “Nonequity Incentive Plan Compensation.”

Equity Compensation

The 2013 Plan was adopted by Rockley’s board of directors, and approved by its shareholders, on November 12, 2013. The 2013 Plan has been amended since that date, with the most recent amendment adopted by Rockley’s board of directors on November 18, 2020 and approved by its shareholders on December 4, 2020. Rockley’s board of directors or the remuneration committee thereof administers the 2013 Plan and any awards granted thereunder.

Options granted pursuant to the 2013 Plan to eligible service providers, including executive officers, have an exercise price that Rockley’s board of directors determined is not less than the fair market value of the underlying stock on the date of grant. Options generally vest and become exercisable over a four-year period, often with a 25% cliff vest at the first anniversary of the vesting commencement date, subject to the option holder’s continued service with Rockley. Options generally expire ten years from the date of grant.

Shareholders approved the 2021 Plan in connection with the approval of the Business Combination. As a result of the 2021 Plan becoming effective, no new awards will be granted under the 2013 Plan.

Other Elements of Compensation

Retirement Plans

In 2020, Dr. Rickman participated in the Rockley U.K. pension (“U.K. Pension”) and Mr. Karanth and Dr. Nagra participated in the ADP TotalSource Retirement Savings Plan, a multiple employer defined contribution plan in which Rockley participates (“401(k) Plan”). The U.K. Pension and the 401(k) Plan are designed to take advantage of certain provisions of Her Majesty’s Revenue and Customs (“HRMC”) and the Internal Revenue Code, respectively, which allow eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis to the U.K. Pension or the 401(k) Plan, as applicable. In 2020, contributions made by participants in the U.K. Pension and the 401(k) Plan were matched up to a specified percentage of the employee contributions on behalf of the named executive officers. These matching contributions are fully vested as of the date on which the contribution is made. Rockley anticipates that, following the closing of the Business Combination, its named executive officers will continue to participate in these retirement plans on the same terms as other full-time employees.

Employee Benefits and Perquisites

Health & Welfare Benefit Plans. In 2020, the named executive officers of Rockley participated in health and welfare plans maintained by Rockley, including:

•	medical, dental, and vision benefits;

•	medical and dependent care flexible spending accounts;

•	short-term and long-term disability insurance;

•	life insurance; and

•	paid time off and paid holidays.

No Tax Gross-Ups

In 2020, Rockley did not make gross-up payments to cover the named executive officers’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by Rockley.

Outstanding Equity Awards at 2020 Fiscal Year-End

	Option Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Options Exercise Price ($)	Options Expiration Date
Andrew Rickman, OBE	—		—	—	—	—
Mahesh Karanth	12/22/17	(1)	303,750	101,250	5.363	12/21/27
	10/05/20	(2)	4,218	97,032	7.722	06/28/30
Amit Nagra, Ph.D.	05/20/15	(3)	712,230	—	1.331	05/19/26

(1)

Option vests monthly over a 48-month period, with 25% vesting on December 20, 2018 and the remaining portion vesting in 36 equal monthly installments thereafter. All unvested options will vest in the event of a Change in Control or Sale of Assets, each as defined in the 2013 Plan.

(2)	Option vests monthly over a 48-month period following the grant date. All unvested options will vest in the event of a Change in Control or Sale of Assets, each as defined in the 2013 Plan.
(3)

Options vest monthly over a 48-month period, with 25% vesting on first anniversary of the grant date and the remaining portion vesting in 36 equal monthly installments thereafter. All unvested options will vest in the event of a Change in Control or Sale of Assets, each as defined in the 2013 Plan.

Employment Agreements

Effective as of August 11, 2021, HoldCo entered into amended employment agreements with the following executive officers, which agreements superseded and restated each named executive officer’s prior employment and compensation arrangements. In connection with such agreements, each executive officer waived any entitlement to accelerated vesting under the terms of their respective option award agreements with respect to the Business Combination.

Andrew Rickman, OBE

HoldCo entered into an amended employment agreement with Dr. Rickman, pursuant to which Dr. Rickman will serve as the chief executive officer of HoldCo and will report directly to the board of directors of HoldCo. Dr. Rickman’s employment with HoldCo will continue until terminated in accordance with its terms.

Under the amended employment agreement, among other terms, Dr. Rickman is entitled to receive an initial annual base salary of $500,000, which will be subject to increase at the discretion of the board of directors of HoldCo or the Compensation Committee thereof and to be eligible to receive an annual performance bonus targeted at 100% of Dr. Rickman’s then current annual base salary. The actual amount of any such bonus will be determined by reference to the attainment of applicable HoldCo and/or individual performance objectives, as determined by the board of directors of HoldCo or the Compensation Committee.

Dr. Rickman will also be eligible to participate in the customary health, welfare, and fringe benefit plans provided by HoldCo to its employees.

In addition, HoldCo entered into a side letter pursuant to which Dr. Rickman will be eligible to receive equity awards with a fair value of $5.0 million, determined at HoldCo’s board of directors’ discretion either on the date of grant or on the Closing, and weighted equally between (i) stock options to purchase HoldCo Ordinary Shares at a price equal to such stock’s fair market value at grant and (ii) restricted stock units (“RSUs”), in each case under the 2021 Plan. Both Dr. Rickman’s stock options and his RSUs would be subject to ratable vesting over 4 years beginning on the closing of the Business Combination, subject to acceleration upon involuntary termination in connection with a change in control, as defined in the 2021 Plan. Upon the Closing, Dr. Rickman received the above referenced stock options, which stock options will become exercisable (to the extent vested) only after the shares underlying such options are registered on an applicable Form S-8 registration statement and will not be exercisable before such date.

Under his amended employment agreement, HoldCo must provide Dr. Rickman at least 12 months’ notice, or pay in lieu of notice, prior to any termination of his employment unless that termination is for “cause” (as defined under his amended employment agreement). Dr. Rickman must provide HoldCo with at least 12 months’ notice prior to his resignation, unless HoldCo reasonably determines that such resignation is for “good reason” (as defined in his amended employment agreement).

If Dr. Rickman’s employment is terminated by HoldCo without “cause,” or by Dr. Rickman for “good reason”, subject to his execution and non-revocation of a release of claims and continued compliance with his confidentiality and non-solicitation requirements, then, in addition to any accrued amounts, Dr. Rickman will be entitled to receive the following severance payments and benefits: (i) an amount equal to the sum of (a) his annual base salary then in effect and (b) 100% of his target annual bonus amount, payable in equal instalments over one year and reduced by any basic salary paid in lieu of notice; and (ii) continuation of all benefits for a period of 12 months.

The amended employment agreement contains non-competition and non-solicitation and confidentiality provisions which, among other restrictions, and except in the case of an involuntary termination, restrict Dr. Rickman’s ability to be engaged or employed by, undertake duties for or be otherwise interested in HoldCo’s competitors, customers or suppliers, for a period of 12 months following his termination (reduced by any portion of Dr. Rickman’s pre-termination notice period during which time he is not providing services, or “garden leave”).

Mahesh Karanth

HoldCo entered into an amended employment agreement with Mr. Karanth, pursuant to which Mr. Karanth will serve as the chief financial officer of HoldCo and will report directly to HoldCo’s chief executive officer. Mr. Karanth’s service pursuant to the amended employment agreement will continue until terminated in accordance with its terms. Under the amended employment agreement, Mr. Karanth will receive an initial annual base salary of $450,000, which will be subject to increase at the discretion of the board of directors of HoldCo or the Compensation Committee thereof and will be eligible to receive an annual performance bonus targeted at 60% of Mr. Karanth’s then-current annual base salary. The actual amount of any such bonus will be determined by reference to the attainment of applicable company and/or individual performance objectives, as determined by the board of directors of HoldCo or the Compensation Committee thereof.

Pursuant to his amended employment agreement, Mr. Karanth will also be eligible to participate in the customary health, welfare, and fringe benefit plans provided by HoldCo to its employees.

In addition, pursuant his amended employment agreement, Mr. Karanth will be eligible to receive equity awards with a fair value of $2.0 million, determined at HoldCo’s board of director’s discretion either on the date of grant or on the Closing, and weighted equally between (i) stock options to purchase HoldCo Ordinary Shares at a price equal to such stock’s fair market value at grant and (ii) RSUs, in each case under the 2021 Plan. Both Mr. Karanth’s stock options and his RSUs would be subject to ratable vesting over 4 years beginning on the closing of the Business Combination, subject to acceleration upon involuntary termination in connection with a change in control, as defined in the 2021 Plan. Upon the Closing, Mr. Karanth received the above referenced stock options, which stock options will become exercisable (to the extent vested) only after the shares underlying such options are registered on an applicable Form S-8 registration statement and will not be exercisable before such date.

If Mr. Karanth’s employment is terminated by HoldCo without “cause,” or by Mr. Karanth for “good reason” (each, as defined in his amended employment agreement), subject to his execution and non-revocation of a general release of claims in our favor and continued compliance with customary confidentiality and non-solicitation requirements, then, in addition to any accrued amounts, Mr. Karanth will be entitled to receive the following severance payments and benefits: (i) an amount equal to the sum of (a) 6 months of his annual base salary then in effect and (b) 50% of his target annual bonus amount, payable in equal installments over six months; and (ii) payment of premiums for continued healthcare coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for up to 6 months after the termination date.

The amended employment agreement contains customary confidentiality and non-solicitation provisions, and also includes a “best pay” provision under Section 280G of the Code, pursuant to which any “parachute payments” that become payable to Mr. Karanth will either be paid in full or reduced so that such payments are not subject to the excise tax under Section 4999 of the Code, whichever results in the better after-tax treatment to Mr. Karanth.

Amit Nagra, Ph.D.

HoldCo entered into an amended employment agreement with Dr. Nagra, pursuant to which Dr. Nagra will serve as the chief operating officer of HoldCo and will report directly to HoldCo’s chief executive officer. Dr. Nagra’s service pursuant to the amended employment agreement will continue until terminated in accordance with its terms. Under the amended employment agreement, Dr. Nagra will receive an initial annual base salary of $450,000, which will be subject to increase at the discretion of the board of directors or the Compensation Committee thereof and will be eligible to receive an annual performance bonus targeted at 60% of Dr. Nagra’s then-current annual base salary. The actual amount of any such bonus will be determined by reference to the attainment of applicable company and/or individual performance objectives, as determined by the board of directors of HoldCo or the Compensation Committee thereof.

Pursuant to the amended employment agreement, Dr. Nagra will also be eligible to participate in the customary health, welfare, and fringe benefit plans, provided by HoldCo to its employees.

In addition, pursuant to his amended employment agreement, Dr. Nagra will be eligible receive equity awards with a fair value of $1.5 million, determined at the HoldCo’s board of director’s discretion either on the date of grant or on the closing of the business combination, and weighted equally between (i) stock options to purchase HoldCo Ordinary Shares at a price equal to such stock’s fair market value at grant and (ii) RSUs, in each case under the 2021 Plan. Both Dr. Nagra’s stock options and his RSUs would be subject to ratable vesting over 4 years beginning on the closing of the Business Combination, subject to acceleration upon involuntary termination in connection with a change in control, as defined in the 2021 Plan. Upon the Closing, Dr. Nagra received the above referenced stock options, which stock options will become exercisable (to the extent vested)

only after the shares underlying such options are registered on an applicable Form S-8 registration statement and will not be exercisable before such date.

If Dr. Nagra’s employment is terminated by HoldCo without “cause,” or by Dr. Nagra for “good reason” (each, as defined in his amended employment agreement), subject to his execution and non-revocation of a general release of claims in our favor, then, in addition to any accrued amounts, Dr. Nagra will be entitled to receive the following severance payments and benefits: (i) an amount equal to the sum of (a) six months of his annual base salary then in effect and (b) 50% of his target annual bonus amount, payable in equal installments over six months; and (ii) payments of premiums for continued healthcare coverage under COBRA for up to six months after the termination date.

The amended employment agreement contains customary confidentiality and non-solicitation provisions, and also includes a “best pay” provision under Section 280G of the Code, pursuant to which any “parachute payments” that become payable to Dr. Nagra will either be paid in full or reduced so that such payments are not subject to the excise tax under Section 4999 of the Code, whichever results in the better after-tax treatment to Dr. Nagra.

2021 Stock Incentive Plan

Prior to the Closing, HoldCo adopted the Rockley Photonics Holdings Limited 2021 Stock Incentive Plan of Rockley (the “2021 Plan”) that was considered and approved by SC Health shareholders at the extraordinary general meeting of the SC Health shareholders held on August 6, 2021, and approved by the shareholders of HoldCo and Rockley UK, to be effective as of and contingent on the Closing. The purpose of the 2021 Plan is to enhance HoldCo’s ability to attract, retain, incentivize, reward, and motivate persons who make (or are expected to make) important contributions by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities.

HoldCo’s employees, consultants and directors, and employees, consultants and directors of its subsidiaries will be eligible to receive awards under the 2021 Plan. The 2021 Plan will be administered by the compensation committee of the HoldCo Board or by the HoldCo Board acting as the compensation committee, each of which may delegate its duties and responsibilities to committees of HoldCo directors and/or officers (referred to collectively as the “plan administrator” below), subject to certain limitations that may be imposed under Section 16 of the Exchange Act, and/or stock exchange rules, as applicable. Subject to the limitations set forth in the 2021 Plan, the compensation committee will have the authority to determine, among other things, to whom awards will be granted, the number of shares subject to awards, the term during which an option or stock appreciation right may be exercised and the rate at which the awards may vest or be earned, including any performance criteria to which they may be subject. The compensation committee also will have the authority to determine the consideration and methodology of payment for awards. To the extent permitted by applicable law, the board of directors or compensation committee may also authorize one or more officers of HoldCo to designate employees, other than officers under Section 16 of the Exchange Act, to receive awards and/or to determine the number of such awards to be received by such persons subject to a maximum total number of awards.

The aggregate number HoldCo Ordinary Shares on an as-converted basis that may be issued pursuant to stock awards after the Closing under the 2021 Plan will not exceed the sum of (x) 7,631,196 shares, plus (y) the sum of the number of shares subject to outstanding awards under the Rockley Photonic Limited 2013 Equity Incentive Plan, as amended (the “2013 Plan”), following the Effective Date that (i) are subsequently forfeited or terminated for any reason before being exercised or settled, (ii) are not issued because such stock award or any portion thereof is settled in cash, (iii) are subject to vesting restrictions and are subsequently forfeited, (iv) are withheld or reacquired to satisfy the exercise, strike or purchase price, or (v) are withheld or reacquired to satisfy a tax withholding obligation, plus (z) the number of shares reserved on an as-converted basis which, but for their cancellation immediately prior to the Effective Date, were at such time under the 2013 Plan but not issued or subject to outstanding grants under the 2013 Plan. In addition, the share reserve will be subject to an annual increase on the first day of each fiscal year, for a period of not more than 10 years, beginning on January 1, 2022 and ending on (and including) January 1, 2031, in an amount equal to the lesser of (i) four percent of the outstanding shares on the last day of the immediately preceding fiscal year or (ii) such lesser amount (including zero) that the compensation committee determines for purposes of the annual increase for that fiscal year.

If restricted shares or shares issued upon the exercise of options are forfeited, then such shares will again become available for awards under the 2021 Plan. If stock units, options, or stock appreciation rights are forfeited or terminate for any reason before being exercised or settled, or an award is settled in cash without the delivery of shares to the holder, then the corresponding shares will again become available for awards under the 2021 Plan. Any shares withheld to satisfy the exercise price or tax withholding obligation pursuant to any award of options or stock appreciation rights will again become available for awards under the 2021 Plan. If stock units or stock appreciation rights are settled, then only the number of shares (if any) actually issued in settlement of such stock units or stock appreciation rights will reduce the number of shares available under the 2021 Plan, and the balance (including any shares withheld to cover taxes) will again become available for awards under the 2021 Plan.

Awards granted under the 2021 Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by an entity in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or shares will not reduce the number of shares authorized for grant under the 2021 Plan. The sum of (i) the grant date fair value for financial reporting purposes of any awards granted during any calendar year under the 2021 Plan to an outside director as compensation for services as an outside director and (ii) any cash fees paid by HoldCo to such outside director during such calendar year for service on HoldCo’s board of directors, may not exceed $750,000 (other than in the calendar year in which the outside director commences service). In addition, initial awards granted under the 2021 Plan to outside directors who are members of the board on the Effective Date or who first join the board in the calendar year of the Effective Date will not be taken into account for purposes of this limitation.

The 2021 Plan provides for the grant of stock options, including incentive stock options (“ISOs”) and non-qualified stock options (“NSOs”), restricted share awards, stock unit awards, stock appreciation rights, other stock-based awards, and cash-based awards, and performance-based stock awards, (collectively, “stock awards”). ISOs may be granted only to HoldCo’s employees, including officers, and the employees of HoldCo’s parent or subsidiaries. All other stock awards may be granted to HoldCo’s employees, officers, HoldCo’s non-employee directors, and consultants and the employees and consultants of HoldCo’s parent, subsidiaries, and affiliates. Certain awards under the 2021 Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), which may impose additional requirements on the terms and conditions of such awards. All awards under the 2021 Plan will be set forth in award agreements, which will detail all terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards, other than cash awards, generally will be settled in HoldCo Ordinary Shares, but the plan administrator may provide for cash settlement of any award.

No award may be granted pursuant to the 2021 Plan after the tenth anniversary of March 31, 2021, the date on which the sole director of HoldCo adopted the 2021 Plan prior to the Closing.

The foregoing description of the 2021 Plan does not purport to be complete and is qualified in its entirety by reference to the text of the 2021 Plan filed as Exhibit 10.5 hereto and incorporated herein by reference.

2021 Employee Stock Purchase Plan

Prior to the Closing, HoldCo adopted the Rockley Photonics Holdings Limited 2021 Employee Stock Purchase Plan (the “ESPP”), effective as of and contingent on the Closing, which plan was approved by the shareholders of HoldCo, Rockley UK, and SC Health. Under the ESPP, HoldCo is authorized to provide eligible employees with an opportunity to request payroll deductions to purchase a number of HoldCo Ordinary Shares at a discount and in an amount determined in accordance with the ESPP’s terms.

The purpose of the ESPP is to provide a broad-based employee benefit to attract the services of new employees, to retain the services of existing employees, and to provide incentives for such individuals to exert maximum efforts toward our success by purchasing HoldCo Ordinary Shares from HoldCo on favorable terms and to pay for such purchases through payroll deductions. HoldCo believes by providing eligible employees with an opportunity to increase their proprietary interest in the success of HoldCo, the ESPP will motivate recipients to offer their maximum effort to HoldCo and help focus them on the creation of long-term value consistent with the interests of the HoldCo shareholders.

The ESPP is intended to qualify as an “employee stock purchase plan” under Code Section 423, except as explained below with respect to non-U.S. employees. During regularly scheduled “offerings” under the ESPP, participants will be able to request payroll deductions and then expend the accumulated deduction to purchase a number of HoldCo Ordinary Shares at a discount and in an amount determined in accordance with the ESPP’s terms.

The ESPP has 1,526,239 authorized but unissued or reacquired HoldCo Ordinary Shares reserved for issuance, plus an additional number of shares to be reserved annually on the first day of each fiscal year for a period of not more than ten years, beginning on January 1, 2022, in an amount equal to the least of (i) one percent of the outstanding HoldCo Ordinary Shares on such date (ii) 7,631,196 shares, or (iii) a lesser amount (including zero) that the compensation committee of the HoldCo board of directors determines for purposes of the annual increase for that fiscal year.

The ESPP is administered by the compensation committee, or by the HoldCo Board acting as the compensation committee. The compensation committee has the authority to construe, interpret and apply the terms of the ESPP, to determine eligibility, to establish such limitations and procedures as it determines are consistent with the ESPP and to adjudicate any disputed claims under the ESPP.

Each employee of HoldCo and any of its participating subsidiaries who is employed by HoldCo (or its participating subsidiaries) on the day preceding the start of any offering period, is eligible to participate in the ESPP. The ESPP requires that any such employee customarily work more than 20 hours per week and more than 5 months per calendar year with HoldCo (or its participating subsidiaries) in order to be eligible to participate in the ESPP. The ESPP will permit an eligible employee to purchase HoldCo Ordinary Shares through payroll deductions, which may not be less than one percent nor more than fifteen percent of the employee’s compensation, or such lower limit as may be determined by the Compensation Committee from time to time. However, no employee is eligible to participate in the ESPP if, immediately after electing to participate, the employee would own stock (including stock such employee may purchase under this plan or other outstanding options) representing five percent or more of the total combined voting power or value of all classes of HoldCo’s stock. No employee will be able to purchase more than 5,000 shares, or such number of shares as may be determined by the Compensation Committee with respect to a single offering period, or purchase period, if applicable. In addition, no employee is permitted to accrue, under the ESPP and all similar purchase plans of HoldCo or its subsidiaries, a right to purchase stock of the HoldCo having a value in excess of $25,000 of the fair market value of such stock (determined at the time the right is granted) for each calendar year. Employees will be able to withdraw their accumulated payroll deductions prior to the end of the offering period in accordance with the terms of the offering. Participation in the ESPP will end automatically on termination of employment.

The ESPP is implemented through a series of offerings of purchase rights to eligible employees. Under the ESPP, the compensation committee may specify offerings with a duration of not more than 27 months and may specify shorter purchase periods within each offering. During each purchase period, payroll deductions will accumulate, without interest. On the last day of the purchase period, accumulated payroll deductions will be used to purchase HoldCo Ordinary Shares for employees participating in the offering.

The purchase price will be specified pursuant to the offering, but cannot, under the terms of the ESPP, be less than 85% of the fair market value per HoldCo ordinary share on either the offering date or on the purchase date, whichever is less. The fair market value of HoldCo Ordinary Shares for this purpose will generally be the closing price on the NYSE (or such other exchange as the HoldCo Ordinary Shares may be traded at the relevant time) for the date in question, or if such date is not a trading day, for the last trading day before the date in question.

The compensation committee may specify that, if the fair market value of HoldCo Ordinary Shares on any purchase date within a particular offering period is less than or equal to the fair market value on the start date of that offering period, then the offering period will automatically terminate and the employee in that offering period will automatically be transferred and enrolled in a new offering period which will begin on the next day following such purchase date.

To provide HoldCo with greater flexibility in structuring HoldCo’s equity compensation programs for HoldCo’s non-U.S. employees, the ESPP also permits HoldCo to grant employees of HoldCo’s non-U.S. subsidiary entities rights to purchase HoldCo Ordinary Shares pursuant to other offering rules or sub-plans adopted by the compensation committee in order to achieve tax, securities law, or other compliance objectives. The international sub-plans or offerings are subject to the ESPP terms limiting the overall shares available for issuance, the maximum payroll deduction rate, maximum purchase price discount and maximum offering period length.

The foregoing description of the ESPP does not purport to be complete and is qualified in its entirety by reference to the text of the ESPP filed as Exhibit 10.7 hereto and incorporated herein by reference.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following includes a summary of transactions since January 1, 2020 to which we have been a party, in which the amount involved in the transaction exceeded $120,000, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change of control, and other arrangements, which are described under the section entitled “Executive Compensation.”

SC Health Corporation

Founder Shares

On December 28, 2018, the Sponsor paid $25,000, or approximately $0.006 per share, to cover certain of SC Health’s offering costs relating to the initial public offering in exchange for 3,450,000 Founder Shares. On February 8, 2019, SC Health effected a share capital sub-division (in respect of the Founder Shares) so that there were 4,312,500 Founder Shares outstanding. The Sponsor surrendered 562,500 Founder Shares to SC Health for no consideration in connection with the underwriters’ election to not exercise the overallotment option relating to the initial public offering at the end of the 45-day option period.

In connection with the Business Combination, each of the 5,562,500 Founder Shares converted into one HoldCo ordinary share.

Private Placement Warrants

The Sponsor purchased an aggregate of 5,000,000 private placement warrants, each exercisable to purchase one SC Health Class A ordinary share at $11.50 per share, at a price of $1.00 per SC Health warrant, or $5,000,000 in the aggregate, in connection with the initial public offering. The private placement warrants are identical to the warrants sold in the initial public offering except that the private placement warrants, so long as they are held by the Sponsor or its permitted transferees, (i) are not be redeemable by SC Health, (ii) may not (including the SC Health Class A Ordinary Shares issuable upon exercise of these warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of SC Health’s initial business combination, (iii) may be exercised by the holders on a cashless basis and (iv) are entitled to registration rights. On August 2, 2019, SC Health consummated the closing of the sale of 2,250,000 additional SC Health units at the price of $10.00 per unit upon receiving the underwriters’ election to fully exercise their over-allotment option, generating additional gross proceeds of $22,500,000 to SC Health. Simultaneously with the exercise of the over-allotment, SC Health completed the private sale of an additional 450,000 SC Health private placement warrants to the Sponsor, generating gross proceeds to SC Health of $450,000.

In connection with the Business Combination, each of the 5,450,000 SC Health private placement warrants converted automatically into one HoldCo warrant to purchase one HoldCo ordinary share pursuant to the HoldCo Warrant Agreement.

PIPE Subscription Agreements

Concurrently with the execution of the Business Combination Agreement, SC Health and HoldCo entered into subscription agreements with certain investors, including, among others, entities affiliated with the Sponsor (the “Sponsor Related PIPE Investors”). Pursuant to the subscription agreements, each investor agreed to subscribe for and purchase, and HoldCo agreed to issue and sell, an aggregate of 14,790,000 HoldCo Ordinary Shares, at $10.00 per share, for an aggregate commitment amount of $147,900,000, which financing was completed in connection with the Closing.

Previously, SC Health had entered into a forward purchase agreement with one of the Sponsor Related PIPE Investor which provided for the purchase by such Sponsor Related PIPE Investor of an aggregate of 5,000,000 SC Health Class A Ordinary Shares, plus an aggregate of 1,250,000 redeemable warrants to purchase one SC Health Class A ordinary share at $11.50 per share, for an aggregate purchase price of $50,000,000, or $10.00 per SC Health Class A ordinary share and accompanying fraction of a warrant in a private placement to close concurrently with the closing of its initial business combination. Effective as of May 20, 2021, SC Health Corp and SC Health Group Limited terminated the forward purchase agreement as part of the Business Combination.

The Sponsor Related PIPE Investors instead entered into the subscription agreement referenced above and, pursuant to that agreement, agreed to purchase an aggregate of $50,000,000 shares in HoldCo. Entities affiliated with the Sponsor (the “Sponsor Borrower”) entered into financing arrangements with unrelated third parties to facilitate the financing of the Sponsor Borrower’s purchase in the PIPE financing in exchange for the transfer of, and a security interest in, the HoldCo Ordinary Shares (including shares to be purchased in the PIPE financing) and HoldCo warrants held by the Sponsor Borrower.

Also concurrently with the execution of the Business Combination Agreement, SC Health and HoldCo entered into subscription agreements with three individuals pursuant to which HoldCo agreed to issue and sell an aggregate of 210,000 HoldCo Ordinary Shares, at $10.00 per share, for an aggregate commitment amount of $2,100,000, which financing was completed in connection with the Closing. These three individuals are existing shareholders of Rockley UK.

The issuance and sale of HoldCo Ordinary Shares pursuant to the subscription agreements was consummated substantially concurrently with the Closing.

Registration Rights Agreements

HoldCo, the Sponsor, and the PIPE investors entered into registration rights agreements, pursuant to which HoldCo agreed to register for resale, pursuant to Rule 415 under the Securities Act, certain HoldCo Ordinary Shares and other equity securities of HoldCo that are held by the parties thereto from time to time.

The registration rights agreements provide that, solely with respect to subscriptions by the shareholders and certain Ordinary Shares held by the Sponsor-Related Holders and the Rockley UK-Related Holders. HoldCo is required to file with the SEC, within 30 days after the closing of the Business Combination (the “Filing Deadline”), a registration statement registering the resale of the HoldCo Ordinary Shares to be issued to any such investor and to use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof but no later than the earlier of: (i) the 90th calendar day (or 120th calendar day if the SEC notifies HoldCo that it will “review” such registration statement) following the earlier of (A) the filing of the registration statement and (B) Filing Deadline; and (ii) the 10th business day after the date HoldCo is notified (in writing) by the SEC that such registration statement will not be “reviewed” or will not be subject to further review. However, HoldCo may delay such filing or effectiveness of such registration statement under certain circumstances, including if the Company were required to update the financial statements included in such registration statement in order to comply with Regulation S-X age of financial statement requirements.

The holders affiliated with the Sponsor have agreed, subject to limited exceptions, not to transfer, assign or sell any of their founder shares until the earlier of one year after the Closing; provided, however, that if the closing price of HoldCo ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing, the Founder Shares will be released from the lock-up.

Additionally, the Registration Rights and Lock-Up Agreement between HoldCo, the Sponsor-Related Holders, and the Rockley UK-Related Holders generally provides for the Sponsor and other equity investors and their Permitted Transferees (as defined in the Registration Rights and Lock-Up Agreement), to be subject to transfer restrictions, subject to certain other terms and conditions depending on the price of the HoldCo Ordinary Shares.

Company Holders Support Agreement

Concurrently with the execution of the Business Combination Agreement, SC Health, Rockley, HoldCo, Merger Sub and certain of the shareholders of Rockley entered into the Company Holders Support Agreement, pursuant to which certain shareholders who held a material number of shares in Rockley have agreed to, among other things and subject to certain tax conditions being met: (i) vote in favor of the transactions contemplated by the Business Combination Agreement, any resolutions proposed at the court meeting and general meeting of Rockley shareholders contemplated in the Business Combination Agreement, and take all other necessary and desirable actions reasonably requested by Rockley in connection with the transactions contemplated by the Business Combination Agreement or any ancillary agreement; (ii) vote against certain transactions involving Rockley that would reasonably be expected to, among other things, impede or nullify the transactions contemplated by the Business Combination Agreement, any ancillary agreements or Company Holders Support Agreement, result in a breach of any obligation or agreement of Rockley under the Business Combination Agreement or other related agreement, or result in any of the conditions to obligations of the Business Combination Agreement not being fulfilled; (iii) be bound by certain transfer restrictions with respect to the Ordinary Shares of Rockley held by the shareholder; and (iv) do all things reasonably necessary, proper or advisable to consummate the transactions contemplated by the Business Combination Agreement and not take any action that would reasonably be expected to prevent or delay the satisfaction of any of the conditions to those transactions.

Dr. Andrew Rickman, OBE (chairman and chief executive officer of Rockley), entered into the AR Support Agreement which is on the same terms as the Company Holders Support Agreement except that it also includes Dr. Rickman agreeing to vote in favor of the transactions contemplated by the Business Combination Agreement, any resolutions proposed at a general meeting (or by written consent) of the shareholders of HoldCo, and take all other necessary and desirable actions reasonably requested by HoldCo in connection with the transactions contemplated by the Business Combination Agreement or any ancillary agreement.

Rockley

HengtongJV

In 2017, Rockley formed HRT, a joint venture with Hengtong pursuant to the JV Agreement. Under the JV Agreement, HRT must procure chipsets from Rockley for use in finished products and HRT owns the copyright in the final designs. HRT has a license to the underlying intellectual property in the reference designs, including a license to modify and improve. Rockley has certain non-compete obligations under the JV Agreement. During the years ended December 31, 2020 and 2019, Rockley made sales to HRT of $5.3 million and $6.7 million, respectively. As of December 31, 2020 and 2019, the balance owed by the joint venture amounted to $3.3 million and $2.9 million, respectively, and is included in accounts receivable in the accompanying balance sheets.

On December 19, 2017, Hengtong participated in Rockley’s Round D financing and entered into a Subscription Agreement whereby Hengtong agreed to purchase, and Rockley agreed to sell, 70,000 Ordinary Shares for an aggregate purchase price of $6,650,000. On March 22, 2018 Rockley conducted a 10/1 share split resulting in Hengtong owning 700,000 Ordinary Shares. On March 15, 2019, Hengtong participated in Rockley’s Round E financing, and entered into a further Subscription Agreement whereby Hengtong agreed to purchase, and Rockley agreed to sell, 2,098,195 Ordinary Shares at a purchase price of $14.298, for an aggregate of $30,000,000.

Consultancy Agreements

Rockley engages two affiliate entities of certain of Rockley’s directors for consulting and administrative services, Rockley Ventures Limited and Rockley Management (HK) Limited. For the six months ended June 30, 2021 and 2020, Rockley incurred $0.3 million and $0.2 million in fees for these services, respectively. For the years ended December 31, 2020 and 2019, Rockley incurred $0.8 million and $1.9 million in fees for these services, respectively. As of December 31, 2020 and 2019, the amounts included in accounts payable and accrued expenses in the accompanying balance sheets were not considered material.

Intra Group Loan

On February 24, 2021, Rockley entered into an Intra Group Loan Agreement with Rockley Photonics Oy as borrower, for an amount of €928,794 (the “Finland Loan”). The Finland Loan will be drawn down in full on or before February 28, 2023 and be repayable immediately by the borrower to Rockley following the final claim submission to a grant funded project with Business Finland (the Finnish funding agency for innovation) scheduled for June 30, 2023.

Certain Engagements in Connection with the Business Combination and Related Transactions

BofA Securities Inc. (“BofA”) was engaged by SC Health to act as its exclusive financial advisor in connection with a business combination with Rockley and received approximately $6.7 million in compensation in connection therewith. Cowen was engaged by Rockley to act as its exclusive financial advisor in connection with a business combination with a SPAC, and was entitled to receive approximately $14.4 million as compensation in connection therewith. SC Health also engaged BofA and Cowen to act as co-placement agents on its $150 million PIPE financing. BofA and Cowen were entitled to receive fees and expense reimbursements in connection therewith. For the PIPE financing, BofA and Cowen were entitled to receive a fee in an amount equal to $2.7 million, of which BofA received $1.5 million and Cowen received $1.2 million. Cowen also received an additional $0.4 million as an incentive fee at SC Health’s discretion upon the closing of the PIPE financing. Neither BofA nor Cowen was engaged to provide a report, opinion or appraisal for the proposed Business Combination. On August 19, 2021, HoldCo and Cowen agreed in principle that HoldCo would issue 319,000 Ordinary Shares to Cowen, in satisfaction of payment (in lieu of cash) of transaction fees of $3.1 million payable to Cowen. The Ordinary Shares issued to Cowen and BofA were issued pursuant to a private placement exemption under Section 4(a)(2) of the Securities Act.

BofA and Cowen (together with their respective affiliates) are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investing, hedging, market making, brokerage and other financial and non-financial activities and services. BofA advised SC Health on a previous potential transaction that did not materialize. In addition, BofA advised the Sponsor on a potential transaction involving one of the Sponsor’s investments. BofA has not previously performed any services for Rockley. BofA, Cowen and their respective affiliates, may provide investment banking and other commercial dealings to SC Health, Rockley and their respective affiliates in the future, for which they would expect to receive customary compensation. Other than in relation to the Business Combination, Cowen has not previously performed any services for SC Health nor Rockley.

In the ordinary course of its business activities, BofA, Cowen and their respective affiliates, officers, directors and employees may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of SC Health or Rockley, or their respective affiliates. BofA, Cowen and their respective affiliates, may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Indemnification Agreements

HoldCo has entered into separate indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in HoldCo’s governing documents. These agreements, among other things, require HoldCo to indemnify HoldCo’s directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of HoldCo’s directors or executive officers or as a director or executive officer of any other company or enterprise to which the person provides services at HoldCo’s request. HoldCo believes that these charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in HoldCo’s governing documents may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit HoldCo and its shareholders. A shareholder’s investment may decline in value to the extent HoldCo pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Related Person Transactions Policy

HoldCo has adopted a written Related Person Transactions Policy that sets forth HoldCo’s policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” For purposes of HoldCo’s policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which HoldCo or any of its subsidiaries are participants in which any “related person” has a material interest.

Transactions involving compensation for services provided to HoldCo as an employee, consultant or director will not be considered related person transactions under this policy. A related person is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of HoldCo’s voting securities (including HoldCo’s Ordinary Shares), including any of their immediate family members and affiliates, including entities owned or controlled by such persons.

Under the policy, the related person in question or, in the case of transactions with a holder of more than 5% of any class of HoldCo’s voting securities, an officer with knowledge of a proposed transaction, must present information regarding the proposed related person transaction to HoldCo’s audit committee (or, where review by HoldCo’s audit committee would be inappropriate, to another independent body of HoldCo’s Board) for review. To identify related person transactions in advance, HoldCo will rely on information supplied by HoldCo’s executive officers, directors and certain significant shareholders. In considering related person transactions, HoldCo’s audit committee will take into account the relevant available facts and circumstances, which may include, but are not limited to:

•	the risks, costs, and benefits to HoldCo;

•	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the terms of the transaction;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties.

HoldCo’s audit committee will approve only those transactions that it determines are fair to HoldCo’s shareholders and in HoldCo’s and the HoldCo shareholders’ best interests. All of the transactions described above were entered into prior to the adoption of such policy.

PRINCIPAL SECURITYHOLDERS

The following table sets forth information regarding the beneficial ownership of HoldCo Ordinary Shares immediately following the Business Combination by:

•	each person who is known to be the beneficial owner of more than 5% of HoldCo’s Ordinary Shares;

•	each of HoldCo’s current executive officers and directors; and

•	all executive officers and directors of HoldCo as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options, warrants, and other similar instruments that are currently exercisable or exercisable within 60 days, but does not include any other HoldCo Ordinary Shares issuable upon the exercise of any other outstanding options, warrants or similar instruments held by other persons. The beneficial ownership percentages below are based on 126,256,257 HoldCo Ordinary Shares issued and outstanding as of August 11, 2021 after the Closing.

Unless otherwise indicated, and subject to applicable community property laws, HoldCo believes that all persons named in the table have sole voting and investment power with respect to all Ordinary Shares beneficially owned by them.

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned	Percentage
5% Holders:
SC Health Group Limited (2)	9,237,500	7.3%
Hengtong Optic-Electric International Co. Limited	6,949,317	5.5%
Executive Officers and Directors:
Andrew Rickman (3)	17,462,734	13.8%
Mahesh Karanth (4)	1,262,791	1.0%
Amit Nagra (5)	1,771,042	1.4%
William Huyett	—	—
Brian Blaser	—	—
Caroline Brown (6)	62,085	*
Karim Karti	—	—
Michele Klein	—	—
Pamela Puryear	—	—
All directors and executive officers as a group (nine individuals) (7)	20,558,652	16.2%

*	Less than 1%
(1)	Unless otherwise noted, the business address of each of those listed in the table above is 3rd Floor 1 Ashley Road, Altrincham, Cheshire, United Kingdom, WA14 2DT.
(2)

SC Health Group Limited wholly owns each of the Sponsor and SC Health II Limited. Each of SC Health Group Limited and David Sin may be deemed to beneficially own the shares held by the Sponsor and SC Health II Limited by virtue of their direct and indirect ownership, respectively, of the shares of SC Health Holdings Limited and SC Health II Limited. Each of SC Health Group Limited and David Sin disclaims beneficial ownership over any securities owned by the Sponsor and SC Health II Limited other than to the extent of any of their respective pecuniary interest therein, directly or indirectly. The beneficial ownership information reflects the transfer by the Sponsor of 1,250,000 Founder Shares to unrelated third parties to facilitate the financing of the Sponsor-affiliated entities’ purchase in the PIPE financing. Such entities entered into financing arrangements with unrelated third parties in exchange for the transfer of and a security interest in, the HoldCo Ordinary Shares (including shares purchased in the PIPE financing) and HoldCo warrants of the Sponsor-affiliated entities. Such third parties may have dispositive power over shares pledged as collateral, but would not have voting power unless and until such shares are sold or forfeited under such financing arrangements. In addition, Sponsor-affiliated entities have agreed to transfer shares held by such entities to Dr. Rickman in exchange for Dr. Rickman’s making available up to 6.0 million of his HoldCo Ordinary Shares to facilitate the Sponsor’s financing of its PIPE subscription commitment, with the number of shares to be transferred to be based on the price performance of HoldCo Ordinary Shares. Subject to the terms of the Sponsor PIPE financings, the Sponsor could cease to beneficially own any HoldCo equity.
(3)

Dr. Rickman has pledged up to 6.0 million of his HoldCo Ordinary Shares to facilitate the Sponsor’s financing of its PIPE subscription commitment, which, if forfeited in their entirety, would reduce his estimated beneficial ownership by approximately 4%. The lender may have dispositive power over such pledged shares but would not have voting power unless and until such shares are forfeited to the lender. In addition, Sponsor-affiliated entities have agreed to transfer shares held by such entities to Dr. Rickman in exchange for Dr. Rickman’s making available up to 6.0 million of his HoldCo Ordinary Shares to facilitate the Sponsor’s financing of its PIPE subscription commitment, with the number of shares to be transferred to be based on the price performance of HoldCo Ordinary Shares.

(4)	Includes 1,257,271 Ordinary Shares subject to options held by Mr. Karanth exercisable within 60 days of August 11, 2021.
(5)	Includes 1,737,779 Ordinary Shares subject to options held by Mr. Nagra exercisable within 60 days of August 11, 2021.
(6)	Represents 62,085 Ordinary Shares subject to options held by Dr. Brown exercisable within 60 days of August 11, 2021.
(7)	Includes 3,057,135 Ordinary Shares subject to options held by our current directors and executive officers exercisable within 60 days of August 11, 2021.

SELLING SECURITYHOLDERS

Pursuant to the subscription agreement, we agreed to file a registration statement with the SEC for the purposes of registering for resale the Ordinary Shares being offered pursuant to this prospectus by the selling securityholders. We are registering for resale an aggregate of 15,000,000 Ordinary Shares that may be sold by the selling securityholders named in this prospectus, as well as the pledgees, donees, transferees, assignees, successors-in-interest, designees and others that receive any of the shares as a gift, pledge, distribution, redemption, repurchase, cancellation, or other non-sale related transfer or who later come to hold any of the selling securityholder’s interest in the Ordinary Shares other than through a public sale (collectively, the “selling securityholders”). The selling securityholders listed in the table below may from time to time offer and sell any or all of the Ordinary Shares set forth below pursuant to this prospectus.

The following table sets forth, based on written representations from the selling securityholders, certain information regarding the beneficial ownership of our Ordinary Shares by the selling securityholders and the Ordinary Shares being offered by the selling securityholders. The applicable percentage ownership of Ordinary Shares is based on approximately 126,256,257 Ordinary Shares outstanding as of August 11, 2021. Information with respect to Ordinary Shares owned beneficially after the offering assumes the sale of all of the Ordinary Shares offered and no other purchases or sales of our Ordinary Shares. The selling securityholders may offer and sell some, all or none of their Ordinary Shares.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the selling securityholders have sole voting and investment power with respect to all Ordinary Shares that they beneficially own, subject to applicable community property laws. Except as otherwise described below, based on the information provided to us by the selling securityholders, no selling securityholder is a broker-dealer or an affiliate of a broker-dealer.

Name of Selling Stockholder[1]	Number of Ordinary Shares Owned Prior to Offering		Number of Ordinary Shares to be Offered Pursuant to this Prospectus[2]	Number of Ordinary Shares Owned After Offering[3]
	Number	Percent		Number	Percent
SC Health Group Limited[4]	750,000	*	750,000	—	—
SC Health II Limited[5]	4,250,000	3.37%	4,250,000	—	—
Covidien Group S.à.r.l.[6]	2,000,000	1.58%	2,000,000	—	—
CVI Investments, Inc.[7]	1,750,000	1.39%	1,750,000	—	—
Senvest Master Fund, LP8	1,200,000	*	1,200,000	—	—
Senvest Technology Partners Master Fund, LP9	300,000	*	300,000	—	—
Nineteen77 Global Multi-Strategy Alpha Master Limited[10]	689,850	*	689,850	—	—
Nineteen77 Global Merger Arbitrage Opportunity Fund[11]	115,200	*	115,200	—	—
Nineteen77 Global Merger Arbitrage Master Limited[12]	689,850	*	689,850	—	—
IAM Investments ICAV O’Connor Event Driven UCITS Fund[13]	5,100	*	5,100	—	—
D. E. Shaw Valence Portfolios, L.L.C.[14]	675,000	*	675,000	—	—
D. E. Shaw Oculus Portfolios, L.L. C.[15]	225,000	*	225,000	—	—
Portsea Master Fund SICAV Ltd - Portsea Master Fund	667,800	*	667,800	—	—
Boothbay Absolute Return Strategies, LP	32,200	*	32,200	—	—
Linden Capital L.P.[16]	500,000	*	500,000	—	—

Name of Selling Stockholder[1]	Number of Ordinary Shares Owned Prior to Offering			Number of Ordinary Shares to be Offered Pursuant to this Prospectus[2]	Number of Ordinary Shares Owned After Offering[3]
	Number	Percent			Number	Percent
Antara Capital Master Fund LP17	200,000		*	200,000	—	—
Leadersel Innotech ESG[18]	200,000		*	200,000	—	—
Walleye Opportunities Master Fund Ltd[19]	190,000		*	190,000	—	—
Anson North Star Tactical Equity Fund LP20	100,000		*	100,000	—	—
Glen Schneider[21]	100,000		*	100,000	—	—
Jane Street Global Trading, LLC[22]	100,000		*	100,000	—	—
Kenneth Grossman[23]	100,000		*	100,000	—	—
Ghisallo Master Fund LP24	100,000		*	100,000	—	—
S.T. Aggressive Growth Fund LP	50,000		*	50,000	—	—
William Morton[25]	10,000		*	10,000	—	—

*	Represents beneficial ownership of less than 1%.

1	Unless otherwise noted, the business address of each of those listed in the table above is 3rd Floor 1 Ashley Road, Altrincham, Cheshire, United Kingdom, WA14 2DT.
2

Represents the number of Ordinary Shares that may be offered by the selling securityholders using this prospectus. These amounts do not represent any other Ordinary Shares that the selling securityholder may own beneficially or otherwise.

3

Assumes that all Ordinary Shares being registered under the registration statement of which this prospectus forms a part are sold in this offering, and that none of the selling securityholders acquire additional Ordinary Shares after the date of this prospectus and prior to completion of this offering.

4

SC Health Group Limited is an affiliate of SC Health. David Sin may be deemed to beneficially own the Ordinary Shares held by SC Health Group Limited. David Sin disclaims beneficial ownership over any securities owned by SC Health Group Limited other than to the extent of any of his pecuniary interest therein, directly or indirectly. All of the Ordinary Shares held by SC Health Group Limited have been pledged to facilitate the Sponsor’s financing of its PIPE subscription commitment. The lender may have dispositive power over such pledged shares but would not have voting power unless and until such shares are forfeited to the lender. In addition, Sponsor-affiliated entities have agreed to transfer Ordinary Shares held by such entities to Dr. Rickman in exchange for Dr. Rickman’s making available up to 6.0 million of his HoldCo Ordinary Shares to facilitate the Sponsor’s financing of its PIPE subscription commitment, with the number of shares to be transferred to be based on the price performance of HoldCo Ordinary Shares. Subject to the terms of the Sponsor PIPE financings, the Sponsor could cease to beneficially own any HoldCo equity.

5

SC Health Group Limited, an affiliate of SC Health, wholly owns SC Health II Limited. Each of SC Health Group Limited and David Sin may be deemed to beneficially own the Ordinary Shares held by SC Health II Limited by virtue of their direct and indirect ownership, respectively, of the Ordinary Shares of SC Health II Limited. Each of SC Health Group Limited and David Sin disclaims beneficial ownership over any securities owned by SC Health II Limited other than to the extent of any of their respective pecuniary interest therein, directly or indirectly. All of the Ordinary Shares held by SC Health II Limited have been pledged to facilitate the Sponsor’s financing of its PIPE subscription commitment. The lender may have dispositive power over such pledged shares but would not have voting power unless and until such shares are forfeited to the lender. In addition, Sponsor-affiliated entities have agreed to transfer Ordinary Shares held by such entities to Dr. Rickman in exchange for Dr. Rickman’s making available up to 6.0 million of his HoldCo Ordinary Shares to facilitate the Sponsor’s financing of its PIPE subscription commitment, with the number of shares to be transferred to be based on the price performance of HoldCo Ordinary Shares. Subject to the terms of the Sponsor PIPE financings, the Sponsor could cease to beneficially own any HoldCo equity.

6	Covidien Group S.à.r.l is an affiliate of one of Rockley UK’s customers.

7

Heights Capital Management, Inc., the authorized agent of CVI Investments, Inc. (“CVI”), has discretionary authority to vote and dispose of the Ordinary Shares held by CVI and may be deemed to be the beneficial owner of these Ordinary Shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the Ordinary Shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the Ordinary Shares. CVI Investments, Inc.is affiliated with one or more FINRA member, none of whom are currently expected to participate in any sale pursuant to this prospectus.

8

Senvest Master Fund, LP is advised by Senvest Management, LLC. Senvest Management, LLC’s primary place of business is 540 Madison Ave., 32nd Fl, New York NY 10022. Richard Mashaal owns and controls Senvest Management, LLC.

9

Senvest Technology Partners Master Fund, LP is advised by Senvest Management, LLC. Senvest Management, LLC’s primary place of business is 540 Madison Ave., 32nd Fl, New York NY 10022. Richard Mashaal owns and controls Senvest Management.

10	Kevin Russell, Chief Investment Officer, UBS O’Connor LLC, is the investment manager of the selling securityholder.
11	Kevin Russell, Chief Investment Officer, UBS O’Connor LLC, is the investment manager of the selling securityholder.
12	Kevin Russell, Chief Investment Officer, UBS O’Connor LLC, is the investment manager of the selling securityholder.
13	Kevin Russell, Chief Investment Officer, UBS O’Connor LLC, is the investment manager of the selling securityholder.
14

As of August 26, 2021, D. E. Shaw Valence Portfolios, L.L.C. holds 675,000 Ordinary Shares to be registered for resale pursuant to this prospectus (the “Subject Shares”). D. E. Shaw Valence Portfolios, L.L.C. has the power to vote or to direct the vote of (and the power to dispose or direct the disposition of) the Subject Shares directly owned by it. D. E. Shaw & Co., L.P. (“DESCO LP”), as the investment adviser of D. E. Shaw Valence Portfolios, L.L.C., may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares. D. E. Shaw & Co., L.L.C. (“DESCO LLC”), as the manager of D. E. Shaw Valence Portfolios, L.L.C., may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares. Julius Gaudio, Maximilian Stone, and Eric Wepsic, or their designees, exercise voting and investment control over the Subject Shares on DESCO LP’s and DESCO LLC’s behalf. D. E. Shaw & Co., Inc. (“DESCO Inc.”), as general partner of DESCO LP, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares. D. E. Shaw & Co. II, Inc. (“DESCO II Inc.”), as managing member of DESCO LLC, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares. None of DESCO LP, DESCO LLC, DESCO Inc., or DESCO II Inc. owns any Subject Shares of the Company directly, and each such entity disclaims beneficial ownership of the Subject Shares. David E. Shaw does not own any Subject Shares of the Company directly. By virtue of David E. Shaw’s position as President and sole shareholder of DESCO Inc., which is the general partner of DESCO LP, and by virtue of David E. Shaw’s position as President and sole shareholder of DESCO II Inc., which is the managing member of DESCO LLC, David E. Shaw may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares and, therefore, David E. Shaw may be deemed to be the beneficial owner of the Subject Shares. David E. Shaw disclaims beneficial ownership of the Subject Shares.

15

As of August 26, 2021, D. E. Shaw Oculus Portfolios, L.L.C. holds 225,000 Ordinary Shares to be registered for resale pursuant to this prospectus (the “Subject Shares”). D. E. Shaw Oculus Portfolios, L.L.C. has the power to vote or to direct the vote of (and the power to dispose or direct the disposition of) the Subject Shares directly owned by it. D. E. Shaw & Co., L.P. (“DESCO LP”), as the investment adviser of D. E. Shaw Oculus Portfolios, L.L.C., may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares. D. E. Shaw & Co., L.L.C. (“DESCO LLC”), as the manager of D. E. Shaw Oculus Portfolios, L.L.C., may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of)

the Subject Shares. Julius Gaudio, Maximilian Stone, and Eric Wepsic, or their designees, exercise voting and investment control over the Subject Shares on DESCO LP’s and DESCO LLC’s behalf. D. E. Shaw & Co., Inc. (“DESCO Inc.”), as general partner of DESCO LP, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares. D. E. Shaw & Co. II, Inc. (“DESCO II Inc.”), as managing member of DESCO LLC, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares. None of DESCO LP, DESCO LLC, DESCO Inc., or DESCO II Inc. owns any Subject Shares of the Company directly, and each such entity disclaims beneficial ownership of the Subject Shares. David E. Shaw does not own any Subject Shares of the Company directly. By virtue of David E. Shaw’s position as President and sole shareholder of DESCO Inc., which is the general partner of DESCO LP, and by virtue of David E. Shaw’s position as President and sole shareholder of DESCO II Inc., which is the managing member of DESCO LLC, David E. Shaw may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares and, therefore, David E. Shaw may be deemed to be the beneficial owner of the Subject Shares. David E. Shaw disclaims beneficial ownership of the Subject Shares.
16

The securities held by Linden Capital L.P. are indirectly held by Linden Advisors LP (the investment manager of Linden Capital L.P.), Linden GP LLC (the general partner of Linden Capital L.P.), and Mr. Siu Min (Joe) Wong (the principal owner and the controlling person of Linden Advisors LP and Linden GP LLC). Linden Capital L.P., Linden Advisors LP, Linden GP LLC and Mr. Wong share voting and dispositive power with respect to the securities held by Linden Capital L.P.

17

Antara Capital LP, a Delaware limited partnership serves as the investment manager (the “Investment Manager”) to certain funds it manages and designees and may be deemed to have voting and dispositive power with respect to the Ordinary Shares held by the Antara Funds (defined below). Antara Capital Fund GP LLC, a Delaware limited liability company, serves as the general partner of Antara Capital Onshore Fund LP (the “Onshore Fund”) and Antara Capital Master Fund LP (the “Master Fund”). Antara Capital Offshore Fund Ltd (the “Offshore Fund” and together with the Fund and the Master Fund, the “Antara Funds”) is an exempted company incorporated under the laws of the Cayman Islands. Himanshu Gulati is the Managing Member of Investment Manager and, accordingly, may be deemed to have voting and dispositive power with respect to the Ordinary Shares held by the Antara Funds. Mr. Gulati disclaims beneficial ownership of the Ordinary Shares held by the Antara Funds except to the extent of any pecuniary interest. The business address of the foregoing persons is 500 5th Avenue, Suite 2320, New York, New York 10110.

18	Marco Covelli may be deemed to be the control these securities in his capacity as executive director of the delegated investment manager.
19

Chris Fahy of 81 Pondfield Road, Suite C302, Bronxville, NY 10708 may be deemed to have investment discretion and voting power over the Ordinary Shares in his role as Investment Adviser to the Walleye Opportunities Fund Ltd.

20

Anson Advisors Inc and Anson Funds Management LP, the Co-Investment Advisers of Anson North Star Tactical Equity Fund LP (“Anson”), hold voting and dispositive power over the Ordinary Shares held by Anson. Bruce Winson is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Winson, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these Ordinary Shares except to the extent of their pecuniary interest therein. The principal business address of Anson is Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands.

21	Glen Schneider was a shareholder of Rockley UK.
22	Jane Street Global Trading, LLC is a wholly owned subsidiary of Jane Street Group, LLC. Michael A. Jenkins and Robert. A. Granieri are the members of the Operating Committee of Jane Street Group, LLC.
23	Kenneth Grossman was a shareholder of Rockley UK.
24

Michael Germino is the Managing Member of Ghisallo Capital Management LLC, the investment manager of the selling securityholder. The address for Ghisallo Capital Management LLC is 734 Longmeadow Street, Longmeadow, MA 01106.

25	Will Morton was a shareholder of Rockley UK.

Certain Relationships with Selling Securityholders

Registration Rights and Lock-Up Agreement

The Sponsor-Related Holders and Rockley UK-Related Holders have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Ordinary Shares (except for any Ordinary Shares purchased in the PIPE financing) until the earlier to occur of: (A) one year after the completion of the initial business combination and (B) subsequent to the Closing, (x) if the last sale price of the Ordinary Shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination.

Additionally, the Registration Rights and Lock-Up Agreement between HoldCo, the Sponsor, Dr. Rickman, certain other affiliates and shareholders of Rockley, generally provides for a 180-day Lock-Up Period for the Sponsor and other equity investors and their Permitted Transferees (as defined in the Registration Rights and Lock-Up Agreement), subject to certain other terms and conditions depending on the price of the HoldCo Ordinary Shares.

PIPE Financing

On August 11, 2021, the PIPE investors, including entities affiliated with the Sponsor, purchased from the Company an aggregate of 15,000,000 Ordinary Shares, for a purchase price of $10.00 per share and an aggregate purchase price of $150.0 million, pursuant to subscription agreements entered into effective as of March 19, 2021. Pursuant to the subscription agreements, HoldCo gave certain registration rights to the PIPE investors with respect to the PIPE Shares. The sale of PIPE Shares was consummated concurrently with the Closing. Entities affiliated with the Sponsor purchased $50.0 million of HoldCo Ordinary Shares in the PIPE financing (except for any Ordinary Shares purchased in the PIPE financing).

For further information regarding transactions between us and the selling securityholders, see the section entitled “Certain Relationships and Related Party Transactions.”

DESCRIPTION OF OUR SECURITIES

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to the Articles of Association and the warrant-related documents described herein, which are exhibits to the registration statement of which this prospectus is a part. We urge to you reach each of the Articles of Association and the warrant-related documents described herein in their entirety for a complete description of the rights and preferences of our securities.

Share Capital

Authorized Capitalization

General

The total amount of HoldCo’s authorized share capital consists of 12,417,500,000 Ordinary Shares with a par value of $0.00004026575398 per share. HoldCo had 126,256,257 HoldCo Ordinary Shares and warrants to purchase 14,204,266 Ordinary Shares outstanding immediately after the Closing.

Ordinary Shares

HoldCo Ordinary Shares are not entitled to preemptive or other similar subscription rights to purchase any of HoldCo’s securities. HoldCo Ordinary Shares are neither convertible nor redeemable. Unless HoldCo’s Board determines otherwise, HoldCo will issue all of HoldCo’s share capital in uncertificated form.

Voting Rights

Each holder of HoldCo Ordinary Shares is entitled to one vote per share on each matter submitted to a vote of shareholders, as provided by the governing documents. The governing documents provide that the holders of one-third of the share capital issued and outstanding and entitled to vote thereat, present in person, or by remote communication, if applicable, or represented by proxy, will constitute a quorum at all meetings of the shareholders for the transaction of business. When a quorum is present, the affirmative vote of a majority of the votes cast is required to take action, unless otherwise specified by law, the governing documents. There are no cumulative voting rights.

Dividend Rights

Each holder of HoldCo Ordinary Shares is entitled to the payment of dividends and other distributions as may be declared by the Board from time to time out of HoldCo’s assets or funds legally available for dividends or other distributions. These rights are subject to the preferential rights of the holders of HoldCo’s preferred shares, if any, and any contractual limitations on HoldCo’s ability to declare and pay dividends.

Other Rights

Each holder of HoldCo Ordinary Shares is subject to, and may be adversely affected by, the rights of the holders of any series of HoldCo preferred shares, if any, that HoldCo may designate and issue in the future.

Liquidation Rights

If HoldCo is involved in voluntary or involuntary liquidation, dissolution or winding up of HoldCo’s affairs, or a similar event, each holder of HoldCo Ordinary Shares will participate pro rata in all assets remaining after payment of liabilities, subject to prior distribution rights of HoldCo preferred shares, if any, then outstanding.

Transfer Restrictions

Certain holders of HoldCo’s Ordinary Shares entered into a customary lock-up agreements for a period not to exceed 180 days from the effective date of the registration statement on Form S-4 relating to the Business Combination (July 22, 2021). As permitted under Cayman Islands law, if any holder of HoldCo’s Ordinary Shares fails to comply with the lock-up provisions of the Articles of Association, HoldCo will be constituted the agent of such defaulting holder for taking such actions as are necessary to effect the lockup, and the directors of HoldCo may authorize an officer or member to execute and deliver the necessary documents to effect the lock-up on behalf of the defaulting holder including, without limitation, a lock-up agreement, in a form approved by the Board.

Special Meetings of Shareholders

The governing documents provide that a meeting of shareholders may be called by the Board. At least seven calendar days’ notice will be given for any meeting. Every notice will be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and will specify the place, the day and the hour of the meeting and the general nature of the business.

Action by Written Consent

The governing documents provide that any action required or permitted to be taken by the shareholders may be effected at an annual or extraordinary general meeting of the shareholders, or taken by unanimous written consent in lieu of a meeting.

Removal of Directors

The Board or any individual director may be removed from office at any time but only for cause and only by the affirmative vote of the holders of at least a majority of the HoldCo Ordinary Shares entitled to vote and who vote at a general meeting.

Limitations on Liability and Indemnification of Officers and Directors

The governing documents provide that HoldCo will indemnify HoldCo’s directors. In addition, HoldCo expects to enter into agreements to indemnify HoldCo’s directors, executive officers and other employees as determined by the Board.

Transfer Agent

The transfer agent for HoldCo Ordinary Shares is Computershare Trust Company, N.A.

Warrants

Public Warrants

Each whole HoldCo warrant entitles the registered holder to purchase one HoldCo ordinary share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the Closing, provided that there is an effective registration statement under the Securities Act covering the HoldCo Ordinary Shares issuable upon exercise of the HoldCo warrants and a current prospectus relating to them available (or HoldCo permits holders to exercise their HoldCo warrants on a cashless basis under the circumstances specified in the HoldCo Warrant Agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the HoldCo Warrant Agreement, a HoldCo warrant holder may exercise its HoldCo warrants only for a whole number of HoldCo Ordinary Shares. This means only a whole HoldCo warrant may be exercised at a given time by a HoldCo warrant holder. The HoldCo warrants will expire five years after the Closing, at 5:00 p.m. Eastern Time, or earlier upon redemption or liquidation.

HoldCo will not be obligated to deliver any HoldCo Ordinary Shares pursuant to the exercise of a HoldCo warrant and will have no obligation to settle such HoldCo warrant exercise unless a registration statement under the Securities Act with respect to the HoldCo Ordinary Shares underlying the HoldCo warrants is then effective and a prospectus relating thereto is current, subject to HoldCo satisfying its obligations described below with respect to registration. No HoldCo warrant will be exercisable and HoldCo will not be obligated to issue a HoldCo ordinary share upon exercise of a HoldCo warrant unless the HoldCo Ordinary Shares issuable upon such HoldCo warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the HoldCo warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a HoldCo warrant, the holder of such HoldCo warrant will not be entitled to exercise such HoldCo warrant and such HoldCo warrant may have no value and expire worthless. In no event will HoldCo be required to net cash settle any HoldCo warrant.

HoldCo is obligated to use its best efforts to file as soon as practicable, but in no event later than 30 business days after the Closing, with the SEC a registration statement for the registration, under the Securities Act, of the HoldCo Ordinary Shares issuable upon exercise of the warrants. HoldCo is obligated to use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the HoldCo Warrant Agreement. If a registration statement covering the HoldCo Ordinary Shares issuable upon exercise of the warrants is not effective by the 60th business day after the Closing, warrant holders may, until such time as there is an effective registration statement and during any period when HoldCo will have failed to maintain an effective registration statement, exercise such warrants on a “cashless basis” in accordance with Section 3(a) (9) of the Securities Act or another exemption. Notwithstanding the above, if the HoldCo Ordinary Shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, HoldCo may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a )(9) of the Securities Act and, in the event HoldCo so elects, it will not be required to file or maintain in effect a registration statement, and in the event HoldCo does not so elect, it will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the HoldCo warrants become exercisable, HoldCo may call the warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per HoldCo warrant;

•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrantholder; and

•

if: and only if, the reported closing price of the HoldCo Ordinary Shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending three business days

•	before HoldCo sends the notice of redemption to the warrantholders.

If and when the HoldCo warrants become redeemable by HoldCo, HoldCo may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the foregoing conditions are satisfied and HoldCo issues a notice of redemption of the warrants, each HoldCo warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date.

However, the price of HoldCo Ordinary Shares may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

If HoldCo calls the HoldCo warrants for redemption as described above, HoldCo’s Board will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” HoldCo’s management will consider, among other factors, HoldCo’s cash position, the number of warrants that are outstanding and the dilutive effect on its shareholders of issuing the maximum number of HoldCo Ordinary Shares issuable upon the exercise of HoldCo’s warrants. If HoldCo’s management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of HoldCo Ordinary Shares equal to the quotient obtained by dividing (a) the product of the number of HoldCo Ordinary Shares underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (b) the fair market value. The “fair market value” will mean the average reported closing price of the HoldCo Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If HoldCo’s management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of HoldCo Ordinary Shares to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. HoldCo believes this feature is an attractive option to it if it does not need the cash from the exercise of the warrants after the Closing. If HoldCo calls its warrants for redemption and HoldCo’s management does not take advantage of this option, the holders of the private placement warrants and their permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below. A holder of a warrant may notify HoldCo in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as specified by the holder) of the HoldCo Ordinary Shares outstanding immediately after giving effect to such exercise.

If the number of outstanding HoldCo Ordinary Shares is increased by a stock dividend payable in HoldCo Ordinary Shares, or by a split-up or other similar event, then, on the effective date of stock dividend, split-up or similar event, the number of HoldCo Ordinary Shares issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding HoldCo Ordinary Shares. A rights offering to holders of HoldCo Ordinary Shares entitling holders to purchase HoldCo Ordinary Shares at a price less than the fair market value will be deemed a stock dividend of a number of HoldCo Ordinary Shares equal to the product of (a) the number of HoldCo Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for HoldCo Ordinary Shares) and (b) the quotient of (i) the price per HoldCo ordinary share paid in such rights offering and (ii) the fair market value. For these purposes (a) if the rights offering is for securities convertible into or exercisable for HoldCo Ordinary Shares, in determining the price payable for HoldCo Ordinary Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (b) fair market value means the volume weighted average price of HoldCo Ordinary Shares as reported during the 10 trading day period ending on the trading day prior to the first date on which the HoldCo Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if HoldCo, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of HoldCo Ordinary Shares on account of such HoldCo Ordinary Shares (or other securities into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of HoldCo

Ordinary Shares in connection with the closing of the Business Combination, or (d) to satisfy the redemption rights of the holders of HoldCo Ordinary Shares in connection with a shareholder vote to amend the governing documents, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each HoldCo ordinary share in respect of such event.

If the number of outstanding HoldCo Ordinary Shares is decreased by a consolidation, combination, reverse stock split or reclassification of HoldCo Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of HoldCo Ordinary Shares issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding HoldCo Ordinary Shares.

Whenever the number of HoldCo Ordinary Shares purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (a) the numerator of which will be the number of HoldCo Ordinary Shares purchasable upon the exercise of the warrants immediately prior to such adjustment, and (b) the denominator of which will be the number of HoldCo Ordinary Shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding HoldCo Ordinary Shares (other than those described above or that solely affects the par value of such HoldCo Ordinary Shares), or in the case of any merger or consolidation of HoldCo with or into another corporation (other than a consolidation or merger in which HoldCo is the continuing corporation and that does not result in any reclassification or reorganization of the issued and outstanding HoldCo Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of HoldCo as an entirety or substantially as an entirety in connection with which HoldCo is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the HoldCo Ordinary Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of HoldCo Ordinary Shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of HoldCo Ordinary Shares in such a transaction is payable in the form of HoldCo Ordinary Shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the HoldCo Warrant Agreement based on the Black-Scholes Warrant Value (as defined in the HoldCo Warrant Agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

The HoldCo Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of (a) curing any ambiguity or to correct any defective provision, (b) adjusting the provisions relating to cash dividends on HoldCo Ordinary Shares as contemplated by and in accordance with the HoldCo Warrant Agreement or (c) adding or changing any other provisions with respect to matters or questions arising under the HoldCo Warrant Agreement as the parties to the HoldCo Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the interests of the registered holders of the warrants. All other modifications or amendments will require the approval by the holders of at least 50% of the then-outstanding public warrants and, solely with respect to any amendment to the terms of the private placement warrants, 50% of the then outstanding private placement warrants. You should review a copy of the HoldCo Warrant Agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to HoldCo, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of HoldCo Ordinary Shares and any voting rights until they exercise their warrants and receive HoldCo Ordinary Shares. After the issuance of HoldCo Ordinary Shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, HoldCo will, upon exercise, round down to the nearest whole number of HoldCo Ordinary Shares to be issued to the warrantholder.

Private Placement Warrants

In connection with the initial public offering, the Sponsor purchased an aggregate of 5,000,000 SC Health private placement warrants, each exercisable to purchase one SC Health Class A ordinary share at $11.50 per share, at a price of $1.00 per warrant, or $5,000,000 in the aggregate. On August 2, 2019, SC Health consummated the closing of the sale of 2,250,000 additional units at the price of $10.00 per SC Health unit upon receiving the underwriters’ election to fully exercise their over-allotment option, generating additional gross proceeds of $22,500,000 to SC Health. Simultaneously with the exercise of the over-allotment, SC Health completed the private sale of an additional 450,000 SC Health private placement warrants to the Sponsor, generating gross proceeds to SC Health of $450,000.

The SC Health private placement warrants (including the HoldCo Ordinary Shares issuable upon exercise of such warrants) will not be transferable, assignable or salable until 30 days after the Closing (except, among other limited exceptions to HoldCo’s officers and directors and other persons or entities affiliated with the Sponsor) and they will not be redeemable by HoldCo so long as they are held by the Sponsor, members of the Sponsor or their permitted transferees. The Sponsor or its permitted transferees, have the option to exercise the private placement warrants on a cashless basis. Except as described below, the private placement warrants have terms and provisions that are identical to those of the public warrants, including as to exercise price, exercisability and exercise period. If the private placement warrants are held by holders other than the Sponsor or its permitted transferees, the private placement warrants will be redeemable by HoldCo and exercisable by the holders on the same basis as the public warrants.

If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of HoldCo Ordinary Shares equal to the quotient obtained by dividing (a) the product of the number of HoldCo Ordinary Shares underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (b) the fair market value. The “fair market value” will mean the average reported closing price of the HoldCo Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

Exclusive Forum Provision in HoldCo Warrant Agreement

The HoldCo Warrant Agreement provides that the courts of the State of New York or the U.S. District Court for the Southern District of New York is the exclusive jurisdiction for any claims relating to such agreement. Further, the exclusive forum provision in the HoldCo Warrant Agreement provides that such exclusive jurisdiction will not apply to claims arising under the Securities Act or the Exchange Act.

Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision in the HoldCo Warrant Agreement will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Accordingly, the exclusive forum provision does not designate the courts of the State of New York as the exclusive forum for any derivative action arising under the Exchange Act, as there is exclusive federal jurisdiction in that instance.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As a result, the enforceability of the exclusive forum provision in the HoldCo Warrant Agreement is uncertain, and a court may determine that such provision will not apply to suits brought to enforce any duty or liability created by the Securities Act or any other claim for which the federal and state courts have concurrent jurisdiction. Further, compliance with the federal securities laws and the rules and regulations thereunder cannot be waived by investors in our Ordinary Shares.

This exclusive forum provision may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors and officers or other employees arising under the HoldCo Warrant Agreement, which may discourage such lawsuits against us and our directors, officers, or other employees. Alternatively, if a court were to find this exclusive forum provision is inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition, and results of operations and result in a diversion of the time and resources of our management and board of directors.

Lock-Up Restrictions

Certain of our stockholders are subject to certain restrictions on transfer until the termination of applicable lock-up periods. See the section entitled “Selling Securityholders—Certain Relationships with Selling Securityholders” for lock-up restrictions on our securities under the Registration Rights and Lock-Up Agreement and the Lock-Up Agreements.

Rule 144

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company, such as the Company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

Upon the Closing, the Company ceased to be a shell company.

When and if Rule 144 becomes available for the resale of our securities, a person who has beneficially owned restricted Ordinary Shares or Warrants for at least six months would be entitled to sell their securities, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted Ordinary Shares or Warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	one percent (1%) of the total number of Ordinary Shares then outstanding; or

•	the average weekly reported trading volume of the Ordinary Shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 will also be limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Transfer Agent, Warrant Agent and Registrar

The transfer agent, warrant agent and registrar for our Ordinary Shares and Warrants is ComputerShare Trust Company.

Listing of Securities

Our Ordinary Shares and Public Warrants are listed on the NYSE under the symbols “RKLY” and “RKLY.WS,” respectively.

PLAN OF DISTRIBUTION

We are registering the resale by the selling securityholders or their permitted transferees from time to time of up to 15,000,000 Ordinary Shares.

We are required to pay all fees and expenses incident to the registration of the Ordinary Shares to be offered and sold pursuant to this prospectus.

We will not receive any of the proceeds from the sale of the securities by the selling securityholders. The aggregate proceeds to the selling securityholders will be the purchase price of the securities less any discounts and commissions borne by the selling securityholders. The Ordinary Shares beneficially owned by the selling securityholders covered by this prospectus may be offered and sold from time to time by the selling securityholders. The term “selling securityholders” includes donees, pledgees, transferees, or other successors in interest, including those who receive any of the shares as a gift, pledge, distribution, redemption, repurchase, cancellation, or other non-sale related transfer from a selling securityholder (including after the date of this prospectus). The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling securityholders may sell their shares by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of the NYSE;

•

through trading plans entered into by a selling securityholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	to or through underwriters or broker-dealers;

•

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	in privately negotiated transactions;

•	in options transactions;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of Ordinary Shares in the course of hedging transactions, broker-dealers or other financial institutions may engage in short sales of Ordinary Shares in the course of hedging the positions they assume with selling securityholders. The selling securityholders may also sell Ordinary Shares short and redeliver the shares to close out such short positions. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling securityholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

A selling securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any selling securityholder or borrowed from any selling securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any selling securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any selling securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.

In offering the shares covered by this prospectus, the selling securityholders and any broker-dealers who execute sales for the selling securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the selling securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling securityholders and their affiliates. In addition, we will make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS FOR U.S. HOLDERS

The following discussion is a summary of material U.S. federal income tax considerations applicable to U.S. Holders (as defined below) of our Ordinary Shares or Public Warrants (other than the Sponsor or any of its affiliates), as a consequence of the ownership and disposition of our Ordinary Shares and Public Warrants. This discussion addresses only those holders that hold our Ordinary Shares or Public Warrants as capital assets (generally property held for investment). This summary does not discuss all aspects of U.S. federal income taxation that may be relevant to particular investors in light of their particular circumstances, or to investors subject to special tax rules, such as:

•	financial institutions or financial services entities,

•	insurance companies,

•	mutual funds,

•	pension plans,

•	S corporations,

•	broker-dealers,

•	traders in securities that elect mark-to-market treatment,

•	regulated investment companies,

•	real estate investment trusts,

•	trusts and estates,

•	tax-exempt organizations (including private foundations),

•	passive foreign investment companies,

•	controlled foreign corporations,

•	governments or agencies or instrumentalities thereof,

•

investors that hold our Ordinary Shares or Public Warrants or who will hold our Ordinary Shares or Public Warrants as part of a “straddle,” “hedge,” “conversion,” “synthetic security,” “constructive ownership transaction,” “constructive sale” or other integrated transaction for U.S. federal income tax purposes,

•	investors subject to the alternative minimum tax provisions of the Internal Revenue Code of 1986, as amended (the “Code”),

•	U.S. Holders that have a functional currency other than the U.S. dollar,

•	accrual method taxpayers that file applicable financial statements as described in Section 451(b) of the Code,

•	U.S. expatriates,

•	investors subject to the U.S. “inversion” rules,

•	holders owning or considered as owning (directly, indirectly, or through attribution) five percent (measured by vote or value) or more of our Ordinary Shares,

•

persons who received any of our Ordinary Shares or warrants issued pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation, fees or other consideration in connection with performance of services or similar arrangements.

This summary does not discuss any state, local, or non-U.S. tax considerations, any non-income tax (such as gift or estate tax) considerations, the alternative minimum tax or the Medicare tax on net investment income.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) is the beneficial owner of our Ordinary Shares or Public Warrants, the tax treatment of a partner in such partnership will generally depend upon the status of the partner, the activities of the partnership and the partner and certain determinations made at the partner level. If you are a partner of a partnership holding our Ordinary Shares or Public Warrants, you are urged to consult your tax advisor regarding the tax consequences to you of the ownership and disposition of our Ordinary Shares and Public Warrants by the partnership.

This summary is based upon the Code, the regulations promulgated by the U.S. Treasury Department, current administrative interpretations and practices of the U.S. Internal Revenue Service (“IRS”), and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. We have not sought, and do not intend to seek, a ruling from the IRS as to any U.S. federal income tax consideration described herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax considerations described below.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY. EACH U.S. HOLDER SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE OWNERSHIP AND DISPOSITION OF OUR ORDINARY SHARES AND PUBLIC WARRANTS.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our Ordinary Shares or Public Warrants, as the case may be, that is:

•	an individual who is a U.S. citizen or resident of the United States,

•

a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia,

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source, or

•

a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons (within the meaning of the Code) having the authority to control all substantial decisions of the trust or (ii) that has in effect a valid election under applicable Treasury Regulations to be treated as a U.S. person.

Treatment of HoldCo as a Non-U.S. Corporation for U.S. Federal Income Tax Purposes

Under current U.S. federal income tax law, a corporation generally will be considered to be a U.S. corporation for U.S. federal income tax purposes only if it is created or organized in the United States or under the law of the United States, any state thereof or the District of Columbia. Accordingly, under generally applicable U.S. federal income tax rules, HoldCo, which is not created or organized in the United States or under the law of the United States, any state thereof or the District of Columbia but is instead a Cayman Islands incorporated entity and tax resident of the United Kingdom, would generally be classified as a non-U.S. corporation. Section 7874 of the Code and the Treasury Regulations promulgated thereunder, however, contain specific rules that may cause a non-U.S. corporation to be treated as a U.S. corporation for U.S. federal income tax purposes.

The Section 7874 rules are complex and require analysis of all relevant facts, and there is limited guidance as to their application. HoldCo believes, and the remainder of this discussion assumes that, it will not be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code. If it were determined that HoldCo is treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code and the Treasury Regulations promulgated thereunder, HoldCo would be liable for U.S. federal income tax on its income just like any other U.S. corporation, and U.S. Holders of our Ordinary Shares and Public Warrants would be treated as holders of stock and warrants of a U.S. corporation.

Dividends and Other Distributions on our Ordinary Shares

Distributions (including, for the balance of this discussion, deemed distributions) on our Ordinary Shares will generally be taxable as a dividend for U.S. federal income tax purposes to the extent paid from HoldCo’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Because we do not intend to determine our earnings and profits on the basis of U.S. federal income tax principles, the full amount of any distribution we pay will generally be treated as a dividend for U.S. federal income tax purposes. The amount of any such distribution will include any amounts withheld by us (or another applicable withholding agent). Amounts treated as dividends that HoldCo pays to a U.S. Holder that is a taxable corporation generally will be taxed at regular tax rates and will not qualify for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. With respect to non-corporate U.S. Holders, under tax laws currently in effect and subject to certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), dividends generally will be taxed at the lower applicable long-term capital gains rate only if our Ordinary Shares are readily tradable on an established securities market in the United States or HoldCo is eligible for benefits under an applicable tax treaty with the United States, and, in each case, HoldCo is not treated as a PFIC with respect to such U.S. Holder at the time the dividend was paid or in the preceding year and provided certain holding period requirements are met. The amount of any dividend distribution paid in foreign currency will be the U.S. dollar amount calculated by reference to the applicable exchange rate in effect on the date of actual or constructive receipt, regardless of whether the payment is in fact converted into U.S. dollars at that time. A U.S. Holder may have foreign currency gain or loss if a foreign-currency dividend is converted into U.S. dollars after the date of receipt.

Dividends paid on our Ordinary Shares will generally be treated as income from foreign sources and will generally constitute passive category income for U.S. foreign tax credit purposes. Depending on the U.S. Holder’s individual facts and circumstances, a U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any nonrefundable foreign withholding taxes imposed on dividends received on our Ordinary Shares. A U.S. Holder that does not elect to claim a foreign tax credit for foreign taxes withheld may instead claim a deduction, for U.S. federal income tax purposes, in respect of such withholding, but only for a year in which the U.S. Holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex and their outcome depends in large part on the U.S. Holder’s individual facts and circumstances. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Ordinary Shares or Public Warrants

Upon any sale, exchange or other taxable disposition of our Ordinary Shares or Public Warrants, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between (i) the sum of (x) the amount cash and (y) the fair market value of any other property, received in such sale, exchange or other taxable disposition and (ii) the U.S. Holder’s adjusted tax basis in such Ordinary Shares or Public Warrants in each case as calculated in U.S. dollars. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for such Ordinary Shares or Public Warrants exceeds one year. Long-term capital gain realized by a non-corporate U.S. Holder generally will be taxable at a reduced rate. The deduction of capital losses is subject to limitations. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if a non-U.S. tax is imposed on a disposition of our Ordinary Shares or Public Warrants, including the availability of the foreign tax credit under their particular circumstances.

Exercise or Lapse of Public Warrants

Except as discussed below with respect to the cashless exercise of a Public Warrant, a U.S. Holder generally will not recognize taxable gain or loss on the exercise of a Public Warrant. The U.S. Holder’s tax basis in our Ordinary Share received upon exercise of a Public Warrant generally will be an amount equal to the sum of the U.S. Holder’s initial investment in the exercised Public Warrant and the exercise price of such Public Warrant. It is unclear whether the U.S. Holder’s holding period for Ordinary Shares received upon exercise of the Public Warrants will begin on the date following the date of exercise or on the date of exercise of the Public Warrants; in either case, the holding period will not include the period during which the U.S. Holder held the Public Warrants. If a Public Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such U.S. Holder’s tax basis in the Public Warrant.

The tax consequences of a cashless exercise of a Public Warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. Holder’s basis in the Ordinary Shares received generally should equal the U.S. Holder’s basis in the Public Warrants exercised therefor. If the cashless exercise were treated as not being a realization event (and not a recapitalization), it is unclear whether a U.S. Holder’s holding period in the Ordinary Shares would be treated as commencing on the date following the date of exercise or on the date of exercise of the Public Warrant; in either case, the holding period would not include the period during which the U.S. Holder held the Public Warrants. If the cashless exercise were treated as a recapitalization, the holding period of the Ordinary Shares would include the holding period of the Public Warrants exercised therefor.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder could be deemed to have surrendered Public Warrants with an aggregate fair market value equal to the exercise price for the total number of Public Warrants to be exercised. The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the Public Warrants deemed surrendered and the U.S. Holder’s adjusted tax basis in such Public Warrants. In this case, a U.S. Holder’s tax basis in the Ordinary Shares received would equal the sum of the U.S. Holder’s tax basis in the Public Warrants exercised and the exercise price of such Public Warrants. It is unclear whether a U.S. Holder’s holding period for Ordinary Shares would commence on the date following the date of exercise or on the date of exercise of the Public Warrants; in either case, the holding period would not include the period during which the U.S. Holder held the Public Warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to our Ordinary Shares received, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of any cashless exercise of Public Warrants.

Possible Constructive Distributions

The terms of each Public Warrant provide for an adjustment to the number of Ordinary Shares for which the Public Warrant may be exercised or to the exercise price of the Public Warrant in certain events, as discussed in the section of this prospectus entitled “Description of Our Securities—Warrants—Public Warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. Holders of the Public Warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment to the number of such Ordinary Shares received upon exercise of the Public Warrants or to the exercise price of the Public Warrants increases the proportionate interest of the U.S. Holder of Public Warrants in our assets or earnings and profits (e.g., through an increase in the number of Ordinary Shares that would be obtained upon exercise or through a decrease in the exercise price of a Public Warrant) as a result of a distribution (or a transaction treated as a distribution) of cash or other property, such as other securities, to the holders of Ordinary Shares, which is taxable to the holders of such shares as a distribution. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. Holders of the Public Warrants received a cash distribution from us equal to the fair market value of such increased interest.

Passive Foreign Investment Company Rules

A “foreign” (i.e., non-U.S.) corporation will be classified as a “passive foreign investment company” or PFIC for any taxable year if either (i) at least 75 percent of its gross income for such year consists of certain types of “passive” income, or (ii) at least 50 percent of the value of its assets (generally determined on the basis of a quarterly average) during such year is attributable to assets that produce passive income or are held for the production of passive income. Based on the current and anticipated value of our assets and composition of our income and assets, we do not presently expect to be a PFIC for the current taxable year or the foreseeable future. However, while we do not expect to be or become a PFIC, no assurance can be given in this regard because the determination as to whether we are a PFIC for any taxable year is a fact-intensive determination that depends, in part, upon the composition and classification of our income and assets, which cannot be determined until after the end of a taxable year.

If we are classified as a PFIC in any year during which a U.S. Holder owns our Ordinary Shares or Public Warrants, certain adverse tax consequences could apply to such U.S. Holder. Certain elections may be available (including a mark-to-market election) to U.S. Holders that may mitigate some of those adverse consequences. U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences of owning and disposing of our Ordinary Shares or Public Warrants if we are or become a PFIC.

Additional Reporting Requirements

Certain U.S. Holders may be required to file an IRS Form 926 (Return by a U.S. Transferor of Property to a Foreign Corporation) to report a transfer of property to HoldCo. Substantial penalties may be imposed on a U.S. Holder that fails to comply with this reporting requirement and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. In addition, certain U.S. Holders holding specified foreign financial assets with an aggregate value in excess of the applicable dollar thresholds are required to report information to the IRS relating to our Ordinary Shares, subject to certain exceptions (including an exception for Ordinary Shares held in accounts maintained by U.S. financial institutions), by attaching a complete IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their tax return for each year in which they hold our Ordinary Shares. Substantial penalties apply to any failure to file IRS Form 8938 and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. U.S. Holders are urged to consult their tax advisors regarding the effect, if any, of these rules on the ownership and disposition of our Ordinary Shares.

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries are subject to information reporting, and may be subject to backup withholding. Backup withholding generally will not apply, however, to a U.S. Holder if (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE TO YOU DEPENDING UPON YOUR PARTICULAR SITUATION. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF OUR ORDINARY SHARES AND PUBLIC WARRANTS INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, ESTATE, FOREIGN AND OTHER TAX LAWS AND TAX TREATIES AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. OR OTHER TAX LAWS.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Pillsbury Winthrop Shaw Pittman LLP and Travers Thorp Alberga.

EXPERTS

The financial statements of SC Health Corporation as of December 31, 2020 and 2019 and for each of the years then ended included in this prospectus have been audited by WithumSmith+Brown, PC, an independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to SC Health Corporation’s ability to continue as a going concern as described in Note 1 to the financial statements), appearing elsewhere in this prospectus, and are included in reliance on such report given on the authority of such film as experts in accounting and auditing.

The consolidated financial statements of Rockley Photonics Limited at December 31, 2020 and 2019, and for each of the two years in the period ended December 31, 2020, included in the prospectus of Rockley Photonics Holdings Limited, which is referred to and made part of this Registration Statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in auditing and accounting.

CHANGE IN AUDITOR

As previously disclosed, on August 11, 2021, HoldCo, Rockley UK, and SC Health consummated the Business Combination, as a result of which each of Rockley UK and SC Health became a wholly owned subsidiary of HoldCo (the “Company”), and the Company became the holding company of the combined group listed on the NYSE.

On August 11, 2021, HoldCo engaged Ernst & Young LLP (“EY”) as the independent registered public accounting firm of the Company and its subsidiaries in connection with the Company’s consolidated financial statements for the year ended December 31, 2021. The engagement of EY was approved by the audit committee of the board of directors of the Company. EY currently also serves as the independent registered public accounting firm of Rockley UK. Accordingly, WithumSmith+Brown, PC (“Withum”), SC Health’s independent registered public accounting firm prior to the closing of the Business Combination, was informed that it would be dismissed as SC Health’s independent registered public accounting firm effective as of August 11, 2021.

The audit reports of Withum on the financial statements of SC Health as of December 31, 2020 and 2019 and for the period from December 10, 2018 (inception) through December 31, 2018 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles except as follows: such audit report contained an explanatory paragraph in which Withum expressed substantial doubt as to SC Health’s ability to continue as a going concern.

During the years ended December 31, 2019 and 2020 and the subsequent interim period preceding such dismissal (including the six months ended June 30, 2021), there were no disagreements (as defined in Item 304(a)(iv) of Regulation S-K) between SC Health and Withum on any matter of accounting principles or practices, financial disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Withum, would have caused it to make reference to the subject matter of the disagreements in its reports on SC Health’s financial statements for such period.

During the years ended December 31, 2019 and 2020 and the subsequent interim period preceding such dismissal (including the six months ended June 30, 2021), there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K).

During the years ended December 31, 2019 and 2020 and the subsequent interim period preceding such dismissal (including the six months ended June 30, 2021), neither SC Health nor anyone on its behalf consulted EY regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on SC Health’s financial statements, and neither a written report nor oral advice was provided to SC Health that EY concluded was an important factor considered by SC Health in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any matter that was either the subject of a “disagreement” or a “reportable event,” as defined in Items 304(a)(1)(iv) and 304(a)(1)(v) of Regulation S-K, respectively.

HoldCo has provided Withum with a copy of the foregoing disclosures and has requested that Withum furnish it with a letter addressed to the U.S. Securities and Exchange Commission stating whether it agrees with the statements set forth above and, if not, stating the respects in which it does not agree. A copy of Withum’s letter, dated August 16, 2021, is filed as Exhibit 16.1 to the registration statement of which this prospectus forms a part.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC as required by the Exchange Act. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, including Rockley, that file electronically with the SEC. You can read Rockley’s SEC filings, including this prospectus, over the Internet at the SEC’s website at http://www.sec.gov.

Our website address is www.rockleyphotonics.com. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC, including our Annual Reports on Form 10-K; our proxy statements for our annual and special stockholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4, and 5 and Schedules 13D with respect to our securities filed on behalf of our directors and our executive officers; and amendments to those documents. The information contained on, or that may be accessed through, our website is not a part of, and is not incorporated into, this prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference in the prospectus contained in the registration statement but not delivered with the prospectus. We will provide these reports or documents upon written or oral request at no cost to the requester. You may request these reports or documents by contacting us at: Rockley Photonics Holdings Limited, 3rd Floor, 1 Ashley Road, Altrincham, Cheshire, United Kingdom WA14 2DT, Attn: Investor Relations, telephone number +44 (0) 1865 292017 or 626-995-0001, email address: investors@rockleyphotonics.com. Our website address is www.rockleyphotonics.com and such reports and documents may be accessed from https://investors.rockleyphotonics.com/financials/sec-filings/default.aspxiv. Information contained on or accessible through Rockley’s website is not a part of the registration statement of which this prospectus forms a part, and the inclusion of Rockley’s website address in this prospectus is an inactive textual reference only.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

ROCKLEY PHOTONICS HOLDINGS LIMITED

ROCKLEY PHOTONICS HOLDINGS LIMITED

Condensed Balance Sheets

(in thousands)

	As of
	June 30, 2021	March 11, 2021
	(Unaudited)
Assets
Current assets
Receivable from affiliate	$50	$50

Total current assets	50	50

Total assets	$50	$50

Commitments and contingencies

Shareholder’s equity
Shareholder’s equity
Ordinary Shares and additional paid-in capital (Note 2)	$50	$50

Total Shareholder’s equity	50	50

See accompanying notes to condensed consolidated financial statements.

Rockley Photonics Holdings Limited

Notes to Condensed Financial Statements

(Unaudited)

1.	Organization and Background

Rockley Photonics Holdings Limited (“HoldCo”, “we”, “us”, or “our”) was incorporated in the Cayman Islands with limited liability on March 11, 2021.

As more fully described below, on August 11, 2021, HoldCo completed a merger with SC Health Corporation and Rockley Photonics Limited (“Rockley”), with Rockley surviving the merger as a wholly-owned subsidiary of HoldCo (the “Business Combination”). Immediately following the completion of the Business Combination and the related organizational transactions on August 11, 2021, HoldCo received $168.0 million in gross proceeds. Rockley will operate, conduct and control all of the business and affairs of HoldCo.

SC Health and the shareholders of Rockley hold approximately 1.4% and 82.4% ownership interest in Rockley Photonics Holdings Limited, respectively.

Basis of Presentation

Our balance sheets have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). Statements of income, shareholders’ equity and cash flows have not been presented because, as of March 11, 2021 and through to June 30, 2021, we have not engaged in any business or other activities except in connection with our formation.

2.	Shareholder’s Equity

On March 11, 2021, upon formation of HoldCo, our board of directors (the Rockley Photonics Holdings Limited Board) authorized the issuance of 1 ordinary share with an initial par value of $0.00001 per share, to Dr. Andrew Rickman, OBE. Rockley contributed additional paid-in capital of $50,000 at the formation of HoldCo in contemplation of the organizational transactions discussed in sections below.

3.	Subsequent Events

Subsequent events have been evaluated through the date that these financial statements were issued.

In relation to the Business Combination, on July 22, 2021, HoldCo’s Form S-4 Registration Statement received a Notice of Effectiveness from the SEC. On August 9, 2021, among other things, we proposed to the High Court of the United Kingdom a transfer scheme of arrangement under Part 26 of the Companies Act pursuant to which our shareholders exchanged all of Rockley Photonics Limited shares for Rockley Photonics Holdings Limited Ordinary Shares, at a conversion price of $10.00 per share. The transfer was conditional upon the approval of the Business Combination Agreement, the Business Combination and the Plan of Merger by SC Health shareholders. All items were approved on August 6, 2021.

The Business Combination was consummated on August 11, 2021 and HoldCo became a publicly traded company listed on the New York Stock Exchange (“NYSE”) under the symbol “RKLY.” Subsequent to the consummation of the Business Combination, Rockley and its subsidiary entities became a wholly owned subsidiary of HoldCo.

ROCKLEY PHOTONICS LIMITED

Condensed Consolidated Balance Sheets

(in thousands, except share amounts and par value)

	As of
	June 30, 2021	December 31, 2020
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$35,395	$19,228
Accounts receivable, net of allowance for doubtful accounts of $377 and $0 as of June 30, 2021 and December 31, 2020, respectively	2,411	4,925
Other receivables	23,037	18,024
Prepaid expenses	7,724	1,605
Other current assets	258	609

Total current assets	68,825	44,391
Property, equipment, and finance lease right-of-use assets, net	8,170	6,182
Equity method investment	4,711	5,202
Intangible assets, net	3,048	3,048
Other non-current assets	11,715	1,607

Total assets	$96,469	$60,430

Liabilities and Shareholders’ Deficit
Current liabilities
Trade payables	$8,692	$4,413
Accrued expenses	12,104	10,395
Other current liabilities	1,020	998

Total current liabilities	21,816	15,806
Long-term debt	194,328	74,804
Other long-term liabilities	2,719	1,127

Total liabilities	218,863	91,737

Commitments and contingencies (Note 13)

Shareholders’ deficit
Ordinary Shares, $0.00001 par value; 55,982,833 authorized as of June 30, 2021 and December 31, 2020; 33,825,620 and 33,637,762 issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	—	—
Additional paid-in-capital	205,823	201,576
Accumulated deficit	(328,217)	(232,883)

Total shareholders’ deficit	(122,394)	(31,307)

Total liabilities and Shareholders’ deficit	$96,469	$60,430

See accompanying notes to condensed consolidated financial statements.

ROCKLEY PHOTONICS LIMITED

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited and in thousands, except share and per share amounts)

	Three Months Ended June 30		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue	$2,195	$7,881	$3,966	$14,544
Cost of revenue	4,549	6,522	8,283	13,085

Gross profit	(2,354)	1,359	(4,317)	1,459
Operating expenses:
Selling, general and administrative expenses	6,715	3,604	14,020	7,249
Research and development expenses	17,551	7,746	33,531	16,217

Total operating expenses	24,266	11,350	47,551	23,466

Loss from operations	(26,620)	(9,991)	(51,868)	(22,007)
Other income (expense):
Forgiveness of PPP loan	2,860	—	2,860	—
Interest expense, net	(179)	(34)	(326)	(74)
Equity method investment loss	(597)	(102)	(760)	(252)
Change in fair value of debt instruments	(6,008)	312	(45,661)	(2,222)
Gain (loss) on foreign currency	97	(108)	631	(1,654)

Total other income (expense)	(3,827)	68	(43,256)	(4,202)

Loss before income taxes	(30,447)	(9,923)	(95,124)	(26,209)
Provision for income tax	110	80	210	220

Net loss and comprehensive loss	$(30,557)	$(10,003)	$(95,334)	$(26,429)

Net loss per share:
Basic and diluted	$(0.90)	$(0.30)	$(2.82)	$(0.79)

Weighted-average shares outstanding:
Basic and diluted	33,922,973	33,625,899	33,850,070	33,554,441

See accompanying notes to condensed consolidated financial statements.

ROCKLEY PHOTONICS LIMITED

Condensed Consolidated Statements of Shareholders’ Deficit

(Unaudited and in thousands, except share amounts)

	Number of Ordinary Shares	Ordinary Shares and Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
Balance, December 31, 2020	33,637,762	$201,576	$(232,883)	$(31,307)
Net loss	—	—	(64,777)	(64,777)
Exercise of stock options	87,244	137	—	137
Exercise of warrants	23,278	—	—	—
Issuance of warrants	—	263	—	263
Stock-based compensation	—	1,725	—	1,725

Balance, March 31, 2021	33,748,284	$203,701	$(297,660)	$(93,959)
Net loss	—	—	(30,557)	(30,557)
Exercise of stock options	77,336	146	—	146
Stock-based compensation	—	1,976	—	1,976

Balance, June 30, 2021	33,825,620	$205,823	$(328,217)	$(122,394)

	Number of Ordinary Shares	Ordinary Shares and Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
Balance, December 31, 2019	33,337,115	$188,865	$(152,606)	$36,259
Net loss	—	—	(16,426)	(16,426)
Exercise of stock options	3,730	20	—	20
Exercise of warrants	5,523	7	—	7
Stock-based compensation	—	1,644	—	1,644
Ordinary share issuance, net of issuance costs	147,432	2,087	—	2,087

Balance, March 31, 2020	33,493,800	$192,623	$(169,032)	$23,591
Net loss	—	—	(10,003)	(10,003)
Exercise of stock options	—	—	—	—
Exercise of warrants	—	—	—	—
Stock-based compensation	—	2,545	—	2,545
Ordinary share issuance, net of issuance costs	—	(126)	—	(126)

Balance, June 30, 2020	33,493,800	$195,042	$(179,035)	$16,007

See accompanying notes to condensed consolidated financial statements.

ROCKLEY PHOTONICS LIMITED

Condensed Consolidated Statements of Cash Flows

(Unaudited and in thousands)

	Six Months Ended June 30,
	2021	2020
Cash flows from operating activities:
Net loss	$(95,334)	$(26,429)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of property, equipment and finance lease right-of-use assets	$1,999	$1,395
Gain on disposal of property and equipment	$—	$(98)
Bad debt expense	377	$—
Stock-based compensation	$3,701	$4,189
Change in equity-method investment	$491	$252
Change in fair value of debt instrument	$45,661	$2,222
Forgiveness of Paycheck Protection Program loan	(2,860)	—
Changes in operating assets and liabilities:
Accounts receivable	$2,137	$(1,382)
Other receivables	$(5,013)	$8,602
Prepaid expenses and other current assets	$(5,769)	$1,263
Other non-current assets	$(1,733)	$357
Trade payables	$(130)	$(4,347)
Accrued expenses	$402	$1,708
Other current and long-term liabilities	$1,614	$(838)

Net cash used in operating activities	(54,457)	(13,106)
Cash flows from financing activities:
Purchase of property and equipment	(2,822)	(650)
Payment for asset acquisition	(500)	—
Investment in equity method investee	—	(2,500)

Net cash used in investing activities	(3,322)	(3,150)
Cash flows from financing activities:
Proceeds from convertible loan notes	76,723	12,250
Principal payments on long-term debt	—	(1,952)
Proceeds from issuance of Ordinary Shares, net of issuance costs	—	1,961
Proceeds from Paycheck Protection Program loan	—	2,860
Proceeds from exercise of options	283	20
Proceeds from the exercise of warrants	233	7
Proceeds from issuance of warrants	263	—
Debt issuance costs incurred	(3,556)	—
Principal payments on finance lease	—	(1,231)

Net cash provided by financing activities	73,946	13,915
Net increase (decrease) in cash and cash equivalents	16,167	(2,341)
Cash and cash equivalents:
Beginning of period	19,228	20,904

End of period	$35,395	$18,563

See accompanying notes to condensed consolidated financial statements.

ROCKLEY PHOTONICS LIMITED

Notes to Condensed Consolidated Financial Statements

(Unaudited)

1.	Description of Business and Significant Accounting Policies

Description of Business

Rockley Photonics Limited and its subsidiary entities (together, “we”, “us”, “our”, “Rockley” or, “the Company”) was founded in 2013 in the United Kingdom. We specialize in the research and development of integrated silicon photonics chipsets and have developed a versatile, application specific, third-generation silicon photonics platform specifically designed for the optical integration challenges facing numerous mega-trend markets. We have partnered with multiple tier-1 customers across the markets to deliver complex optical systems required for transformational sensor, communications, and medical product realization.

Basis of Presentation and Preparation

The accompanying unaudited condensed consolidated financial statements have been prepared by the Company, and reflect all adjustments, consisting only of normal recurring adjustments, that are, in the opinion of management, necessary for the fair presentation of our financial position, results of operations, comprehensive income, cash flows and shareholders’ equity for the interim periods presented. The statements have been prepared in accordance with GAAP for interim financial information. Accordingly, these statements do not include all information and footnotes required by GAAP for annual consolidated financial statements, and should be read in conjunction with our audited consolidated financial statements and notes thereto in the Company’s audited consolidated financial statements as of and for the year ended December 31, 2020 included in the Rockley Photonics Holdings Limited’s Registration Statement on Form S-4 (File No. 333-255019), which was declared effective by the SEC on July 22, 2021. The results of operations for the three and six months ended June 30, 2021 are not necessarily indicative of the operating results to be expected for the full fiscal year or future operating periods.

The preparation of the condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Such estimates include, but are not limited to, revenue recognition, reserves and allowances; valuation of intangibles; product warranties; employee compensation and benefit accruals; stock-based compensation; loss contingencies; income taxes and fair value measurements. Actual results could differ materially from those estimates. Management’s estimates include, as applicable, the anticipated impacts of the COVID-19 pandemic.

Going Concern

The Company has incurred net losses since inception, has an accumulated deficit of $328.2 million as of June 30, 2021 and negative cash flow from operations of $54.5 million for the six months ended June 30, 2021 and expects to incur losses from operations for the foreseeable future. As of June 30, 2021, the Company had cash and cash equivalents of approximately $35.4 million. The Company’s ability to meet its obligations in the ordinary course of business is dependent on its ability to obtain additional financing. As a result, there is substantial doubt about our ability to continue as a going concern. The condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of this uncertainty.

Our future liquidity needs, and ability to address those needs, will largely be determined by our ability to obtain additional financing on terms acceptable to us. We will continue to seek additional capital through the sale of debt or equity, or other arrangements, however, there can be no assurance that we will be able to raise additional capital when needed or under acceptable terms, if at all. The sale of additional equity may dilute existing shareholders and newly issued shares may contain senior rights and preferences compared to currently outstanding ordinary shares. Issued debt securities may contain covenants and limit our ability to pay dividends or make other distributions to shareholders. If we are unable to obtain additional financing, operations may be scaled back or discontinued.

Global Pandemic

The COVID-19 global pandemic has prompted extraordinary measures by governments and businesses to control the spread of COVID-19 in most or all regions throughout the world. These actions have included travel bans, quarantines, and similar mandates for individuals to substantially restrict normal activities and for businesses to curtail normal operations.

The COVID–19 pandemic has adversely impacted our operational efficiency and caused delays in operational activities. During the second quarter of 2021, we continue to take cautious steps to protect our workforce, support community efforts, and follow local government guidelines. Certain key laboratory employees and facilities have continued internal testing and laboratory work to the extent necessary to service customer commitments. The remaining non-essential workforce were recommended to continue performing their duties from home. The ongoing impact will depend on the duration of the pandemic which is being mitigated by the vaccination of the general population and gradual easing of restrictions.

Recently Adopted Accounting Pronouncements

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (“Topic 820”): Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement, which modifies the disclosure requirements on fair value measurements in Topic 820, based on the concepts in the Concepts Statement, including the consideration of costs and benefits. An entity is permitted to early adopt either the entire standard or only the provisions that eliminate or modify requirements. The Company adopted this guidance on January 1, 2020. The adoption of the guidance did not have a material impact on the condensed consolidated financial statements.

On June 16, 2016, the FASB issued ASU No. 2016-13, Measurement of Credit Losses on Financial Instruments (“Topic 326”), requiring the measurement and recognition of expected credit losses for financial assets held at amortized cost, which include our accounts receivable and contract assets. The standard also requires that the Company recognizes credit impairment losses related to our available-for-sale debt securities through an allowance for credit losses instead of a reduction in the cost basis. The Company adopted this guidance on January 1, 2021. The adoption of the guidance did not have a material impact on the condensed consolidated financial statements.

In August 2020, the FASB issued ASU 2020-06, Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. This ASU simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts in an entity’s own equity. The Company adopted this guidance on January 1, 2021. The adoption of the guidance did not have a material impact on the condensed consolidated financial statements.

Accounting Pronouncements Issued but Not Yet Adopted

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which affects general principles within Topic 740, and are meant to simplify and reduce the cost of accounting for income taxes. It removes certain exceptions to the general principles in Topic 740 and simplifies areas including franchise taxes that are partially based on income, transactions with a government that result in a step up in the tax basis of goodwill, the incremental approach for intraperiod tax allocation, interim period income tax accounting for year-to-date losses that exceed anticipated losses and enacted changes in tax laws in interim periods. ASU 2019-12 is effective for fiscal years beginning after December 15, 2020, with early adoption permitted. The Company is currently evaluating the impact this guidance will have on the condensed consolidated financial statements.

2.	Revenue Recognition

Disaggregation of Revenue

The following table depicts the disaggregation of revenue by geography, consistent with how we evaluate its financial performance (in thousands):

	Three Months Ended June 30		Six Months Ended June 30,
	2021	2020	2021	2020
United States	$2,195	$5,423	$3,966	$12,086
Rest of World	$—	$2,458	$—	$2,458

Total revenue	$(2,195)	$7,881	$3,966	$14,544

Significant Customers

The following tables summarize our significant customers as of June 30, 2021 and December 31, 2020 and for the three and six months ended June 30, 2021 and 2020:

	Revenue
	Three Months Ended June 30		Six Months Ended June 30,
	2021	2020	2021	2020
	(Unaudited)		(Unaudited)
Customer A	100%	69%	100%	83%
Customer B	—%	31%	—%	17%

	Accounts Receivable
	As of
	June 30, 2021	December 31, 2020
Customer A	81%	33%
Customer B	17%	67%

3.	Equity Method Investment

As of June 30, 2021 and December 31, 2020, we held an investment in Hengtong Rockley Technology Co., Ltd (“HRT”) and we appointed two of the HRT’s five board members. HRT manufactures and sells optical fiber transceivers based on silicon photonics chipsets. HRT has share capital consisting solely of Ordinary Shares. We hold 24.9% of HRT’s Ordinary Shares, which is the same as the proportion of its voting rights. We consider HRT to be a variable interest entity upon which the Company does exercise significant influence, but the Company concluded it does not control the investment. Accordingly, the investment in HRT is accounted for under the equity method. We elected to use a three-month lag to record our share of HRT’s results. See Note 11, Related Party Transactions for details on the Company’s transactions with HRT.

The following table summarizes our investment in HRT for the six months ended June 30, 2021 (in thousands):

June 30, 2021
(Unaudited)
Beginning balance	$5,202
Investment in HRT	—
Remeasurement gain on HRT	269
Share of loss of HRT	(760)

Ending balance	$4,711

Our maximum exposure to loss as a result of our involvement with HRT is limited to the balance of our investment.

4.	Fair Value Measurements

Our financial assets are considered Level 1 in the fair value hierarchy and measured at fair value, were as follows (in thousands):

	As of
	June 30, 2021	December 31, 2020
	(Unaudited)
Assets
Cash equivalents

Money market funds	$11,316	$11,516

All of our financial liabilities are considered Level 3 in the fair value hierarchy, where inputs to the valuation techniques used to measure fair value were considered unobservable. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires management to make judgements and consider factors specific to the liability.

The financial liabilities subject to fair value measurement on a recurring basis, were as follows (in thousands):

	As of
	June 30, 2021	December 31, 2020
	(Unaudited)
Financial Liabilities
3.00% – 2020 Convertible Notes	$36,214	$32,106
8.00% – 2020 Convertible Notes	17,038	14,789
2020 Term Facility Loan	39,970	25,049
5.00% – $50.0 Million Convertible Notes	11,220	—
5.00% – $25.0 Million Convertible Notes	43,070	—
5.00% – $30.0 Million Convertible Notes	46,816	—

Total financial liabilities	$194,328	$71,944

Changes in the fair value of debt that is accounted for at fair value are presented as gains or losses in the condensed consolidated statements of operations and comprehensive loss under Change in Fair Value of Debt Instruments.

3.00% – 2020 Convertible Notes

On March 9, 2020, we issued $21.3 million of 3.00% Convertible Notes and elected the fair value option of accounting for this debt instrument (see Note 6, Long Term Debt for details). At June 30, 2021, the contractual outstanding principal of the 3.00% Convertible Notes Due 2025 was $21.3 million and the fair value was $36.2 million. As of June 30, 2021, we measured fair value using a binomial lattice model (which is discussed in further detail below) with the following significant inputs:

Fair Value per share of Ordinary Shares	$24.70
Risk-free interest rate	0.03%
Expected volatility	55%
Expected term, in years	0.10
Discount yield	48.45%
Conversion price discount	25%

We recorded a loss of $1.1 million and $4.1 million for the three and six months ended June 30, 2021, respectively from a change in fair value of debt in connection with the subsequent fair value remeasurement of the 3.00% Convertible Notes, as follows (in thousands):

Fair value at December 31, 2020	$32,106
Plus: Loss from change in fair value	$4,108

Fair value at June 30, 2021	$36,214

A binomial lattice model was used to determine the fair value of the 3.00% Convertible Notes Due 2025 based on assumptions as to when these would be converted or redeemed at each decision point. Within the lattice model, the following assumptions were made: (i) upon IPO/Sale/Merger/SPAC or maturity, the convertible notes may be converted to Ordinary Shares or redeemed at principal and accrued interest; and (ii) upon qualified financing event, the convertible notes will automatically convert to Ordinary Shares. The lattice model uses the stock price, conversion price, maturity date, risk-free rate, estimated stock volatility and estimated credit spread. We remeasure the fair value of the debt instrument and record a change as a gain or loss in the statements of operations and comprehensive loss for each reporting period.

8.00% – 2020 Convertible Notes

On February 19, 2020, we issued $8.0 million of 8.00% Convertible Notes and elected the fair value option of accounting for this debt instrument (see Note 6, Long Term Debt for details). At June 30, 2021, the contractual outstanding principal of the 8.00% Convertible Notes Due 2027 was $8.0 million and the fair value was $17.0 million (including embedded warrants). As of June 30, 2021, we measured fair value using a binomial lattice model (which is discussed in further detail below) with the following significant inputs:

Fair Value per share of Ordinary Shares	$24.70
Risk-free interest rate	0.03%
Expected volatility	55%
Expected term, in years	0.10
Discount yield	35%
Conversion price discount	40%

We recorded a loss of $0.5 million and $2.2 million for the three and six months ended June 30, 2021, respectively from a change in fair value of debt in connection with the subsequent fair value remeasurement of the 8.0% Convertible Notes, as follows (in thousands):

Fair value at December 31, 2020	$14,789
Plus: Loss from change in fair value	$2,249

Fair value at June 30, 2021	$17,038

A binomial lattice model was used to determine the fair value of the 8.00% Convertible Notes Due 2025 based on assumptions as to when these would be converted or redeemed at each decision point. Within the lattice model, the following assumptions were made: (i) upon IPO/Sale/Merger/SPAC or maturity, the convertible notes may be converted to Ordinary Shares or put at 125% of principal and accrued interest; and (ii) upon financing event, the convertible notes may be converted to Ordinary Shares. We remeasure the fair value of the debt instrument and record a change as a gain or loss from in the statements of operations and comprehensive loss for each reporting period.

We issued liability classified warrants in conjunction with the issuance of the 8.00% Convertible Notes. The fair value of these warrants is embedded within the fair value of the 8.00% Convertible Notes presented in the table above.

2020 Term Facility Loan

On September 29, 2020, we issued $35.0 million of convertible notes and elected the fair value option of accounting for this debt instrument (see Note 6, Long Term Debt for details). At June 30, 2021, the contractual outstanding principal of the 2020 Term Facility Loan was $33.9 million and the fair value was $40.0 million. As of June 30, 2021, we measured fair value using a binomial lattice model and discounted cash flow approach for various exit event scenario, with the following significant inputs:

Fair Value per share of Ordinary Shares	$24.70
Risk-free interest rate	0.03%
Expected volatility	55%
Expected term, in years	0.10
Discount yield	35%

We recorded a loss of $1.2 million and $14.9 million for the three and six months ended June 30, 2021, respectively from a change in fair value of debt in connection with the subsequent fair value remeasurement of 2020 Term Facility Loan, as follows (in thousands):

Fair value at December 31, 2020	$25,049
Plus: Loss from change in fair value	$14,921

Fair value at June 30, 2021	$39,970

A binomial lattice model was used to determine the fair value of the 2020 Term Facility Loan based on assumptions as to when these would be converted upon IPO/Sale/Merger/SPAC. Upon such event, the convertible notes will be paid off as following: (i) if par value exit, repayment of base multiple times principal plus unpaid interest; (ii) if greater value exit, repayment of base multiple plus add-on multiple ratio times principal plus unpaid interest.

5.00% – $50.0 Million Convertible Notes

On January 11, 2021, we issued $50.0 million of 5.00% – $50.0 Million Convertible Notes and elected the fair value option of accounting for this debt instrument (see Note 6, Long Term Debt for details). At June 30, 2021, the contractual outstanding principal of the 5.00% – $50.0 Million Convertible Notes Due 2026 was $10.3 million and the fair value was $11.2 million. As of June 30, 2021, we measured fair value using a binomial lattice model (which is discussed in further detail below) with the following significant inputs:

Fair Value per share of Ordinary Shares	$24.70
Risk-free interest rate	0.03%
Expected volatility	55%
Expected term, in years	0.10
Discount yield	48.4%

We recorded a loss of $0.3 million and $0.9 million for the three and six months ended June 30, 2021, respectively from a change in fair value of debt in connection with the subsequent fair value remeasurement of 5.00% – $50.0 Million Convertible Note, as follows (in thousands):

Fair value at January 11, 2021	$10,274
Plus: Loss from change in fair value	$946

Fair value at June 30, 2021	$11,220

A binomial lattice model was used to determine the fair value of the 5.00% – $50.0 Million Convertible Notes Due 2026 based on assumptions as to when these would be converted or redeemed at each decision point. Within the lattice model, the following assumptions are made: (i) upon IPO/Sale/Merger/SPAC, the convertible notes may be converted to Ordinary Shares or put at principal and accrued interest; and (ii) upon qualified financing event or maturity, the convertible notes will automatically convert to Ordinary Shares at base price. The lattice model uses the stock price, conversion price, maturity date, risk-free rate, estimated stock volatility and estimated credit spread. We remeasure the fair value of the debt instrument and record the change as a gain or loss from a change as a gain or loss in the statements of operations and comprehensive loss for each reporting period.

5.00% – $25.0 Million Convertible Notes

On December 31, 2020, we issued $25.0 million of 5.00% – $25.0 Million Convertible Notes and elected the fair value option of accounting for this debt instrument (see Note 6, Long Term Debt for details). At June 30, 2021, the contractual outstanding principal of the 5.00% – $25.0 Million Convertible Notes Due 2025 was $25.0 million and the fair value was $43.1 million (including embedded warrants). As of June 30, 2021, we measured fair value using a binomial lattice model (which is discussed in further detail below) with the following significant inputs:

Fair Value per share of Ordinary Shares	$24.70
Risk-free interest rate	0.03%
Expected volatility	55%
Expected term, in years	0.10
Discount yield	48.4%

We recorded a loss of $1.3 million and $5.5 million for the three and six months ended June 30, 2021, respectively from a change in fair value of debt in connection with subsequent fair value remeasurement of the 5.00% – $25.0 Million Convertible Notes, as follows (in thousands):

Fair value at December 31, 2020	$37,592
Plus: Loss from change in fair value	$5,478

Fair value at June 30, 2021	$43,070

A binomial lattice model was used to determine the fair value of the 5.00% – $25.0 Million Convertible Notes Due 2025 based on assumptions as to when these would be converted or redeemed at each decision point. Within the lattice model, the following assumptions were made: (i) upon SPAC, the convertible notes may be converted to Ordinary Shares or put at principal and accrued interest; (ii) upon qualified financing event, the convertible notes may be converted to Ordinary Shares with discount any time after financing date; and (iii) upon maturity, the convertible notes may convert to Ordinary Shares at $675.0 million divided by the number of fully diluted shares. We remeasure the fair value of the debt instrument and record a change as a gain or loss in the statements of operations and comprehensive loss for each reporting period.

We issued liability classified warrants in conjunction with the issuance of the 5.00% – $25.0 Million Convertible Notes. We evaluated the terms of these warrants and noted that under ASC 480, our potential obligation to settle the warrants only when the exercise of contingencies is met. Due to this provision, ASC 480 requires that the warrants are classified as liabilities and combined within the 5.00% – $25.0 Million Convertible Notes. The fair value of these warrants is embedded within the fair value of the 5.00% – $25.0 Million Convertible Notes presented in the table above.

5.00% – $30.0 Million Convertible Notes

On January 11, 2021, we issued $30.0 million of 5.00% Convertible Notes and elected the fair value option of accounting for this debt instrument (see Note 6, Long Term Debt for details). At June 30, 2021, the contractual outstanding principal of the 5.00% – $30.0 Million Convertible Notes Due 2026 was $30.0 million and the fair value was $46.8 million. As of June 30, 2021 we measured fair value using a binomial lattice model (which is discussed in further detail below) with the following significant inputs:

Fair Value per share of Ordinary Shares	$24.70
Risk-free interest rate	0.03%
Expected volatility	55%
Expected term, in years	0.10
Discount yield	48.4%

We recorded a loss of $1.4 million and $8.4 million for the three and six months ended June 30, 2021, respectively from a change in fair value of debt in connection with the subsequent fair value remeasurement of the 5.00% – $30.0 Million Convertible Notes, as follows (in thousands):

Fair value at January 11, 2021	$38,403
Plus: Loss from change in fair value	$8,413

Fair value at June 30, 2021	$46,816

A binomial lattice model was used to determine the fair value of the 5.00% Convertible Notes Due 2026 based on assumptions as to when these would be converted or redeemed at each decision point. Within the lattice model, the following assumptions were made: (i) upon SPAC, the convertible notes may be converted to Ordinary Shares or put at principal and accrued interest; and (ii) upon qualified financing event or maturity, the convertible notes will automatically convert to Ordinary Shares at base price. The lattice model uses the stock price, conversion price, maturity date, risk-free rate, estimated stock volatility and estimated credit spread. We remeasure the fair value of the debt instrument and record a change as a gain or loss in the statements of operations and comprehensive loss for each reporting period.

At June 30, 2021 and December 31, 2020, the carrying value of certain financial instruments, such as cash, accounts receivable, other receivable, prepaid expenses and other current assets, trade payable and other current accrued liabilities, approximate fair value due to their relatively short maturities and low market interest rates, if applicable.

5.	Balance Sheet Components

Cash and cash equivalents

Cash and cash equivalents balances were concentrated by location as follows:

	As of
	June 30, 2021	December 31, 2020
	(Unaudited)
United Kingdom	92%	96%
United States	7%	3%
Other	1%	1%

Other receivables (in thousands):

	As of
	June 30, 2021	December 31, 2020
	(Unaudited)
R&D tax credit receivable	$21,911	$17,412
Grants receivable	573	—
VAT receivable	549	607
Other receivable	4	5

Total other receivables	$23,037	$18,024

Property and equipment, net (in thousands):

	As of
	June 30, 2021	December 31, 2020
	(Unaudited)
Computer equipment	$1,744	$1,218
Lab equipment	10,081	7,607
Motor vehicles	31	31
Furniture and fixtures	265	265
Leasehold improvements	704	704
Assets under construction	561	27

Total property and equipment	$13,386	$9,852
Less: accumulated depreciation	(7,162)	(5,802)

Total property and equipment, net	$6,224	$4,050

Total depreciation expense for the three months ended June 30, 2021 and 2020 was $1.0 million and $0.6 million, respectively. Total depreciation expense for the six months ended June 30, 2021 and 2020 was $1.8 million and $1.2 million, respectively.

Finance lease right-of-use assets, net (in thousands):

	As of
	June 30, 2021	December 31, 2020
	(Unaudited)
Finance lease right-of-use assets	$2,966	$2,966
Less: accumulated amortization	(1,020)	(834)

Total finance lease right-of-use assets, net	$1,946	$2,132

Amortization expense for the three months ended June 30, 2021 and 2020 was $0.1 million and $0.1 million, respectively. Amortization expense for the six months ended June 30, 2021 and 2020 was $0.2 million and $0.2 million, respectively.

Intangible assets, net (in thousands):

	As of
	June 30, 2021	December 31, 2020
	(Unaudited)
In-process research and development	$3,048	$3,048

Total intangible assets, net	$3,048	$3,048

The Company reviews its intangible assets for potential impairment whenever events or circumstances indicate that the carrying value of the intangible assets may not be recoverable. No impairment charges were recorded for the three and six months ended June 30, 2021 and 2020.

Other non-current assets (in thousands):

	As of
	June 30, 2021	December 31, 2020
	(Unaudited)
Capitalized transaction costs	$8,496	$121
Operating right of use assets	3,219	1,486

Total other non-current assets	$11,715	$1,607

Capitalized transaction costs as of June 30, 2021 consist of capitalized professional fees related to accounting, legal and audit matters incurred by the Company, in connection with the Business Combination transaction.

Accrued expenses (in thousands):

	As of
	June 30, 2021	December 31, 2020
	(Unaudited)
Accrued bonus	$2,926	$3,349
Accrued payroll and benefits	2,191	1,524
Accrued taxes	75	332
Accrued fabrication costs	2,304	2,321
Share appreciation rights	741	706
Other accrued expenses	3,867	2,163

Total accrued expenses	$12,104	$10,395

6.	Long Term Debt

The following table summarizes information relating to our long-term debt, (in thousands):

	June 30, 2021
	(Unaudited)
	Principal	Fair Value Adjustment	Net
3.00% – 2020 Convertible Notes	$21,281	$14,933	$36,214
8.00% – 2020 Convertible Notes	8,000	9,038	17,038
2020 Term Facility Loan	33,949	6,021	39,970
5.00% – $50.0 Million Convertible Notes	10,274	946	11,220
5.00% – $25.0 Million Convertible Notes	25,000	18,070	43,070
5.00% – $30.0 Million Convertible Notes	30,000	16,816	46,816

Total long-term debt	$128,504	$65,824	$194,328
Less: current portion of long-term debt	—	—	—
Long-term debt, net of current portion	$128,504	$65,824	$194,328

	December 31, 2020
	Principal	Fair Value Adjustment	Net
3.00% – 2020 Convertible Notes	$21,281	$10,825	$32,106
8.00% – 2020 Convertible Notes	8,000	6,789	14,789
2020 Term Facility Loan	22,500	2,549	25,049
Paycheck Protection Program	2,860	—	2,860

Total long-term debt	$54,641	$20,163	$74,804
Less: current portion of long-term debt	—	—	—

Long-term debt, net of current portion	$54,641	$20,163	$74,804

Future minimum payments under the debt agreements as of June 30, 2021 are as follows (in thousands):

Convertible Notes
2021 (for the remaining period)	$—
2022	—
2023	—
2024	—
2025	114,179
Thereafter	50,274

Total future minimum payments	$164,453
Less: current portion of debt principal	—

Non-current portion of debt principal	$164,453

3.00% – 2020 Convertible Notes

The discussion on the 3.00% – 2020 Convertible Notes is fully described in Note 7 of the “Notes to Consolidated Financial Statements” included in the Rockley Photonics Holdings Limited’s Registration Statement on Form S-4 (File No. 333-255019), filed with Securities and Exchange Commission (SEC) on May 28, 2021.

We accrued unpaid interest of $0.1 million and $0.3 million in the three and six months ended June 30, 2021, respectively. The accrued unpaid interest for the three and six months ended June 30, 2020 was immaterial.

For the three and six months ended June 30, 2021, we recorded a loss of $1.1 million and $4.1 million, respectively in the condensed consolidated statements of operations and comprehensive loss under Change in Fair Value of Debt Instruments. See Note 4, Fair Value Measurements for information about the assumptions used to measure the fair value of the 3.00% Convertible Notes as of June 30, 2021.

8.00% – 2020 Convertible Notes

The discussion on the 8.00% Convertible Notes is fully described in Note 7 of the “Notes to Consolidated Financial Statements” included in the Rockley Photonics Holdings Limited’s Registration Statement on Form S-4 (File No. 333-255019), filed with Securities and Exchange Commission (SEC) on May 28, 2021.

We accrued unpaid interest of $0.2 million and $0.3 million in the three and six months ended June 30, 2021, respectively. We accrued unpaid interest of $0.1 million and $0.2 million for the three and six months ended June 30, 2020, respectively.

For the three and six months ended June 30, 2021, we recorded a loss of $0.5 million and $2.2 million, respectively in the condensed consolidated statements of operations and comprehensive loss under Change in

Fair Value of Debt Instruments. See Note 4, Fair Value Measurements for information about the assumptions used to measure the fair value of 8.00% Convertible Notes as of June 30, 2021.

2020 Term Facility Loan

The discussion on the 2020 Term Facility Loan is fully described in Note 7 of the “Notes to Consolidated Financial Statements” included in the Rockley Photonics Holdings Limited’s Registration Statement on Form S-4 (File No. 333-255019), filed with Securities and Exchange Commission (SEC) on May 28, 2021.

The Company paid interest of $0.2 million and $0.3 million in the three and six months ended June 30, 2021, respectively. As of June 30, 2021, the total amount borrowed was $33.9 million.

For the three and six months ended June 30, 2021, we recorded a loss of $1.2 million and $14.9 million, respectively in the condensed consolidated statements of operations and comprehensive loss under Change in Fair Value of Debt Instruments. See Note 4, Fair Value Measurements for information about the assumptions used to measure the fair value of 2020 Term Facility Loan as of June 30, 2021.

On May 25, 2021, we entered into an amendment to the 2020 Term Facility Loan which modified the payment and maturity terms such that 30% of the outstanding principal was converted to Ordinary Shares of Rockley Photonics Holdings Limited at the closing of a business combination and merger with a SPAC and the remaining 70% will be repaid on or before August 31, 2022.

5.00% – $50.0 Million Convertible Notes

On January 11, 2021, we issued convertible loan notes for an aggregate principal amount of $50.0 million. The 5.00% – $50.0 Million Convertible Notes mature on the fifth anniversary date of the instrument and bear interest at a rate of 5.0% per annum. The 5.00% – $50.0 Million Convertible Notes contain no financial covenants. We accrued unpaid interest of $0.1 million and $0.3 million in the three and six months ended June 30, 2021, respectively. As of June 30, 2021, the total amount borrowed was $10.3 million. The 5.00% – $50.0 Million Convertible Notes are convertible as follows:

(a)    In the event of a qualified financing even with total proceeds raised not less than $25.0 million, the outstanding principal amount and any unpaid accrued interest shall automatically convert into the most senior class of share at a conversion price being lower of 15% discount to the per share subscription price of the equity shares or the price obtained by diving $1,500.0 million by fully diluted share capital of the Company at the date of conversion;

(b)    At an exit event, redeem the outstanding principal amount and any unpaid accrued interest on the original principal or convert the outstanding principal amount of all notes and any unpaid accrued interest into the most senior class of share of the Company at a conversion price equal to the lower of 15% discount to the price per share and the price obtained by dividing $1,500.0 million by fully diluted share capital of the Company at the date of conversion;

(c)    At the maturity date, convert into the most senior class of shares at a conversion price by dividing $1,500.0 million by fully diluted share capital of the Company at the date of conversion.

We elected to account for the 5.00% – $50.0 Million Convertible Notes at fair value as of the issuance date. Management believes that the fair value option better reflects the underlying economics of the 5.0% – $50.0 Million Convertible Notes. Under the fair value election, changes in fair value are reported in the condensed consolidated statements of operations and comprehensive loss under Change in Fair Value of Debt Instruments. For the three and six months ended June 30, 2021, we recorded a loss of $0.3 million and $0.9 million, respectively. See Note 4, Fair Value Measurements for information about the assumptions we used to measure the fair value of the 5.00% – $50.0 Million Convertible Notes.

5.00% – $25.0 Million Convertible Notes

On December 31, 2020, we issued convertible loan notes in an aggregate principal amount of $25.0 million. The 5.00% – $25.0 Million Convertible Notes mature on the fifth anniversary date of the instrument and bear interest at a rate of 5.0% per annum. The 5.00% – $25.0 Million Convertible Notes contain no financial covenants. We accrued unpaid interest of $0.3 million and $0.6 million in the three and six months ended June 30, 2021. The 5.00% – $25.0 Million Convertible Notes were convertible as follows:

(a)    In an equity qualified financing event with total proceeds raised not less than $25.0 million, the outstanding principal amount and any unpaid accrued interest shall automatically convert into the most senior class of share at a conversion price being lower of 25% discount to the per share subscription price of the equity shares or the price obtained by diving $800.0 million by fully diluted share capital of the Company at the date of conversion;

(b)    At an exit event, redeem the outstanding notes for an amount equal to 100% of the outstanding principal plus accrued interest or convert the outstanding principal amount into the most senior class of share of the Company, at a conversion price equal to the lower of 25% discount to the price per share and the price obtained by dividing $800.0 million by fully diluted share capital of the Company at the date of conversion; or

(c)    At the maturity date, convert into the most senior class of shares at a conversion price by dividing $675.0 million by the number of issued shares in the capital of the Company on a fully diluted basis or repay the amount equal to 100% of the outstanding principal amount plus any accrued interest.

We elected to account for the 5.00% – $25.0 Million Convertible Notes at fair value as of the issuance date. Management believes that the fair value option better reflects the underlying economics of the 5.00% – $25.0 Million Convertible Notes. Under the fair value election, changes in fair value are reported in the condensed consolidated statements of operations and comprehensive loss under Change in Fair Value of Debt Instruments. For the three and six months ended June 30, 2021, we recorded a loss of $1.3 million and $5.5 million, respectively. See Note 4, Fair Value Measurements for information about the assumptions we used to measure the fair value of 5.00% – $25.0 Million Convertible Notes.

In conjunction with the 5.00% – $25.0 Million Convertible Notes, we also issued the holder 278,775 warrants (“5.0% Investor Warrants”) which are convertible into Ordinary Shares of the Company. The warrants have an exercise price of $0.00001 per share and will only become exercisable upon the specified conversion event. The number of shares that the warrants will convert into varies depending on the type of conversion event. The value of the warrants is embedded within the 5.00% – $25.0 Million Convertible Notes.

5.00% – $30.0 Million Convertible Notes

On January 11, 2021, we issued convertible loan notes in an aggregate principal amount of $30.0 million (the “5.00% – $30.0 Million Convertible Notes”). The 5.00% – $30.0 Million Convertible Notes mature on the fifth anniversary date of the instrument and bear interest at a rate of 5.0% per annum. The 5.00% – $30.0 Million Convertible Notes contain no financial covenants. We accrued unpaid interest of $0.4 million and $0.7 million in the three and six months ended June 30, 2021, respectively. The 5.00% – $30.0 Million Convertible Notes were convertible as follows:

(a)    In an equity qualified financing event with total proceeds raised not less than $25.0 million, the outstanding principal amount and any unpaid accrued interest shall automatically convert into the most senior class of share at a conversion price being lower of 25% discount to the per share subscription price of the equity shares or the price obtained by diving $800.0 million by fully diluted share capital of the Company at the date of conversion;

(b)    At an exit event, redeem the outstanding notes for an amount equal to the outstanding principal plus any unpaid accrued interest or convert the outstanding principal amount of all notes and any unpaid accrued interest into the most senior class of share of the Company, at a conversion price equal to the lower of a 25% discount to the price per share and the price obtained by dividing $800.0 million by fully diluted share capital of the Company at the date of conversion; or

(c)    At the maturity date, convert into the most senior class of shares at a conversion price by dividing $800.0 million by fully diluted share capital of the Company at the date of conversion.

We elected to account for the 5.00% – $30.0 Million Convertible Notes at fair value as of the issuance date. Management believes that the fair value option better reflects the underlying economics of the 5.00% – $30.0 Million Convertible Notes. Under the fair value election, changes in fair value are reported in the condensed consolidated statements of operations and comprehensive loss under Change in Fair Value of Debt Instruments. For the three and six months ended June 30, 2021, we recorded a loss of $1.4 million and $8.4 million, respective. See Note 4, Fair Value Measurements for information about the assumptions we used to measure the fair value of the 5.00% – $30.0 Million Convertible Notes.

Paycheck Protection Program

The discussion on paycheck protection program is fully described in Note 7 of the “Notes to Consolidated Financial Statements” included in the Rockley Photonics Holdings Limited’s Registration Statement on Form S-4 (File No. 333-255019), filed with Securities and Exchange Commission (SEC) on May 28, 2021.

During June 2021, the $2.9 million of borrowings outstanding under the Paycheck Protection Program (“PPP”) Loan was forgiven in full. Forgiveness income is recorded as a component of other income, net in the condensed consolidated statements of operations and comprehensive loss.

7.	Income Taxes

Income tax expense was $0.1 million in both the three months ended June 30, 2021 and 2020. Income tax expense was $0.2 million in both the six months ended June 30, 2021 and 2020. The effective income tax rate was less than 1.0% in the three and six months ended June 30, 2021 and 2020. Our effective tax rate differs from the U.K. statutory rate primarily due to a substantially full valuation allowance against our net deferred tax assets where it is more likely than not that some or all of the deferred tax assets will not be realized. The income tax expense is primarily related to corporate income taxes in the United States, which operates on a cost–plus arrangements and minimum filing fees in the foreign jurisdictions where we have operations.

8.	Ordinary Shares

Ordinary Shares have no liquidation preferences and entitle holders to one vote per share. Ordinary shareholders are entitled to receive non-cumulative dividends, when and if declared by our Board of Directors.

9.	Earnings per Share

The following is a calculation of basic and diluted net loss per share (in thousands, except for share and per share amounts):

	Three Months Ended June 30		Six Months Ended June 30,
	2021	2020	2021	2020
	(Unaudited)		(Unaudited)
Basic and diluted
Net loss	$(30,557)	$(10,003)	$(95,334)	$(26,429)
Weighted average Ordinary Shares outstanding	33,922,973	33,625,899	33,850,070	33,554,441

Basic and diluted net loss per share	$(0.90)	$(0.30)	$(2.82)	$(0.79)

Basic net loss per share is calculated by dividing net loss for the period by the weighted average number of the Ordinary Shares outstanding plus 108,821 and 132,099 outstanding warrants for the three months ended June 30, 2021 and 2020 with a $0.01 exercise price.

For the three and six months ended June 30, 2021 and 2020, we excluded the potential effect of the following in the calculation of the diluted loss per share, as the effect would be anti-dilutive due to losses incurred:

	Three Months Ended June 30		Six Months Ended June 30,
	2021	2020	2021	2020
	(Unaudited)		(Unaudited)
Outstanding warrants, less outstanding warrants with a $0.01 exercise price	$899,698	$842,717	$899,698	$842,717
Outstanding options (including performance options)	$6,700,277	$6,412,668	$6,700,277	$6,412,668

	$7,599,975	$7,255,385	$7,599,975	$7,255,385

10.	Stock-Based Compensation

The Company has established a number of share-based incentive plans for current employees, directors and others, which include Share Appreciation Rights (“SARs”), 2013 Share Option Plan and Warrants.

Share Appreciation Rights

As of June 30, 2021 and December 31, 2020, the Company had recorded liabilities of $0.7 million and $0.7 million related to these SARs based on their fair value of $24.70 and $20.28 per share as of June 30, 2021 and December 31, 2020, respectively. The total expense that we recognized for the SARs in the condensed consolidated statements of operations and comprehensive loss under selling, general and administrative was immaterial for the three and six months ended June 30, 2021 and 2020, respectively.

2013 Share Option Plan

As of June 30, 2021, there were 11,458,989 shares authorized for issuance under the Plan, of which 3,088,276 shares were available for grant.

The following table summarizes the stock option activity related to the 2013 Share Option Plan:

	Number of Options Outstanding	Average Exercise Price Per Share	Remaining Contractual Life (Years)	Intrinsic Value
				(In thousands)
Balances as of December 31, 2020	7,207,044	$4.94	6.75	$110,552
Options granted	—	$—
Options exercised	(164,580)	$1.72
Options forfeited	(331,068)	$10.30
Options expired	(11,119)	$6.66

Balances as of June 30, 2021	6,700,277	$4.75	6.16	$133,661

Options exercisable – June 30, 2021	$4,989,774	$3.56	5.31	$105,483

The aggregated intrinsic value represents the difference between the exercise price and the fair value of Ordinary Shares. The weighted-average grant-date fair value of options granted during the six months ended June 30, 2021 was nil since no options were granted during the period.

Stock-based compensation expense for all equity arrangements is included in the condensed consolidated statements of operations and comprehensive loss as follows (in thousands):

	Three Months Ended June 30		Six Months Ended June 30,
	2021	2020	2021	2020
	(Unaudited)		(Unaudited)
Cost of revenue	$363	$870	$631	$1,341
Research and development	1,171	1,330	2,219	2,081
Selling, general and administrative	442	345	851	767

Total stock-based compensation expense	$1,976	$2,545	$3,701	$4,189

As of June 30, 2021, total unrecognized compensation expense related to unvested options granted to employees under the Company’s stock option plan was $11.9 million, which is expected to be recognized over a weighted average period of 1.2 years.

Performance Options

For the three months ended June 30, 2021 and 2020, we recognized a total expense of $0.1 million and $0.02 million in relation to the performance-based options. For the six months ended June 30, 2021 and 2020, we recognized a total expense of $0.2 million and $0.1 million. As of June 30, 2021 and December 31, 2020, there were approximately $1.0 million and $1.2 million of unrecognized stock-based compensation expense related to the performance-based options. During the six months ended June 30, 2021, no additional performance-based options were granted.

Warrants

The following table summarizes information related to our outstanding warrants. Investor Warrants in connection with the 8.00% – 2020 Convertible Notes and 5.00% – $25.0 Million Convertible Notes were excluded from the below table as they are classified as liabilities.

	Number of Warrants Outstanding	Weighted Average Exercise Per Shares	Weighted Average Contractual Life (Years)
Balances as of December 31, 2020	1,013,103	$7.33	6.45
Warrants issued	18,694	$18.16
Warrants exercised	(23,278)	$0.00
Balances as of June 30, 2021	1,008,519	$7.70	5.78

11.	Related Party Transactions

The Company formed HRT, a joint venture with Hengtong Optic-Electric Co., Ltd. in 2017, which was recognized by the Company as an equity method investment. During the three and six months ended June 30, 2021, we made no sales to HRT. During the three and six months ended June 30, 2020, we made sales to HRT of $2.5 million. As of June 30, 2021 and December 31, 2020, the balance owed by the joint venture amounted to $0.4 million and $3.3 million, respectively, and is included in accounts receivable in the accompanying balance sheets. As of June 30, 2021, there was no balance owed to the joint venture.

The Company engages two affiliate entities of the Company’s directors for consulting and administrative services. The fees incurred for these services were immaterial for the three and six months ended June 30, 2021 and 2020. As of June 30, 2020 and December 31, 2020, the amounts included in accounts payable and accrued expenses in the accompanying condensed consolidated balance sheets were not considered material.

12.	Leases

The weighted average remaining lease term was 3 years for operating leases as of June 30, 2021. The weighted average discount rate was 6% for operating leases as of June 30, 2021.

Finance lease costs were immaterial for the three and six months ended June 30, 2021 and 2020. The components of operating lease cost for the three and six months ended June 30, 2021 and 2020, were as follows (in thousands):

	Three Months Ended June 30		Six Months Ended June 30,
	2021	2020	2021	2020
	(Unaudited)		(Unaudited)
Operating Lease Cost:
Fixed lease cost	$292	$213	$505	$426
Variable lease cost	36	81	119	121

Total operating lease cost	$328	$294	$624	$547

The supplemental cash flow information related to our operating leases is as follows (in thousands):

	Six Months Ended June 30,
	2021	2020
Supplemental Cash Flow Information:
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows for operating leases	$462	$454

Operating cash flows for finance leases	$—	$12

Financing cash flows for finance leases	$—	$933

Right-of-use assets obtained in exchange of lease obligations:
Right-of-use assets obtained in exchange for new operating lease liabilities	$2,187	$—

There are no finance lease liabilities as of June 30, 2021. Maturities of operating lease liabilities as of June 30, 2021, are as follows (in thousands):

Operating Leases
2021 (for the remaining period)	$582
2022	1,239
2023	931
2024	437
2025	327
Thereafter	394

Total lease obligation	$3,910
Less: Imputed interest	(408)

Total lease liabilities	$3,502
Less: Current lease liabilities	(1,020)

Total non-current lease liabilities	$2,482

13.	Commitments and Contingencies

Legal Contingencies

From time to time, we are a party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of business. We apply accounting for contingencies to determine when and how much to accrue for and disclose related to legal and other contingencies. Accordingly, we disclose contingencies deemed to be reasonably possible and accrue loss contingencies when, in consultation with legal advisors, it is concluded that a loss is probable and reasonably estimable. Although the ultimate aggregate amount of monetary liability or financial impact with respect to these matters is subject to many uncertainties and is therefore not predictable with assurance, management believes that as of June 30, 2021 there are no litigations pending that could have, individually and in the aggregate, a material adverse effect on our financial position, results of operations or cash flows.

Financial Commitments

In the ordinary course of business, we make commitments to third-party suppliers for various research and development activities. As of June 30, 2021 and December 31, 2020, we had $8.1 million and $3.0 million, respectively, in contractual obligations for which we have not yet received the services.

14.	Defined Contribution Plan

We have defined contribution plans, under which we contribute based on a percentage of the employees’ elected contributions. We will have no legal or constructive obligation to pay further amounts. Obligations for contributions to defined contribution plans are recognized within selling, general and administrative expenses and research and development in the condensed consolidated statements of operations and comprehensive loss. Defined contributions were $0.2 million and $0.1 million for the three months ended June 30, 2021 and 2020, respectively. Defined contributions were $0.4 million and $0.3 million for the six months ended June 30, 2021 and 2020, respectively.

15.	Supplemental Cash Flow Information

Non-cash operating, investing, and financing activities, and supplemental cash flow information are as follows (in thousands):

	Six Months Ended June 30,
	2021	2020
	(Unaudited)
Supplemental Cash Flow Information:
Interest paid	$271	$45
Income tax paid	$210	$80

Non-cash Operating Activities:
Right-of-use assets obtained in exchange for new operating lease liabilities	$2,187	$—

	$2,187	$0

Non-cash Investing Activities:
Unpaid property and equipment received	$1,163	$295

Non-cash Financing Activities:
Unpaid deferred transaction costs	$5,201	$—
Forgiveness of Paycheck Protection Program loan	$(2,860)	$—

	$2,341	$—

16. Subsequent Events

Subsequent events have been evaluated through the date that these financial statements were issued.

Rockley Photonics Holdings Limited (“HoldCo”) was formed on March 11, 2021 for the purpose of effecting a merger or other similar business combination with one or more operating businesses. HoldCo had neither engaged in any operations nor generated significant revenue through June 30, 2021.

On March 19, 2021, the Company entered into a definitive agreement to combine with SC Health Corporation (“SC Health”), a publicly traded special purpose acquisition company. The transaction resulted in Rockley becoming a publicly traded company.

On July 22, 2021, Rockley Photonics Holdings Limited’s Form S-4 Registration Statement received a Notice of Effectiveness from the Securities and Exchange Commission (“SEC”).

On August 9, 2021, among other things, we proposed to the High Court of the United Kingdom a transfer scheme of arrangement under Part 26 of the Companies Act pursuant to which our shareholders exchanged all of Rockley Photonics Limited shares for Rockley Photonics Holdings Limited Ordinary Shares, at a conversion price of $10.00 per share. The transfer is conditional upon the approval of the Business Combination Agreement, the Business Combination and the Plan of Merger by SC Health shareholders.

The Business Combination was consummated on August 11, 2021 and Rockley Photonics Holdings Limited became a publicly traded company listed on the NYSE under the symbol “RKLY”. Subsequent to the consummation of the Business Combination, the Rockley Photonics Limited and its subsidiary entities became a wholly owned subsidiary of Rockley Photonics Holdings Limited.

Immediately following the completion of the Business Combination and the related organizational transactions on August 11, 2021, the following took place:

Rockley Photonics Holdings Limited received $126.9 million in proceeds, net of underwriting discounts and commissions.

The shareholders of SC Health and Rockley Photonics Limited hold 12,339,650 and 103,916,607 shares, or approximately 9.8% and 82.3% ownership interest in Rockley Photonics Holdings Limited, respectively.

The Company’s issued and outstanding convertible loan notes (other than certain convertible notes issued in connection with the 2020 Term Facility Loan, of which 30% were converted to Ordinary Shares of HoldCo and 70% were converted to convertible notes of HoldCo that mature on August 31, 2022), inclusive of interest accrued thereon, converted into Ordinary Shares of HoldCo at a conversion price of $10.00 per share.

The Company’s issued and outstanding warrants were converted to Ordinary Shares of HoldCo.

In connection with the transaction, we incurred legal, accounting, and other professional fees in connection with the completion of the Business Combination. Through August 12, 2021, we have paid approximately $29.3 million of these expenses. As of August 12, 2021, approximately $14.8 million of these expenses remained unpaid.

ROCKLEY PHOTONICS LIMITED

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2020 and 2019

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of Rockley Photonics Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Rockley Photonics Limited (the Company) as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

The Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred losses from operations since inception and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2020.

San Jose, California

April 2, 2021

ROCKLEY PHOTONICS LIMITED

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	December 31,
	2020	2019
Assets
Current assets
Cash and cash equivalents	$19,228	$20,904
Accounts receivable	4,925	6,383
Other receivables	18,024	15,949
Prepaid expenses	1,605	1,763
Other current assets	609	1,757

Total current assets	44,391	46,756
Property, equipment, and finance lease right-of-use assets, net	6,182	7,280
Equity method investment	5,202	1,486
Intangible asset	3,048	—
Other non-current assets	1,607	2,212

Total assets	$60,430	$57,734

Liabilities and Stockholders’ equity
Current liabilities
Trade payables	$4,413	$7,373
Accrued expenses	10,395	6,852
Long term debt, current portion	—	1,952
Other current liabilities	998	3,569

Total current liabilities	15,806	19,746
Long-term debt	74,804	—
Other long-term liabilities	1,127	1,729

Total liabilities	91,737	21,475
Commitments and contingencies (Note 14)
Stockholders’ (deficit) equity
Ordinary Shares, $0.00001 par value; 55,982,833 and 38,312,233 authorized as of December 31, 2020 and 2019, respectively; 33,637,762 and 33,337,115 issued and outstanding as of December 31, 2020 and 2019, respectively	—	—
Additional paid-in-capital	201,576	188,865
Accumulated deficit	(232,883)	(152,606)

Total stockholders’ equity (deficit)	(31,307)	36,259

Total liabilities and stockholders’ equity	$60,430	$57,734

The accompanying notes are an integral part of these consolidated financial statements.

ROCKLEY PHOTONICS LIMITED

Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share amounts)

	Years Ended December 31,
	2020	2019
Revenue	$22,343	$20,492
Cost of revenue	24,240	30,705

Gross profit	(1,897)	(10,213)

Operating expenses:
Selling, general and administrative expenses	20,260	13,306
Research and development expenses	35,900	22,303

Total operating expenses	56,160	35,609

Loss from operations	(58,057)	(45,822)
Other income (expense):
Interest expense, net	(189)	(747)
Equity method investment loss	(1,274)	(1,281)
Change in fair value of debt instruments	(20,163)	(2,969)
Gain (loss) on foreign currency	(25)	280

Total other expense	(21,651)	(4,717)

Loss before income taxes	(79,708)	(50,539)
Provision for income tax	569	311

Net loss and comprehensive loss	$(80,277)	$(50,850)

Net loss per share:
Basic and diluted	$(2.39)	$(1.62)

Weighted-average shares outstanding:
Basic and diluted	33,604,752	31,406,127

The accompanying notes are an integral part of these consolidated financial statements.

ROCKLEY PHOTONICS LIMITED

Consolidated Statements of Stockholders’ Equity

(in thousands, except share amounts)

	Number of Ordinary Shares	Ordinary Shares	Additional paid-in capital	Accumulated Deficit	Total Shareholders’ Equity (Deficit)
Balance, December 31, 2018	29,215,692	$—	$125,662	$(101,756)	$23,906
Net loss	—	—	—	(50,850)	(50,850)
Exercise of stock options	24,750	—	33	—	33
Exercise of warrants	2,757	—	19	—	19
Issuance of warrants	—	—	2,878	—	2,878
Stock-based compensation	—	—	6,229	—	6,229
Non-cash warrants issued as dividends	—	—	(1,838)	—	(1,838)
Extinguishment of 2019 Convertible Loan Note	—	—	18,244	—	18,244
Ordinary share issuance, net of issuance costs	4,093,916	—	37,638	—	37,638

Balance, December 31, 2019	33,337,115	$—	$188,865	$(152,606)	$36,259
Net loss	—	—	—	(80,277)	(80,277)
Exercise of stock options	7,813	—	42	—	42
Exercise of warrants	5,523	—	7	—	7
Issuance of warrants	—	—	360	—	360
Stock-based compensation	—	—	8,043	—	8,043
Ordinary share issuance for acquisition of in-process research and development	139,879	—	2,298	—	2,298
Ordinary share issuance, net of issuance costs	147,432	—	1,961	—	1,961

Balance, December 31, 2020	33,637,762	$—	$201,576	$(232,883)	$(31,307)

The accompanying notes are an integral part of these consolidated financial statements.

ROCKLEY PHOTONICS LIMITED

Consolidated Statements of Cash Flows

(in thousands)

	Years Ended December 31
	2020	2019
OPERATING ACTIVITIES
Net loss	$(80,277)	$(50,850)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of property, equipment and finance lease right-of-use assets	2,787	1,948
Gain on disposal of property and equipment	(107)	(24)
Amortization of debt discount and issuance costs	—	268
Stock-based compensation	8,043	6,229
Equity-method investment loss	1,274	1,281
Change in fair value of debt instrument	20,163	2,958
Non-cash interest on convertible loan notes	—	286
Changes in operating assets and liabilities:
Accounts receivable	1,458	(618)
Other receivables	(2,074)	(3,246)
Prepaid expenses and other current assets	1,307	(1,030)
Other non-current assets	604	(672)
Trade payables	(3,126)	2,464
Accrued expenses	3,537	2,214
Other current and long-term liabilities	(1,943)	2,236

Net cash used in operating activities	(48,354)	(36,556)
INVESTING ACTIVITIES
Purchase of property and equipment	(1,416)	(2,973)
Purchase of asset acquisition	(250)	—
Proceeds from disposal of property and equipment	—	142
Investment in equity method investee	(4,990)	—

Net cash used in investing activities	(6,656)	(2,831)
FINANCING ACTIVITIES
Proceeds from convertible loan notes	51,781	15,000
Principal payments on long-term debt	(1,952)	(3,534)
Proceeds from Paycheck Protection Program	2,860	—
Proceeds from issuance of Ordinary Shares, net of issuance costs	1,961	38,639
Proceeds from exercise of options	42	33
Proceeds from issuance of warrants	360	—
Proceeds from exercise of warrants	7	—
Debt issuance costs incurred	(494)	—
Principal payments on finance lease	(1,231)	(1,205)

Net cash provided by financing activities	53,334	48,933
Net (decrease) increase in cash and cash equivalents	(1,676)	9,546
Cash and cash equivalents beginning of year	20,904	11,358

Cash and cash equivalents at end of year	$19,228	$20,904

The accompanying notes are an integral part of these consolidated financial statements.

ROCKLEY PHOTONICS LIMITED

Notes to Consolidated Financial Statements

1.	Description of Business and Significant Accounting Policies

Description of Business

Rockley Photonics Limited and its subsidiaries (together, “we”, “us,” “our,” or, “the Company”) was founded in 2013 in the United Kingdom. We specialize in the research and development of integrated silicon photonics chipsets and have developed a versatile, application specific, third-generation silicon photonics platform specifically designed for the optical integration challenges facing numerous mega-trend markets. We have partnered with multiple tier-1 customers across the markets to deliver complex optical systems required for transformational sensor, communications, and medical product realization.

Going Concern

The Company has incurred net losses since inception, has an accumulated deficit of $232.9 million as of December 31, 2020 and negative cash flow from operations of $48.4 million for the year ended December 31, 2020 and expects to incur losses from operations for the foreseeable future. As of December 31, 2020, the Company had cash and cash equivalents of approximately $19.2 million. The Company’s ability to meet its obligations in the ordinary course of business is dependent on its ability to obtain additional financing. As a result, there is substantial doubt about our ability to continue as a going concern. The consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of this uncertainty.

Our future liquidity needs, and ability to address those needs, will largely be determined by its ability to obtain additional financing on terms acceptable to us. We will continue to seek additional capital through the sale of debt or equity, or other arrangements, however, there can be no assurance that we will be able to raise additional capital when needed or under acceptable terms, if at all. The sale of additional equity may dilute existing shareholders and newly issued shares may contain senior rights and preferences compared to currently outstanding Ordinary Shares. Issued debt securities may contain covenants and limit our ability to pay dividends or make other distributions to shareholders. If we are unable to obtain additional financing, operations may be scaled back or discontinued.

Global Pandemic

On March 11, 2020, the World Health Organization characterized the outbreak of COVID-19 as a global pandemic and recommended containment and mitigation measures. Since then, extraordinary actions have been taken by international, federal, state, and local public health and governmental authorities to contain and combat the outbreak and spread of COVID-19 in regions throughout the world. These actions include travel bans, quarantines, “stay-at-home” orders, and similar mandates for many individuals to substantially restrict daily activities and for many businesses to curtail or cease normal operations.

Consistent with the actions taken by governmental authorities, we have taken appropriately cautious steps to protect our workforce and support community efforts. As part of these efforts and in accordance with applicable government directives, we reduced on-site operations at our facilities. Certain key laboratory employees and facilities were designated as Essential Critical Infrastructure and we were able to continue internal testing and laboratory work to the extent necessary to service customer commitments. To facilitate on-site operations, revised operational and manufacturing plans were implemented that conform to COVID-19 precautionary health guidelines, including universal requirement of facial coverings, rearranging facilities to follow social distancing protocols, conducting active daily temperature checks, regular and thorough disinfecting of surfaces and tools, and regular testing of its employees for COVID-19. The remaining non-essential workforce was required to perform their duties from home.

The COVID-19 pandemic and continuing precautionary measures taken have adversely impacted our operational efficiency and caused delays in operational activities. The ongoing impact will depend on the duration of the pandemic, which is being mitigated by advances in the treatment of the disease, prevention efforts including vaccines, broad government measures to contain the spread of the virus, and related government stimulus measures. However, should we experience sustained impact from the pandemic, additional actions such as cost reduction measures may need to be implemented.

Basis of Presentation

The consolidated financial statements and accompanying notes were prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”).

Principles of Consolidation

The consolidated financial statements include Rockley Photonics Limited and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

On an ongoing basis, we evaluate our estimates and assumptions, including those related to (i) revenue recognition including variable consideration, (ii) useful lives and recoverability of property and equipment and long-lived assets, (iii) incremental borrowing rates on the Company’s finance and operating leases, (iv) valuation of our convertible loan notes, (v) valuation allowances for income taxes, (vi) stock-based compensation including the valuation of Ordinary Shares, (vii) valuation of warrants and (viii) contingencies. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could materially differ from these estimates, including impacts from the COVID-19 pandemic, the anticipated effects of which have been incorporated, as applicable, into management’s estimates as of and for the year ended December 31, 2020.

Cash and Cash Equivalents

Cash and cash equivalents include short-term, highly liquid investments with an original maturity of three months or less.

Property and Equipment, Net

Property and equipment are recorded at cost and presented net of accumulated depreciation and amortization. Significant additions or improvements extending the useful life of an asset are capitalized, while repairs and maintenance costs are expensed as incurred. Leasehold improvements are amortized on a straight-line basis over the shorter of the term of the lease or the useful life of the assets. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the related assets.

Computer equipment	3 years
Lab equipment	3 years
Furnitures and fixtures	4 years
Leasehold improvements	Shorter of the lease term and the useful life

Impairment of Long-Lived Assets

We evaluate our long-lived assets, such as property and equipment, and right-of-use assets for impairment whenever events or changes in circumstances indicate that the carrying value of assets or asset group may not be recoverable. Recoverability of these assets or asset groups is measured by comparing their carrying value to the future net undiscounted cash flows the assets are expected to generate over their remaining economic life. If such assets or asset groups are considered impaired, the impairment to be recognized is measured by the amount by which the carrying value of the assets exceeds their fair value.

The Company tests other intangible assets not subject to amortization for impairment annually and more frequently if events or changes in circumstances between annual tests indicate that it is more likely than not that the asset is impaired.

For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash inflows which are largely independent of the cash inflows from other assets or groups of assets. To date, no such impairment losses have been recorded.

Revenue Recognition

We generate our revenue principally from development services, which entails developing the customer-specific designs of photonics chips. Revenue is recognized when control of promised goods and services are transferred to customers in an amount that reflects the expected consideration in exchange for those products and services. This principle is achieved by applying the following five-step approach:

•

Identification of the contract with a customer – A contract with a customer exists when we enter into an enforceable contract with a customer that defines each party’s rights and obligations regarding the goods or services to be transferred and identifies the payment terms related to these goods or services, the contract has commercial substance, and we determine that collection of substantially all consideration for goods or services that are transferred is probable based on the customer’s intent and ability to pay the promised consideration. We consider the terms and conditions of the contracts and customary business practices in identifying contracts under Topic 606 Revenue from Contracts with Customers. Our contracts with a customer generally consist of a development services contract against which statements of work (“SOW”) are issued. Each SOW contains one or more agreed-upon projects. We consider the arrangement to be the development services contract combined with the SOW. While the typical duration of a development services contract is multiple years, we generally expect the duration of agreed-upon projects to be six months or less. Generally, our customers have the right to cancel their contracts at any time.

•

Identification of the performance obligations in the contract – Performance obligations promised in a contract are identified based on the goods or services that will be transferred to the customer that are both capable of being distinct and are distinct in the context of the contract. To the extent a contract includes multiple promised goods or services, we apply judgment to determine whether promised goods or services are capable of being distinct and distinct in the context of the contract. If these criteria are not met, the promised goods or services are accounted for as a combined performance obligation. The individual components of the development services are generally capable of being distinct but not distinct in the context of the contract unless all the goods and services within a certain agreed-upon project of the contract are completed. Generally, the deliverables associated with each agreed-upon project, when combined, are considered a distinct performance obligation.

•

Determination of the transaction price – The transaction price is determined based on the consideration to which we are entitled in exchange for transferring goods or services to the customer. Our contracts generally do not contain a significant amount of variable consideration as the price of our services are generally fixed at the inception of the agreed-upon project. The Company excludes sales taxes and other taxes from the measurement of transaction price. None of the contracts contain a significant financing component.

•

Allocation of the transaction price to the performance obligations in the contract – Contracts that contain multiple performance obligations require an allocation of the transaction price to each performance obligation based on a relative standalone selling price (“SSP”). The Company prices each agreed-upon project with an SOW at SSP based on the expected cost plus a margin approach.

•

Recognition of revenue when or as performance obligations are satisfied – We satisfy performance obligations at a point in time for the development services since the customers do not simultaneously receive and consume the benefits, we do not create or enhance an asset that the customer controls, and we do not have an enforceable right to payment for the performance completed to date. The contracts also contain substantive acceptance terms for each agreed-upon project. Revenue is recognized at the time the related performance obligation is satisfied through the transfer of control of a promised good or service to a customer, which is upon achievement of the agreed-upon project and acceptance by the customer.

Contract balances – The timing of revenue recognition may differ from the timing of invoicing to customers. Accounts receivable is recorded when the right to consideration is unconditional. We generally have the right to invoice the customer upon acceptance of the agreed-upon project. The payment terms on invoiced amounts are typically 30-45 days, and such amounts are nonrefundable. In situations where revenue recognition occurs before invoicing, an unbilled receivable is recorded, which represents a contract asset. Deferred revenue is recognized if we have an unconditional right to bill or have collected consideration in advance of the right to recognize revenue. There have been no contract balances recorded to date.

Costs to obtain and fulfill a contract – Incremental costs incurred to obtain a contract with a customer are required to be capitalized and amortized over the period in which the goods and services to which the asset relates are transferred to the customer. We have not incurred any incremental costs in connection with obtaining the revenue contracts. We recognize an asset from the costs to fulfill a contract only if, the costs relate directly to a contract or an anticipated contract, the costs generate or enhance resources of the Company that will be used in satisfying a performance obligation in the future, and the costs are expected to be recovered. These costs have been insignificant to date.

Foreign Currency Transactions

The Company’s reporting currency is the U.S. dollar and the functional currency of the Company’s foreign subsidiaries is the U.S. dollar. Assets and liabilities that are not denominated in the functional currency are remeasured into the functional currency with any related gain or loss recorded in earnings.

Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in realized and unrealized losses/(gains) on foreign currency in the accompanying consolidated statements of operations and comprehensive loss.

Segment Information

Operating segments are defined as components of an entity for which discrete financial information is available that is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s Chief Executive Officer is the CODM. The CODM reviews financial information presented on a consolidated basis for purposes of making operating decisions, allocating resources, and evaluating financial performance. As such, the Company determined that it has one operating and reportable segment.

Net Loss Per Share

Basic earnings per share is calculated using our weighted-average outstanding Ordinary Shares. Diluted earnings per share is calculated using our weighted-average outstanding Ordinary Shares including the dilutive effect of outstanding equity instruments as determined under the treasury stock method. For periods in which we report net losses, diluted net loss per ordinary share attributable to ordinary stockholders is the same as basic net loss per ordinary share attributable to ordinary stockholders, because all potentially dilutive Ordinary Shares are anti-dilutive.

Concentration of Risk

Financial instruments that potentially subject us to significant concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. We maintain cash balances at financial institutions that management believes are high-credit, quality financial institutions, where deposits, at times, exceed the Federal Deposit Insurance Corporation limits.

Accounts Receivable

Accounts receivable is recorded at the invoiced amount and do not bear interest. We assess the need for an allowance for doubtful accounts based upon an analysis of past credit history and the current financial condition of its customers, as well as the consideration of expected trends based upon characteristics of the accounts and general economic conditions. Account balances are written off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The allowance for doubtful accounts is insignificant as of December 31, 2020 and 2019.

Equity Method Investments

Equity method investments are all entities over which we have significant influence but not control or joint control. Under the equity method of accounting, the investments are initially recognized at cost and adjusted thereafter to recognize the Company’s share of the post-acquisition profits or losses of the investee in the consolidated statement of operations and comprehensive loss. Earnings and losses of equity method investments are based on the most recently available financial statements of the investee. Basis differences between the cost of an equity method investment and the underlying equity in the long-lived assets are amortized over the estimated economic useful life of the underlying long-lived asset. We periodically review our equity method investments for impairment and record a reduction in the carrying value, if and when necessary. To date, no such impairment losses have been recorded.

Stock-Based Compensation

We measure compensation expense for all stock-based awards based on the estimated fair value of the awards on the date of grant. Compensation expense is generally recognized as expense on a straight-line basis over the service period based on the vesting requirements. We recognize forfeitures as they occur. We estimate the fair value of stock options granted to employees using the Black-Scholes option pricing model, which requires the input of subjective assumptions, including (i) the fair value of Ordinary Shares, (ii) the expected stock price volatility, (iii) the expected term of the award, (iv) the risk-free interest rate and (v) expected dividends.

We measure nonemployee awards at their fair value on the adoption date of ASU No. 2018-07. Following the adoption of ASU No. 2018-07 on January 1, 2018, the accounting for nonemployee awards is consistent with the accounting for employee stock-based compensation as described above.

We granted options and restricted stock units which vest on the satisfaction of both a specific performance condition and a service-based condition.

Warrants

We determine the accounting classification of warrants, as either liability or equity classified, by first assessing whether the warrants meet liability classification in accordance with ASC 480-10, Accounting for

Certain Financial Instruments with Characteristics of both Liabilities and Equity, then in accordance with ASC 815-40, Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in, a Company’s Own Stock. Under ASC 480, warrants are considered liability classified if the warrants are mandatorily redeemable, obligate the Company to settle the warrants or the underlying shares by paying cash or other assets, and warrants that must or may require settlement by issuing variable number of shares. If warrants do not meet the liability classification under ASC 480-10, the Company assesses the requirements under ASC 815-40, which states that contracts that require or may require the issuer to settle the contract for cash are liabilities recorded at fair value, irrespective of the likelihood of the transaction occurring that triggers the net cash settlement feature. If the warrants do not require liability classification under ASC 815-40, in order to conclude equity classification, the company also assesses whether the warrants are indexed to the Company’s ordinary share and whether the warrants are classified as equity under ASC 815-40 or other U.S. GAAP. After all such assessments, the Company concludes whether the warrants are classified as liability or equity. Liability classified warrants require fair value accounting at issuance and subsequent to initial issuance with all changes in fair value after the issuance date recorded in the statements of operations and comprehensive loss. Equity classified warrants only require fair value accounting at issuance with no changes recognized subsequent to the issuance date.

We issue warrants to purchase Ordinary Shares for goods and services received and these warrants are measured at their fair values upon issuance. Where vendors are issued warrants, the fair value of the services are determined by the fair value of the warrants issued. This fair value is measured at the grant date and excludes the impact of non-market vesting conditions (for example profitability and sales growth targets and performance conditions). Warrants issued for goods and services are ultimately recognized as an expense in selling, general and administrative expenses on the consolidated statements of operations and comprehensive loss with a corresponding credit in additional paid-in capital.

We may also issue warrants to purchase Ordinary Shares in conjunction with equity financing rounds. Such warrant issuances are recognized as equity issuance costs, with a corresponding credit in additional paid-in capital, resulting in a net zero change in additional paid-in capital.

We issued the liability classified warrants during the year ended December 31, 2020 that are embedded with the 8.0% Convertible Notes. Refer to Note 7, Long Term Debt for details.

Leases

Our lease portfolio is comprised of two major classes: real estate leases, which are the majority of our leased assets, are accounted for as operating leases and a manufacturing equipment lease accounted for as a finance lease on the consolidated balance sheet.

We classify leases as either operating or financing. We determine if an arrangement is a lease at inception by evaluating whether the arrangement conveys the right to use an identified asset and whether we obtain substantially all the economic benefits from and have the ability to direct the use of the asset. Operating lease assets are included under other non-current assets and operating lease liabilities under other current and long-term liabilities, respectively in the consolidated balance sheets. We recognize lease expense for operating leases on a straight-line basis over the term of the lease. Finance lease asset is included under property, equipment, and finance lease right-of-use assets, net and finance lease liabilities, current portion under other current liabilities in the consolidated balance sheets. Finance ROU assets are amortized on a straight-line basis over their estimated useful lives.

ROU assets represent the right to use an underlying asset for the lease term and lease liabilities represent the obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As the Company’s leases do not provide an implicit rate, an incremental borrowing rate based on the information available at the commencement date in determining the present value of lease payments is used. The operating lease ROU asset includes any lease payments made and excludes lease incentives. Lease terms may include options to extend or terminate the lease when it is reasonably certain that the option will be exercised. Lease expense for lease payments is recognized on a straight-line basis over the lease term. The Company has lease agreements with lease and non-lease components, which are generally combined.

We elected, as an accounting policy for leases of real estate, to account for lease and non-lease components in a contract as a single lease component. In addition, the recognition requirements are not applied to leases with a term of twelve months or less. Rather, the lease payments for short-term leases are recognized on the consolidated statements of operations and comprehensive loss on a straight-line basis over the lease term.

Variable payments, such as common area charges, maintenance, insurance and taxes, are primarily based on the amount of space occupied. These payments in the Company’s leases are not dependent on an index or a rate and are excluded from the measurement of the lease liabilities and recognized in the consolidated statements of operations and comprehensive loss in the period in which the obligation for those payments is incurred. The Company remeasures lease payments when the contingency underlying such variable payments is resolved such that some or all of the remaining payments become fixed.

Cost of Revenue

Our cost of revenue consists of costs related to the Company’s development services which includes cost of materials, cost associated with packaging and assembly, testing and shipping, cost of personnel, including stock-based compensation, and equipment associated with manufacturing support, logistics and quality assurance, overhead and occupancy costs.

Research and Development Expenses

Research and development expense consists primarily of personnel costs for engineers and third parties engaged in the design and development of products, software and technologies, including salary, bonus and share-based compensation expense, project material costs, services and depreciation. The Company expenses research and development costs as they are incurred.

Selling, General and Administrative Expenses

Selling, general and administrative expenses consist of human capital related expenses for employees involved in general corporate functions, including executive management and administration, accounting, finance, tax, legal, information technology, marketing, and human resources; depreciation expense and rent relating to facilities; travel costs; professional fees; and other general corporate costs. Human capital expenses primarily include salaries, benefits, bonuses and stock-based compensation. As we continue to grow as a company, we expect that our selling, general and administrative costs will increase on an absolute dollar basis.

Fair Value of Financial Instruments and Fair Value Measurements

The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

Level 1 Inputs: Unadjusted quoted prices for identical assets or instruments in active markets.

Level 2 Inputs: Quoted prices for similar instruments in active markets and quoted prices for identical or similar instruments in markets that are not active and model derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3 Inputs: Significant inputs into the valuation model are unobservable.

As permitted under the FASB, ASC 825, Financial Instruments (“ASC 825”), we have elected the fair value option to account for the 2019 Convertible Notes, the 3.0% – 2020 Convertible Notes, the 8.00% – 2020 Convertible Notes and the 2020 Term Facility Loan. In accordance with ASC 825, the Company records these debt instruments at fair value with changes in fair value recorded under change in fair value of debt instruments in the consolidated statements of operations and comprehensive loss. As a result of applying the fair value option, direct costs and fees related to the debt instruments were recognized in earnings as incurred and were not deferred.

Fair value is based on the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants. Where available, fair value is based on or derived from observable market prices or other observable inputs. Where observable prices or inputs are not available, valuation techniques are applied. These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on the price transparency for the instruments or market and the instruments’ complexity.

For debt instruments for which we have not elected fair value accounting (i.e. paycheck protection program), fair value is based on the present value of expected future cash flows and assumptions about the then-current market interest rates as of the reporting period and the creditworthiness of the Company. The carrying value of these debt instruments approximates fair value as the stated interest rate approximates market rates currently available to us.

For all debt instruments, including any for which we have elected fair value accounting, the Company classifies interest that has been accrued during each period as Interest expense on the consolidated statements of operations and comprehensive loss.

The recorded amounts of cash, accounts receivable, trade payable, and accrued expenses and other liabilities approximate the fair values principally because of their short-term nature.

Income Taxes

Deferred income taxes are provided on a liability method, whereby deferred income tax assets are recognized for deductible temporary differences, operating losses, and tax loss carryforwards, and deferred income tax liabilities are recognized for taxable temporary differences. Deferred income tax balances reflect the effects of temporary differences between the carrying amounts of assets and liabilities and their tax bases and are stated at enacted tax rates expected to be in effect when taxes are actually paid or recovered. Deferred income tax assets are reduced by a valuation allowance when, considering all sources of taxable income, in the opinion of management, it is more likely than not that some portion or all of the deferred income tax assets will not be realized. Deferred income tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

The Company recognizes the income tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained upon examination by taxing authorities, based on the technical merits of the position. The income tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement.

Recently Adopted Accounting Pronouncements

In January 2016, the FASB issued ASU 2016-01, Financial Instruments – Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities, to address certain aspects of recognition, measurement, presentation, and disclosure of financial assets and financial liabilities. The Company adopted this guidance on January 1, 2019 and it did not have a material impact on the Company’s consolidated financial statements.

In February 2018, the FASB issued ASU No. 2018-02, Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income (Topic 815), which allows a reclassification from accumulated other comprehensive income (loss) to retained earnings (accumulated deficit) for stranded income tax effects resulting from the 2017 Tax Cuts and Jobs Act. The amendments in ASU 2018-02 also require certain disclosures about stranded income tax effects. The Company adopted this guidance on January 1, 2019 and it did not have a material impact on the consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (“Topic 820”): Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement, which modifies the disclosure requirements on fair value measurements in Topic 820, based on the concepts in the Concepts Statement, including the consideration of costs and benefits. An entity is permitted to early adopt either the entire standard or only the provisions that eliminate or modify requirements. The Company adopted this guidance on January 1, 2020. The adoption of the guidance did not have a material impact on the consolidated financial statements. The Company has updated its fair value footnote (see Note 5, Fair Value Measurements for details) with additional and modified disclosures as required by the standard upon adoption.

Accounting Pronouncements Issued but Not Yet Adopted

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which simplifies the accounting for income taxes by eliminating certain exceptions to the guidance in Topic 740 related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. The new guidance also simplifies aspects of the accounting for franchise taxes and enacted changes in tax laws or rates. ASU 2019-12 is effective for fiscal years beginning after December 15, 2020, with early adoption permitted. Upon adoption, the Company must apply certain aspects of this standard retrospectively for all periods presented while other aspects are applied on a modified retrospective basis through a cumulative-effect adjustment to retained earnings as of the beginning of the fiscal year of adoption. The Company is currently evaluating the impact this guidance will have on the consolidated financial statements.

On June 16, 2016, the FASB issued ASU No. 2016-13, Financial Instruments-Credit Losses, requiring the measurement and recognition of expected credit losses for financial assets held at amortized cost, which include our accounts receivable and contract assets. The standard also requires that the Company recognizes credit impairment losses related to our available-for-sale debt securities through an allowance for credit losses instead of a reduction in the cost basis. The effective date of the new standard for all non-public entities is for fiscal years beginning after December 15, 2020 and interim periods within fiscal years beginning after December 2021. Early adoption is permitted. The new standard must be adopted using a modified retrospective transition with a cumulative effect adjustment recorded to opening retained earnings as of the initial adoption date. The Company is currently evaluating the impact this guidance will have on the consolidated financial statements.

2.	Fiscal 2020 Asset Acquisition

On November 25, 2020, we acquired certain technologies from TruTouch Technologies, Inc. (“Trutouch”). The consideration for the purchased technology was $3.1 million and consisted of $0.8 million in cash and $2.3 million in equity. The cash payments consisted of $0.3 million paid prior to the close of the transaction, and an additional $0.5 million to be paid in April 2021. The equity component of the consideration was 139,879 shares of ordinary stock in Rockley Photonics Limited, with a fair value of $16.43 per share or $2.3 million in total.

We accounted for the transaction as an asset acquisition as substantially all of the estimated fair value of the gross assets acquired was concentrated in a single identified asset, in-process research & development (“IPR&D”), thus satisfying the requirements of the screen test in ASU 2017-1. We allocated the total purchase price consideration of $3.1 million to IPR&D asset as the asset was purchased solely for the research and development activities and will be incorporated in efforts and milestones to be undertaken by the Company to design and develop a new application in order to expand its presence in the healthcare and well-being markets (which the Company has determined to be the alternative future use of the asset). The IPR&D asset is reported as an indefinite-lived intangible asset and subject to impairment whenever events or changes in circumstances indicate that the carrying amount of the asset might not be recoverable. Upon completion of our new product development cycle that incorporates Trutouch technology, the IPR&D asset will be amortized over the useful life of the developed technology that underpins our product. In the event the Company abandons the project, the entire IPR&D asset will be written off in full.

3.	Revenue Recognition

We satisfy performance obligations at a point in time for the development services since the customers do not simultaneously receive and consume the benefits, we do not create or enhance an asset that the customer controls, and we do not have an enforceable right to payment for the performance completed to date. The contracts also contain substantive acceptance terms for each milestone due to its complexity. Revenue is recognized at the time the related performance obligation is satisfied with the transfer of a promised good or service to a customer, e.g., upon achievement of the milestone and acceptance by the customer.

Disaggregation of Revenue and Revenue Recognition

The following table depicts the disaggregation of revenue by geography, consistent with how we evaluate its financial performance (in thousands):

	December 31,
	2020	2019
United States	$17,037	$13,783
Rest of World	5,306	6,709

Total revenue	$22,343	$20,492

Significant Customers

The following is our significant customers as of and for the years ended December 31, 2020 and 2019:

	Revenue		Accounts receivable
	December 31,		December 31,
	2020	2019	2021	2020
Customer A	76%	67%	33%	55%
Customer B	24%	33%	67%	45%

4.	Investments

As of December 31, 2020 and 2019, we held an investment in Hengtong Rockley Technology Co., Ltd (“HRT”) and have appointed two of their five board members. HRT manufactures and sells optical fiber transceivers based on silicon photonics chipsets. HRT has share capital consisting solely of Ordinary Shares. We hold 24.9% of HRT’s Ordinary Shares, which is the same as the proportion of its voting rights. We consider HRT to be a variable interest entity upon which it does exercise significant influence, but the Company concluded it does not control the investment. Accordingly, the investment in HRT is accounted for under the equity method. We have made the election to use a three-month lag to record our share of HRT’s results. See Note 12, Related Party Transactions for details of the Company’s transactions with HRT.

For the years ended December 31, 2020 and 2019, the accompanying consolidated balance sheets and statements of operations and comprehensive loss reflected the following (in thousands):

	December 31,
	2020	2019
As of January 1,	$1,486	$2,767
Investment in HRT	4,990	—
Share of loss of HRT	(1,274)	(1,281)

As of December 31,	$5,202	$1,486

5.	Fair Value Measurements

Our financial assets as of December 31, 2020 and 2019 are considered Level 1 in the fair value hierarchy and measured at fair value as follows:

	December 31,
	2020	2019
Assets
Money market funds	$11,516	$12,343

All of our financial liabilities as of December 31, 2020, and 2019, are considered Level 3 in the fair value hierarchy, where inputs to the valuation techniques used to measure fair value were considered unobservable.

The fair value of our liabilities are as follows (in thousands):

	December 31,
	2020	2019
Liabilities
3.0% – 2020 Convertible Notes	$32,106	—
8.00% – 2020 Convertible Notes	14,789	—
2020 Term Facility Loan	25,049	—
2017 Term Loan	—	1,952
Total financial liabilities	$71,944	$1,952

The fair value of the 2017 Term Loan approximates the carrying value, as of December 31, 2019, due to the rate of interest of the Term Loan being variable.

The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires management to make judgments and consider factors specific to the asset or liability.

At December 31, 2020 and December 31, 2019, the carrying value of certain financial instruments, such as cash equivalents, accounts receivable, other receivable, prepaid expenses and other current assets, trade payable and other current accrued liabilities, approximate fair value due to their relatively short maturities and low market interest rates, if applicable.

Changes in the fair value of debt that is accounted for at fair value are presented as gains or losses in the consolidated statements of operations and comprehensive loss under Change in Fair Value of Debt Instruments.

3.0% – 2020 Convertible Notes

On March 9, 2020, we issued $21.3 million of 3.0% Convertible Notes and elected the fair value option of accounting for this debt instrument (see Note 7, Long Term Debt for details). At December 31, 2020, the contractual outstanding principal of the 3.0% Convertible Notes Due 2025 was $21.3 million and the fair value was $32.1 million. As of December 31, 2020, we measured fair value using a binominal lattice model (which is discussed in further detail below) with the following significant inputs:

Fair Value per share of Ordinary Shares	$20.28
Risk-free interest rate	0.08% - 0.10%
Expected volatility	55%
Expected term, in years	0.14 - 4.19
Discount yield	48.4%
Conversion price discount	25% - 40%

For the year ended December 31, 2020, we recorded a $10.8 million loss from change in fair value of debt in connection with the initial issuance and subsequent fair value remeasurement of the 3.0% Convertible Notes, as follows (in thousands):

Fair value at March 9, 2020	$21,281
Plus: Loss from change in fair value	10,825

Fair value at December 31, 2020	$32,106

A binomial lattice model was used to determine the fair value of the 3.0% Convertible Notes Due 2025 based on assumptions as to when these would be converted or redeemed at each decision point. Within the lattice model, the following assumptions are made: (i) upon IPO/Sale/Merger/SPAC or maturity, the convertible notes may be converted to Ordinary Shares or redeemed at principal and accrued interest; and (ii) upon qualified financing event, the convertible notes will automatically convert to Ordinary Shares. The lattice model uses the stock price, conversion price, maturity date, risk-free rate, estimated stock volatility and estimated credit spread. We remeasure the fair value of the debt instrument and record the change as a gain or loss from change in fair value of debt in the statements of operations and comprehensive loss for each reporting period.

8.00% – 2020 Convertible Notes

On February 19, 2020, we issued $8.0 million of 8.0% Convertible Notes and elected the fair value option of accounting for this debt instrument (see Note 7, Long Term Debt for details). At December 31, 2020, the contractual outstanding principal of the 8.0% Convertible Notes Due 2027 was $8.0 million and the fair value was $14.8 million (including embedded warrants). As of December 31, 2020, we measured fair value using a binominal lattice model (which is discussed in further detail below) with the following significant inputs:

Fair Value per share of Ordinary Shares	$20.28
Risk-free interest rate	0.08% - 0.52%
Expected volatility	55%
Expected term, in years	0.14 - 6.14
Discount yield	35%
Conversion price discount	25% - 40%

For the year ended December 31, 2020, we recorded a $4.4 million loss from change in fair value of debt in connection with the initial issuance and subsequent fair value remeasurement of the 8.0% Convertible Notes, as follows (in thousands):

Fair value at February 19, 2020	$10,415
Plus: Loss from change in fair value	4,374

Fair value at December 31, 2020	$14,789

A binomial lattice model was used to determine the fair value of the 8.0% Convertible Notes Due 2025 based on assumptions as to when these would be converted or redeemed at each decision point. Within the lattice model, the following assumptions are made: (i) upon IPO/Sale/Merger/SPAC or maturity, the convertible notes may be converted to Ordinary Shares or put at 125% of principal and accrued interest; and (ii) upon financing event, the convertible notes may be converted to Ordinary Shares. We remeasure the fair value of the debt instrument and record the change as a gain or loss from change in fair value of debt in the statements of operations and comprehensive loss for each reporting period.

We issued liability classified warrants in conjunction with the issuance of the 8.0% Convertible Notes. We evaluated the terms of these warrants and noted that under ASC 480, our potential obligation to settle the warrants only when the exercise of contingencies is met. Due to this provision, ASC 480 requires that these warrants be classified as liabilities and combined within the 8.0% Convertible Notes. The fair value of these warrants is embedded within the fair value of the 8.0% Convertible Notes presented in the table above.

2020 Term Facility Loan

On September 29, 2020, we issued $35.0 million of convertible notes and elected the fair value option of accounting for this debt instrument (see Note 7, Long Term Debt for details). At December 31, 2020, the contractual outstanding principal of the 2020 Term Facility Loan was $22.5 million and the fair value was $25.1 million. As of December 31, 2020, we measured fair value using a binominal lattice model and discounted cash flow approach for various exit event scenario, with the following significant inputs:

Fair Value per share of Ordinary Shares	$20.28
Risk-free interest rate	0.21%
Expected volatility	55%
Expected term, in years	0.14 - 4.13
Discount yield	35%

For the year ended December 31, 2020, we recorded a $1.7 million loss from change in fair value of debt in connection with the initial issuance and subsequent fair value remeasurement of 2020 Term Facility Loan, as follows (in thousands):

Fair value at September 29, 2020	$23,320
Plus: Loss from change in fair value	1,729

Fair value at December 31, 2020	$25,049

A binomial lattice model was used to determine the fair value of the 2020 Term Facility Loan based on assumptions as to when these would be converted upon IPO/Sale/Merger/SPAC. Upon such event, the convertible notes will be paid off as following: (i) if par value exit, repayment of base multiple times principal plus unpaid interest; (ii) if greater value exit, repayment of base multiple plus add-on multiple ratio times principal plus accrued interest.

We used the probability weighted discounted cash flow approach to determine if the 2020 Term Facility Loan would be converted upon qualified financing or maturity. Upon the qualified financing, the convertible notes will not be converted and will remain outstanding until maturity and put at 280% principal plus unpaid interest. Upon maturity, the convertible notes will be repaid at a full principal balance. We remeasure the fair value of the debt instrument and record the change as a gain or loss from change in fair value of debt in the statements of operations and comprehensive loss for each reporting period.

2019 Convertible Notes

During 2019, we issued convertible loan notes in an aggregate principal amount of $15.0 million (see Note 7, “Long Term Debt” for details). We elected to account for the 2019 Convertible Notes at fair value.

Management believes that the fair value option better reflects the underlying economics of the 2019 Convertible Notes, which contains embedded derivatives. The notes were converted to Ordinary Shares due to a qualified financing event in June 2019. During 2019, the 2019 Convertible Notes were converted into 1,336,344 Ordinary Shares.

6.	Balance Sheet Components

Cash and cash equivalents

Our cash and cash equivalents balances as of December 31, 2020 and 2019 were concentrated by location as follows:

	December 31,
	2020	2019
United Kingdom	96%	95%
United States	3%	4%
Other	1%	1%

We have not experienced any losses on cash and cash equivalents to date.

Other receivables

Other receivables consist of the following (in thousands):

	As of December 31,
	2020	2019
R&D tax credit receivable	$17,412	$14,731
Grants receivable	—	239
VAT receivable	607	886
Other receivable	5	93

Total other receivables	$18,024	$15,949

The research and development tax credit receivable consists of research and development expenses that have been claimed as research and development tax credits in accordance with the relevant U.K. tax legislation. These refundable tax credits are payable to the Company in cash and are carried on the consolidated balance sheet at the amount claimed and expected to be received from the U.K. government within the next 12 months. The amount of the R&D tax credit has been recorded as a reduction to cost of revenue and operating expenses (based on the nature of the underlying expenditure) on the accompanying consolidated statements of operations and comprehensive loss.

Property, equipment and finance lease right-of-use assets, net

Property and equipment, net consisted of the following (in thousands):

	As of December 31,
	2020	2019
Computer equipment	$1,218	$1,020
Lab equipment	7,607	5,614
Motor vehicles	31	31
Furnitures and fixtures	265	265
Leasehold improvements	704	704
Assets under construction	27	587

Total property and equipment	$9,852	$8,221
Less: accumulated depreciation	(5,802)	(3,561)

Total property and equipment, net	$4,050	$4,660

Depreciation expense was $2.4 million and $1.5 million for the years ended December 31, 2020, and 2019, respectively.

Finance lease right-of-use assets, net consisted of the following (in thousands):

	As of December 31,
	2020	2019
Finance lease right-of-use assets	$2,966	$3,105
Less: accumulated amortization	(834)	(485)

Total finance lease right-of-use assets, net	$2,132	$2,620

Amortization expense was $0.4 million and $0.4 million for the years ended December 31, 2020, and 2019, respectively.

Intangible asset

Intangible asset consisted of the following (in thousands):

	As of December 31,
	2020	2019
In-process Research and Development	$3,048	$—

Total intangible asset	$3,048	$—

Accrued expenses

Accrued expenses consist of the following (in thousands):

	As of December 31,
	2020	2019
Accrued bonus	$3,349	$2,501
Accrued payroll and benefits	1,524	602
Accrued taxes	332	75
Accrued fabrication costs	2,321	1,884
Share appreciation rights	706	435
Other accrued expenses	2,163	1,355

Total accrued expenses	$10,395	$6,852

7.	Long Term Debt

The following table summarizes information relating to our long-term debt, (in thousands):

	December 31, 2020
	Principal	Fair Value Adjustment	Net
3.0% – 2020 Convertible Notes	$21,281	$10,825	$32,106
8.00% – 2020 Convertible Notes	8,000	6,789	14,789
2020 Term Facility Loan	22,500	2,549	25,049
Paycheck Protection Program	2,860	—	2,860

Total long-term debt	$54,641	$20,163	$74,804
Less: current portion of long-term debt	—	—	—

Long-term debt, net of current portion	$54,641	$20,163	$74,804

Future minimum payments under the debt agreements as of December 31, 2020 are as follows (in thousands):

Convertible Notes
Year Ending December 31:
2021	$—
2022	—
2023	—
2024	—
2025	66,281
Thereafter	10,000

Total future minimum payments	$76,281
Less: current portion of debt principal	—

Non-current portion of debt principal	$76,281

January 2017 Term Loan and May 2017 Term Loan

On January 27, 2017, we secured a term loan of $5.0 million from Silicon Valley Bank (“January 2017 Term Loan”). The January 2017 Term Loan matured on March 31, 2020, with an interest only period through March 31, 2017 preceding the 36-month term. Interest is accrued on the outstanding balance of the loan at a variable rate based on Wall Street Prime Rate plus 5.50% and had an interest floor of 9.00%. There were no financial covenants included in the January 2017 Term Loan.

On May 26, 2017, we secured a new term loan for $10.0 million of which $5.0 million was provided by Silicon Valley Bank and €4.5 million was provided by Kreos Capital (“May 2017 Term Loan”). The May 2017 Term Loan had a thirty-six month term and matured on June 1, 2020. Interest is accrued on the outstanding balance of the loan at a variable rate based on Wall Street Prime Rate plus 5.50% and has an interest floor of 9.00%. The interest rate was 11.0% as of December 31, 2019. There are no financial covenants included in the May 2017 Term Loan.

The $5.0 million received from Silicon Valley Bank under the May 2017 Term Loan was used to repay the January 2017 Term Loan and we received a waiver of the prepayment fee. The repayment of the January 2017 Term Loan was treated as a modification of debt. Therefore, additional fees paid to the creditor was reflected as additional debt discount and amortized over the remaining term using the interest method and has been fully amortized as of December 31, 2020 and was immaterial as of December 31, 2019.

Under the January 2017 Term Loan, Silicon Valley Bank and under the May 2017 Term Loan, Kreos Capital each received 52,050 warrants to purchase Ordinary Shares of the Company at an exercise price of $8.646 per warrant (“Bank Warrants”). The Silicon Valley Bank and Kreos Capital warrants expire on January 27, 2027 and May 26, 2027, respectively. See Note 11 for further discussion regarding warrants.

2019 Convertible Notes

During 2019, we issued convertible loan notes in an aggregate principal amount of $15.0 million (“2019 Convertible Notes”). The 2019 Convertible Notes mature on the second anniversary date of the instrument and bore interest at a rate of 8.0% per annum. The 2019 Convertible Notes were issued in two tranches—$6.7 million on March 5, 2019 and $8.3 million on March 27, 2019. The 2019 Convertible Notes were convertible as follows:

(a)

if in an equity financing raised total proceeds for the Company of not less than $10.0 million then the outstanding principal amount of all notes and any unpaid accrued interest shall automatically convert into the most senior class of share at a conversion price of $11.4384, equal to a 20% discount to the Series E issuance price of $14.298 per share; or

(b)

At an exit event, convert the outstanding principal amount of all notes and any unpaid accrued interest thereon into the most senior class of share of the Company, at a conversion price equal to the Series E issuance price of $14.298 per share.

(c)	At the maturity date, convert into the most senior class of share at a conversion price equal to the Series E issuance price of $14.298.

We elected to account for the 2019 Convertible Notes at fair value as of the issuance date. Management believes that the fair value option better reflects the underlying economics of the 2019 Convertible Notes, which contains embedded derivatives. Under the fair value election, changes in fair value are reported in the consolidated statements of operations and comprehensive loss under Change in Fair Value of Debt Instruments.

On June 12, 2019, we received equity financing of $24.0 million, resulting in the automatic conversion of the 2019 Convertible Notes. Upon settlement, we recorded interest expense in the amount of $0.3 million for the amount that would have been accrued from the issuance date to the settlement date at annual rate of 8%, on the $15.0 million of principal under the terms of the 2019 Convertible Notes. To extinguish the 2019 Convertible Notes, 1,336,344 Ordinary Shares were issued. A loss of $3.0 million was generated on the extinguishment of the liability during the conversion based on the difference between the fair value of the shares at $13.65 and the conversion price of $11.44 and was recorded in statements of operations and comprehensive loss under change in fair value of debt instruments.

3.0% – 2020 Convertible Notes

On March 9, 2020, we issued convertible loan notes in an aggregate principal amount of $21.3 million (the “3.0% Convertible Notes”). The 3.0% Convertible Notes mature on the fifth anniversary date of the instrument and bear interest at a rate of 3.0% per annum. The 3.0% Convertible Notes contain no financial covenants. We accrued but unpaid interest of $0.3 million for the year ended December 31, 2020. The 3.0% Convertible Notes were issued in two tranches – $20.0 million on March 9, 2020 and $1.3 million on October 20, 2020. The 3.0% Convertible Notes were convertible as follows:

(a)

If in an equity financing raised total proceeds for the Company of not less than $10.0 million then the outstanding principal amount of all notes and any unpaid accrued interest shall automatically convert into the most senior class of equity share at a conversion price of $14.298 per share; or

(b)

if an equity financing is not raised for the Company, then the outstanding principal amount of all notes and any unpaid accrued interest may convert into the most senior class of share at a conversion price of $14.298 per share.

(c)

At an exit event, redeem the outstanding notes for an amount equal to the outstanding principal plus accrued interests or convert the outstanding principal amount of all notes and any unpaid accrued interest thereon into the most senior class of share of the Company, at a conversion price equal to the issuance price of $14.298 per share.

(d)	At the maturity date, convert into the most senior class of shares at a conversion price equal to the issuance price of $14.298 per share.

We elected to account for the 3.0% Convertible Notes at fair value as of the issuance date. Management believes that the fair value option better reflects the underlying economics of the 3.0% Convertible Notes. Under the fair value election, changes in fair value are reported in the consolidated statements of operations and comprehensive loss under Change in Fair Value of Debt Instruments. For the year ended December 31, 2020, we recorded a loss of $10.8 million which is shown as Fair Value Adjustment in the table at the beginning of this Note 7. See Note 5, Fair Value Measurements for information about the assumptions we used to measure the fair value of the 3.0% Convertible Notes.

8.00% – 2020 Convertible Notes

On February 19, 2020, we issued convertible loan notes to our board member in an aggregate principal amount of $8.0 million (the “8.0% Convertible Notes”). The 8.0% Convertible Notes mature on the seventh anniversary date of the instrument and bear interest at a rate of 8.0% per annum. The 8.0% Convertible Notes contain no financial covenants. We accrued but unpaid interest of $0.6 million for the year ended December 31, 2020. The 8.0% Convertible Notes were convertible as follows:

(a)

In the event of an equity financing, the outstanding principal amount of all notes and any unpaid accrued interest shall automatically convert into the most senior class of share at a conversion price being the lower of 14.298 per share or a discounted subscription price of the equity shares; or

(b)

At an exit event, convert the outstanding principal amount of all notes and any unpaid accrued interest thereon into the most senior class of share of the Company, at a conversion price, equal to a 25% discount to the Series E issuance price of $14.298 per share.

(c)	At the maturity date, convert into the most senior class of equity share at a conversion price of $14.298.

We elected to account for the 8.0% Convertible Notes at fair value as of the issuance date. Management believes that the fair value option better reflects the underlying economics of the 8.0% Convertible Notes. Under the fair value election, changes in fair value are reported in the consolidated statements of operations and comprehensive loss under Change in Fair Value of Debt Instruments. For the year ended December 31, 2020, we recorded a loss of $6.8 million which is shown as Fair Value Adjustment in the table at the beginning of this Note 7. See Note 5, Fair Value Measurements for information about the assumptions we used to measure the fair value of 8.0% Convertible Notes.

In conjunction with the 8.0% Convertible Notes, we also issued the holder warrants (“Investor Warrants”) which are convertible into Ordinary Shares of the Company. The warrants have an exercise price of $0.00001 per share and will only become exercisable if we fail to achieve certain revenue and contribution margin targets in 2021 and 2022. The number of shares that the warrants will convert into varies according to the proportion of the revenue and contribution targets ultimately achieved. The value of the warrants is embedded within the 8.0% Convertible Notes.

2020 Term Facility Loan

On September 29, 2020, we secured a term facility loan of $35.0 million from Argentum (“2020 Term Facility Loan”). The 2020 Term Facility Loan matures on March 29, 2025 and bears interest at a rate of 2.0% per annum. The 2020 Term Facility Loan has no financial covenants. We may extend the maturity date through the filing of an extension request up to an additional one year. The 2020 Term Facility Loan may be voluntarily prepaid in full (no partial repayments), plus the applicable repayment premium payable. The Company paid interest of $0.1 million for the year ended December 31, 2020.

The Company shall repay the aggregate amount of the loans utilized in full on the maturity date, subject to no Qualified Exit occurring at the time plus the applicable repayment premium payable. The Qualified Exit means: 1) qualified listing—a flotation or a public offering, the value of which is equal to or exceeds the free float value of $350.0 million; 2) non-qualified trade. As of December 31, 2020, the total amount borrowed was $22.5 million.

Upon any occurrence of a non-qualified trade sale or qualified listing, amounts due to Argentum will be discharged in full by way of conversion into our most senior class of shares.

We elected to account for the 2020 Term Facility Loan at fair value as of the issuance date. Management believes that the fair value option better reflects the underlying economics of the 2020 Term Facility Loan. Under the fair value election, changes in fair value are reported in the consolidated statements of operations and comprehensive loss under Change in Fair Value of Debt Instruments. For the year ended December 31, 2020, we recorded a loss of $2.5 million which is shown as Fair Value Adjustment in the table at the beginning of this Note 7. See Note 5, Fair Value Measurements for information about the assumptions we used to measure the fair value of 2020 Term Facility Loan.

Paycheck Protection Program

On April 21, 2020, we received loan proceeds of approximately $2.9 million (“PPP Loan”) under the Paycheck Protection Program (“PPP”). The PPP, established as part of the Coronavirus Aid, Relief and Economic Security Act, provides for loans to qualifying businesses for amounts up to 2.5 times the average monthly payroll expenses of the qualifying business. The PPP Loan and accrued interest are forgivable after twenty-four weeks as long as the borrower uses the loan proceeds for eligible purposes, including payroll, benefits, rent and utilities, and maintains its payroll levels. The amount of loan forgiveness will be reduced if the borrower terminates employees or reduces salaries during the eight-week period.

The PPP Loan is evidenced by a promissory note, dated as of April 21, 2020 (the “Note”), between the Company, as Borrower, and Silicon Valley Bank, as Lender (the “Lender”). The interest rate on the Note is 1.0% per annum, with interest accruing on the unpaid principal balance computed on the basis of the actual number of days elapsed in a year of 360 days. No payments of principal or interest are due during the six-month period beginning on the date of the Note (the “Deferral Period”). On December 8, 2020, we filed an application seeking forgiveness of the PPP Loan. On March 2, 2021, we received notification from the Lender that our loan forgiveness application has been submitted to Small Business Administration (“SBA”).

Beginning one month following expiration of the Deferral Period and continuing monthly until 24 months from the date of the Note (the “Maturity Date”), we are obligated to make monthly payments of principal and interest to the Lender with respect to any unforgiven portion of the Note, in such equal amounts required to fully amortize the principal amount outstanding on the Note as of the last day of the Deferral Period by the Maturity Date. We are permitted to prepay the Note at any time without payment of any premium. As of December 31, 2020, we had $2.9 million of borrowings outstanding under the PPP Loan, recorded under long term debt in the consolidated statements of operations and comprehensive loss.

8.	Income Taxes

For the years ended December 31, 2020 and 2019, loss before income taxes were as follows (in thousands):

	Years Ended December 31,
	2020	2019
U.K. Operations	$(82,705)	$(53,291)
Foreign operations	2,997	2,752

Loss before income taxes	$(79,708)	$(50,539)

The components of provision for income tax for the years ended December 31, 2020 and 2019 are as follows (in thousands):

	Current	Deferred	Total
Year ended December 31, 2020
U.K. operations	$—	$—	$—
Foreign jurisdictions	569	—	569

	$569	$—	$569

	Current	Deferred	Total
Year ended December 31, 2019
U.K. operations	$—	$—	$—
Foreign jurisdictions	311	—	311

	$311	$—	$311

The effective tax rate of the Company’s provision for income taxes differs from the 19% statutory rate of the Company’s U.K. headquarters entity (in thousands, except percentages):

	Years Ended December 31,
	2020		2019
U.K. Statutory Rate	$(15,145)	19.0%	$(9,602)	19.0%
Foreign income tax	308	(0.4)%	96	(0.2)%
Research & Development credit	(628)	0.8%	(1,086)	2.1%
Stock-based compensation	1,293	(1.6)%	758	(1.5)%
Permanent differences	3,325	(4.2)%	(681)	1.3%
Change in valuation allowance	7,480	(9.4)%	2,636	(5.2)%
Losses not benefited	3,999	(5.0)%	8,169	(16.1)%
Others, net	(63)	0.1%	21	—%

Total	$569	(0.7)%	$311	(0.6)%

Deferred Tax Assets and Liabilities

Deferred income taxes reflect the net effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and (b) operating losses and tax credit carryforwards.

We record income tax expense for the anticipated tax consequences of the reported results of operations using the asset and liability method. Under this method, the Company recognizes deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial reporting and tax basis of assets and liabilities, as well as for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using tax rates that are expected to apply to taxable income for the years in which those tax assets and liabilities are expected to be realized or settled. The Company records valuation allowances to reduce its deferred tax assets to the net amount that it believes is more likely than not to be realized. Its assessment considers the realization of deferred tax assets on a jurisdictional basis.

The significant components of the Company’s deferred taxes are as follows (in thousands):

	December 31,
	2020	2019
Deferred tax assets:
Net operating loss carryforwards	$15,066	$7,494
Research and development credits	—	1,217
Stock-based compensation	1,476	1,057
Lease liabilities	482	916
Accrued liabilities	788	633
Other	2	—

Total gross deferred tax assets	17,814	11,317
Less valuation allowance	(16,377)	(9,520)

Net deferred tax assets	$1,437	$1,797
Deferred tax liabilities:
Right-of-use Assets	$(821)	$(1,064)
Property and equipment, principally due to differences in depreciation	(592)	(733)
Other	(24)	—

Total gross deferred tax liabilities	(1,437)	(1,797)

Net deferred tax assets	$—	$—

ASC 740 requires that the tax benefit of net operating losses (“NOLs”), temporary differences and credit carryforwards be recorded as an asset to the extent that management assesses that realization is “more likely than not.” Realization of our future tax benefits is dependent on our ability to generate sufficient taxable income within the carryforward period.

The changes in valuation allowance related to operating activity was an increase in the amount of $6.9 million and $2.8 million during the years ended December 31, 2020 and 2019, respectively.

NOLs and tax credit gross carryforwards as of December 31, 2020 are as follows (in thousands):

	Amount	Expiration Years
NOLs, U.K. (gross)	$79,293	See notes below
Tax credits, Federal	$—	See notes below
Tax credits, State	$—	See notes below

Net Operating Losses

As of December 31, 2020, the Company has U.K. NOL of approximately $79.3 million that can be carried forward indefinitely.

The U.S. R&D tax credit for the year ended December 31, 2020 has been fully utilized.

Uncertain Tax Positions

The Company recognizes tax benefits from uncertain tax positions only if it believes that it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. As the Company expands, it will face increased complexity in determining the appropriate tax jurisdictions for revenue and expense items. The Company’s policy is to adjust these reserves when facts and circumstances change. To the extent that the final tax outcome of these matters is different than the amounts recorded, such differences will affect the income tax expense in the period in which such determination is made and could have a material impact on its financial condition and operating results. The income tax expense includes the effects of any accruals that the Company believes are appropriate, as well as the related net interest and penalties. As of December 31, 2020 and 2019, the Company had total uncertain tax positions of $2.2 million and $0.4 million. No interest or penalties have been recorded related to the uncertain tax positions. None of the unrecognized tax benefits, if recognized, would affect the effective tax rate. A reconciliation of the beginning and ending balances of unrecognized tax benefits is as follows (in thousands):

	Years Ended December 31,
	2020	2019
Balance at beginning of the year	$405	$271
Increases based on tax positions related to current year	733	134
Increases based on tax positions related to prior years	1,199	—
Decreases based on tax positions related to prior years	(101)	—

Balance at end of year	$2,236	$405

It is not expected that there will be a significant change in uncertain tax position in the next 12 months. We are subject to income tax in the U.K., U.S. federal and various states and three other foreign jurisdictions. Our U.S. income tax filings are currently under audit for the tax year ended December 31, 2018. The statute of limitations for U.K. and foreign tax jurisdictions other than the U.S. are no longer subject to audit for tax years before December 31, 2018. We are no longer subject to U.S. federal income tax audit for the tax years before the year ended December 31, 2017 and are no longer subject to state income tax audit for tax years before December 31, 2016.

9.	Ordinary Shares

Ordinary Shares have no liquidation preferences and entitle holders to one vote per share. Ordinary shareholders are entitled to receive non-cumulative dividends, when and if declared by our Board of Directors.

10.	Earnings Per Share

A reconciliation of net loss available to ordinary shareholders and the number of shares in the calculation of basic and diluted net loss per share follows (in thousands, except for share and per share data):

	Years Ended December 31,
	2020	2019
Basic and diluted:
Net loss	$(80,277)	$(50,850)
Weighted average Ordinary Shares outstanding	33,604,752	31,406,127

Basic and diluted net loss per share	$(2.39)	$(1.62)

Basic net loss per share is calculated by dividing net loss for the period by the weighted average number of the Ordinary Shares outstanding plus 132,099 outstanding warrants outstanding with a $0.01 exercise price during the period.

As of December 31, 2020 and 2019, we excluded the potential effect of the following in the calculation of the diluted loss per share, as the effect would be anti-dilutive due to losses incurred.

	As of December 31,
	2020	2019
Outstanding warrants, less 132,099 outstanding warrants with a $0.01 exercise price	881,004	848,240
Outstanding options	7,207,044	5,904,413
Outstanding performance awards	249,605	249,605

	8,337,653	7,002,258

11.	Stock-Based Compensation

The Company has established a number of share-based incentive plans for current employees, directors and others, which include Share Appreciation Rights, 2013 Share Option Plan and Warrants.

Share Appreciation Rights

On November 12, 2013, the Company issued to certain employees Share Appreciation Rights (“SARs”) that require us to pay the intrinsic value of the SARs to the employee at the date of exercise. These SARs vest over a period of four years, provided the employee remains in the employment of the Company and recorded as liabilities at fair value as of the respective period end. As of December 31, 2020 and 2019, there were 30,000 SARs outstanding at an exercise price per share of $0.00001.

As of December 31, 2020 and 2019, the Company had recorded liabilities of $0.7 million and $0.4 million related to these SARs based on their fair value of $20.28 and $12.98 per share as of December 31, 2020 and 2019, respectively. The Company recognized expense for the SARs in the consolidated statements of operations and comprehensive loss under selling, general and administrative of $0.3 million and $0.02 million during the years ended December 31, 2020 and 2019.

2013 Share Option Plan

In 2013, we adopted the 2013 Equity Incentive Plan (the “Plan”), which provides for grants of stock options to attract and retain employees, directors, officers, and consultants.

As of December 31, 2020, there were 11,458,989 shares authorized for issuance under the Plan, of which 2,746,089 shares were available for grant. Share options can be granted with an exercise price less than, equal to or greater than the shares’ fair market value at the date of grant. All options vest over the earlier of 4 years of service from grant or start of service, with typically 25% becoming exercisable on the first anniversary of the grant or start of service and the balance becoming exercisable in equal monthly portions over the following 36 months.

The following table summarizes stock option activity related to the plans during the years ended December 31, 2020 and 2019:

	Number of Options Outstanding	Average Exercise Price Per Share	Remaining Contractual Life	Intrinsic Value
			(Years)	(In thousands)
Balances as of December 31, 2018	5,565,292	$2.88	6.68	$59,146
Options granted	1,135,148	9.29
Options exercised	(24,750)	1.33
Options forfeited	(120,001)	6.65
Options expired	(651,276)	2.78

Balances as of December 31, 2019	5,904,413	$4.05	6.94	$54,100
Options granted	2,328,385	8.67
Options exercised	(7,813)	5.36
Options forfeited	(826,488)	8.62
Options expired	(191,453)	6.92

Balances as of December 31, 2020	7,207,044	$4.94	6.75	$110,552

Options exercisable—December 31, 2020	4,693,313	$3.16	5.51	$80,334

The aggregated intrinsic value represents the difference between the exercise price and the fair value of Ordinary Shares. The total aggregate intrinsic value of options exercised during the years ended December 31, 2020 and 2019 was $0.1 million and $0.3 million, respectively. The weighted-average grant-date fair value of options granted during the years ended December 31, 2020 and 2019 was $8.32 and $7.92 per share, respectively.

Stock-based compensation expense for all equity arrangements for the years ended December 31, 2020 and 2019 was as follows (in thousands):

	Years Ended December 31,
	2020	2019
Cost of revenue	$2,271	$2,230
Research and development	4,313	2,835
Sales and marketing	639	475
General and administrative	820	689

Total stock-based compensation expense	$8,043	$6,229

As of December 31, 2020 and 2019, there was approximately $19.5 million and $13.8 million of total unrecognized stock based compensation expense, related to unvested options granted to employees under the Company’s stock option plan that is expected to be recognized over a weighted average period of 1.4 years and 1.3 years, respectively.

Performance Awards

During the year ended December 31, 2019, 249,605 performance-based awards at a weighted average grant date fair value of $7.84 were granted to certain individuals with conditions that include specific sales and fundraising targets. As of December 31, 2020, it was determined that all of these awards met their performance conditions, and the Company recognized a total expense of $0.8 million in relation to these awards. As of December 31, 2020 and 2019, there were approximately $1.2 million and $2.0 million of unrecognized stock-based compensation expense related to these performance-based awards. During the year ended December 31, 2020, no additional performance-based awards were granted.

Fair Value of Options

The fair values of options granted during the period were determined using a Black-Scholes model. The following principal assumptions were used in the valuation:

Fair Value of Ordinary Shares – The fair value of the Ordinary Shares underlying the stock option awards was determined by the Board of Directors (“the Board”). Given the absence of a public trading market, the Board considered numerous objective and subjective factors to determine the fair value of the Company’s Ordinary Shares at each meeting at which awards were approved. These factors included, but were not limited to (i) contemporaneous third party valuations of Ordinary Shares; (ii) the lack of marketability of Ordinary Shares; (iii) stage and development of the Company’s business; (iv) general economic conditions; and (vi) the likelihood of achieving a liquidity event, such as an IPO or sale of the Company, given prevailing market conditions. To evaluate the fair value of the underlying shares for grants between two independent valuations and after the last independent valuation, a linear interpolation framework was used to evaluate the fair value of the underlying shares.

Volatility – The expected stock price volatilities are estimated based on the historical and implied volatilities of comparable publicly traded companies as the Company does not have sufficient history of trading its Ordinary Shares.

Risk-free Interest Rate – The risk-free interest rates are based on US Treasury yields in effect at the grant date for notes with comparable terms as the awards.

Expected Term – As the Company does not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior, the Company determines the expected term based on the average period the stock options are expected to remain outstanding. For stock options, expected term is calculated as the midpoint of the stock options vesting term and contractual expiration period.

Dividend Yield – The expected dividend rate is zero as the Company has not declared or paid any cash dividends and does not anticipate to do so in the foreseeable future.

Years Ended December 31,
	2020	2019
Expected term (in years)	4.86 – 6.25	5.61 – 6.25
Expected volatility (%)	50.29 – 52.45	50.40 – 51.37
Risk-free interest rate (%)	0.30 – 1.75	1.42 – 1.88
Fair value of Ordinary Shares	$10.58 – 19.96	$13.21 – 13.52
Dividend yield	—	—

Warrants

We issued warrant certificates to certain counterparties to subscribe in its Ordinary Shares.

During the years ended December 31, 2020 and 2019, 51,859 and 164,485 warrants were issued to intermediaries for introducing new investors related to equity financings. The Company recognized these warrants as equity issuance costs, with a corresponding credit in additional paid-in capital. Accordingly, there were no net change in additional paid in capital.

The 2019 Convertible Loan Notes were converted into Ordinary Shares during 2019 at a lower price than was paid by certain shareholders who had invested prior to the issuance of the 2019 Convertible Loan Notes. In order to compensate these investors, the Company issued 135,133 warrants to these investors. The fair value of the warrants issued was $1.8 million and was accounted for as a non-cash dividend by the Company. No additional warrants were issued during the year ended December 31, 2020.

During the year ended December 31, 2019, the Company issued 5,246 warrants for goods and services, which were recognized as an expense in selling, general and administrative expense on the consolidated statements of operations and comprehensive loss with a corresponding credit in additional paid-in capital.

The below warrants are equity classified and exercisable as of December 31, 2020 and 2019. Investor Warrants in connection with the 8.0% Convertible Notes were excluded from the below table as they were classified as liabilities. A summary of the Company’s outstanding warrants as of December 31, 2020 and 2019 are presented below:

	Number of Warrants Outstanding	Weighted- Average Exercise Per Shares	Weighted- Average Contractual Life (Years)
Balances as of December 31, 2018	678,232	$7.05	7.60
Warrants issued	304,864	7.44
Warrants exercised	(2,757)	0.00
Warrants cancelled	—	—

Balances as of December 31, 2019	980,339	$7.19	7.29
Warrants issued	51,859	10.30
Warrants exercised	(5,523)	1.26
Warrants cancelled	(13,572)	11.44

Balances as of December 31, 2020	1,013,103	$7.33	6.45

12.	Related Party Transactions

The Company formed HRT, a joint venture with Hengtong Optic-Electric Co., Ltd. in 2017, which was recognized by the Company as an equity method investment. During the years ended December 31, 2020 and 2019, we made sales to HRT of $5.3 million and $6.7 million, respectively. As of December 31, 2020 and 2019, the balance owed by the joint venture amounted to $3.3 million and $2.9 million, respectively, and is included in accounts receivable in the accompanying balance sheets.

The Company engages two affiliate entities of the Company’s directors for consulting and administrative services. For the years ended December 31, 2020 and 2019, the Company incurred $0.8 million and $1.9 million in fees for these services, respectively. As of December 31, 2020 and 2019, the amounts included in accounts payable and accrued expenses in the accompanying balance sheets were not considered material.

13.	Leases

We have operating leases for office space and finance leases for manufacturing equipment. These leases have remaining lease terms of 1 years to 4 years. Some leases include extension options for up to 5 years. These options are included in the lease term when it is reasonably certain that the option will be exercised.

The weighted average remaining lease term was 3 years for operating leases as of December 31, 2020. The weighted average discount rate was 6% for operating leases as of December 31, 2020.

The components of lease cost for the year ended December 31, 2020, were as follows (in thousands):

	Years Ended December 31,
	2020	2019
Operating Lease Cost:
Fixed lease cost	$851	777
Variable lease cost	154	253

Total operating cost	$1,005	$1,030

Total lease cost	$1,391	$1,533

Other information related to leases was as follows (in thousands):

	Years Ended December 31,
	2020	2019
Supplemental Cash Flow Information:
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows for operating leases	$916	$756

Operating cash flows for finance leases	$15	$115

Financing cash flows for finance leases	$1,192	$1,215

Right-of-use assets obtained in exchange of lease obligations:
Right-of-use assets obtained in exchange for new operating lease liabilities	$—	$1,158

There are no finance lease liabilities as of December 31, 2020. Maturities of operating lease liabilities as of December 31, 2020, were as follows (in thousands):

Operating Leases
Year Ending December 31:
2021	$682
2022	613
2023	456
2024	121

Total lease obligation	$1,872
Less: Imputed interest	(149)

Total lease liabilities	$1,723
Less: Current lease liabilities	(596)

Total non-current lease liabilities	$1,127

14.	Commitments and Contingencies

Legal Contingencies

From time to time, we are a party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of business. We apply accounting for contingencies to determine when and how much to accrue for and disclose related to legal and other contingencies. Accordingly, we disclose contingencies deemed to be reasonably possible and accrue loss contingencies when, in consultation with legal advisors, it is concluded that a loss is probable and reasonably estimable. Although the ultimate aggregate amount of monetary liability or financial impact with respect to these matters is subject to many uncertainties and is therefore not predictable with assurance, management believes that as of December 31, 2020 there are no litigations pending that could have, individually and in the aggregate, a material adverse effect on our financial position, results of operations or cash flows.

Financial Commitments

In the ordinary course of business, we make commitments to third-party suppliers for various research and development activities. As of December 31, 2020 and 2019, we had $3.0 million and $3.3 million, respectively, in contractual obligations for which we have not yet received the services.

15.	Defined Contribution Plan

We have defined contribution plans, under which we contribute based on a percentage of the employees’ elected contributions. We will have no legal or constructive obligation to pay further amounts. The contributions made by us for the years ended December 31, 2020 and 2019 was $0.5 million and $0.4 million, respectively.

16.	Supplemental Cash Flow Information

Non-cash operating, investing, and financing activities, and supplemental cash flow information are as follows (in thousands):

	Years Ended December 31,
	2020	2019
Supplemental disclosure
Cash payments for:
Interest paid	$47	$506
Income tax paid	$313	$352
Schedule for noncash operating activities
Right-of-use assets obtained in exchange for new operating lease liabilities	$—	$1,158

	$—	$1,158

Schedule for noncash investing activities
Unpaid property and equipment received	$166	$397
Unpaid balance related to the Trutouch Asset Acquisition	500	—

	$666	$397

Schedule for noncash financing activities
Conversion of note payable to Ordinary Shares	$—	$18,244
Issuance of Ordinary Shares related to the Trutouch Asset Acquisition	2,298	—
Non-cash equity issuance costs	—	995
Non-cash dividend	—	1,838

	$2,298	$21,077

17.	Subsequent Events

Subsequent events have been evaluated through April 2, 2021, which is the date that the financial statements were issued.

During the year ended December 31, 2020, 250,000 restricted stock units (“RSUs”) were offered to our three executives. Each RSU has a performance-based grant criteria that the Company completes a SPAC transaction. As of December 31, 2020, it was determined that none of these awards meet the performance condition and no expense was recognized in relation to these awards.

In 2021, the Company issued convertible notes bearing interest at a rate of 5.0% per annum. The terms of the notes are similar to the 2020 Convertible Notes. We received $25.0 million on January 5, 2021, $10.0 million on January 13, 2021, and $30.0 million on January 18, 2021. We also received $11.4 million in connection with the 2020 Term Facility Loan on February 19, 2021.

On March 19, 2021, the Company entered into a definitive agreement to combine with SC Health Corporation, a publicly traded special purpose acquisition company. The transaction will result in Rockley becoming a publicly traded company on the NYSE under the symbol “RKLY” and values the Company at a pro forma enterprise value of $1.2 billion.

SC HEALTH CORPORATION

SC HEALTH CORPORATION

CONDENSED BALANCE SHEETS

	June 30, 2021	December 31, 2020
	(Unaudited)
ASSETS
Current Assets
Cash	$35,244	$124,878
Prepaid expenses	47,876	122,067

Total Current Assets	83,120	246,945
Marketable securities held in Trust Account	93,838,960	174,542,012

TOTAL ASSETS	$93,922,080	$174,788,957

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Account payable and accrued expenses	$1,004,661	$1,037,048
Accrued offering costs	167	167
Promissory note – related party	1,035,000	100,000

Total Current Liabilities	2,039,828	1,137,215

Warrant liabilities	32,502,932	19,055,750
Forward purchase agreement liabilities	—	2,950,567
Deferred underwriting fee payable	6,037,500	6,037,500

Total Liabilities	40,580,260	29,181,032
Commitments and Contingencies (Note 5)
Class A Ordinary Shares subject to possible redemption, 4,834,181 and 14,060,762 shares at $10.00 per share as of June 30, 2021 and December 31, 2020, respectively	48,341,810	140,607,920
Shareholders’ Equity
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A Ordinary Shares, $0.0001 par value; 180,000,000 shares authorized; 4,440,334 and 3,189,208 shares issued and outstanding (excluding 4,834,181 and 14,060,762 shares subject to possible redemption) as of June 30, 2021 and December 31, 2020, respectively	444	319
Class B Ordinary Shares, $0.00008 par value; 25,000,000 shares authorized; 5,562,500 shares issued and outstanding as of June 30, 2021 and December 31, 2020	445	445
Additional paid-in capital	30,381,594	18,827,517
Accumulated deficit	(25,382,473)	(13,828,276)

Total Shareholders’ Equity	5,000,010	5,000,005

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$93,922,080	$174,788,957

The accompanying notes are an integral part of these unaudited condensed interim financial statements.

SC HEALTH CORPORATION

CONDENSED INTERIM STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
General and operating expenses	$801,896	$136,354	$1,066,438	$348,637

Loss from operations	(801,896)	(136,354)	(1,066,438)	(348,637)
Other income (expense):
Interest earned on investments held in Trust Account	3,376	70,520	8,856	628,159
Change in fair value of warrant liabilities	798,410	(1,743,500)	(13,447,182)	(1,689,000)
Change in fair value of forward purchase agreement	—	(451,927)	2,950,567	(612,025)

Other income (expense), net	801,786	(2,124,907)	(10,487,759)	(1,672,866)
Net loss	$(110)	$(2,261,261)	$(11,554,197)	$(2,021,503)

Weighted average shares outstanding of Class A redeemable Ordinary Shares	10,501,513	17,250,000	13,857,114	17,250,000

Basic and diluted net income per share, Class A	$0.00	$0.00	$0.00	$0.04

Weighted average shares outstanding of Class B non-redeemable Ordinary Shares	5,562,500	5,562,500	5,562,500	5,562,500

Basic and diluted net loss per share, Class B	$(0.00)	$(0.42)	$(2.08)	$(0.48)

The accompanying notes are an integral part of these unaudited condensed interim financial statements.

SC HEALTH CORPORATION

CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(Unaudited)

THREE AND SIX MONTHS ENDED JUNE 30, 2021

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount
Balance – January 1, 2021	3,189,208	$319	5,562,500	$445	$18,827,517	$(13,828,276)	$5,000,005
Change in value of Ordinary Shares subject to possible redemption	(1,155,409)	115	—	—	11,553,974	—	11,554,089
Net loss	—	—	—	—	—	(11,554,087)	(11,554,087)

Balance – March 31, 2021 (unaudited)	4,344,617	$434	5,562,500	$445	$30,381,491	$(25,382,363)	$5,000,007
Change in value of Ordinary Shares subject to possible redemption(1)	95,717	10	—	—	103	—	113
Net income	—	—	—	—	—	(110)	(110)

Balance – June 30, 2021 (unaudited)	4,440,334	$444	5,562,500	$445	$30,381,594	$(25,382,473)	$5,000,010

THREE AND SIX MONTHS ENDED JUNE 30, 2020

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid in Capital	Accumulated Deficit	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount
Balance – January 1, 2020	2,366,966	$237	5,562,500	$445	$10,605,179	$(5,605,856)	$5,000,005
Change in value of Ordinary Shares subject to possible redemption	(23,976)	(3)	—	—	(239,757)	—	(239,760)
Net income	—	—	—	—	—	239,758	239,758

Balance – March 31, 2020 (unaudited)	2,342,990	$234	5,562,500	$445	$10,365,422	$(5,366,098)	$5,000,003
Change in value of Ordinary Shares subject to possible redemption	226,126	23	—	—	2,261,237	—	2,261,260
Net loss	—	—	—	—	—	(2,261,261)	(2,261,261)

Balance – June 30, 2020 (unaudited)	2,569,116	$257	5,562,500	$445	$12,626,659	$(7,627,359)	$5,000,002

(1)

Includes the effect of the redemption of Class A Ordinary Shares on April 16, 2021. Shareholders holding 7,975,485 shares exercised their right to convert such shares into a pro-rata portion of the Trust Account (see Note 1).

The accompanying notes are an integral part of these unaudited condensed interim financial statements.

SC HEALTH CORPORATION

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30,
	2021	2020
Cash Flows from Operating Activities:
Net loss	$(11,554,197)	$(2,021,503)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of warrant liabilities	13,447,182	1,689,000
Change in fair value of FPA liability	(2,950,567)	612,025
Interest earned on marketable securities held in Trust Account	(8,856)	(628,159)
Changes in operating assets and liabilities:
Prepaid expenses	74,191	70,350
Accounts payable and accrued expenses	(32,387)	(36,509)

Net cash used in operating activities	(1,024,634)	(314,796)

Cash Flows from Investing Activities:
Cash withdrawn from Trust account for redemptions	80,711,908	—

Net cash provided by investing activities	80,711,908	—

Cash Flows from Financing Activities:
Proceeds from promissory note/advances – related party	935,000	—
Redemption of Class A Ordinary Shares	(80,711,908)	—

Net cash used in financing activities	(79,776,908)	—

Net Change in Cash	(89,634)	(314,796)
Cash – Beginning	124,878	772,413

Cash – Ending	$35,244	$457,617

Non-Cash Investing and Financing Activities:
Change in value of Class A Ordinary Shares subject to possible redemption	$(11,554,202)	$(2,021,500)

The accompanying notes are an integral part of these unaudited condensed interim financial statements.

SC HEALTH CORPORATION

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS

JUNE 30, 2021

(Unaudited)

Note 1 – Description of Organization and Business Operations

SC Health Corporation (the “Company”) is a blank check company incorporated in the Cayman Islands on December 10, 2018. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization or similar business combination with one or more businesses (the “Business Combination”).

Although the Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination, the Company is focusing its search on companies with operations or prospects in the healthcare sector in the Asia Pacific region. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of June 30, 2021, the Company had not commenced any operations. All activity through June 30, 2021 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, and, after the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on July 11, 2019. On July 16, 2019, the Company consummated the Initial Public Offering of 15,000,000 units (the “Units” and, with respect to the shares of Class A Ordinary Shares included in the Units sold, the “Public Shares”), which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 5,000,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to SC Health Holdings Limited, a Cayman Islands exempted company (the “Sponsor”), generating gross proceeds of $5,000,000, which is described in Note 4.

Following the closing of the Initial Public Offering on July 16, 2019, an amount of $150,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act of 1940, as amended (the “Investment Company Act”), as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account, as described below.

On August 2, 2019, in connection with the underwriters’ election to fully exercise their over-allotment option, the Company consummated the sale of an additional 2,250,000 Units at $10.00 per Unit and the sale of an additional 450,000 Private Placement Warrants at $1.00 per Private Placement Warrant, generating total gross proceeds of $22,950,000. Following the closing, an additional $22,500,000 of net proceeds was placed in the Trust Account, resulting in $172,500,000 held in the Trust Account.

Transaction costs amounted to $10,224,407, consisting of $3,450,000 of underwriting fees, $6,037,500 of deferred underwriting fees and $736,907 of other offering costs.

Substantially all of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants are intended to be applied toward consummating a Business Combination, and the Company’s management has broad discretion to identify targets for such a potential Business Combination and over the specific application of the funds held in the Trust Account if and when such funds are properly released from the Trust Account. The Company’s initial Business Combination must be with one or more target businesses that together have a fair market value of at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes and excluding deferred underwriting discount) at the time of the agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to complete a Business Combination successfully.

The Company will provide its holders of the outstanding Public Shares (the “public shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account ($10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to public shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks shareholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its amended and restated memorandum and articles of association (“Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor, executive officers and directors (the “initial shareholders”) have agreed to vote their Founder Shares (as defined in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination.

Notwithstanding the foregoing, if the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Memorandum and Articles of Association provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% or more of the Public Shares, without the prior consent of the Company.

The initial shareholders have agreed (a) to waive their redemption rights with respect to their Founder Shares and Public Shares held by them in connection with the completion of a Business Combination and (b) not to propose an amendment to the Memorandum and Articles of Association to modify the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

The Company initially had until January 16, 2021, or such later date as a result of a shareholder vote to amend the Memorandum and Articles of Association, to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

On January 12, 2021, the Company held an extraordinary general meeting pursuant to which the Company’s shareholders approved extending the Combination Period from January 16, 2021 to April 16, 2021. In connection with the approval of the extension, no shareholders elected to redeem their shares for cash. On April 14, 2021, the Company held an extraordinary general meeting pursuant to which the Company’s shareholders approved extending the Combination Period from April 16, 2021 to August 16, 2021 (the “Extension Date”). In connection with the approval of the extension, shareholders elected to redeem 7,975,485 of Class A Ordinary Shares for cash amounting $80,711,908.

The initial shareholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial shareholders acquire Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below the lesser of (i) $10.00 per share and (ii) the actual amount per Public Share held in the Trust Account if less than $10.00 per Public Share due to reductions in the value of the trust assets. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account nor to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent auditors), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Going Concern

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company has until August 16, 2021, to consummate the proposed Business Combination. It is uncertain that the Company will be able to consummate the proposed Business Combination by this time. Additionally, the Company may not have sufficient liquidity to fund the working capital needs of the Company through one year from the issuance of these financial statements. If a business combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the liquidity condition and mandatory liquidation, should a business combination not occur, and potential subsequent dissolution, raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after August 16, 2021. The Company intends to complete the proposed Business Combination before the mandatory liquidation date. However, there can be no assurance that the Company will be able to consummate any business combination by August 16, 2021.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed interim financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed interim financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2020 as filed with the SEC on May 26, 2021, which contains the audited financial statements and notes thereto. The interim results for the three and six months ended June 30, 2021 are not necessarily indicative of the results to be expected for the year ending December 31, 2021 or for any future interim periods.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a

Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

The Company will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of its Initial Public Offering, (b) in which the Company has total annual gross revenue of at least $1.07 billion, or (c) in which the Company is deemed to be a “large accelerated filer,” which means the market value of its Ordinary Shares that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which the Company has issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

Use of Estimates

The preparation of the unaudited condensed interim financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed interim financial statements and the reported amounts of expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liability. Such estimates may be subject to change as more current information becomes available and, accordingly, the actual results could differ significantly from those estimates.

Investments Held in Trust Account

As of June 30, 2021 and December 31, 2020, assets held in the Trust Account were invested in Money Market Funds.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A Ordinary Shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A Ordinary Shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable Ordinary Shares (including Ordinary Shares that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Ordinary Shares are classified as shareholders’ equity. The Company’s Class A Ordinary Shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at June 30, 2021 and December 31, 2020, Class A Ordinary Shares subject to possible redemption is presented as temporary equity, outside of the shareholders’ equity section of the Company’s condensed balance sheets.

Offering Costs

Offering costs consisted of legal, accounting and other expenses incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs were allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs allocated to warrant liabilities were expensed as incurred in the statements of operations. Offering costs associated with the Class A Ordinary Shares issued were charged to shareholders’ equity upon the completion of the Initial Public Offering.

Warrant Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”).Company accounts for the Warrants as either equity-classified or liability-classified instruments based on an assessment of the specific terms of the Warrants and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the Warrants and are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and meet all of the requirements for equity classification under ASC 815, including whether the Warrants and are indexed to the Company’s own Ordinary Shares and whether the holders of the Warrants could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of issuance of the Warrants as of each subsequent quarterly period end date while the Warrants are outstanding. For issued or modified warrants that meet all of the criteria for equity classification, such warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, liability-classified warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of such warrants are recognized as a non-cash gain or loss on the statements of operations.

The Company accounts for the Warrants in accordance with ASC 815-40 under which the Warrants do not meet the criteria for equity classification and must be recorded as liabilities. The fair value of the Public Warrants was initially estimated using a Monte Carlo simulation model with subsequent measurements estimated using the Public Warrants’ quoted market price. The Private Placement Warrants are valued using a Modified Black Scholes Option Pricing Model.

Income Taxes

The Company accounts for income taxes under ASC Topic 740, “Income Taxes,” which prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of June 30, 2021 and December 31, 2020, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the periods presented. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Net Income (Loss) per Ordinary Share

Net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted average number of Ordinary Shares outstanding for the period. The calculation of diluted income (loss) per ordinary share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, (ii) the exercise of the over-allotment option and (iii) Private Placement Warrants since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive. The warrants are exercisable to purchase 14,075,000 shares of Class A Ordinary Shares in the aggregate.

The Company’s condensed statements of operations include a presentation of income (loss) per share for Ordinary Shares subject to possible redemption in a manner similar to the two-class method of income (loss) per share. Net income per share, basic and diluted, for Class A redeemable Ordinary Shares is calculated by dividing the interest income earned on the Trust Account, by the weighted average number of Class A redeemable Ordinary Shares outstanding since original issuance. Net loss per share, basic and diluted, for Class B non-redeemable Ordinary Shares is calculated by dividing the net loss, adjusted for income attributable to Class A redeemable Ordinary Shares, by the weighted average number of Class B non-redeemable Ordinary Shares outstanding for the period. Class B non-redeemable Ordinary Shares includes the Founder Shares as these shares do not have any redemption features and do not participate in the income earned on the Trust Account.

The following table reflects the calculation of basic and diluted net income (loss) per ordinary share (in dollars, except per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Redeemable Class A Ordinary Shares
Numerator: Earnings allocable to Redeemable Class A Ordinary Shares
Interest Income	$3,376	$70,520	$8,856	$628,159

Redeemable Net Earnings	$3,376	$70,520	$8,856	$628,159

Denominator: Weighted Average Redeemable Class A Ordinary Shares
Redeemable Class A Ordinary Shares, Basic and Diluted	10,501,513	17,250,000	13,857,114	17,250,000
Earnings/Basic and Diluted Redeemable Class A Ordinary Shares	$0.00	$0.00	$0.00	$0.04

Non-Redeemable Class B Ordinary Shares
Numerator: Net Income (Loss) minus Redeemable Net Earnings
Net Income (Loss)	$(110)	$(2,261,261)	$(11,554,197)	$(2,021,503)
Less: Redeemable Net Earnings	(3,376)	(70,520)	(8,856)	(628,159)

Non-Redeemable Net Income (Loss)	$(3,486)	$(2,331,781)	$(11,563,053)	$(2,649,662)

Denominator: Weighted Average Non-Redeemable Class B Ordinary Shares
Non-Redeemable Class B Ordinary Shares, Basic and Diluted	5,562,500	5,562,500	5,562,500	5,562,500
Loss/Basic and Diluted Non-Redeemable Class B Ordinary Shares	$0.00	$(0.42)	$(2.08)	$(0.48)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximate the carrying amounts represented in the accompanying condensed balance sheets, primarily due to their short-term nature other than the warrant liabilities (see Note 8).

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Recent Accounting Standards

In August 2020, the FASB issued ASU No. 2020-06, “Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s unaudited condensed interim financial statements.

Note 3 – Public Offering

Pursuant to the Initial Public Offering, the Company sold 17,250,000 Units at a purchase price of $10.00 per Unit, inclusive of 2,250,000 Units sold to the underwriters on August 2, 2019 upon the underwriters’ election to fully exercise their over-allotment option. Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 7).

Note 4 – Related Party Transactions

Founder Shares

In December 2018, the Sponsor purchased 3,450,000 shares (the “Founder Shares”) of the Company’s Class B Ordinary Shares for an aggregate price of $25,000. On February 8, 2019, the Company completed a sub-division of its Class B Ordinary Shares, pursuant to which the Founder Shares were sub-divided into 4,312,500 shares with a par value of $0.00008 per share. All share and per-share amounts have been retroactively restated to reflect the sub-division. On July 9, 2019, the Company issued 1,250,000 Founder Shares to the Sponsor in connection with the forward purchase agreement (see Note 5) for par value, or $100, resulting in a total of 5,562,500 Founder Shares issued and outstanding of which an aggregate of up to 562,500 shares were subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the initial shareholders would own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming no purchase by the initial shareholders of any Public Shares in the Initial Public Offering). As a result of the underwriters’ election to fully exercise their over-allotment option, 562,500 Founder Shares are no longer subject to forfeiture.

The Founder Shares will automatically convert into Class A Ordinary Shares upon consummation of a Business Combination on a one-for-one basis, subject to adjustments as described in Note 6.

The initial shareholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier of (i) one year after the completion of the Company’s Business Combination or (ii) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction after the Company’s Business Combination that results in all of the Company’s shareholders having the right to exchange their Class A Ordinary Shares for cash, securities or other property. Notwithstanding the foregoing, if the closing price of the Company’s Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Company’s Business Combination, the Founder Shares will be released from the lock-up.

Private Placement

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 5,000,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $5,000,000. On August 2, 2019, in connection with the underwriters’ exercise of the over-allotment option in full, the Company sold an additional 450,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $450,000. Each Private Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share. A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds of the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Warrants and all underlying securities will expire worthless. At the date of the IPO, the fair value of the Private Placement Warrants was $0.62. The difference between the purchase price of $1 and the fair value at the IPO date of $0.62 was recorded within equity as a contribution in excess of the fair value of the Private Placement Warrants.

Administrative Support Agreement

The Company entered into an agreement whereby, commencing on July 16, 2019 and continuing through the earlier of the Company’s consummation of a Business Combination and its liquidation, the Company will pay an affiliate of the Sponsor a total of $10,000 per month for office space, secretarial and administrative support. For the three and six months ended June 30, 2021 and 2020, the Company incurred $30,000 and $60,000, respectively, in fees for these services, respectively. As of June 30, 2021 and December 31, 2020, $40,000 and $10,000, respectively, of such fees are included in accounts payable and accrued expenses in the accompanying condensed interim balance sheets.

Advance from Related Party

The Sponsor advanced the Company an aggregate of $32,313 to cover expenses related to the Initial Public Offering. The advances were non-interest bearing and due on demand. In January 2019, the advances were converted into a promissory note issued to the Sponsor (see below).

Promissory Note – Related Party

In January 2019, the Company issued an unsecured promissory note (the “Promissory Note”) to the Sponsor, pursuant to which the Company could borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of December 31, 2019 or the completion of the Initial Public Offering. In January 2019, the Company transferred its outstanding advance from a related party in the amount of $32,313 into the Promissory Note. The outstanding balance of $254,595 under the Promissory Note was repaid as of December 31, 2019.

On December 30, 2020, the Sponsor deposited $100,000 into the operating bank account of the Company for working capital. An additional $50,000, $35,000 and $850,000 was deposited into the operating bank statement for working capital from the Sponsor on March 22, 2021, March 31, 2021 and April 28, 2021, respectively. On May 25, 2021, the Company issued an unsecured promissory note (the “2021 Promissory Note”) in the principal amount of $2,000,000 to the Sponsor. The 2021 Promissory Note does not bear interest and is repayable in full upon consummation of the Company’s initial business combination. If the Company does not complete an initial business combination, the 2021 Promissory Note shall not be repaid and all amounts owed under it will be forgiven. The 2021 Promissory Note is subject to customary events of default, the occurrence of which automatically trigger the unpaid principal balance of the 2021 Promissory Note and all other sums payable with regard to the 2021 Promissory Note becoming immediately due and payable. The 2021 Promissory Note was issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended. The advances from the Sponsor on December 30, 2020, March 22, 2021, March 31, 2021 and April 28, 2021, were reclassified as withdrawals as part of the issued promissory note on May 25, 2021. As of June 30, 2021, $1,035,000 is outstanding under the promissory note.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor may, but is not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $2,000,000 of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. As of June 30, 2021, and December 31, 2020, no amounts were borrowed under the Working Capital Loans.

Note 5 – Commitments and Contingencies

Risks and Uncertainties

Management is continuing to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these condensed financial statements. The condensed interim financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Registration Rights

Pursuant to a registration rights agreement entered into on July 11, 2019, the holders of the Private Placement Warrants, the warrants that may be issued upon conversion of the Working Capital Loans, and the Founder Shares are entitled to registration rights with respect to such warrants and the Ordinary Shares underlying such warrants and Founder Shares. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities for sale under the Securities Act. In addition, the holders will have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of Initial Public Offering to purchase up to 2,250,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. In connection with the underwriters’ exercise of the over-allotment option in full on August 2, 2019, the underwriters purchased all 2,250,000 additional Units.

The underwriters are entitled to a deferred fee of $6,037,500, which will become payable to them from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Forward Purchase Agreement

On July 9, 2019, SC Health Group Limited, an affiliate of the Sponsor, entered into a forward purchase agreement with the Company which provides for the purchase by SC Health Group Limited of an aggregate of

5,000,000 Class A Ordinary Shares, plus an aggregate of 1,250,000 redeemable warrants, each to purchase one Class A ordinary share at $11.50 per share, for an aggregate purchase price of $50,000,000, or $10.00 per Class A ordinary share and accompanying fraction of a warrant in a private placement to close concurrently with the closing of a Business Combination. On July 9, 2019, the Company issued 1,250,000 Founder Shares to the Sponsor in connection with the forward purchase agreement for par value, or $100, of which such shares would be transferred to SC Health Group Limited. The obligations under the forward purchase agreement do not depend on whether any Class A Ordinary Shares are redeemed by the Company’s public shareholders. As part of the Rockley Business Combination, the Company agreed with SC Health Group Limited that the Forward Purchase Agreement should be terminated and instead of purchasing $50,000,000 of Class A Ordinary Shares pursuant to the forward purchase agreement, SC Health Group Limited would instead enter into the Investor Subscription Agreement referenced below and, pursuant to that agreement, has agreed to purchase an aggregate of $50,000,000 shares in Rockley Photonics Holdings Limited. In connection with the termination of the Forward Purchase Agreement, the company recognized a gain of $2,950,567 with the first quarter of 2021, which is included in the change in FPA liability on the accompanying unaudited condensed interim statements of operations.

Business Combination Agreement

On March 19, 2021, the Company entered into a Business Combination Agreement and Plan of Merger (the “Business Combination Agreement”), by and among Rockley Photonics Limited, a company incorporated under the laws of England and Wales with company number 08683015 (the “Rockley”), Rockley Photonics Holdings Limited, an exempted company incorporated in the Cayman Islands with limited liability (“HoldCo”), and Rockley Mergersub Limited, an exempted company incorporated in the Cayman Islands with limited liability and a direct wholly owned subsidiary of HoldCo (“Merger Sub”). The Business Combination Agreement and the transactions contemplated thereby (the “Rockley Business Combination”) were approved by our board of directors and the boards of directors of each of HoldCo, Merger Sub and Rockley.

The Business Combination Agreement provides for, among other things, the following transactions on the closing date: (i) the Company carries out a scheme of arrangement in the UK courts pursuant to which all of the Company’s shares (including those issued prior to the scheme as a result of the conversion of convertible loan notes and the exercise of warrants) will be cancelled or transferred by the Company’s shareholders in exchange for shares in HoldCo; (ii) the holders of options over shares in the Company will be invited to roll their options into new options over shares in HoldCo; (iii) to the extent convertible loan notes issued by the Company do not convert into shares in the Company prior to the effectiveness of the scheme described in clause (i) above, such notes will, depending on which form the scheme of arrangement takes, either be (a) novated to HoldCo (resulting in HoldCo becoming responsible to issue HoldCo Ordinary Shares on exercise) and the consideration for the novation shall be an inter-company loan between the Company and HoldCo, or (b) acquired by HoldCo in exchange for the issue of new convertible loan notes by HoldCo to each convertible loan note holder; (iv) the holders of warrants over shares in the Company (other than warrants that by their terms will be replicated at HoldCo in exchange for market value consideration) will be notified that if they do not exercise their warrants for shares in the Company prior to the effectiveness of the scheme described in clause (i) above, then those warrants will lapse; (v) HoldCo will complete a ‘stock-split’ to prepare its share capital for Merger Sub’s merger into SC Health; (vi) certain investors will subscribe for and purchase an aggregate of $150,000,000 of shares in HoldCo; (vii) Merger Sub will merge with and into SC Health, with SC Health surviving the merger and becoming a direct wholly-owned subsidiary of HoldCo; and (viii) the shares and warrants in SC Health will be exchanged for shares and warrants in HoldCo.

In accordance with the terms and subject to the conditions of the Business Combination Agreement, (i) the existing holders of securities in the Company will exchange their securities for new securities in HoldCo; and (ii) HoldCo will split its stock such that the number of shares in (together with any other securities in or convertible for securities in) HoldCo after the stock split will be equal to $1,148,114,113 divided by $10.00. Certain PIPE investors will subscribe for shares in HoldCo and the warrants in SC Health (each $10.00 shares) will then be exchanged for shares in HoldCo.

Concurrently with the execution of the Business Combination Agreement, the Company and HoldCo entered into subscription agreements (the “Investor Subscription Agreements”) with certain investors and individuals, including, among others, SC Health Group Limited (an affiliate of the Sponsor), Medtronic, Senvest Management LLC and UBS O’Connor. Pursuant to the Investor Subscription Agreements, each investor agreed to subscribe for and purchase, and HoldCo agreed to issue and sell an aggregate of $150,000,000 shares in HoldCo, which will take effect immediately prior to the closing of the Rockley Business Combination.

Previously the Company had entered into a forward purchase agreement with SC Health Group Limited which provided for the purchase by SC Health Group Limited of an aggregate of 5,000,000 Class A Ordinary Shares, plus an aggregate of 1,250,000 redeemable warrants to purchase one Class A ordinary share at $11.50 per share, for an aggregate purchase price of $50,000,000, or $10.00 per Class A ordinary share and accompanying fraction of a warrant in a private placement to close concurrently with the closing of our initial business combination. As part of the Rockley Business Combination, the Company agreed with SC Health Group Limited that the Forward Purchase Agreement should be terminated and instead of purchasing $50,000,000 of Class A Ordinary Shares pursuant to the forward purchase agreement, SC Health Group Limited would instead enter into the Investor Subscription Agreement referenced above and, pursuant to that agreement, has agreed to purchase an aggregate of $50,000,000 shares in HoldCo.

Note 6 – Shareholders’ Equity

Preference Shares – The Company is authorized to issue to 1,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At June 30, 2021 and December 31, 2020, there were no preference shares issued or outstanding.

Class A Ordinary Shares – The Company is authorized to issue 180,000,000 Class A Ordinary Shares with a par value of $0.0001 per share. Holders of the Company’s Class A Ordinary Shares are entitled to one vote for each share. At June 30, 2021 and December 31, 2020, there were 4,440,334 and 3,189,208 Class A Ordinary Shares issued and outstanding, excluding 4,834,181 and 14,060,792 Class A Ordinary Shares subject to possible redemption, respectively.

Class B Ordinary Shares – The Company is authorized to issue to 25,000,000 Class B Ordinary Shares with a par value of $0.00008 per share. Holders of Class B Ordinary Shares are entitled to one vote for each share. At June 30, 2021 and December 31, 2020, there were 5,562,500 Ordinary Shares issued and outstanding.

Holders of Class B Ordinary Shares will have the right to elect the Company’s directors prior to or in connection with the completion of a Business Combination. Holders of Class A Ordinary Shares and Class B Ordinary Shares will vote together as a single class on all other matters submitted to a vote of shareholders, except as required by law.

The Class B Ordinary Shares will automatically convert into Class A Ordinary Shares at the time of a Business Combination on a one-for-one basis, subject to adjustment as follows. The Class B Ordinary Shares will automatically convert into Class A Ordinary Shares on the first business day following the consummation of a Business Combination at a ratio such that the total number of Class A Ordinary Shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the total number of Class A Ordinary Shares outstanding upon completion of this offering, plus the total number of Class A Ordinary Shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination, excluding any Class A Ordinary Shares or equity-linked securities exercisable for or convertible into Class A Ordinary Shares issued, or to be issued, to any seller in a Business Combination and any warrants issued in a private placement to the Sponsor or an affiliate of the Sponsor upon conversion of Working Capital Loans.

NOTE 7 – Warrant Liabilities

As of June 30, 2021, the Company had 8,625,000 Public Warrants and 5,450,000 Private Placement Warrants outstanding.

Public Warrants may only be exercised for a whole number of shares. No fractional warrants were issued upon separation of the Units, which occurred on September 3, 2019, and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A Ordinary Shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act with respect to the Class A Ordinary Shares underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations described below with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue a Class A ordinary share upon exercise of a Public Warrant unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than thirty (30) business days after the closing of a Business Combination, it will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A Ordinary Shares issuable upon exercise of the Public Warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A Ordinary Shares issuable upon exercise of the warrants is not effective by the sixtieth (60th) day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.

Redemption of Warrants for Cash. Once the warrants become exercisable, the Company may redeem the Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption; and

•

if, and only if, the reported last sales price of the Company’s Class A Ordinary Shares equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of Warrants for Class A Ordinary Shares. Commencing ninety days after the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

•	in whole and not in part;

•	at a price equal to a number of Class A Ordinary Shares to be determined, based on the redemption date and the fair market value of the Company’s Class A Ordinary Shares;

•	upon a minimum of 30 days’ prior written notice of redemption;

•

if, and only if, the last reported sale price of the Company’s Class A Ordinary Shares equals or exceeds $10.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders;

•	if, and only if, the Private Placement Warrants are also concurrently exchanged at the same price (equal to a number of Class A Ordinary Shares) as the outstanding Public Warrants; and

•

if, and only if, there is an effective registration statement covering the Class A Ordinary Shares issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given

If the Company calls the Public Warrants for redemption, management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of Ordinary Shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Ordinary Shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if (x) the Company issues additional Class A Ordinary Shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the Company) and, (i) in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance, and (ii) to the extent that such issuance is made to SIN Capital Group Pte. Ltd., an affiliate of the Company and the Sponsor or its affiliates, without taking into account the transfer of Founder Shares or Private Placement Warrants (including if such transfer is effectuated as a surrender to the Company and subsequent reissuance by the Company) by the Sponsor in connection with such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of our Class A Ordinary Shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A Ordinary Shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable (for cash) so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Note 8 – Fair Value Measurements

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1: Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2: Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3: Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The Company classifies its U.S. Treasury and equivalent securities within the Trust Account as held-to-maturity in accordance with ASC Topic 320 “Investments – Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying condensed balance sheets and adjusted for the amortization or accretion of premiums or discounts.

At June 30, 2021, assets held in the Trust Account were comprised of $93,838,960 in money market funds, which are invested in U.S. Treasury Securities. At December 31, 2020, assets held in the Trust Account were comprised of $174,542,012 in money market funds, which are invested in U.S. Treasury Securities, For the money market funds that the Trust Accounts are invested in, the fair market value of the money market funds is equivalent to the amortized cost value. During the three and six months ended June 30, 2021 or 2020, the Company did not withdraw any interest income from the Trust Account.

At June 30, 2021 and December 31, 2020, there were 5,450,000 Public Warrants and 8,625,000 Private Placement Warrants outstanding. Additionally, there were 0 and 5,000,000 Class A Ordinary Shares with an accompanying fractional warrant outstanding in relation to the Forward Purchase Agreement as of June 30, 2021, and December 31, 2020 outstanding, respectively.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at June 30, 2021 and December 31, 2020 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.

Description	Level	June 30, 2021	December 31, 2020
Assets:
Marketable securities held in Trust Account – U.S. Treasury Securities Money Market Fund	1	$93,838,960	$174,542,012

Liabilities:
Private Placement Warrants	3	$14,304,182	$7,412,000
Public Warrants	1	18,198,750	11,643,750
Forward Purchase Agreement (FPA)	3	—	2,950,567

The Warrants and FPA were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the condensed balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities and FPA in the condensed statements of operations.

The Company established the initial fair value for the private and public warrants and the FPA on July 16, 2019, the date of the Company’s Initial Public Offering, using various valuation methodologies. The Private Placement Warrants were initially measured using a Modified Black-Scholes, the public warrants were initially measured using a Monte Carlo simulation, and the FPA was initially measured using a forward valuation model. The initial measurement of the liabilities was classified as Level 3 due to the use of unobservable inputs.

The subsequent measurement of the private warrants is performed using Modified Black-Scholes Model. The public warrants are subsequently measured at the trading stock price at the end of the reporting periods. The FPA is no longer measured due to the termination described in Note 5.

The key inputs into the Modified Black-Scholes Model for the Private Placement Warrants were as follows at June 30, 2021 and December 31, 2020:

Input	June 30, 2021	December 31, 2020
Risk-free interest rate	0.91%	0.40%
Time to Maturity (Years)	5.25	5.29
Implied volatility	40.0%	19.00%
Exercise price	$11.50	$11.50
Implied Stock Price	$10.08	$10.25

The following table presents the changes in the fair value of level 3 warrant and FPA liabilities:

	Forward Purchase Agreement	Private Placement Warrants
Fair value as of December 31, 2020	$2,950,567	$7,412,000
Change in fair value	—	9,588,092
Termination of FPA	(2,950,567)	—

Fair value as of March 31, 2021	—	$17,000,092
Change in fair value	—	(2,695,910)

Fair value as of June 30, 2021	$—	$14,304,182

There were no transfers in or out of Level 3 from other levels in the fair value hierarchy during the three and six months ended June 30, 2021.

Note 9 – Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the condensed balance sheet date up to the date that the unaudited condensed interim financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited condensed interim financial statements.

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of SC Health Corporation

Opinion on the Financial Statements

We have audited the accompanying balance sheets of SC Health Corporation (the “Company”) as of December 31, 2020 and 2019, the related statements of operations, changes in shareholders’ equity and cash flows for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Restatement of Financial Statements

As discussed in Note 2 to the financial statements, the Securities and Exchange Commission issued a public statement entitled Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) (the “Public Statement”) on April 12, 2021, which discusses the accounting for certain warrants as liabilities. The Company previously accounted for its warrants as equity instruments. Management evaluated its warrants against the Public Statement, and determined that the warrants should be accounted for as liabilities. Accordingly, the 2020 and 2019 financial statements have been restated to correct the accounting and related disclosure for the warrants.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs and complete a business combination by August 16, 2021 then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2018.

New York, New York

May 25, 2021

SC HEALTH CORPORATION

BALANCE SHEETS (As Restated)

DECEMBER 31, 2020

	December 31,
	2020	2019
ASSETS
Current Assets
Cash	$124,878	$772,413
Prepaid expenses	122,067	123,658

Total Current Assets	246,945	896,071
Marketable securities held in Trust Account	174,542,012	173,897,911

TOTAL ASSETS	$174,788,957	$174,793,982

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Account payable and accrued expenses	$1,037,048	$50,115
Accrued offering costs	167	167
Promissory note – related party	100,000	—

Total Current Liabilities	1,137,215	50,282
Deferred underwriting fee payable	6,037,500	6,037,500
Warrant liabilities	19,055,750	13,566,500
Forward Purchase Agreement liability	2,950,567	1,309,355

Total Liabilities	29,181,032	20,963,637
Commitments and Contingencies (Note 5)
Class A Ordinary Shares subject to possible redemption, 14,060,792 and 14,883,034 shares at $10.00 per share as of December 30, 2020 and 2019, respectively	140,607,920	148,830,340
Shareholders’ Equity
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A Ordinary Shares, $0.0001 par value; 180,000,000 shares authorized; 3,189,208 and 2,366,966 shares issued and outstanding (excluding 14,060,792 and 14,883,034 shares subject to possible redemption) as of December 31, 2020 and 2019, respectively	319	237
Class B Ordinary Shares, $0.00008 par value; 25,000,000 shares authorized; 5,562,500 shares issued and outstanding as of December 31, 2020 and 2019	445	445
Additional paid-in capital	18,827,517	10,605,179
(Accumulated deficit) Retained earnings	(13,828,276)	(5,605,856)

Total Shareholders’ Equity	5,000,005	5,000,005

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$174,788,957	$174,793,982

The accompanying notes are an integral part of these financial statements.

SC HEALTH CORPORATION

STATEMENTS OF OPERATIONS (As Restated)

	Year Ended December 31,
	2020	2019
Operating costs	$1,736,059	$765,662

Loss from operations	(1,736,059)	(765,662)
Other income:
Interest earned on investments held in Trust Account	644,101	1,397,911
Change in fair value of warrant liabilities	(5,489,250)	(4,926,250)
Change in fair value of FPA liability	(1,641,212)	(1,309,355)

Net (loss) income	$(8,222,420)	$(5,603,356)

Weighted average shares outstanding of Class A redeemable Ordinary Shares	17,250,000	17,010,355

Basic and diluted net income per share, Class A	$0.04	$0.08

Weighted average shares outstanding of Class B non-redeemable Ordinary Shares	5,562,500	4,911,815

Basic and diluted net loss per share, Class B	$(1.59)	$(1.43)

The accompanying notes are an integral part of these financial statements.

SC HEALTH CORPORATION

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (As Restated)

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	(Accumulated Deficit) Retained Earnings	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount
Balance – January 1, 2019	—	$—	4,312,500	$345	$24,655	$(2,500)	$22,500
Issuance of Class B Ordinary Shares to Sponsor	—	—	1,250,000	100	(100)	—	—
Sale of 17,250,000 Units, net of underwriting discounts and offering costs	17,250,000	1,725	—	—	157,323,738	—	157,325,463
Contribution in excess of FV of Private Warrants	—	—	—	—	2,085,738	—	2,085,738
Class A Ordinary Shares subject to possible redemption	(14,883,034)	(1,488)	—	—	(148,828,852)	—	(148,830,340)

Net income	—	—	—	—	—	(5,603,356)	(5,603,356)
Balance – December 31, 2019	2,366,966	237	5,562,500	445	10,605,179	(5,605,856)	5,000,005
Change in value of Class A Ordinary Shares subject to possible redemption	822,242	82	—	—	8,222,338	—	8,222,420
Net loss	—	—	—	—	—	(8,222,420)	(8,222,420)

Balance – December 31, 2020	3,189,208	$319	5,562,500	$445	$18,827,517	$(13,828,276)	$5,000,005

The accompanying notes are an integral part of these financial statements.

SC HEALTH CORPORATION

STATEMENTS OF CASH FLOWS (As Restated)

	Year Ended December 31,
	2020	2019
Cash Flows from Operating Activities:
Net (loss) income	$(8,222,240)	$(5,603,356)
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(644,101)	(1,397,911)
Change in fair value of warrant liabilities	5,489,250	4,926,250
Change in fair value of FPA liability	1,641,212	1,309,355
Transaction costs allocable to warrant liabilities	—	325,858
Changes in operating assets and liabilities:
Prepaid expenses	1,591	(123,658)
Accounts payable and accrued expenses	986,933	47,615

Net cash used in operating activities	(747,535)	(515,847)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	—	(172,500,000)

Net cash used in investing activities	—	(172,500,000)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	—	169,050,000
Proceeds from sale of Private Placement Warrants	—	5,450,000
Proceeds from promissory note – related party	100,000	—
Repayment of promissory note – related party	—	(254,595)
Payments of offering costs	—	(489,458)

Net cash provided by financing activities	100,000	173,755,947

Net Change in Cash	(647,535)	740,100
Cash – Beginning	772,413	32,313

Cash – Ending	$124,878	$772,413

Non-Cash Investing and Financing Activities:
Payment of offering costs through promissory note	$—	$222,282

Conversion of advances to promissory note	$—	$32,313

Initial classification of Class A Ordinary Shares subject to possible redemption	$—	$154,107,480

Change in value of Class A Ordinary Shares subject to possible redemption	$(8,222,420)	$(5,277,140)

Initial classification of warrant liabilities	—	$13,729,000

Deferred underwriting fee payable	$—	$6,037,500

The accompanying notes are an integral part of these financial statements.

SC HEALTH CORPORATION

NOTES TO FINANCIAL STATEMENTS

NOTE 1 – DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

SC Health Corporation (the “Company”) was incorporated in the Cayman Islands on December 10, 2018. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization or similar business combination with one or more businesses (the “Business Combination”).

Although the Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination, the Company is focusing its search on companies with operations or prospects in the healthcare sector in the Asia Pacific region. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2020, the Company had not commenced any operations. All activity through December 31, 2020 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, and, after the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on July 11, 2019. On July 16, 2019, the Company consummated the Initial Public Offering of 15,000,000 units (the “Units” and, with respect to the shares of Class A Ordinary Shares included in the Units sold, the “Public Shares”), which is described in Note 4.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 5,000,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to SC Health Holdings Limited, a Cayman Islands exempted company (the “Sponsor”), generating gross proceeds of $5,000,000, which is described in Note 5.

Following the closing of the Initial Public Offering on July 16, 2019, an amount of $150,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act of 1940, as amended (the “Investment Company Act”), as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account, as described below.

On August 2, 2019, in connection with the underwriters’ election to fully exercise their over-allotment option, the Company consummated the sale of an additional 2,250,000 Units at $10.00 per Unit and the sale of an additional 450,000 Private Placement Warrants at $1.00 per Private Placement Warrant, generating total gross proceeds of $22,950,000. Following the closing, an additional $22,500,000 of net proceeds was placed in the Trust Account, resulting in $172,500,000 held in the Trust Account.

Transaction costs amounted to $10,224,407, consisting of $3,450,000 of underwriting fees, $6,037,500 of deferred underwriting fees and $736,907 of other offering costs. As of December 31, 2020, cash of $124,878 was held outside of the Trust Account and is available for working capital purposes.

Substantially all of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants are intended to be applied toward consummating a Business Combination, and the Company’s management has broad discretion to identify targets for such a potential Business Combination and over the specific application of the funds held in the Trust Account if and when such funds are properly released from the Trust Account. The Company’s initial Business Combination must be with one or more target businesses that together have a fair market value of at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes and excluding deferred underwriting discount) at the time of the agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to complete a Business Combination successfully.

The Company will provide its holders of the outstanding Public Shares (the “public shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account ($10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to public shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks shareholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its amended and restated memorandum and articles of association (“Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor, executive officers and directors (the “initial shareholders”) have agreed to vote their Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination.

Notwithstanding the foregoing, if the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Memorandum and Articles of Association provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% or more of the Public Shares, without the prior consent of the Company.

The initial shareholders have agreed (a) to waive their redemption rights with respect to their Founder Shares and Public Shares held by them in connection with the completion of a Business Combination and (b) not to propose an amendment to the Memorandum and Articles of Association to modify the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business

Combination, unless the Company provides the public shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

The Company initially had until January 16, 2021, or such later date as a result of a shareholder vote to amend the Memorandum and Articles of Association, to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

On January 12, 2021, the Company held an extraordinary general meeting pursuant to which the Company’s shareholders approved extending the Combination Period from January 16, 2021 to April 16, 2021 (the “Extension Date”). In connection with the approval of the extension, no shareholders elected to redeem their shares for cash.

The initial shareholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial shareholders acquire Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below the lesser of (i) $10.00 per share and (ii) the actual amount per Public Share held in the Trust Account if less than $10.00 per Public Share due to reductions in the value of the trust assets. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account nor to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent auditors), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Going Concern

In connection with the Company’s assessment of going concern considerations in accordance with FASB’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that if the Company is unable to raise additional funds to alleviate liquidity needs as well as complete a Business Combination during the Combination Period, then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after the Combination Period. The Company intends to complete a Business Combination before the mandatory liquidation date.

NOTE 2 – RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

On April 12, 2021, the Staff of the SEC issued a statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies.” In the statement, the SEC Staff, among other things, highlighted potential accounting implications of certain terms that are common in warrants issued in connection with the initial public offerings of special purpose acquisition companies such as the Company. As a result of the Staff statement and in light of evolving views as to certain provisions commonly included in warrants issued by special purpose acquisition companies, we re-evaluated the accounting for our Warrants under ASC 815-40, Derivatives and Hedging—Contracts in Entity’s Own Equity, and concluded that they do not meet the criteria to be classified in stockholders’ equity. Since the Warrants meet the definition of a derivative under ASC 815-40, we have restated the financial statements to classify the Warrants as liabilities on the balance sheet at fair value, with subsequent changes in their respective fair values recognized in the consolidated statement of operations and comprehensive income (loss) at each reporting date.

The Company’s prior accounting treatment for the Warrants was equity classification rather than as derivative liabilities. Accounting for the Warrants as liabilities pursuant to ASC 815-40 requires that the Company re-measure the Warrants to their fair value each reporting period and record the changes in such value in the statement of operations. Accordingly, the Company has restated the value and classification of the Warrants in our financial statements included herein (“Restatement”).

The following summarizes the effect of the Restatement on each financial statement line item for each period presented herein, each prior interim period of the current fiscal year, and as of the date of the Company’s consummation of its IPO.

Balance Sheet as of July 16, 2019	As Reported	Period Adjustment	As Restated
Warrant Liabilities	$—	$7,675,000	$7,675,000
Total Liabilities	5,996,720	7,675,000	13,671,720
Ordinary Shares subject to redemption	141,035,230	(7,675,000)	133,360,230
Class A Ordinary Shares	90	76	166
Additional paid-in capital	$5,002,328	$288,038	$5,290,366
Retained earnings (Accumulated deficit)	(2,856)	(288,114)	(290,970)
Total Stockholders’ Equity	$5,000,007	$—	$5,000,007
Number of shares subject to possible redemption	14,103,523	(767,500)	13,336,023

Balance Sheet as of September 30, 2019 (unaudited)	As Reported	Period Adjustment	As Restated
Warrant Liabilities	$—	$16,944,500	$16,944,500
FPA Liability	—	1,325,333	1,325,333
Total Liabilities	6,075,351	18,269,833	24,345,184
Ordinary Shares subject to redemption	163,320,810	(18,269,830)	145,050,980
Class A Ordinary Shares	92	182	274
Additional paid-in capital	$4,429,246	$9,955,256	$14,384,502
Retained earnings (Accumulated deficit)	570,225	(9,955,441)	(9,385,216)
Total Stockholders’ Equity	$5,000,008	$(3)	$5,000,005
Number of shares subject to possible redemption	16,332,081	(1,826,983)	14,505,098

Balance Sheet as of December 31, 2019	As Reported	Period Adjustment	As Restated
Warrant Liabilities	$—	$13,566,500	$13,566,500
FPA Liability	—	1,309,355	1,309,355
Total Liabilities	6,087,782	14,875,855	20,963,637
Ordinary Shares subject to redemption	163,706,190	(14,875,850)	148,830,340
Class A Ordinary Shares	88	149	237
Additional paid-in capital	$4,043,870	$6,561,309	$10,605,179
Retained earnings (Accumulated deficit)	$955,607	$(6,561,463)	$(5,605,856)
Total Stockholders’ Equity	$5,000,010	$(5)	$5,000,005
Number of shares subject to possible redemption	16,370,619	(1,487,585)	14,883,034

Statement of Operations for the three months ended September 30, 2019 (unaudited)	As Reported	Period Adjustment	As Restated
Transaction costs allocable to warrant liabilities	$—	$(325,858)	$(325,858)
Change in fair value of warrant liabilities	—	(8,304,250)	(8,304,250)
Change in fair value of FPA liability	—	(1,325,333)	(1,325,333)
Net income	$572,845	$(9,955,441)	$(9,382,596)
Basic and diluted net loss per share, Class B	$(0.02)	$(1.83)	$(1.85)

Statement of Operations for the nine months ended September 30, 2019 (unaudited)	As Reported	Period Adjustment	As Restated
Transaction costs allocable to warrant liabilities	$—	$(325,858)	$(325,858)
Change in fair value of warrant liabilities	—	(8,304,250)	(8,304,250)
Change in fair value of FPA liability	—	(1,325,333)	(1,325,333)
Net income	$572,725	$(9,955,441)	$(9,382,716)
Basic and diluted net loss per share, Class B	$(0.03)	$(2.12)	$(2.15)

Statement of Operations for the year ended December 31, 2019	As Reported	Period Adjustment	As Restated
Transaction costs allocable to warrant liabilities	$—	$(325,858)	$(325,858)
Change in fair value of warrant liabilities	—	(4,926,250)	(4,926,250)
Change in fair value of FPA liability	—	(1,309,355)	(1,309,355)
Net income	$958,107	$(6,561,463)	$(5,603,356)
Basic and diluted net loss per share, Class B	$(0.09)	$(1.34)	$(1.43)

Statement of Cash Flows for the period ended September 30, 2019 (unaudited)	As Reported	Period Adjustment	As Restated
Change in fair value of warrant liabilities	$—	$8,304,250	$8,304,250
Change in fair value of FPA liability	—	1,325,333	1,325,333
Transaction costs allocable to warrant liabilities	—	325,858	325,858
Net income (loss)	$572,725	$(9,955,441)	$(9,382,716)
Initial classification of warrant liabilities	$—	$8,640,250	$8,640,250
Initial classification of Ordinary Shares subject to possible redemption	$162,747,730	$(8,640,250)	$154,107,480
Change in Ordinary Shares subject to possible redemption	$958,460	$(6,235,600)	$(5,277,140)

Statement of Cash Flows for the year ended December 31, 2019	As Reported	Period Adjustment	As Restated
Change in fair value of warrant liabilities	$—	$4,926,250	$4,926,250
Change in fair value of FPA liability	—	1,309,355	1,309,355
Transaction costs allocable to warrant liabilities	—	325,858	325,858
Net income (loss)	$958,107	$(6,561,463)	$(5,603,356)
Initial classification of warrant liabilities	$—	$8,640,250	$8,640,250
Initial classification of Ordinary Shares subject to possible redemption	$162,747,730	$(8,640,250)	$154,107,480
Change in Ordinary Shares subject to possible redemption	$958,460	$(6,235,600)	$(5,277,140)

Balance Sheet as of March 31, 2020 (unaudited)	As Reported	Period Adjustment	As Restated
Warrant Liabilities	$—	$13,512,000	$13,512,000
FPA Liability	—	1,469,453	1,469,453
Total Liabilities	6,162,362	14,981,453	21,143,815
Ordinary Shares subject to redemption	164,051,550	(14,981,450)	149,070,100
Class A Ordinary Shares	84	150	234
Additional paid-in capital	$3,698,514	$6,666,908	$10,365,422
Retained earnings	$1,300,963	$(6,667,061)	$(5,366,098)
Total Stockholders’ Equity	$5,000,006	$(3)	$5,000,003
Number of shares subject to possible redemption	16,405,155	(1,498,145)	14,907,010

Balance Sheet as of June 30, 2020 (unaudited)	As Reported	Period Adjustment	As Restated
Warrant Liabilities	$—	$15,255,500	$15,255,500
FPA Liability	—	1,921,380	1,921,380
Total Liabilities	6,051,273	17,176,880	23,228,153
Ordinary Shares subject to redemption	163,985,720	(17,176,880)	146,808,840
Class A Ordinary Shares	85	172	257
Additional paid-in capital	$3,764,343	$8,862,316	$12,626,659
Retained earnings (Accumulated deficit)	$1,235,129	$(8,862,488)	$(7,627,359)
Total Stockholders’ Equity	$5,000,002	$—	$5,000,002
Number of shares subject to possible redemption	16,398,572	(1,717,688)	14,680,884

Balance Sheet as of September 30, 2020 (unaudited)	As Reported	Period Adjustment	As Restated
Warrant Liabilities	$—	$16,240,750	$16,240,750
FPA Liability	—	1,843,590	1,843,590
Total Liabilities	6,059,256	18,084,340	24,143,596
Ordinary Shares subject to redemption	163,764,550	(18,084,340)	145,680,210
Class A Ordinary Shares	87	181	268
Additional paid-in capital	$3,985,511	$9,769,767	$13,755,278
Retained earnings (Accumulated deficit)	$1,013,967	$(9,769,948)	$(8,755,981)
Total Stockholders’ Equity	$5,000,010	$—	$5,000,010
Number of shares subject to possible redemption	16,376,455	(1,808,434)	14,568,021

Balance Sheet as of December 31, 2020	As Reported	Period Adjustment	As Restated
Warrant Liabilities	$—	$19,055,750	$19,055,750
FPA Liability	—	2,950,567	2,950,567
Total Liabilities	7,174,715	22,006,317	29,181,032
Ordinary Shares subject to redemption	162,614,240	(22,006,320)	140,607,920
Class A Ordinary Shares	99	220	319
Additional paid-in capital	$5,135,809	$13,691,708	$18,827,517
Retained earnings (Accumulated deficit)	$(136,351)	$(13,691,925)	$(13,828,276)
Total Stockholders’ Equity	$5,000,002	$3	$5,000,005
Number of shares subject to possible redemption	16,261,424	(2,200,632)	14,060,792

Statement of Operations for the three months ended March 31, 2020 (unaudited)	As Reported	Period Adjustment	As Restated
Change in fair value of warrant liabilities	$—	$54,500	$54,500
Change in fair value of FPA liability	—	(160,098)	(160,098)
Net income (loss)	$346,594	$(105,598)	$239,758
Basic and diluted net loss per share, Class B	$(0.04)	$0.27	$(0.06)

Statement of Operations for the six months ended June 30, 2020 (unaudited)	As Reported	Period Adjustment	As Restated
Change in fair value of warrant liabilities	$—	$(1,689,000)	$(1,689,000)
Change in fair value of FPA liability	—	(612,025)	(612,025)
Net income (loss)	$279,522	$(2,301,025)	$(2,021,503)
Basic and diluted net loss per share, Class B	$(0.06)	$(0.42)	$(0.48)

Statement of Operations for the three months ended June 30, 2020 (unaudited)	As Reported	Period Adjustment	As Restated
Change in fair value of warrant liabilities	$—	$(1,743,500)	$(1,743,500)
Change in fair value of FPA liability	—	(451,927)	(451,927)
Net income (loss)	$(65,834)	$(2,195,427)	$(2,261,261)
Basic and diluted net loss per share, Class B	$(0.02)	$(0.40)	$(0.42)

Statement of Operations for the nine months ended September 30, 2020 (unaudited)	As Reported	Period Adjustment	As Restated
Change in fair value of warrant liabilities	$—	$(2,674,250)	$(2,674,250)
Change in fair value of FPA liability	—	(534,235)	(534,235)
Net income (loss)	$58,360	$(3,208,485)	$(3,150,125)
Basic and diluted net loss per share, Class B	$(0.10)	$(0.58)	$(0.68)

Statement of Operations for the three months ended September 30, 2020 (unaudited)	As Reported	Period Adjustment	As Restated
Change in fair value of warrant liabilities	$—	$(985,250)	$(985,250)
Change in fair value of FPA liability	—	77,790	77,790
Net income (loss)	$(221,162)	$(907,460)	$(1,128,622)
Basic and diluted net loss per share, Class B	$(0.04)	$(0.16)	$(0.20)

Statement of Operations for the year ended December 31, 2020	As Reported	Period Adjustment	As Restated
Change in fair value of warrant liabilities	$—	$(5,489,250)	$(5,489,250)
Change in fair value of FPA liability	—	(1,641,212)	(1,641,212)
Net income (loss)	$(1,091,958)	$(3,921,977)	$(8,222,420)
Basic and diluted net loss per share, Class B	$(0.31)	$(1.28)	$(1.59)

Statement of Cashflows for the period ended March 31, 2020 (unaudited)	As Reported	Period Adjustment	As Restated
Change in fair value of warrant liabilities	$—	$(54,500)	$(54,500)
Change in fair value of FPA liability	—	160,098	160,098
Net income (loss)	$346,594	$(105,598)	$239,758

Statement of Cashflows for the period ended June 30, 2020 (unaudited)	As Reported	Period Adjustment	As Restated
Change in fair value of warrant liabilities	$—	$1,689,000	$1,689,000
Change in fair value of FPA liability	—	612,025	612,025
Net income (loss)	$279,522	$(2,301,025)	$(2,021,503)

Statement of Cashflows for the period ended September 30, 2020 (unaudited)	As Reported	Period Adjustment	As Restated
Change in fair value of warrant liabilities	$—	$2,674,250	$2,674,250
Change in fair value of FPA liability	—	534,235	534,235
Net income (loss)	$58,360	$(3,208,485)	$(3,150,125)

Statement of Cashflows for the year ended December 31, 2020	As Reported	Period Adjustment	As Restated
Change in fair value of warrant liabilities	$—	$5,489,250	$5,489,250
Change in fair value of FPA liability	—	1,641,212	1,641,212
Net income (loss)	$(1,091,958)	$(7,130,462)	$(8,222,420)

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

The Company will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of its Initial Public Offering, (b) in which the Company has total annual gross revenue of at least $1.07 billion, or (c) in which the Company is deemed to be a “large accelerated filer,” which means the market value of its Ordinary Shares that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which the Company has issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future events. Accordingly, the actual results could differ significantly from those estimates.

Investments Held in Trust Account

At December 31, 2020 and 2019, the assets held in the Trust Account were invested in money market funds.

Warrant and FPA Liability (restated)

The Company accounts for the Warrants and FPA as either equity-classified or liability-classified instruments based on an assessment of the specific terms of the Warrants and the FPA and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the Warrants and FPA are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and meet all of the requirements for equity classification under ASC 815, including whether the Warrants and FPA are indexed to the Company’s own Ordinary Shares and whether the holders of the Warrants could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of issuance of the Warrants and execution of the FPA and as of each subsequent quarterly period end date while the Warrants and FPA are outstanding. For issued or modified warrants that meet all of the criteria for equity classification, such warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, liability-classified warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of such warrants are recognized as a non-cash gain or loss on the statements of operations.

The Company accounts for the Warrants and FPAs in accordance with ASC 815-40 under which the Warrants and FPAs do not meet the criteria for equity classification and must be recorded as liabilities. The fair value of the Public Warrants was initially estimated using a Monte Carlo simulation model with subsequent measurements estimated using the Public Warrants’ quoted market price. The Private Placement Warrants are valued using a Modified Black Scholes Option Pricing Model. The fair value of the FPAs has been estimated using a forward valuation model. See Note 8 to the Company’s financial statements included for further discussion of the pertinent terms of the Warrants for further discussion of the methodology used to determine the value of the Warrants and FPA.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A Ordinary Shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A Ordinary Shares subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable Ordinary Shares (including Ordinary Shares that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Ordinary Shares are classified as shareholders’ equity. The Company’s Class A Ordinary Shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2020 and 2019, Class A Ordinary Shares subject to possible redemption is presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheets.

Offering Costs

Offering costs consist of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that are directly related to the Initial Public Offering. Offering costs amounting to $10,224,407 were charged to shareholders’ equity upon the completion of the Initial Public Offering. $328,858 of the offering costs were immediately expensed through the Statement of Operations in connection with the initial valuation of the warrant liabilities.

Income Taxes

The Company accounts for income taxes under ASC Topic 740, “Income Taxes,” which prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2020 and 2019, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.

Net Income (Loss) per Ordinary Share (restated)

Net income (loss) per share is computed by dividing net income (loss) by the weighted average number of Ordinary Shares outstanding for the period. The calculation of diluted income (loss) per share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, (ii) the exercise of the over-allotment option and (iii) Private Placement Warrants since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive. The warrants are exercisable to purchase 14,075,000 shares of Class A Ordinary Shares in the aggregate.

The Company’s statements of operations includes a presentation of income (loss) per share for Ordinary Shares subject to possible redemption in a manner similar to the two- class method of income (loss) per share. Net income per share, basic and diluted, for Class A redeemable Ordinary Shares is calculated by dividing the interest income earned on the Trust Account, by the weighted average number of Class A redeemable Ordinary Shares outstanding since original issuance. Net loss per share, basic and diluted, for Class B non-redeemable Ordinary Shares is calculated by dividing the net loss, adjusted for income attributable to Class A redeemable Ordinary Shares, by the weighted average number of Class B non- redeemable Ordinary Shares outstanding for the period. Class B non-redeemable Ordinary Shares includes the Founder Shares as these shares do not have any redemption features and do not participate in the income earned on the Trust Account.

The following table reflects the calculation of basic and diluted net income (loss) per ordinary share (in dollars, except per share amounts):

	Year Ended December 31,
	2020	2019
Redeemable Class A Ordinary Shares
Numerator: Earnings allocable to Redeemable Class A Ordinary Shares
Interest Income	$644,101	$1,397,911

Net Earnings	$644,101	$1,397,911
Denominator: Weighted Average Redeemable Class A Ordinary Shares
Redeemable Ordinary Shares, Basic and Diluted	17,250,000	17,010,355
Earnings/Basic and Diluted Redeemable Class A Ordinary Shares	$0.04	$0.08
Non-Redeemable Class B Ordinary Shares
Numerator: Net (Loss) Income minus Redeemable Net Earnings
Net (Loss) Income	$(8,222,420)	$(5,603,356)
Redeemable Net Earnings	(644,101)	(1,397,911)

Non-Redeemable Net Loss	$(8,866,521)	$(7,001,267)
Denominator: Weighted Average Non-Redeemable Class B Ordinary Shares
Non-Redeemable Class B Ordinary Shares, Basic and Diluted	5,562,500	4,911,815
Loss/Basic and Diluted Non-Redeemable Class B Ordinary Shares	$(1.59)	$(1.43)

As of December 31, 2020 and 2019, basic and diluted shares are the same as there are no securities that are dilutive to the shareholders.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.

Fair Value Measurements (Restated)

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Derivative Financial Instruments (Restated)

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non- current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 4 – PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 17,250,000 Units at a purchase price of $10.00 per Unit, inclusive of 2,250,000 Units sold to the underwriters on August 2, 2019 upon the underwriters’ election to fully exercise their over-allotment option. Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 8).

NOTE 5 – RELATED PARTY TRANSACTIONS

Founder Shares

In December 2018, the Sponsor purchased 3,450,000 shares (the “Founder Shares”) of the Company’s Class B Ordinary Shares for an aggregate price of $25,000. On February 8, 2019, the Company completed a sub-division of its Class B Ordinary Shares, pursuant to which the Founder Shares were sub-divided into 4,312,500 shares with a par value of $0.00008 per share. All share and per-share amounts have been retroactively restated to reflect the sub-division. On July 9, 2019, the Company issued 1,250,000 Founder Shares to the Sponsor in connection with the forward purchase agreement (see Note 5) for par value, or $100, resulting in a total of 5,562,500 Founder Shares issued and outstanding of which an aggregate of up to 562,500 shares were subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the initial shareholders would own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming no purchase by the initial shareholders of any Public Shares in the Initial Public Offering). As a result of the underwriters’ election to fully exercise their over-allotment option, 562,500 Founder Shares are no longer subject to forfeiture.

The Founder Shares will automatically convert into Class A Ordinary Shares upon consummation of a Business Combination on a one-for-one basis, subject to adjustments as described in Note 7.

The initial shareholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier of (i) one year after the completion of the Company’s Business Combination or (ii) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction after the Company’s Business Combination that results in all of the Company’s shareholders having the right to exchange their Class A Ordinary Shares for cash, securities or other property. Notwithstanding the foregoing, if the closing price of the Company’s Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Company’s Business Combination, the Founder Shares will be released from the lock-up.

Private Placement (restated)

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 5,000,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $5,000,000. On August 2, 2019, in connection with the underwriters’ exercise of the over-allotment option in full, the Company sold an additional 450,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $450,000. Each Private Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share. A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds of the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Warrants and all underlying securities will expire worthless. At the date of the IPO, the fair value of the Private Placement Warrants was $0.62. The difference between the purchase price of $1 and the fair value at the IPO date of $0.62 was recorded within equity as a contribution in excess of the fair value of the Private Placement Warrants.

Administrative Support Agreement

The Company entered into an agreement whereby, commencing on July 16, 2019 and continuing through the earlier of the Company’s consummation of a Business Combination and its liquidation, the Company will pay an affiliate of the Sponsor a total of $10,000 per month for office space, secretarial and administrative support. For the year ended December 31, 2020 and 2019, the Company incurred $120,000 and $60,000, respectively, in fees for these services. As of December 31, 2020 and 2019, $10,000 and $20,000 of such fees, respectively, are included in accounts payable and accrued expenses in the accompanying balance sheets.

Advance from Related Party

The Sponsor advanced the Company an aggregate of $32,313 to cover expenses related to the Initial Public Offering. The advances were non-interest bearing and due on demand. In January 2019, the advances were converted into a promissory note issued to the Sponsor (see below).

Promissory Note – Related Party

In January 2019, the Company issued an unsecured promissory note (the “Promissory Note”) to the Sponsor, pursuant to which the Company could borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of December 31, 2019 or the completion of the Initial Public Offering. In January 2019, the Company transferred its outstanding advance from a related party in the amount of $32,313 into the Promissory Note. The outstanding balance of $254,595 under the Promissory Note was repaid as of December 31, 2019. Additionally, on December 30, 2020, the Sponsor deposited $100,000 into the operating bank account of the Company for working capital. This amount is outstanding as of December 31, 2020.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor may, but is not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $2,000,000 of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. As of December 31, 2020 and 2019, no amounts were borrowed under the Working Capital Loans.

NOTE 6 – COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties

Management is continuing to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Registration Rights

Pursuant to a registration rights agreement entered into on July 11, 2019, the holders of the Private Placement Warrants, the warrants that may be issued upon conversion of the Working Capital Loans, and the Founder Shares are entitled to registration rights with respect to such warrants and the Ordinary Shares underlying such warrants and Founder Shares. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities for sale under the Securities Act. In addition, the holders will have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of Initial Public Offering to purchase up to 2,250,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. In connection with the underwriters’ exercise of the over-allotment option in full on August 2, 2019, the underwriters purchased all 2,250,000 additional Units.

The underwriters are entitled to a deferred fee of $6,037,500, which will become payable to them from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Forward Purchase Agreement

On July 9, 2019, SC Health Group Limited, an affiliate of the Sponsor, entered into a forward purchase agreement with the Company which provides for the purchase by SC Health Group Limited of an aggregate of 5,000,000 Class A Ordinary Shares, plus an aggregate of 1,250,000 redeemable warrants, each to purchase one

Class A ordinary share at $11.50 per share, for an aggregate purchase price of $50,000,000, or $10.00 per Class A ordinary share and accompanying fraction of a warrant in a private placement to close concurrently with the closing of a Business Combination. On July 9, 2019, the Company issued 1,250,000 Founder Shares to the Sponsor in connection with the forward purchase agreement for par value, or $100, of which such shares will be transferred to SC Health Group Limited. The obligations under the forward purchase agreement do not depend on whether any Class A Ordinary Shares are redeemed by the Company’s public shareholders.

NOTE 7 – SHAREHOLDERS’ EQUITY (restated)

Preference Shares – The Company is authorized to issue to 1,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2020 and 2019, there were no preference shares issued or outstanding.

Class A Ordinary Shares – The Company is authorized to issue 180,000,000 Class A Ordinary Shares with a par value of $0.0001 per share. Holders of the Company’s Class A Ordinary Shares are entitled to one vote for each share. At December 31, 2020 and 2019, there were 3,189,208 and 2,366,966 Class A Ordinary Shares issued and outstanding, excluding 14,060,792 and 14,883,034 Class A Ordinary Shares subject to possible redemption, respectively.

Class B Ordinary Shares – The Company is authorized to issue to 25,000,000 Class B Ordinary Shares with a par value of $0.00008 per share. Holders of Class B Ordinary Shares are entitled to one vote for each share. At December 31, 2020 and 2019, there were 5,562,500 Ordinary Shares issued and outstanding.

Holders of Class B Ordinary Shares will have the right to elect the Company’s directors prior to or in connection with the completion of a Business Combination. Holders of Class A Ordinary Shares and Class B Ordinary Shares will vote together as a single class on all other matters submitted to a vote of shareholders, except as required by law.

The Class B Ordinary Shares will automatically convert into Class A Ordinary Shares at the time of a Business Combination on a one-for-one basis, subject to adjustment as follows. The Class B Ordinary Shares will automatically convert into Class A Ordinary Shares on the first business day following the consummation of a Business Combination at a ratio such that the total number of Class A Ordinary Shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the total number of Class A Ordinary Shares outstanding upon completion of this offering, plus the total number of Class A Ordinary Shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination, excluding any Class A Ordinary Shares or equity-linked securities exercisable for or convertible into Class A Ordinary Shares issued, or to be issued, to any seller in a Business Combination and any warrants issued in a private placement to the Sponsor or an affiliate of the Sponsor upon conversion of Working Capital Loans.

NOTE 8 – WARRANTS (restated)

Warrants – Public Warrants may only be exercised for a whole number of shares. No fractional warrants were issued upon separation of the Units, which occurred on September 3, 2019, and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A Ordinary Shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act with respect to the Class A Ordinary Shares underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations described below with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue a Class A ordinary share upon exercise of a Public Warrant unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than thirty (30) business days after the closing of a Business Combination, it will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A Ordinary Shares issuable upon exercise of the Public Warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A Ordinary Shares issuable upon exercise of the warrants is not effective by the sixtieth (60th) day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.

Redemption of Warrants for Cash. Once the warrants become exercisable, the Company may redeem the Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption; and

•

if, and only if, the reported last sales price of the Company’s Class A Ordinary Shares equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of Warrants for Class A Ordinary Shares. Commencing ninety days after the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

•	in whole and not in part;

•	at a price equal to a number of Class A Ordinary Shares to be determined, based on the redemption date and the fair market value of the Company’s Class A Ordinary Shares;

•	upon a minimum of 30 days’ prior written notice of redemption;

•

if, and only if, the last reported sale price of the Company’s Class A Ordinary Shares equals or exceeds $10.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders;

•	if, and only if, the Private Placement Warrants are also concurrently exchanged at the same price (equal to a number of Class A Ordinary Shares) as the outstanding Public Warrants; and

•

if, and only if, there is an effective registration statement covering the Class A Ordinary Shares issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given

If the Company calls the Public Warrants for redemption, management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of Ordinary Shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Ordinary Shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if (x) the Company issues additional Class A Ordinary Shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the Company) and, (i) in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance, and (ii) to the extent that such issuance is made to SIN Capital Group Pte. Ltd., an affiliate of the Company and the Sponsor or its affiliates, without taking into account the transfer of Founder Shares or Private Placement Warrants (including if such transfer is effectuated as a surrender to the Company and subsequent reissuance by the Company) by the Sponsor in connection with such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of our Class A Ordinary Shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A Ordinary Shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement

Warrants will be exercisable on a cashless basis and be non-redeemable (for cash) so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 9 – FAIR VALUE MEASUREMENTS (restated)

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1: Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2: Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3: Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity in accordance with ASC Topic 320 “Investments – Debt and Equity Securities.” Held-to- maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheets and adjusted for the amortization or accretion of premiums or discounts.

At December 31, 2020, assets held in the Trust Account were comprised of $174,542,012 in money market funds, which are invested in U.S. Treasury Securities. At December 31, 2019, assets held in the Trust Account were comprised of $173,897,911 in money market funds, which are invested in U.S. Treasury Securities, During the year ended December 31, 2020 and 2019, the Company did not withdraw any interest income from the Trust Account.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2020 and 2019 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value. The gross holding gains and fair value of held-to-maturity securities at December 31, 2020 and 2019 are as follows:

Description	Level	December 31, 2020	December 31, 2019
Assets:
Marketable securities held in Trust Account – U.S. Treasury Securities Money Market Fund	1	$174,542,012	$173,897,911
Liabilities:
Private Placement Warrants	3	$7,412,000	$5,286,500
Public Warrants	1	11,643,750	8,280,000
Forward Purchase Agreement Liability	3	2,950,567	1,309,355

The Warrants and FPA were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the balance sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the consolidated statement of operations.

Initial Measurement

The Company established the initial fair value for the private and public warrants and the FPA on July 16, 2019, the date of the Company’s Initial Public Offering, using various valuation methodologies. The Private Placement Warrants were initially measured using a Black-Scholes, the public warrants were initially measured using a Monte Carlo simulation, and the FPA was initially measured using a forward valuation model. The initial measurement of the liabilities was classified as Level 3 due to the use of unobservable inputs.

The key inputs into the Black-Scholes Model for the Private Placement Warrants were as follows at initial measurement:

Input	July 16, 2019 (Initial Measurement)
Risk-free interest rate	1.92%
Time to Maturity (Years)	5.75
Implied volatility	14.00%
Exercise price	$11.50
Implied Stock Price	$9.51

On July 16, 2019, the Private Placement Warrants were determined to be $0.62 per warrant for an aggregate value of $3.1 million.

The key inputs into the Monte Carlo Simulation for the Public Warrants were as follows at initial measurement:

Input	July 16, 2019 (Initial Measurement)
Risk-free interest rate	1.92%
Time to Maturity (Years)	5.75
Implied volatility	15.00%
SPAC comparable volatility	10.00%
Exercise price	$11.50
Implied Stock Price	$9.51

On July 16, 2019, the Public Warrants were determined to be $0.61 per warrant for an aggregate value of $4.6 million.

The key inputs into the forward valuation model for the FPA were as follows at initial measurement:

Input	July 16, 2019 (Initial Measurement)
Risk-free interest rate	1.92%
Volatility Range	5 – 14%
Time to Maturity (Years)	5.75
Forward Purchase Price	$10.00
Implied Stock Price Range	$9.53 – 9.86

On July 16, 2019, the FPA was determined to be $0.00 per unit for an aggregate value of $0.

Subsequent Measurement

The Warrants are measured at fair value on a recurring basis. The subsequent measurement of the private warrants is performed using Black-Scholes Model. The public warrants are subsequently measured at the trading stock price at the end of the reporting period. The FPA is subsequently measured using the forward valuation model.

As of December 31, 2020, the aggregate values of the Private Placement Warrants, Public Warrants, and FPA were $7.4 million, $11.6 million, and $3.0 million, respectively.

The following table presents the changes in the fair value of warrant liabilities:

	Forward Purchase Agreement	Private Placement Warrants	Public Warrants	Total Warrant Liabilities
Fair value as of December 10, 2018 (Inception)	$—	$—	$—	$—
Initial measurement on July 16, 2019 (IPO)	—	3,100,000	4,575,000	7,675,000
Measurement on August 2, 2019 (Over-Allotment)	—	279,000	686,250	965,250
Change in valuation inputs or other assumptions	1,309,355	1,907,500	3,018,750	4,926,250

Fair value as of December 31, 2019	1,309,355	5,286,500	8,280,000	13,566,500
Change in valuation inputs or other assumptions	1,641,212	2,125,500	3,363,750	5,489,250

Fair value as of December 31, 2020	$2,950,567	$7,412,000	$11,643,750	$19,055,750

Due to the use of quoted prices in an active market (Level 1) to measure the fair value of the Public Warrants, subsequent to initial measurement, the Company had transfers out of Level 3 totaling $5,261,250 during the period from July 16, 2019 through December 31, 2019.

NOTE 10 – SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than as describe below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

On January 5, 2021, the Company announced that it had entered into a non-binding letter of intent (the “Letter of Intent”) with a next generation technology developer (the “Target”) relating to a proposed business combination transaction. The Target has developed a technology targeting consumer healthcare applications, and the Company believes the Target is a compelling investment opportunity given its cutting-edge technology and commercial opportunity. Completion of the proposed transaction is subject to the completion of due diligence, the negotiation and execution of a definitive agreement and satisfaction of the conditions therein, including approval of the transaction by the Company’s shareholders.

On January 12, 2021, the Company held an extraordinary general meeting pursuant to which the Company’s shareholders approved extending the Combination Period to the Extension Date.

On March 19, 2021, the Company entered into a Business Combination Agreement and Plan of Merger (the “Business Combination Agreement”), by and among Rockley Photonics Limited, a company incorporated under the laws of England and Wales with company number 08683015 (the “Rockley”), Rockley Photonics Holdings Limited, an exempted company incorporated in the Cayman Islands with limited liability (“HoldCo”), and

Rockley Mergersub Limited, an exempted company incorporated in the Cayman Islands with limited liability and a direct wholly owned subsidiary of HoldCo (“Merger Sub”). The Business Combination Agreement and the transactions contemplated thereby (the “Rockley Business Combination”) were approved by our board of directors and the boards of directors of each of HoldCo, Merger Sub and Rockley.

The Business Combination Agreement provides for, among other things, the following transactions on the closing date: (i) the Company carries out a scheme of arrangement in the UK courts pursuant to which all of the Company’s shares (including those issued prior to the scheme as a result of the conversion of convertible loan notes and the exercise of warrants) will be cancelled or transferred by the Company’s shareholders in exchange for shares in HoldCo; (ii) the holders of options over shares in the Company will be invited to roll their options into new options over shares in HoldCo; (iii) to the extent convertible loan notes issued by the Company do not convert into shares in the Company prior to the effectiveness of the scheme described in clause (i) above, such notes will, depending on which form the scheme of arrangement takes, either be (a) novated to HoldCo (resulting in HoldCo becoming responsible to issue HoldCo Ordinary Shares on exercise) and the consideration for the novation shall be an inter-company loan between the Company and HoldCo, or (b) acquired by HoldCo in exchange for the issue of new convertible loan notes by HoldCo to each convertible loan note holder; (iv) the holders of warrants over shares in the Company (other than warrants that by their terms will be replicated at HoldCo in exchange for market value consideration) will be notified that if they do not exercise their warrants for shares in the Company prior to the effectiveness of the scheme described in clause (i) above, then those warrants will lapse; (v) HoldCo will complete a ‘stock-split’ to prepare its share capital for Merger Sub’s merger into SC Health; (vi) certain investors will subscribe for and purchase an aggregate of $150,000,000 of shares in HoldCo; (vii) Merger Sub will merge with and into SC Health, with SC Health surviving the merger and becoming a direct wholly-owned subsidiary of HoldCo; and (viii) the shares and warrants in SC Health will be exchanged for shares and warrants in HoldCo.

In accordance with the terms and subject to the conditions of the Business Combination Agreement, (i) the existing holders of securities in the Company will exchange their securities for new securities in HoldCo; and (ii) HoldCo will split its stock such that the number of shares in (together with any other securities in or convertible for securities in) HoldCo after the stock split will be equal to $1,148,114,113 divided by $10.00. Certain PIPE investors will subscribe for shares in HoldCo and the warrants in SC Health (each $10.00 shares) will then be exchanged for shares in HoldCo.

Concurrently with the execution of the Business Combination Agreement, the Company and HoldCo entered into subscription agreements (the “Investor Subscription Agreements”) with certain investors and individuals, including, among others, SC Health Group Limited (an affiliate of the Sponsor), Medtronic, Senvest Management LLC and UBS O’Connor. Pursuant to the Investor Subscription Agreements, each investor agreed to subscribe for and purchase, and HoldCo agreed to issue and sell an aggregate of $150,000,000 shares in HoldCo, which will take effect immediately prior to the closing of the Rockley Business Combination.

Previously the Company had entered into a forward purchase agreement with SC Health Group Limited which provided for the purchase by SC Health Group Limited of an aggregate of 5,000,000 Class A Ordinary Shares, plus an aggregate of 1,250,000 redeemable warrants to purchase one Class A ordinary share at $11.50 per share, for an aggregate purchase price of $50,000,000, or $10.00 per Class A ordinary share and accompanying fraction of a warrant in a private placement to close concurrently with the closing of our initial business combination. As part of the Rockley Business Combination, the Company agreed with SC Health Group Limited that the Forward Purchase Agreement should be terminated and instead of purchasing $50,000,000 of Class A Ordinary Shares pursuant to the forward purchase agreement, SC Health Group Limited would instead enter into the Investor Subscription Agreement referenced above and, pursuant to that agreement, has agreed to purchase an aggregate of $50,000,000 shares in HoldCo.